As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333‑

UNITED STATES
Securities and exchange commission

Washington, D.C. 20549

_________________________

Form S‑4

Registration statement

under

The securities act of 1933

_________________________

QNB CORP.

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23‑2318082 (I.R.S. Employer Identification No.)

15 North Third Street

P.O. Box 9005

Quakertown, PA 18951‑9005

(215) 538‑5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________________

David W. Freeman

Chief Executive Officer

QNB Corp.

15 North Third Street

P.O. Box 9005

Quakertown, PA 18951‑9005

(215) 538‑5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

With copies of all communications to:

David W. Swartz Sunjeet S. Gill Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19603 Telephone: (610) 478‑200	Christina M. Gattuso Stephen F. Donahoe Kilpatrick Townsend & Stockton LLP 701 Pennsylvania Avenue, NW, Suite 200 Washington, DC 20004 Telephone: (202) 508‑5800

_________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non‑accelerated filer	☒	Smaller reporting company	☒
			Emerging growth company				☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 18, 2025

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of QNB Corp. and The Victory Bancorp, Inc.:

On September 23, 2025, QNB Corp., or “QNB,” and The Victory Bancorp, Inc., or “Victory,” entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Victory will merge with and into QNB, with QNB surviving the merger, which we refer to as the merger. Immediately following the merger, Victory’s wholly-owned banking subsidiary, The Victory Bank, a Pennsylvania state chartered bank, will merge with and into QNB’s wholly-owned banking subsidiary, QNB Bank, a Pennsylvania state-chartered bank, with QNB Bank continuing as the surviving bank, which we refer to as the bank merger.

Pursuant to the merger agreement, each share of Victory common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5500 (the “exchange ratio”) shares of QNB common stock (the consideration such holder receives, the “merger consideration”).

Immediately prior to the effective time of the merger, all outstanding shares of Victory common stock subject to vesting restrictions granted under Victory stock plans, if any (which we refer to as “Victory restricted stock”), will become fully vested and will be converted into the right to receive, less applicable taxes, the merger consideration. At the effective time of the merger, each unvested option to purchase shares of Victory common stock will fully vest and all vested and unexercised options will be converted into and become an option to purchase QNB common stock, and QNB shall assume each such option in accordance with the terms of Victory stock plans and the terms of the award agreement by which such option is evidenced. All rights with respect to shares of the Victory common stock under such options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock with appropriate adjustments made to the number of shares and exercise price applicable to such options based on the exchange ratio.

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the market price of QNB common stock and will not be known at the time Victory or QNB shareholders vote on the merger. QNB common stock is currently quoted on the OTCQX Best Market under the symbol “QNBC.” Based on the last reported sale price of QNB common stock of $35.60 per share on September 22, 2025, the last full trading day before the public announcement of the merger agreement, the exchange ratio represented approximately $19.58 in value for each share of Victory common stock to be converted into QNB common stock. Based on the closing sale price of QNB common stock of $[___] per share on [___________], the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[____] in value for each share of Victory common stock to be converted into QNB common stock. Victory common stock is quoted on the OTCQX Best Market under the symbol “VTYB” and the last sale price on September 22, 2025, the last full trading day before the public announcement of the merger agreement, was $12.15 per share, and the most recent reported closing sale price of Victory common stock on [______], was $[______] per share. We urge you to obtain current market quotations for the price of QNB common stock and Victory common stock.

Following the completion of the merger, former Victory shareholders will own approximately [23.6]% of the combined company based upon the number of QNB shares outstanding as of [_________].

QNB will hold a special meeting of its shareholders (which we refer to as the “QNB special meeting”) on [_____________], 2026, at [___] a.m local time, at [______________________], where QNB shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “QNB merger proposal”), and related matters as described in this joint proxy statement/prospectus. Victory will hold a special meeting of its shareholders (which we refer to as the “Victory special meeting”) on [_____________], 2026, at [___] a.m. local time, at [_________________________], where Victory shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Victory merger proposal”) and related matters as described in this joint proxy statement/prospectus. The merger cannot be completed unless, among other things, the Victory merger proposal receives a majority of the votes cast at the Victory special meeting and the QNB merger proposal receives a majority of the votes cast at the QNB special meeting, in each case assuming a quorum is present. QNB and Victory are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.

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Each of QNB and Victory expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that no gain (or loss) on the exchange of the Victory common stock for QNB common stock will be recognized for U.S. federal income tax purposes and exchanging holders of Victory common stock will have a carryover basis in the QNB common stock received in the exchange. For additional information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157of the enclosed joint proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF QNB COMMON STOCK OR VICTORY COMMON STOCK YOU OWN. To ensure your representation at the QNB special meeting or the Victory special meeting, as applicable, please follow the voting instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The QNB board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, are in the best interests of QNB and its shareholders and declared that the merger agreement is advisable, and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The QNB board of directors unanimously recommends that QNB shareholders vote “FOR” the QNB merger proposal and “FOR” the other matters to be considered at the QNB special meeting.

The Victory board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Victory and its shareholders and declared that the merger agreement is advisable, and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Victory board of directors unanimously recommends that Victory shareholders vote “FOR” the Victory merger proposal and “FOR” the other matters to be considered at the Victory special meeting.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about QNB and Victory and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about QNB from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this joint proxy statement/prospectus.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

David W. Freeman President and Chief Executive Officer QNB Corp.	Joseph W. Major Chairman and Chief Executive Officer The Victory Bancorp, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other federal or state bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non‑bank subsidiary of either QNB or Victory, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is [_____], and it is first being mailed or otherwise delivered to QNB shareholders and Victory shareholders on or about [_____].

ii

THE VICTORY BANCORP, INC.

542 N. LEWIS ROAD

LIMERICK, PENNSYLVANIA 19468

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [_______], 2026

To the shareholders of The Victory Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that The Victory Bancorp, Inc. (which we refer to as “Victory”) will hold a special meeting of shareholders (which we refer to as the “Victory special meeting”) on [________], 2026, at [___] a.m. local time, at [________] located at [____________], to consider and vote upon the following matters:

•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated September 23, 2025, by and between QNB Corp. (which we refer to as “QNB”) and Victory, pursuant to which Victory will merge with and into QNB (which we refer to as the “merger”), with QNB surviving the merger, and the transactions contemplated by the merger agreement, including the merger, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Victory merger proposal”); and
•
To consider and vote upon a proposal to adjourn the Victory special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Victory merger proposal (which we refer to as the “Victory adjournment proposal”).

The Victory merger proposal must be approved by a majority of the votes cast at the Victory special meeting, assuming a quorum is present. Whether or not a quorum is present, approval of the Victory adjournment proposal (if necessary or appropriate) requires that the holders of at least a majority of the shares of Victory common stock represented in person or by proxy at the special meeting vote “FOR” the Victory adjournment proposal. Victory will transact no other business at the special meeting.

Victory shareholders must approve the Victory merger proposal in order for the merger to occur. If Victory’s shareholders fail to approve the Victory merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the adjournment proposal. Please review the joint proxy statement/ prospectus carefully.

Victory shareholders are entitled to dissenters’ rights under the provisions of the Pennsylvania Business Corporation Law of 1988 (which we refer to as the “PBCL”) in connection with the proposed merger. If the merger is completed, shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the PBCL regarding rights of dissenting shareholders, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the PBCL. A copy of the applicable statutory provisions of the PBCL is included with the accompanying joint proxy statement/prospectus as Annex D, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger — Dissenters’ Rights.” It is a condition to the consummation of the merger that holders of no more than 10.0% of the outstanding shares of Victory common stock exercise dissenters’ rights.

The Victory board of directors has fixed the close of business on December 17, 2025 as the record date for the special meeting. Only Victory shareholders of record as of the record date are entitled to notice of the special meeting, or any adjournment or postponement of the special meeting. All holders of Victory common stock who held shares on the record date are entitled to vote at the Victory special meeting. Any shareholder entitled to attend and vote at the Victory special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF VICTORY COMMON STOCK YOU OWN. Whether or not you plan to attend the Victory special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

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The Victory board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Victory shareholders vote “FOR” the Victory merger proposal and “FOR” the Victory adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph W. Major
Chairman and Chief Executive Officer

QNB CORP.

15 NORTH THIRD STREET

P.O. BOX 9005

QUAKERTOWN, PA 18951‑9005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [______], 2026

To the shareholders of QNB Corp.:

NOTICE IS HEREBY GIVEN that QNB Corp. (which we refer to as “QNB”) will hold a special meeting of its shareholders (which we refer to as the “QNB special meeting”) on [______], 2026 at [_______________] located at [________], at [___] a.m., local time, to consider and vote upon the following matters:

•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of September 23, 2025, by and between QNB and The Victory Bancorp, Inc. (which we refer to as “Victory”), pursuant to which Victory will merge with and into QNB (which we refer to as the “merger”), with QNB surviving the merger, and the transactions contemplated by the merger agreement, including the merger, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “QNB merger proposal”); and
•
To consider and vote upon a proposal to adjourn the QNB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the QNB merger proposal (which we refer to as the “QNB adjournment proposal”).

The QNB merger proposal must be approved by a majority of the votes cast at the QNB special meeting, assuming a quorum is present. Whether or not a quorum is present, approval of the QNB adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of QNB common stock represented at the meeting. QNB will transact no other business at the special meeting.

QNB shareholders must approve the QNB merger proposal in order for the merger to occur. If the QNB shareholders fail to approve the QNB merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the QNB special meeting. Please review the joint proxy statement/prospectus carefully.

The QNB board of directors has fixed the close of business on December 17, 2025 as the record date for the special meeting. Only QNB shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the QNB special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF QNB COMMON STOCK YOU OWN. Whether or not you plan to attend the QNB special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The QNB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, and unanimously recommends that QNB shareholders vote “FOR” the QNB merger proposal and “FOR” the QNB adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

David W. Freeman
President and Chief Executive Officer

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about QNB from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by QNB at no cost from the SEC’s website at http://www.sec.gov. QNB has filed a registration statement on Form S‑4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by accessing QNB’s website at www.QNBbank.com or by contacting QNB at the contact information set forth below:

QNB Corp.

15 North Third Street

P.O. Box 9005

Quakertown, PA 18951‑9005

Attn: Corporate Secretary

Telephone: (215) 538‑5600

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective company’s special meeting, or [_______], 2026 if you are a QNB shareholder and [__________], 2026 if you are a Victory shareholder.

If you are a QNB shareholder and have any questions about the merger agreement, the merger, the QNB special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of QNB common stock, please contact Georgeson LLC. Shareholders, Banks and Brokers can call Georgeson LLC toll-free (866) 486-2947.

If you are a Victory shareholder and have any questions about the merger agreement, the merger, the Victory special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Victory common stock, please contact Georgeson LLC. Shareholders can call Georgeson LLC toll-free (866) 510-7878.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [_____], and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of QNB or Victory nor the issuance by QNB of shares of QNB common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Victory has been provided by Victory and information contained in this document regarding QNB has been provided by QNB. See “Where You Can Find More Information” beginning on page 162 for more details.

i

ii

Net Investment Income Tax	159
Potential Dividend Treatment	159
Backup Withholding	159
Certain Reporting Requirements	159
LEGAL MATTERS	159
EXPERTS	159
SHAREHOLDER PROPOSALS	160
HOUSEHOLDING	160
WHERE YOU CAN FIND MORE INFORMATION	162
THE VICTORY BANCORP INC. CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1
ANNEX D	D-1
EXHIBITS	II-1
SIGNATURES AND POWER OF ATTORNEY	II-3

iii

QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger, the QNB special meeting, and the Victory special meeting. We urge you to read carefully this joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “QNB” refer to QNB Corp., a Pennsylvania corporation, and its wholly‑owned subsidiary, QNB Bank, a Pennsylvania state chartered bank. Additionally, unless the context otherwise requires, references to “Victory” refer to The Victory Bancorp, Inc., a Pennsylvania corporation, and its wholly‑owned subsidiary, The Victory Bank, a Pennsylvania state chartered bank.

Q:
What is the merger?
A:
QNB and Victory have entered into an Agreement and Plan of Merger on September 23, 2025 (which we refer to as the “merger agreement”), pursuant to which Victory will merge with and into QNB, with QNB continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Victory’s wholly-owned banking subsidiary, The Victory Bank, a Pennsylvania state chartered bank, will merge with and into QNB’s wholly-owned banking subsidiary, QNB Bank, a Pennsylvania state chartered bank, with QNB Bank continuing as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Agreement and Plan of Merger entered into by QNB Bank and The Victory Bank as of September 23, 2025 (which we refer to as the “bank merger agreement”).

Victory will hold a special meeting of its shareholders (which we refer to as the “Victory special meeting”) and QNB will hold a special meeting of its shareholders (which we refer to as the “QNB special meeting”) to obtain, among other things, the required shareholder approvals in connection with the merger, and you are being provided with this joint proxy statement/prospectus in connection with those special meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Q:
Why am I receiving this joint proxy statement/prospectus?
A:
We are delivering this document to you because it is a joint proxy statement being used by the Victory and QNB boards of directors to solicit proxies of their respective shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things:
•
Victory shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger; and
•
QNB shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger.

In order to approve and adopt the merger agreement and related matters, Victory and QNB have each called a meeting of their respective shareholders. This document serves as a joint proxy statement for both the Victory special meeting and the QNB special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to Victory shareholders because QNB is offering shares of its common stock to Victory shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will Victory shareholders receive in the merger?
A:
If the merger agreement is approved by the shareholders of Victory and QNB, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of Victory common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5500 shares (the “exchange ratio”) of QNB common stock (the consideration such holder receives, the “merger consideration”).

If Victory provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of QNB common stock relative to the price of NASDAQ Bank Index (which we refer to as, the “Index”), QNB has the option (but not the obligation) to increase the exchange ratio to equal a quotient, the numerator of which is equal to (i) the product of (a) the volume average weighted closing sale price of a share of QNB common stock on the OTCQX Best Market (which we refer to as the “OTC”) during the 20 consecutive trading days immediately preceding the date of the merger agreement (which we refer to as the “QNB Market Value”), (b) the exchange ratio (as then in effect), and (c)(I) the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the “determination date” (as determined per the merger agreement) divided by (II) $4,600.08, which is the volume average weighted closing value of the Index during the 20 consecutive trading days immediately preceding the date of the merger agreement, minus (ii) 0.20, and the denominator of which is equal to the QNB Market Value (each as calculated per the merger agreement).

QNB will not issue any fractional shares of QNB common stock in the merger. Instead, a Victory shareholder who otherwise would have received a fraction of a share of QNB common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices on the OTC for shares of QNB common stock for the five consecutive full trading days ending two trading days immediately preceding the date of closing of the merger by (2) the fraction of a share (rounded to the nearest one‑thousandth of a share when expressed in decimal form) of QNB common stock to which such shareholder would otherwise be entitled to receive.

Q:
What will QNB shareholders receive in the merger?
A:
In the merger, QNB shareholders will not receive any consideration, and their QNB common stock will remain outstanding and will constitute shares of QNB following the merger. Following the merger, shares of QNB common stock will continue to be quoted on the OTC.
Q:
What happens to outstanding Victory restricted stock awards in the merger?
A:
Immediately prior to the effective time of the merger, all outstanding shares of Victory common stock subject to vesting restrictions granted under Victory stock plans, if any (which we refer to as “Victory restricted stock”), will become fully vested and will be converted into the right to receive, less applicable taxes, the merger consideration.
Q:
What happens to outstanding options to purchase shares of Victory common stock in the merger?
A:
At the effective time of the merger, each unvested option to purchase shares of Victory common stock will fully vest and all vested options will be converted into and become an option to purchase QNB common stock, and QNB shall assume such option in accordance with the terms of Victory stock plans and the terms of the award agreement by which such option is evidenced. All rights with respect to shares of the Victory common stock under such options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock with appropriate adjustments made to the number of shares and exercise price applicable to such options based on the exchange ratio.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the market price of QNB common stock and will not be known at the time Victory shareholders vote on the merger. QNB common stock is currently quoted on the OTC under the symbol “QNBC.”

Q:
What will happen to shares of QNB common stock in the merger?
A:
Nothing. Each share of QNB common stock outstanding will remain outstanding as a share of QNB common stock following the effective time of the merger.
Q:
When and where are the Victory special meeting and the QNB special meeting?
A:
Victory Special Meeting: The Victory special meeting will be held on [_______], 2026, at [___] a.m. local time, at [_________________________].

QNB Special Meeting: The QNB special meeting will be held on [_____________], 2026, at [____] a.m., local time, at [____________________________________].

Q:
Who is entitled to vote at each special meeting?
A:
Victory Special Meeting: All holders of Victory common stock who held shares at the close of business on December 17, 2025 (which we refer to as the “Victory record date”) are entitled to receive notice of and to vote on the Victory merger proposal and the Victory adjournment proposal at the Victory special meeting, provided that such shares of Victory common stock remain outstanding on the date of the Victory special meeting.

QNB Special Meeting: All holders of QNB common stock who held shares at the close of business on December 17, 2025 (which we refer to as the “QNB record date”) are entitled to receive notice of and to vote on the QNB merger proposal and the QNB adjournment proposal at the QNB special meeting, provided that such shares of QNB common stock remain outstanding on the date of the QNB special meeting.

Q:
What are Victory shareholders being asked to vote on and why is this approval necessary?
A:
Victory shareholders are being asked to vote on the following proposals at the Victory special meeting:
•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Victory merger proposal”); and
•
the approval of the adjournment of the Victory special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Victory merger proposal (which we refer to as the “Victory adjournment proposal”).

Shareholder approval of the Victory merger proposal is required for completion of the merger. Victory will transact no other business at the Victory special meeting.

Each director of Victory has entered into a support agreement with QNB agreeing to, among other things, vote the shares of Victory common stock over which he or she has the sole power to vote or direct the voting of in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Victory in the merger agreement. As of the Victory record date, the members of the Victory board of directors owned and held the sole dispositive and voting power over shares of Victory common stock representing approximately 17.6% of the voting power represented by all issued and outstanding shares of Victory common stock.

Q:
What are QNB shareholders being asked to vote on and why is this approval necessary?
A:
QNB shareholders are being asked to vote on the following proposals at the QNB special meeting:
•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “QNB merger proposal”); and
•
the approval of the adjournment of the QNB special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the QNB merger proposal (which we refer to as the “QNB adjournment proposal”).

Shareholder approval of the QNB merger proposal is required for completion of the merger. QNB will transact no other business at the QNB special meeting.

Each director of QNB has entered into a support agreement with Victory agreeing to, among other things, vote the shares of QNB common stock over which he or she has the sole power to vote or direct the voting of in favor of the merger agreement and the transactions contemplated thereby. As of the QNB record date, the members of the QNB board of directors owned and held the sole dispositive and voting power over shares of QNB common stock representing approximately [      ]% of the voting power represented by all issued and outstanding shares of QNB common stock.

Q:
What constitutes a quorum at each special meeting?
A:
Victory Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Victory common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Victory special meeting.

QNB Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of QNB common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the QNB special meeting.

If you fail to attend, or vote in person at, your company’s special meeting, fail to submit a proxy at your company’s special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of common stock will not be counted towards a quorum. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non‑votes, if any, will not be included in determining whether a quorum exists.

Q:
What vote is required to approve each proposal at the Victory special meeting?
A:
Victory merger proposal: The Victory merger proposal must be approved by a majority of the votes cast at the Victory special meeting, assuming a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Victory merger proposal, it will have no effect on the Victory merger proposal. Victory shareholders must approve the Victory merger proposal in order for the merger to occur. If the Victory shareholders fail to approve the merger proposal, the merger will not occur.

Victory adjournment proposal: Approval of the Victory adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of Victory common stock represented at the meeting, whether or not a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and if you mark “ABSTAIN” on your proxy end, it will have no effect on the proposal. Victory’s shareholders are not required to approve the Victory adjournment proposal in order for the merger to occur. If Victory’s shareholders fail to approve the Victory adjournment proposal, but approve the Victory merger proposal, the merger may nonetheless occur.

Q:
What vote is required to approve each proposal at the QNB special meeting?
A:
QNB merger proposal: The QNB merger proposal must be approved by a majority of the votes cast at the QNB special meeting, assuming a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, it will have no effect on the proposal. QNB shareholders must approve the QNB merger proposal in order for the merger to occur. If QNB shareholders fail to approve the merger proposal, the merger will not occur.

QNB adjournment proposal: Approval of the QNB adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of QNB common stock represented at the meeting, whether or not a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, it will have no effect on the proposal. QNB’s shareholders are not required to approve the QNB adjournment proposal in order for the merger to occur. If QNB’s shareholders fail to approve the QNB adjournment proposal, but approve the QNB merger proposal, the merger may nonetheless occur.

Q:
What are the conditions to complete the merger?
A:
The obligations of Victory and QNB to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, and the approval of the Victory merger proposal by Victory’s shareholders and the QNB merger proposal by QNB’s shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 82.
Q:
When will the merger be completed?
A:
We will complete the merger when all of the conditions to complete the merger contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the Victory merger proposal by Victory’s shareholders and the QNB merger proposal by QNB’s shareholders. While we expect the merger to be completed as early as the first quarter of 2026, because fulfillment of some of the conditions to complete the merger is not entirely within our control, we cannot assure you of the actual timing.
Q:
How does the Victory board of directors and the QNB board of directors recommend that I vote?
A:
The Victory board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Victory shareholders vote “FOR” the Victory merger proposal and “FOR” the Victory adjournment proposal (if necessary or appropriate).

The QNB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that QNB shareholders vote “FOR” the QNB merger proposal and “FOR” the QNB adjournment proposal (if necessary or appropriate).

Q:
What do I need to do now?
A:
[REMOVE/UPDATE AS REQUIRED] After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternately, you may vote online or, if you are a QNB shareholder, by telephone, as described below. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.
Q:
What if I hold shares in both QNB and Victory?
A:
If you hold shares of both QNB common stock and Victory common stock, you will receive two separate packages of proxy materials. A vote cast as a holder of QNB common stock will not count as a vote cast as a holder of Victory common stock, and a vote cast as a holder Victory common stock will not count as a vote cast as a holder of QNB common stock. Therefore, please submit separate proxies for your shares of QNB common stock and your shares of Victory common stock.
Q:
How do I vote?
A:
If you are a holder of record of Victory common stock as of December 17, 2025, the Victory record date, you may submit your proxy before the Victory special meeting in any of the following ways: [TO BE UPDATED]
•
by mail, by completing, signing, dating and returning the enclosed proxy card to Victory using the enclosed postage-paid envelope; or
•
via the Internet, by accessing the website [TO COME] and following the instructions on the website.

If you are a shareholder of record of QNB as of December 17, 2025, the QNB record date, you may submit your proxy before the QNB special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card to QNB using the enclosed postage-paid envelope;
•
by telephone, by calling toll-free [TO COME] and following the recorded instructions; or
•
via the Internet, by accessing the website [TO COME] and following the instructions on the website.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting. QNB shareholders who intend to submit a proxy by telephone or via the Internet must do so by 11:59 p.m. Eastern Time on the day before the QNB special meeting. Victory shareholders who intend to submit a proxy via the Internet must do so by 11:59 p.m. Eastern Time on the day before the Victory special meeting.

If you are a shareholder of record of Victory as of the Victory record date or a shareholder of record of QNB as of the QNB record date, you may also attend and cast your vote in person at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you to be admitted to the meeting. Each of Victory and QNB reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Victory or QNB special meeting is expressly prohibited. [METHODS TO BE UPDATED] Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Victory or QNB, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone (solely for QNB shareholders) or via the Internet as described on the enclosed instructions as soon as possible. If you are present at your company’s special meeting and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s special meeting.

Q:
What is the difference between a shareholder of record and a “street name” holder?
A:
If you are a shareholder of either Victory or QNB and if your shares of Victory or QNB stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this joint proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?
A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Victory (with respect to Victory shareholders) or QNB (with respect to QNB shareholders) by voting in person at the Victory special meeting or the QNB special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
How are broker non‑votes and abstentions treated?
A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non‑routine matters. A broker non‑vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The Victory merger proposal, Victory adjournment proposal, QNB merger proposal and the QNB adjournment proposal are all non‑routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non‑votes at either the QNB special meeting or the Victory special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions will no effect on the Victory merger proposal, the Victory adjournment proposal, the QNB merger proposal, and the QNB adjournment proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Victory common stock represented by your proxy will be voted as recommended by the Victory board of directors with respect to such proposals or the shares of QNB common stock represented by your proxy will be voted as recommended by the QNB board of directors with respect to such proposals, as the case may be.
Q:
How many votes do I have?
A:
Holders of Victory common stock and holders of QNB common stock are entitled to one vote on each proposal to be considered at the respective company’s special meeting for each share of Victory common stock or QNB common stock owned as of the record date for the respective company’s special meeting, as applicable.
Q:
Can I change my vote?
A:
Victory shareholders: Yes. If you are the record holder of your Victory shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the Victory special meeting; (2) you may send a written notice which is received prior to the Victory special meeting that you are revoking your proxy to: The Victory Bancorp, Inc., 542 N. Lewis Road, Limerick, Pennsylvania 19468, Attention: Corporate Secretary; (3) you may cast a new vote via the Internet at any time before 11:59 p.m. Eastern Time on the day before the Victory special meeting; or (4) you may attend the Victory special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Victory special meeting will not, by itself, revoke your proxy.

QNB shareholders: Yes. If you are the record holder of your QNB shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: QNB Corp., 15 North Third Street, P.O. Box 9005, Quakertown, PA 18951‑9005, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the QNB special meeting; or (4) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:
Do Victory directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Victory shareholders?
A:
Yes. In considering the recommendation of the Victory board of directors with respect to the merger agreement, you should be aware that Victory’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Victory’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Victory’s shareholders include, but are not limited to, accelerated vesting and payouts under outstanding restricted stock and option awards, accelerated vesting and payouts under supplemental executive retirement, deferred compensation and other benefit plans, payments to certain executives pursuant to existing employment and change in control agreements, entry into new consulting agreements with QNB and QNB Bank by certain executives of Victory, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement. For a more complete description of these interests, see “The Merger — Interests of Victory’s Directors and Executive Officers in the Merger” beginning on page 75.
Q:
Are Victory shareholders entitled to dissenters’ rights?
A:
Yes. Under Pennsylvania law, record holders of shares of Victory common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a Victory shareholder must follow exactly the procedures specified under Pennsylvania law. A copy of Subchapter D of Chapter 15 of the PBCL, which is the applicable statutory provisions of the PBCL, is attached as Annex D to this joint proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value a Victory shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable provisions of Pennsylvania law will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights” on page 40.

Pursuant to the merger agreement, QNB will not be obligated to consummate the merger if dissenters’ rights are properly asserted with respect to 10.0% or more of the outstanding shares of Victory common stock.

Q:
Are QNB shareholders entitled to dissenters’ rights?
A:
No.
Q:
What are the U.S. federal income tax consequences of the merger to Victory shareholders?
A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, Victory shareholders who exchange their shares of Victory common stock solely for shares of QNB common stock pursuant to the merger generally would not recognize gain or loss on the exchange. Victory shareholders should expect to recognize gain or loss in connection with cash received in the merger in lieu of a fractional share of QNB common stock they would otherwise be entitled to receive.

The obligations of QNB and Victory to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt of an opinion from Kilpatrick Townsend & Stockton LLP (with respect to Victory) and Stevens & Lee, P.C. (with respect to QNB), dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

For further information, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all Victory shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the QNB merger proposal or the approval of the Victory merger proposal, or other proposals to be considered at the QNB special meeting and the Victory special meeting, respectively?
A:
Yes You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 22. You also should read and carefully consider the risk factors of QNB contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What happens if the merger is not completed?
A:
If the merger is not completed, holders of Victory common stock will not receive any consideration for their shares in connection with the merger. Instead, Victory will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Victory may be required to pay a termination fee to QNB. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement" beginning on page 94 for a discussion of the circumstances under which a termination fee will be required to be paid.
Q:
What happens if I sell my shares after the applicable record date but before the relevant company’s special meeting?
A:
Each of the Victory record date and the QNB record date is earlier than the date of the Victory special meeting or the QNB special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Victory common stock or QNB common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to Victory common stock, you will not have the right to receive the merger consideration to be received by Victory’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Victory common stock through completion of the merger.
Q:
If I am a Victory shareholder, should I send in my Victory stock certificates now?
A:
No. As promptly as practical, but no later than five (5) calendar days, after the merger is completed, an exchange agent for the merger will send you a letter of transmittal with instructions informing you how to send in your Victory stock certificates to the exchange agent. You should use the letter of transmittal to exchange your Victory stock certificates for the merger consideration. Do not send in your Victory stock certificates with your proxy form. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.
Q:
Who may I contact if I cannot locate my Victory stock certificate(s)?
A:
If you are unable to locate your original Victory stock certificate(s), you should contact The Victory Bancorp, Inc., 542 N. Lewis Road, Limerick, Pennsylvania 19468, Attention: Corporate Secretary. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as QNB or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.
Q:
What should I do if I receive more than one set of voting materials?
A:
Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of stock that you own.
Q:
Whom should I call with questions?
A:
Victory shareholders: If you have any questions concerning the merger or this joint proxy statement/ prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Victory common stock, please contact Georgeson LLC toll-free at (866) 510-7878.

QNB shareholders: If you have any questions concerning the merger or this joint proxy statement/ prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of QNB common stock, please contact Georgeson LLC at (866) 486-2947.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers to before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about QNB. For a description of this information, please see “Where You Can Find More Information” beginning on page 162. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 98)

Information about QNB

QNB Corp. is a bank holding company headquartered in Quakertown, Pennsylvania, and the parent company of QNB Bank, a Pennsylvania state chartered bank. QNB Bank operates a full-service commercial and retail banking business through twelve branches in Bucks, Lehigh and Montgomery Counties, Pennsylvania. As of September 30, 2025, on a consolidated basis, QNB had total assets of $1.9 billion, total net loans of $1.2 billion, total deposits of $1.7 billion and shareholders’ equity of $121.5 million.

QNB’s common stock is quoted on the OTC under the symbol “QNBC.”

QNB’s principal office is located at 15 North Third Street, P.O. Box 9005, Quakertown, PA 18951‑9005. Its telephone number at that location is (215) 538‑5600 and its website is www.qnbbank.com. The information on QNB’s website is not part of this joint proxy statement/prospectus, and the reference to QNB’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Information about Victory

The Victory Bancorp, Inc. is a bank holding company headquartered in Limerick Township, Pennsylvania, and the parent company of The Victory Bank, a Pennsylvania state chartered bank that offers a full range of banking services from four offices across Montgomery and Berks Counties, Pennsylvania. As of September 30, 2025, Victory had $488.2 million in total consolidated assets, $392.1 million in total loans, net of the allowance for credit losses and deferred fees, $436.7 million in total deposits and $31.7 million in shareholders’ equity.

Victory’s common stock is quoted on the OTC under the symbol “VTYB.”

Victory’s principal office is located at 548 N. Lewis Road, Limerick, Pennsylvania 19468. Its telephone number at that location is (610) 948‑9000 and its website is www.victorybank.com. The information on Victory’s website is not part of this joint proxy statement/prospectus, and the reference to Victory’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

The Merger (page 48)

QNB and Victory have entered into the merger agreement, pursuant to which Victory will merge with and into QNB, with QNB continuing as the surviving corporation. Immediately following the merger, The Victory Bank, Victory’s wholly-owned banking subsidiary, will merge with and into QNB Bank, QNB’s wholly-owned banking subsidiary, with QNB Bank continuing as the surviving bank.

The terms and conditions by which Victory will merge with and into QNB are contained in the merger agreement, a copy of which is attached to this document as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger, for a more complete understanding of the merger.

Merger Consideration (page 83)

If the merger agreement is approved by the shareholders of Victory and QNB, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of Victory common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5500 shares (the “exchange ratio”) of QNB common stock (the consideration such holder receives, the “merger consideration”). Following the completion of the merger, former Victory shareholders will own approximately [23.6]% of the combined company based on the number of shares of QNB common stock outstanding as of [_______].

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the market price of QNB common stock and will not be known at the time Victory or QNB shareholders vote on the merger. QNB common stock is currently quoted on the OTC under the symbol “QNBC.” Based on the last reported sale price of QNB common stock of $35.60 per share on September 22, 2025, the last full trading day before the public announcement of the merger agreement, the exchange ratio represented approximately $19.58 in value for each share of Victory common stock to be converted into QNB common stock. Based on the closing sale price of QNB common stock of $[____] per share on [__________], the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[____] in value for each share of Victory common stock to be converted into QNB common stock. Victory common stock is quoted on the OTC under the symbol “VYTB” and the last sale price on September 22, 2025, the last full trading day before the public announcement of the merger agreement, was $12.15 per share, and the most recent reported closing sale price of Victory common stock on [_________] was $[___] per share.

Additionally, QNB will not issue any fractional shares of QNB common stock in the merger. Instead, a Victory shareholder who otherwise would have received a fraction of a share of QNB common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices on the OTC for shares of QNB common stock for the five consecutive full trading days ending two trading days immediately preceding the closing of the merger (which we refer to as the “average QNB closing price”) by (2) the fraction of a share (rounded to the nearest one‑thousandths of a share when expressed in decimal form) of QNB common stock to which such shareholder would otherwise be entitled to receive.

If Victory provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of QNB common stock relative to the price of the Index, QNB has the option (but not the obligation) to adjust the exchange ratio to equal a quotient, the numerator of which is equal to (i) the product of (a) the QNB Market Value, (b) the exchange ratio (as then in effect), and (c)(I) the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the “determination date” (as determined per the merger agreement) divided by (II) $4,600.08, which is the volume average weighted closing value of the Index during the 20 consecutive trading days immediately preceding the date of the merger agreement, minus (ii) 0.20, and the denominator of which is equal to the QNB Market Value (each as calculated per the merger agreement).

Treatment of Victory Restricted Stock (page 84)

Immediately prior to the effective time of the merger, all outstanding shares of Victory common stock subject to vesting restrictions granted under Victory stock plans, if any (which we refer to as “Victory restricted stock”), will become fully vested and will be converted into the right to receive, less applicable taxes, the merger consideration.

Treatment of Options to Purchase Shares of Victory Common Stock (page 83)

At the effective time of the merger, each unvested option to purchase shares of Victory common stock will fully vest and all vested options be converted into and become an option to purchase QNB common stock, and QNB shall assume such option in accordance with the terms of Victory stock plans and the terms of the award agreement by which such option is evidenced. All rights with respect to shares of the Victory common stock under such options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock with appropriate adjustments made to the number of shares and exercise price applicable to such options based on the exchange ratio.

Recommendation of the Victory Board of Directors (page 38)

The Victory board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Victory’s shareholders vote “FOR” the Victory merger proposal and “FOR” the Victory adjournment proposal (if necessary or appropriate). For the factors considered by the Victory board of directors in reaching its decision to approve the merger agreement, see “The Merger — Victory’s Reasons for the Merger; Recommendation of the Victory Board of Directors” on page 38.

Opinion of Victory’s Financial Advisor (page 54 and Annex B)

On September 23, 2025, The Kafafian Group, Inc. (which we refer to as “Kafafian”) rendered to Victory its written opinion letter with respect to the fairness, from a financial point of view, to the holders of Victory common stock, as of the date of the opinion, of the merger consideration to be received in connection with the merger by such holders pursuant to the terms of the merger agreement. Kafafian’s opinion was directed to the Victory board of directors and did not address any other aspect or implication of the merger. The references to Kafafian’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Kafafian’s written opinion, which is included as Annex B to this joint proxy statement/prospectus, and Kafafian’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Kafafian in preparing its opinion.

Neither Kafafian’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Victory board of directors or any shareholder of Victory as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Kafafian’s opinion was furnished for the use and benefit of the Victory board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Kafafian will not be deemed to have, any fiduciary duty to the Victory board of directors, Victory, any security holder or creditor of Victory or any other person, regardless of any prior or ongoing advice or relationships.

For further information, please see the section entitled “The Merger — Opinion of Victory’s Financial Advisor” on page 54

Recommendation of the QNB Board of Directors (page 42)

The QNB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, and unanimously recommends that QNB shareholders vote “FOR” the QNB merger proposal and “FOR” the QNB adjournment proposal (if necessary or appropriate). For the factors considered by the QNB board of directors in reaching its decision to approve the merger agreement, see “The Merger — QNB’s Reasons for the Merger; Recommendation of the QNB Board of Directors” on page 42.

Opinion of QNB’s Financial Advisor (page 66 and Annex C)

On September 23, 2025, at the request of the QNB board of directors, representatives of Performance Trust Capital Partners, LLC (which we refer to as “Performance Trust”) rendered Performance Trust’s opinion, dated September 23, 2025, to the QNB board of directors that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the total value of the merger is fair, from a financial point of view, to the shareholders of QNB common stock.

The full text of the written opinion of Performance Trust, dated September 23, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by Performance Trust, is attached as Annex C to this document. Performance Trust provided its opinion for the information and assistance of the QNB board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the total value of the merger pursuant to the merger agreement was fair, from a financial point of view, to the QNB shareholders as of September 23, 2025. The opinion of Performance Trust did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Performance Trust opinion does not constitute a recommendation to the QNB board of directors, the QNB shareholders, the Victory board of directors, the Victory shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.

For further information, please see the section entitled “The Merger — Opinion of QNB’s Financial Advisor” on page 66.

Victory Special Meeting of Shareholders (page 38)

Victory will hold a special meeting of shareholders on [______], 2026, at [___] a.m. local time, at the [__________________]. At the special meeting, Victory shareholders will be asked to vote on the Victory merger proposal and, if necessary, the Victory adjournment proposal.

The Victory board of directors has fixed the close of business on the Victory record date as the record date for determining the holders of Victory common stock entitled to receive notice of, and to vote at, the Victory special meeting. As of the Victory record date, there were 1,998,500 shares of Victory common stock outstanding and entitled to vote at the Victory special meeting held by 299 holders of record.

Shareholder approval of the Victory merger proposal is required to complete the merger. Victory will transact no business other than as listed above at the Victory special meeting. Each share of Victory common stock entitles the holder thereof to one vote at the Victory special meeting on each proposal to be considered at the Victory special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Victory common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Victory special meeting.

The Victory merger proposal must be approved by a majority of the votes cast at the Victory special meeting, assuming a quorum is present. Whether or not a quorum is present, approval of the Victory adjournment proposal (if necessary or appropriate) requires that the holders of at least a majority of the shares of Victory common stock represented in person or by proxy at the special meeting vote “FOR” the Victory adjournment proposal. Victory shareholders must approve the Victory merger proposal in order for the merger to occur. Victory shareholders are not, however, required to approve the Victory adjournment proposal in order for the merger to occur. If Victory shareholders fail to approve the Victory adjournment proposal, but approve the Victory merger proposal, the merger may nonetheless occur.

Each director of Victory has entered into a support agreement with QNB agreeing to, among other things, vote the shares of Victory common stock over which he or she has the sole power to vote or direct the voting of in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Victory in the merger agreement. As of the Victory record date, the members of the Victory board of directors owned and held the sole dispositive and voting power over shares of Victory common stock representing approximately [      ]% of the voting power represented by all issued and outstanding shares of Victory common stock.

Even if you expect to attend the special meeting of shareholders, Victory recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the Internet. Information and applicable deadlines for voting by Internet are set forth in the enclosed proxy card instructions.

QNB Special Meeting of Shareholders (page 42)

QNB will hold a special meeting of its shareholders on [_________], 2026, at [___] a.m., local time, at [________________________]. At the special meeting, QNB shareholders will be asked to vote on the QNB merger proposal and the QNB adjournment proposal.

The QNB board of directors has fixed the close of business on the QNB record date as the record date for determining the holders of QNB common stock entitled to receive notice of, and to vote at, the QNB special meeting. As of the QNB record date, there were [______] shares of QNB common stock outstanding and entitled to vote at the QNB special meeting held by approximately [___] holders of record.

Shareholder approval of the QNB merger proposal is required to complete the merger. QNB will transact no business other than as listed above at the QNB special meeting. Each share of QNB common stock entitles the holder thereof to one vote at the QNB special meeting on each proposal to be considered at the QNB special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of QNB common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the QNB special meeting.

The QNB merger proposal must be approved by a majority of the votes cast at the QNB special meeting, assuming a quorum is present. Whether or not a quorum is present, approval of the QNB adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of QNB common stock represented at the meeting. QNB shareholders must approve the QNB merger proposal in order for the merger to occur. QNB shareholders are not, however, required to approve the QNB adjournment proposal in order for the merger to occur. If the QNB shareholders fail to approve the QNB adjournment proposal, but approve the QNB merger proposal, the merger may nonetheless occur.

Each director of QNB has entered into a support agreements with Victory agreeing to, among other things, vote the shares of QNB common stock over which he or she has the sole power to vote or direct the voting of in favor of the merger agreement and the transactions contemplated thereby. As of the QNB record date, the members of the QNB board of directors owned and held the sole dispositive and voting power over shares of QNB common stock representing approximately [      ]% of the voting power represented by all issued and outstanding shares of QNB common stock.

Even if you expect to attend the special meeting of shareholders, QNB recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by Internet or by telephone are set forth in the enclosed proxy card instructions.

Interests of Victory’s Directors and Executive Officers in the Merger (page 75)

In considering the recommendation of the Victory board of directors with respect to the merger agreement, Victory shareholders should be aware that certain of Victory’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Victory shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Victory shareholders include:

•
accelerated vesting and payouts under outstanding restricted stock and option awards;
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accelerated vesting and payouts under Victory supplemental executive retirement plans for one executive officer;
•
payments under existing employment and change in control agreements with Victory for six executive officers;
•
new consulting agreements with QNB Bank for Joseph W. Major and Robert H. Schultz, who currently serve as executive officers of Victory;
•
the appointment of Joseph W. Major, a current member of Victory’s board of directors and its Chairman and Chief Executive Officer, and one other current member of the Victory board of directors to the QNB board of directors;
•
the appointment of Mr. Major as Vice Chair of the boards of directors of each of QNB and QNB Bank and as Chair of the Strategic Planning Committee of the QNB board of directors; and
•
right to continued indemnification and insurance coverage under the merger agreement.

The Victory board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger — Interests of Victory’s Directors and Executive Officers in the Merger” beginning on page 75.

Board Composition and Management of QNB after the Merger (page 74)

Each of the officers and directors of QNB immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, provided, however, that QNB has agreed to:

•
appoint Joseph W. Major, a current member of Victory’s board of directors and its President and Chief Executive Officer, and one other current member of the Victory board of directors (collectively, the “Victory Directors”) to the QNB board of directors to fill a vacancy in the Class I and Class III of directors slate, or otherwise increase the size of the QNB board of directors by two to do so, subject to the fiduciary duties of the QNB board of directors, with Mr. Major being appointed as a Class I director;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, nominate and recommend the Victory Directors, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, consider, in good faith, adding an additional current member of the Victory board of directors (the “Additional Victory Director”) to the QNB board of directors to fill a vacancy in the Class II of directors slate, or otherwise increase the size of the QNB board of directors by one to do so, if the Additional Victory Director is added;
•
subject to the fiduciary duties of the QNB board of directors, nominate and recommend the Additional Victory Director, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;
•
cause each of the Victory Directors and, if appointed, the Additional Victory Director, subject to the fiduciary duties of the QNB board of directors, to serve on the board of directors of QNB Bank so long as such individual serves on the QNB board of directors;
•
cause each of the boards of directors of QNB and QNB Bank to waive any director retirement age or director qualification limitations in any of the organizational or governance documents, policies or procedures of QNB or QNB Bank, as applicable, to effectuate the appointments and renominations set forth in this paragraph;
•
solely to the extent Mr. Major is elected to, and serves the entirety of, a second term as a director of the Federal Home Loan Bank of Pittsburgh (the “FHLB-Pittsburgh”) following the expiration of his current term as a director of the FHLB-Pittsburgh on December 31, 2025, take all actions necessary to ensure that Mr. Major serves as a director of QNB Bank for the time period required for him to complete two additional consecutive terms as a director of the FHLB-Pittsburgh; and
•
upon the effective time, (1) amend the bylaws of each of QNB and QNB Bank to establish the position of Vice Chair of the Board of Directors of each of QNB and QNB Bank and (2) appoint Mr. Major as Vice Chair of the boards of directors of each of QNB and QNB Bank and as Chair of the Strategic Planning Committee of the QNB board of directors.

Regulatory Approvals Required for the Merger (page 81)

To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) as well as approvals by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Pennsylvania Department of Banking and Securities (which we refer to as the “PDBS”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither QNB nor Victory knows of any reason why the regulatory approvals cannot be obtained, QNB and Victory cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 86)

Currently, Victory and QNB expect to complete the merger as early as the first quarter of 2026. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Victory’s and QNB’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

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the approval of the merger agreement and merger by the requisite vote of both Victory’s and QNB’s shareholders;
•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and PDBS which are necessary to consummate the merger, without the imposition of any materially burdensome regulatory condition, and the expiration of all statutory waiting periods;
•
the absence of any injunction, order or decree which has the effect of prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;
•
the effectiveness under the Securities Act of the registration statement on Form S‑4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;
•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•
receipt of certain consents from all non‑governmental third parties which are required to be obtained required in connection with the transactions contemplated by the merger agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in QNB's reasonable estimate have a "material adverse effect," after the effective time of the merger, on QNB;
•
receipt of a tail policy by Victory in accordance with the terms of the merger agreement;
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the authorization for quotation on the OTC of the shares of QNB common stock to be issued in connection with the merger;
•
the holders of no more than 10.0% of the outstanding shares of Victory’s common stock properly exercising their dissenters’ rights;
•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and
•
the performance by each party of its respective obligations under the merger agreement.

Neither Victory nor QNB can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 86.

Agreement Not to Solicit Other Offers (page 95)

Under the merger agreement, Victory has agreed that it will not, and will instruct and use its reasonable best efforts to cause its representatives not to, directly or indirectly, (1) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal , (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (3) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (4) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (5) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (5) enter into any agreement or agreement in principle requiring, directly or indirectly, Victory to abandon, terminate or fail to consummate the transactions contemplated the merger agreement or breach its obligations under the merger agreement, or (7) propose or agree to do any of the foregoing.

However, prior to obtaining Victory’s required shareholder approval, Victory may, under certain specified circumstances, participate in negotiations or discussions with any third party making an unsolicited acquisition proposal and provide confidential information to such third party (subject to the execution of a confidentiality agreement). Victory must notify QNB promptly (but in no event later than 24 hours) after the receipt of such unsolicited acquisition proposal.

Additionally, prior to obtaining Victory’s required shareholder approval, Victory may, under certain specified circumstances, withdraw its recommendation that Victory shareholders approve the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to an unsolicited acquisition proposal if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal (or is reasonably capable of becoming a superior proposal) and that the failure of the Victory’s board of directors to take such action would more likely than not cause Victory’s board of directors to violate its fiduciary duties to Victory under applicable law. However, Victory cannot take any of those actions in response to a superior proposal unless it provides QNB with a five business day period to negotiate in good faith to enable QNB to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.

Termination of the Merger Agreement (page 94)

The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the Victory merger proposal by the Victory shareholders or approval of the QNB merger proposal by the QNB shareholders:

•
upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;
•
by either party if (1) any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority, (2) an application therefor shall have been withdrawn at the request of a governmental authority or (3) any governmental authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger of QNB and Victory or the merger of QNB Bank and Victory Bank;
•
by either party (1) if the requisite Victory vote shall not have been obtained at the Victory special meeting, or (2) if the requisite QNB vote shall not have been obtained at the QNB special meeting; provided that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Victory or QNB shareholder approval at the respective meeting;
•
by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 45 days after notice from the non‑breaching party or such breach cannot be cured by its nature or timing;
•
by either party if the merger has not been consummated by the close of business on September 30, 2026, the failure of the consummation of the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;
•
by QNB if (1) Victory has materially breached its covenant not to solicit acquisition proposals, (2) the Victory board of directors fails to recommend, or withdraws, ,modifies or qualifies its recommendation, that Victory shareholders approve the Victory merger proposal in a manner adverse to QNB, or publicly discloses that it intends to do so, (3) the Victory board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of Victory for the purpose of voting on the Victory merger proposal, (4) the Victory board of directors has resolved to accept or recommends another acquisition proposal, or (5) the Victory board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from QNB;
•
by Victory if the QNB board of directors (1) fails to recommend, or withdraws, modifies or qualifies its recommendation, that QNB shareholders approve QNB merger proposal in a manner that is adverse to Victory, or publicly discloses that it intends to do so, (2) the QNB board of directors has materially breached its obligation to call, given notice, and hold the QNB special meeting, or (3) the QNB board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Victory; or

•
by Victory if at any time before the receipt of approval for the merger from Victory’s shareholders, Victory receives an unsolicited proposal for the acquisition of all or substantially all of Victory’s capital stock or assets and the Victory board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that QNB may renegotiate the terms of the merger agreement such that the Victory board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to QNB’s.

Victory also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the first date on which all required regulatory approvals (and waivers, if applicable) have been received (disregarding any waiting period) and prior to closing (which we refer to as the “determination date”):

•
the average of the volume weighted daily closing sale price of a share of QNB common stock as reported on the OTC for the ten consecutive trading days immediately preceding the determination date (which we refer to as the “QNB Market Value”) is less than the average of the volume weighted daily closing sale price of a share of QNB common stock as reported on the OTC for the twenty consecutive trading days ending on September 22, 2025 multiplied by 0.80; and
•
the QNB ratio is less than the number obtained by (i) dividing the average of the daily closing value of the Index for the ten consecutive trading days ending immediately preceding the determination date (the “index ratio”) by $4,600.08 and (ii) subtracting 0.20 from such index ratio.

If Victory elects to exercise this termination right, prompt written notice must be provided to QNB. QNB then has the option (but not the obligation), within five business days following its receipt of such written notice, to increase the exchange ratio to equal a quotient, the numerator of which is equal to the product of the QNB Market Value, the exchange ratio (as then in effect) and the index ratio minus 0.20, and the denominator of which is equal to the QNB Market Value (each as calculated per the merger agreement). If QNB elects to make this adjustment, QNB must provide prompt written notice to Victory, which shall contain the revised exchange ratio. Once this notice is received by Victory, the merger agreement shall continue in full force and effect.

Termination Fee (page 95

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Victory board of directors, Victory may be required to pay to QNB a termination fee equal to $1,575,000. This termination fee could discourage other companies from seeking to acquire or merge with Victory. For more information, see “The Merger Agreement — Termination of the Merger Agreement" beginning on page 94.

Expenses and Fees (page 94)

Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement. If the merger agreement is terminated by Victory or QNB under circumstances other than those in which a termination fee is involved, as a result of the other party’s willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in the merger agreement, the breaching party shall pay the non-breaching party an amount equal to the out-of-pocket expenses incurred by the non-breaching party in connection with the transactions contemplated by the merger agreement (as itemized by the non-breaching party) up to $500,000, as agreed upon liquidated damages.

Amendment, Waiver and Extension of the Merger Agreement (page96)

Victory and QNB may jointly amend the merger agreement, and each of Victory and QNB may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Victory and QNB may not amend the merger agreement or waive their respective rights after the Victory shareholders have approved the Victory merger proposal or QNB shareholders have approved the QNB merger proposal if the amendment or waiver would legally require further approval by the Victory shareholders or the QNB shareholders, as applicable, without first obtaining such further approval.

Comparison of Shareholders’ Rights (page 144)

The rights of Victory’s shareholders will change as a result of the merger due to differences in QNB’s and Victory’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 144 for a description of the material differences in shareholders’ rights under each of the QNB and Victory governing documents.

Risk Factors (page 22)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 22].

Ancillary Agreements to the Merger Agreement (page 96)

Victory Support Agreements

As a condition to QNB entering into the merger agreement, each director of Victory has entered into a support agreement with QNB in the form included as Exhibit A-1 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the support agreements, each such person agreed, among other things, to vote the shares of Victory common stock over which he or she has the sole power to vote or direct the voting thereof (1) to approve the merger agreement and the consummation of the transactions contemplated thereby (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would be reasonably likely to result in a breach of any covenant, representation or warranty of Victory in the merger agreement.

QNB Support Agreements

As a condition to Victory entering into the merger agreement, each director of QNB has entered into a support agreement in the form included as Exhibit A-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the support agreements, each such person agreed, among other things, to vote the shares of QNB common stock over which he or she has the sole power to vote or direct the voting thereof (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration and (2) against any action or agreement that would be reasonably likely to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of QNB or such director contained in the merger agreement.

Dissenters’ Rights (page 40)

Under Pennsylvania law, record holders of shares of Victory common stock are entitled to exercise statutory rights of dissent and appraisal and receive payment of the fair value of their shares in cash as determined by an appraisal process. To exercise those dissenters’ rights, a Victory shareholder must not vote in favor of the Victory merger proposal and must comply with the statutory requirements of Pennsylvania law concerning dissenters’ rights of appraisal.

To be eligible to demand payment for their shares, a Victory shareholder must file with Victory, prior to the vote on the Victory merger proposal, a written notice of such holder’s intention to demand payment for the fair value of their shares if the merger is completed. Voting against the Victory merger proposal alone will not entitle a Victory shareholder to cash payment for their shares. Please see “The Merger — Dissenters’ Rights,” beginning on page 40 for a discussion of the statutory requirements Victory shareholders are required to follow to perfect their dissenters’ rights of appraisal.

A copy of Subchapter D of Chapter 15 of the PBCL, which is the applicable statutory provisions of the PBCL, is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a Victory shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, QNB will not be obligated to consummate the merger if rights of dissenters are properly asserted with respect to more than 10.0% of the outstanding shares of Victory common stock.

Accounting Treatment (page 29)

QNB will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 157)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger agreement is intended to constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. It is a condition to the respective obligations of QNB and Victory to complete the merger that each of QNB and Victory receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service (“IRS”) or the courts, which could take a contrary view. Based upon a qualification of the merger as a reorganization under the Code, for U.S. federal income tax purposes, holders of Victory common stock who exchange their shares of Victory common stock solely for shares of QNB common stock generally will not recognize gain or loss with respect to the receipt of QNB common stock in the merger. Holders of Victory common stock generally will be subject to U.S. federal income tax with respect to any cash received in lieu of fractional shares of QNB common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Victory common stock. Your tax consequences will depend on your individual situation. In addition, holders of Victory common stock may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, QNB and Victory strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Trading Markets and Dividends (page 77)

QNB’s common stock is quoted on the OTC under the symbol “QNBC,” and Victory’s common stock is quoted on the OTC under the symbol “VTYB.” The OTCQX Best Market prices are quotations, which reflect interdealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions.

Under the merger agreement, Victory is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than its regular semi-annual cash dividend of $0.065 per share, without the prior written consent of QNB. Victory’s ability to pay dividends is also subject to state and federal laws and regulations.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of QNB, Victory, and the combined company following the proposed merger and statements for periods after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective,” “predict,” “aim” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to QNB, Victory, the proposed merger, or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this joint proxy statement/ prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Victory to pay a termination fee to QNB;
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the risk that the cost savings, synergies or other anticipated benefits from the mergers is less than or different from expectations, or may not be fully realized or may take longer to realize than expected;
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the inability to complete the merger due to the failure to satisfy conditions necessary to close the merger, including the receipt of required regulatory approvals and the requisite approvals of Victory and QNB shareholders;
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the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;
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risks associated with the timing of the completion of the merger;
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management time and effort may be diverted to the resolution of merger-related issues;
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the risk that the businesses of QNB and Victory will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;
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the expected growth opportunities or costs savings from the merger with Victory may not be fully realized or may take longer to realize than expected;
•
revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with QNB’s integration of Victory, including, without limitation, potential difficulties in maintaining relationships with key personnel;
•
the outcome of any legal proceedings that may be instituted against QNB or Victory or their respective boards of directors;
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limitations placed on the ability of QNB and Victory to operate their respective businesses by the merger agreement;
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the effect of the announcement of the merger on QNB’s and Victory’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;
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customer acceptance of the combined company’s products and services;
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the amount of any costs, fees, expenses, impairments and charges related to the merger;
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fluctuations in the market price of QNB common stock and the related effect on the market value of the merger consideration that Victory shareholders will receive upon completion of the merger;
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the dilution caused by QNB’s issuance of additional shares of its common stock in the merger;
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the impact of business and economic conditions, particularly those affecting the financial services industry and our primary market areas; and
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other risks and factors identified in this joint proxy statement/prospectus under the heading “Risk Factors.”

Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. QNB and Victory do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to QNB, Victory or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

As investment in QNB common stock in connection with the merger involves risks. In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors included in QNB’s Annual Report on Form 10‑K for the year ended December 31, 2024, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 162.

Because of the fixed exchange ratio and the fluctuation of the market price of QNB common stock, Victory shareholders cannot be certain of the precise value of the per share stock consideration they will be entitled to receive.

Pursuant to the merger agreement, each share of Victory common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5500 shares of QNB common stock. The market value of QNB common stock may vary from the market value on the date QNB and Victory announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the Victory special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of QNB common stock. Any fluctuation in the market price of QNB common stock after the date of this joint proxy statement/ prospectus will change the value of the shares of QNB common stock that Victory shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of QNB and Victory, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Victory special meeting, Victory shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. Victory shareholders should obtain current sale prices for shares of QNB common stock before voting their shares at the Victory special meeting.

Victory shareholders who exercise dissenters’ rights may receive less than the value of the merger consideration.

Victory shareholders who properly exercise dissenters’ rights under applicable law may receive a cash payment for their shares based on a judicial determination of fair value. This amount may be less than the value of the merger consideration they would otherwise receive under the merger agreement. See “The Merger — Dissenters’ Rights” for more information.

The merger may not be consummated unless important conditions are satisfied.

QNB and Victory expect the merger to close as early as the first quarter of 2026, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond QNB’s and Victory’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of QNB and Victory may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

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the approval of the merger agreement and merger by the requisite vote of both Victory’s and QNB’s shareholders;
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the receipt of required regulatory approvals, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and PDBS, which are necessary to consummate the merger, without the imposition of any materially burdensome regulatory condition, and the expiration of all statutory waiting periods;
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the absence of any injunction, order or decree which has the effect of prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;
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the effectiveness under the Securities Act of the registration statement on Form S‑4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;
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each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;
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the holders of no more than 10.0% of the outstanding shares of Victory’s common stock properly exercising their dissenters’ rights;
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the receipt of certain consents from all non‑governmental third parties which are required to be obtained required in connection with the transactions contemplated by the merger agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in QNB's reasonable estimate have a "material adverse effect," after the effective time of the merger, on QNB;
•
receipt of a tail policy by Victory in accordance with the terms of the merger agreement;
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the authorization for quotation on the OTC of the shares of QNB common stock to be issued in connection with the merger;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and
•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either QNB or Victory may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 86.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that QNB does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although QNB and Victory do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of preventing or delaying the completion of the merger or imposing additional costs on or limiting the revenues of QNB following the merger, any of which might have a material adverse effect on QNB following the merger. In addition, neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on QNB or Victory, as described more fully in “The Merger — Regulatory Approvals Required for the Merger” beginning on page 81.

QNB may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Victory.

From time to time, QNB evaluates the potential acquisitions of businesses that it believes will complement its existing business. The impact of future acquisitions on QNB’s growth strategy depends on the successful integration of these acquisitions. QNB faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

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the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into QNB’s existing business;
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limitations on QNB’s ability to realize the expected cost savings and synergies from an acquisition;
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challenges related to integrating acquired operations, including QNB’s ability to retain key employees and maintain relationships with significant customers and depositors;
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challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and
•
discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If QNB is unable to successfully integrate the businesses it acquires, QNB’s business, financial condition and results of operations may be materially adversely affected.

Victory’s executive officers and directors have interests in the merger in addition to or different from the interests of other Victory shareholders.

Victory’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Victory shareholders generally. The Victory board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the transactions contemplated by the merger agreement and in determining to recommend to Victory shareholders that they vote to approve the Victory merger proposal. These interests are described in more detail under the section entitled, “ “The Merger — Interests of Victory's Directors and Executive Officers in the Merger” beginning on page 75.

The fairness opinions delivered by the respective financial advisors to QNB and Victory will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.

The QNB board of directors received a fairness opinion from Performance Trust on September 23, 2025 and the Victory board of directors received a fairness opinion from Kafafian on September 23, 2025. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of QNB and Victory, general market and economic conditions and other factors that may be beyond the control of QNB and Victory may alter the value of QNB or Victory or the prices of shares of QNB common stock or Victory common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions, nor do they contemplate any adjustments to the merger consideration. Management of QNB is not aware of any material changes in QNB’s operations or performance since the delivery of the Performance Trust opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of Victory is not aware of any material changes in Victory’s operations or performance since the delivery of the Kafafian opinion or that are anticipated to occur before the Victory special meeting takes place or before the merger is completed. Copies of the Performance Trust and Kafafian fairness opinions are included as Annex C and Annex B, respectively, to this joint proxy statement/prospectus. For a description of the opinion that QNB received from its financial advisor, please refer to “The Merger — Opinion of QNB’s Financial Advisor” beginning on page 66. For a description of the opinion that Victory received from its financial advisor, please refer to “The Merger — Opinion of Victory’s Financial Advisor” beginning on page 54.

The merger agreement contains provisions granting both QNB and Victory the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to September 30, 2026 and the right of Victory to terminate the merger agreement, subject to certain conditions, to accept an unsolicited third party acquisition proposal deemed to be superior to the merger by the Victory board of directors. In addition, Victory may provide QNB with notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of QNB common stock relative to the price of the; however, QNB has the option (but not the obligation) to increase the exchange ratio to prevent such a termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 94. If the merger is not completed, the ongoing business of Victory and/or QNB could be adversely affected and Victory and QNB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

Termination of the merger agreement could negatively impact Victory and QNB.

If the merger agreement is terminated before closing there may be various consequences. For example, Victory’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Victory will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Victory board of directors seeks another merger or business combination, Victory shareholders cannot be certain that Victory will be able to find a party willing to pay the equivalent or greater consideration than that which QNB has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Victory may be required to pay QNB a termination fee. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 94.

Further, if the merger agreement is terminated and the merger is not consummated, QNB’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of QNB as an acquirer may be harmed and, as a result, it may make it more difficult for QNB to consummate future acquisitions.

QNB and Victory will incur significant, non‑recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

QNB and Victory each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, QNB and Victory expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non‑recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although QNB and Victory expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of QNB following completion of the merger.

The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Victory that might result in greater value to Victory shareholders.

The merger agreement prohibits Victory from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Victory has agreed to pay QNB a termination fee of $1,575,000 if the merger agreement is terminated because Victory decides to enter into an agreement with respect to, or complete, another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Victory from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Victory than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

In connection with entering into the merger agreement, each member of the Victory board of directors, in their capacities as Victory shareholders, has entered into a support agreement with QNB. The support agreements require, among other things, that the Victory director vote all of his or her shares of Victory common stock over which he or she has the sole power to vote or direct the voting of in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of his or her shares of Victory common stock, subject to certain exceptions. For further information, please see the section entitled “Ancillary Agreements to the Merger Agreement.”

QNB and Victory will be subject to business uncertainties and Victory will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on QNB and Victory. These uncertainties may impair the ability of QNB or Victory to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with QNB or Victory to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Victory may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of QNB or Victory depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Victory’s business prior to the merger closing and QNB’s business after the merger closes could be harmed. In addition, subject to certain exceptions, Victory has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement — Victory's Conduct of Business Pending the Merger” beginning on page 93 for a description of the restrictive covenants applicable to Victory.

The merger with Victory may distract QNB’s management from its other responsibilities.

The acquisition of Victory could cause QNB’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of QNB. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of QNB.

The combined company may be unable to retain QNB and/or Victory personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by QNB and Victory. It is possible that these employees may decide not to remain with QNB and Victory, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Victory to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition,

QNB and Victory may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

QNB and Victory may waive one or more of the conditions to the merger without re‑soliciting shareholder approval for the merger.

Each of the conditions to the obligations of QNB and Victory to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of QNB and Victory if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of QNB and Victory may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re‑solicitation of proxies are necessary. QNB and Victory, however, generally do not expect any such waiver to be significant enough to require re‑solicitation of shareholders. If any such waiver is not determined to be significant enough to require re‑solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

Victory shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of QNB than they had on Victory before the merger.

Victory shareholders will have a much smaller percentage ownership interest and effective voting power in QNB compared to their ownership interest and voting power in Victory prior to the merger. Consequently, Victory shareholders will have significantly less influence on the management and policies of QNB after the merger than they now have on the management and policies of Victory. If the merger is consummated, current Victory shareholders will own approximately [23.6]% of the combined company based upon the number of QNB shares outstanding as of [_______]. Accordingly, former Victory shareholders will own less than the outstanding voting stock of the combined company than current QNB shareholders and would, as a result, be outvoted by current QNB shareholders if such current QNB shareholders voted together as a group.

Future capital needs could result in dilution of shareholder investment.

QNB’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of QNB shareholders and may dilute the per share book value of QNB common stock. New investors may also have rights, preferences and privileges senior to QNB’s shareholders which may adversely impact its shareholders.

Shares of QNB common stock to be received by holders of Victory common stock as a result of the merger will have rights different from the shares of Victory common stock.

Upon completion of the merger, the rights of former Victory shareholders will be governed by the Articles of Incorporation, as amended, and Amended and Restated Bylaws of QNB. Accordingly, certain rights associated with Victory common stock may differ from the rights associated with QNB common stock. See “Comparison of Shareholders’ Rights” beginning on page 144 for a discussion of the different rights associated with QNB common stock.

QNB may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, QNB’s ability to successfully combine the businesses of QNB and Victory. If QNB is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

QNB and Victory have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of QNB or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Victory could choose to discontinue their relationships with the combined company post‑merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of QNB and Victory during the pre‑merger period and for an undetermined time after the consummation of the merger.

QNB’s and Victory's historical and pro forma condensed combined consolidated financial information may not be representative of QNB’s results as a combined company.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what QNB’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had the transaction been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the Victory identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Victory as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 29.

Sales of substantial amounts of QNB common stock by former Victory shareholders could adversely affect the market price of QNB stock.

Following the merger, Victory shareholders will receive QNB common stock, which will be freely tradable. If a significant number of shares of QNB common stock are sold in the public market, it could place downward pressure on the market price of QNB common stock and could affect investor perception of the combined company.

The market price of QNB common stock after the merger may be affected by factors different from those affecting Victory common stock or QNB common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting QNB’s or Victory’s results of operations and the market prices of shares of QNB common stock. Accordingly, the historical financial results of QNB and Victory and the historical market prices of shares of QNB common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of QNB and of certain factors to consider in connection with that business, see the documents incorporated by reference by QNB into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 162.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, QNB and Victory shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current QNB and Victory shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of QNB and Victory intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of QNB and Victory to complete the merger is conditioned upon the receipt by each of QNB and Victory of a U.S. federal income tax opinion to that effect from their respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts, which could take a contrary view. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then for U.S. federal income tax purposes the merger would be treated as a taxable sale of the assets of Victory to QNB followed by a taxable liquidation of Victory. Generally, for U.S. federal income tax purposes, (1) the deemed sale of the assets of Victory would result in taxable gain or loss to Victory equal to the difference between (i) the fair market value of the merger consideration and (ii) the adjusted tax basis in such assets held by Victory and (2) the deemed distribution of the merger consideration in the deemed liquidation of Victory common stock would result in taxable gain or loss to each Victory shareholder equal to the difference between (i) the fair market value of the merger consideration distributed in respect of such holder’s Victory common stock and (ii) the adjusted tax basis of such Victory common stock surrendered in the exchange. The tax consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Victory and/or QNB may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Victory and QNB, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Victory, its board of directors or QNB or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect QNB’s business, financial condition, results of operations and cash flows.

Risks Relating QNB’s Business.

You should read and consider risk factors specific to QNB’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in QNB’s Annual Report on Form 10‑K for the year ended December 31, 2024, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 162 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of QNB and Victory after giving effect to the merger, including the expected issuance of 1,151,123 shares of QNB common stock to Victory’s shareholders pursuant to the merger agreement, and the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, Victory’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of QNB. Any difference between the purchase price for Victory and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by QNB in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of QNB issued after the acquisition will reflect the results attributable to the acquired operations of Victory beginning on the date of completion of the acquisition.

The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S‑X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as “transaction accounting adjustments,” and allows, but does not require, presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as “management’s adjustments.” QNB has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Pro forma adjustments are included only to the extent they are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. QNB’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of QNB and Victory, giving effect to the merger as if it had been consummated on September 30, 2025. The unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated statements of income of QNB and Victory, giving effect to the merger as if it had been consummated on January 1, 2024.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.

Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact QNB’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Victory’s shareholders’ equity, including results of operations from September 30, 2025 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for QNB common stock of $34.75, which represents the closing price of QNB common stock on December 16, 2025.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of QNB and Victory, which are included with this joint proxy statement/prospectus or incorporated by reference herein.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of QNB common stock or the actual or future results of operations of QNB for any period. Actual results may be materially different than the pro forma information presented.

QNB CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(all amounts are in thousands)

	QNB	Victory	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$12,700	$37,830	$50,530	$—	A	$50,530
Fed Funds sold	—	3,000	3,000	—		3,000
Interest-bearing deposits in banks	53,631	—	53,631	—		53,631
Cash and equivalents	66,331	40,830	107,161	—		107,161
Investment securities available-for-sale, at fair value	538,318	30,583	568,901	7,211	B, I	576,112
Investment securities held-to-maturity, at amortized cost	—	10,267	10,267	(10,267)	B	—
Restricted investment in stocks	4,868	1,700	6,568	—		6,568
Loans held for sale	—	—	—	—		—
Loans	1,246,529	395,584	1,642,113	(6,150)	C	1,635,963
Allowance for Credit Losses	(9,255)	(3,473)	(12,728)	838	D	(11,890)
Loans, net	1,237,274	392,111	1,629,385	(5,312)		1,624,073
Premises and equipment	16,719	3,444	20,163	—		20,163
Other real estate owned	—	—	—	—		—
Goodwill	—	—	—	8,050	E	8,050
Other intangible assets	360	—	360	4,693	F	5,053
Bank-owned life insurance	12,192	6,033	18,225	—		18,225
Net deferred tax assets	15,351	—	15,351	1,885	G	17,236
Other assets	11,831	3,251	15,082	—		15,082
Total Assets	$1,903,244	$488,219	$2,391,463	$6,260		$2,397,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest Bearing	$189,492	$62,996	$252,488	—		$252,488
Interest Bearing	1,492,048	373,747	1,865,795	30	H	1,865,825
Total Deposits	1,681,540	436,743	2,118,283	30		2,118,313
Federal Home Loan Bank advances	30,000	—	30,000	—		30,000
Other borrowings	18,703	—	18,703	—		18,703
Subordinated debt	39,218	17,359	56,577	(2,681)	I	53,896
Other liabilities	12,296	2,467	14,763	8,306	A	23,069
Total Liabilities	1,781,757	456,569	2,238,326	5,655		2,243,981
Stockholders’ equity:
Common stock	2,460	1,997	4,457	(1,260)	J	3,197
Paid in capital	28,762	14,881	43,643	25,351	K	68,994
Retained earnings (Accumulated deficit)	145,835	15,729	161,564	(24,443)	L	137,121
Accumulated other comprehensive income, net of taxes	(51,533)	(957)	(52,490)	957	M	(51,533)
Treasury stock, at cost	(4,037)	—	(4,037)	—		(4,037)
Total Stockholders’ Equity	121,487	31,650	153,137	605		153,742
Total Liabilities and Stockholders’ Equity	$1,903,244	$488,219	$2,391,463	$6,260		$2,397,723

Notes

A.
Includes QNB's merger-related transaction costs.
B.
Includes reclassification of held-to-maturity securities to available-for-sale and fair value adjustment on reclassified assets of $56,000.
C.
Reflects purchase accounting adjustment to record Victory’s loans at fair value, as well as, the gross-up for estimated lifetime credit losses on purchase credit deteriorated (“PCD”) loans.

D.
Adjustment of Victory’s Allowance for Credit Losses (“ACL”) to reflect elimination of Victory’s ACL at closing, reflect the estimated lifetime credit losses on purchase credit deteriorated (“PCD”) loans of $106,000, and reflect the Day 1 ACL on non‑PCD loans of $2.6 million.
E.
Adjustment to record estimated goodwill associated with the merger as calculated below:

Supporting Details on Calculation of Goodwill	Victory Book Value	Fair Value Adjustments	Fair Value
Purchase price			$40,969
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and equivalents	$40,830	$—	$40,830
Investment securities	40,850	(56)	40,794
Loans, net	392,111	(2,677)	389,434
Premises and equipment	3,444	—	3,444
Core deposit intangible	—	4,693	4,693
Other assets	10,984	(342)	10,642
Deposits	(436,743)	(30)	(436,773)
Borrowings	(17,359)	(319)	(17,678)
Other liabilities	(2,467)		(2,467)
Total identifiable net assets	31,650	1,269	32,919
Goodwill	—	8,050	8,050
Total Allocation	$31,650	$9,319	$40,969

F.
Adjustment to record an estimated core deposit intangible of $4.7 million related to the merger.
G.
Adjustment to recognize net deferred tax associated with the fair value adjustments recorded in the merger.
H.
Adjustment to record estimated fair value adjustments on acquired certificates of deposits
I.
Cancellation of $3.0 million of Victory Subordinated Debt owned by QNB and fair value adjustments.
J.
Adjustments to common stock to eliminate Victory’s common stock of $2.0 million par value and record the issuance of QNB common stock to Victory’s common shareholders of $719,000 par value based on the following details of the purchase price and allocation to equity:

Supporting Details on Valuation and Calculation of Purchase Price
QNB Corp. Share price (Close of business on December 16, 2025)	$34.75
The Victory Bancorp, Inc. shares outstanding	1,996,588
Exchange ratio	0.550
Converted Company Common Shares	1,098,123
Shares issued to Stock Option Holders	80,850
QNB Corp shares issued to The Victory Bancorp, Inc. shareholders	1,178,973
Transaction Value	$40,969

QNB Corp. par value per share and allocation (consolidated):
J) Common stock ($0.625 par)	$737
J) Paid in Capital	$40,232

The purchase price will depend on the market price of QNB’s common stock when the acquisition is consummated. QNB's management believes that a 15% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	QNB Share Price	Purchase Price
As presented	$34.75	$40,969
15% increase	$39.96	$47,112
15% decrease	$29.54	$34,827

K.
Adjustments to paid in capital to eliminate Victory’s capital surplus of $14.9 million and record the issuance of QNB common stock in excess of par value to Victory’s common stockholders of $40.3 million.
L.
Adjustments to eliminate Victory’s retained earnings of $15.7 million and QNB's transactions costs, net of tax of $6.6 million.
M.
Adjustment to eliminate Victory’s accumulated other comprehensive loss of $957,000.

QNB CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2024

(all amounts are in thousands, except per share data)

	QNB	Victory	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$65,367	$26,552	$2,719	A	$94,638
Deposits with other banks & short-term investments	3,187	214	—		3,401
Investment securities	15,514	2,101	184	B	17,799
Total interest income	84,068	28,867	2,903		115,838
Interest expense
Deposits	37,476	13,030	(23)	C	50,483
Interest on borrowed funds	2,470	—	—		2,470
Interest on subordinated debt	1,260	2,673	(16)	D	3,917
Total interest expense	41,206	15,703	(39)		56,870
Net interest income	42,862	13,164	2,942		58,968
(Reversal of) provision for credit losses	(68)	198	2,635	E	2,765
Net interest income after (reversal of) provision for credit losses	42,930	12,966	307		56,203
Noninterest income
Fees for services to customers	1,770	503	—		2,273
ATM and debit card	2,740	—			2,740
Retail brokerage and advisory	476	—	—		476
Loss on sale of securities	704	—	—		704
BOLI income	332	178	—		510
Other noninterest income	891	265	—		1,156
Total noninterest income	6,913	946	—		7,859
Noninterest expense
Salaries and employee benefits	19,741	7,180	—		26,921
Occupancy and equipment	6,180	749	—		6,929
Third party services	2,595	600	—
Amortization of intangibles	50	—	587	F	637
Acquisition related expenses	—	—	8,306	G	8,306
Other noninterest expense	6,918	3,259	—		10,177
Total Noninterest expense	35,484	11,788	8,893		52,970
Income before income taxes	14,359	2,124	(8,586)		11,092
Income taxes	2,911	462	(1,721)	H	1,652
Net Income	$11,448	$1,662	$(6,865)		$9,440
Net income per share of common stock
Basic	$3.12	$0.84			$2.72
Diluted	$3.12	$0.82			$2.72
Weighted average shares outstanding, basic	3,672,251	1,972,940	(793,967)		4,851,224
The Victory Bancorp, Inc. shares outstanding	3,673,697	2,021,715	(842,742)		4,852,670

Notes

A.
Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.

B.
Adjustment to interest income to record the accretion of the fair value adjustments on acquired investment securities.
C.
Adjustment to interest expense to record the accretion of the fair value adjustment on acquired time deposits.
D.
Adjustment to interest expense to record the accretion of the fair value adjustment on acquired subordinated debt.
E.
Day 1 ACL on non-PCD loans.
F.
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible asset.
G.
QNB expects to incur one-time merger-related charges post-merger, QNB has preliminarily estimated its pre-tax transaction expenses related to the merger with Victory at approximately $8.3 million and $6.6 million after-tax . QNB’s estimated transaction expenses remain preliminary and are expected to be refined over the coming months as the companies evaluate personnel, benefit plans, facilities, equipment, and service contracts to identify potential redundancies.
H.
Income taxes were adjusted to reflect the tax effects of Victory’s being taxed using QNB’s Federal and State statutory rate of 21.5%.

QNB CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(all amounts are in thousands, except per share data)

	QNB	Victory	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$53,768	$19,583	$2,049	A	$75,400
Deposits with other banks and short-term investments	2,097	541	—		2,638
Investment securities	12,962	1,427	138	B	14,527
Total interest income	68,827	21,551	2,187		92,565
Interest expense
Deposits	26,745	9,805	(17)	C	36,533
Interest on borrowed funds	2,082	—	—		2,082
Interest on subordinated debt	2,812	1,186	(12)	D	3,986
Total interest expense	31,639	10,991	(29)		42,601
Net interest income	37,188	10,560	2,216		49,964
Provision for (reversal of) credit losses	497	(145)	—		352
Net interest income after provision for (reversal of) credit losses	36,691	10,705	2,216		49,612
Noninterest income
Fees for services to customers	1,453	446	—		1,899
ATM and debit card	2,156	44	—		2,200
Retail brokerage and advisory	477	—	—		477
Gain (loss) on sale of securities	—	—	—		—
BOLI income	254	157	—		411
Other noninterest income	743	23	—		766
Total noninterest income	5,083	670	—		5,753
Noninterest expense
Salaries and employee benefits	15,531	5,527	—		21,058
Occupancy and equipment	5,105	547	—		5,652
Third party services	2,283	725	—		3,008
Amortization of intangibles	35	—	440	E	475
Acquisition related expenses	519	—	—		519
Other noninterest expense	5,640	2,548	—		8,188
Total noninterest expense	29,113	9,347	440		38,900
Income before income taxes	12,661	2,028	1,776		16,465
Income taxes	2,551	434	382	F	3,367
Net Income	$10,110	$1,594	$1,394		$13,098
Net income per share of common stock
Basic	$2.72	$0.80			$2.68
Diluted	$2.72	$0.77			$2.67
Weighted average shares outstanding, basic	3,710,824	1,990,427	(811,454)		4,889,797
The Victory Bancorp, Inc. shares outstanding	3,723,196	2,082,596	(903,623)		4,902,170

Notes

A.
Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.

B.
Adjustment to interest income to record the accretion of the fair value adjustments on acquired investment securities.
C.
Adjustment to interest expense to record the accretion of the fair value adjustment on acquired time deposits.
D.
Adjustment to interest expense to record the accretion of the fair value adjustment on acquired subordinated debt.
E.
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible asset.
F.
Income taxes were adjusted to reflect the tax effects of Victory’s being taxed using QNB’s Federal and State statutory rate of 21.5%.

VICTORY SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of Victory Special Meeting

The Victory special meeting of shareholders will be held on [________], 2026, at [___] a.m. local time, at [______________________________]. On or about [_____], Victory commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Victory special meeting.

Matters to be Considered

At the Victory special meeting, the holders of Victory common stock will be asked to consider and vote upon the Victory merger proposal. In addition, if necessary, holders of Victory common stock will be asked to vote on the Victory adjournment proposal. Completion of the merger is conditioned on, among other things, Victory shareholder approval of the Victory merger proposal. No other business may be conducted at the Victory special meeting.

Recommendation of the Victory Board of Directors

On September 23, 2025, the Victory board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Victory’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — Victory’s Reasons for the Merger; Recommendation of the Victory Board of Directors” beginning on page 38, the Victory board of directors believes that the merger is in the best interests of Victory’s shareholders.

Accordingly, the Victory board of directors unanimously recommends that its shareholders vote “FOR” the Victory merger proposal and, if necessary, “FOR” the Victory adjournment proposal.

Record Date and Quorum

The Victory board of directors has fixed the close of business on the Victory record date as the record date, which is the date for determining the holders of Victory common stock entitled to receive notice of and to vote at the Victory special meeting. As of the Victory record date, there were an aggregate of 1,998,500 shares of Victory common stock entitled to vote at the Victory special meeting or any adjournment thereof. Such outstanding shares of Victory common stock were held by an aggregate of 299 holders of record. Each share of Victory common stock entitles the holder to one vote at the Victory special meeting on each proposal to be considered at the Victory special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Victory common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Victory special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non‑votes, if any, will not be included in determining whether a quorum exists. The Victory merger proposal cannot be approved at the Victory special meeting unless a quorum is present. If a quorum is not present at the Victory special meeting, Victory will seek approval of the Victory adjournment proposal to solicit additional proxies to approve the Victory merger approval.

Required Vote; Treatment of Abstentions; Broker Non‑Votes and Failure to Vote

The Victory Merger Proposal. The Victory merger proposal must be approved by a majority of the votes cast at the Victory special meeting, assuming a quorum is present.. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Victory merger proposal, it will have no effect on the proposal.

The Victory Adjournment Proposal. Approval of the Victory adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of Victory common stock represented at the meeting, whether or not a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and if you mark “ABSTAIN” on your proxy card, with respect to the Victory adjournment proposal, it will have no effect on the proposal. If Victory’s shareholders fail to approve the Victory adjournment proposal, but approve the Victory merger proposal, the merger may nonetheless occur.

The Victory board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Victory common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters. You may also vote via the Internet by following the instructions on the enclosed proxy card.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Victory merger proposal and “FOR” the Victory adjournment proposal, if applicable.

If you are a shareholder of record of Victory as of the Victory record date, you may submit your proxy before the Victory special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card to Victory using the enclosed postage-paid envelope; or
•
via the Internet, by accessing the website [ ] and following the instructions on the website.

If you intend to submit your proxy via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the Victory special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Victory special meeting.

If you are the record holder of your Victory shares, you may revoke your proxy at any time before it is voted at the special meeting by:

•
submitting another properly completed proxy card bearing a later date which is received prior to the Victory special meeting;
•
sending a written notice which is received prior to the special meeting that you are revoking your proxy to: The Victory Bancorp, Inc., 542 N. Lewis Road, Limerick, Pennsylvania 19468, Attention: Corporate Secretary;
•
casting a new vote via the Internet at any time before 11:59 p.m. Eastern Time on the day before the Victory special meeting; or
•
attending the special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Victory special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non‑Votes

Banks, brokers and other nominees who hold shares of Victory common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non‑routine,” without specific instructions from the beneficial owner. Broker non‑votes are shares held by a broker, bank or other nominee that are represented at the Victory special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non‑votes at the Victory special meeting.

If your broker, bank or other nominee holds your shares of Victory common stock in “street name,” your broker, bank or other nominee will vote your shares of Victory common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Shares Subject to Support Agreement; Shares Held by Directors

Each director of Victory, solely in his or her capacity as a shareholder of Victory, has entered into a support agreement with QNB pursuant to which each Victory director has agreed to vote the shares of Victory common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Victory record date, 354,927 shares of Victory common stock, or approximately 17.76% of the outstanding shares of Victory common stock entitled to vote at the Victory special meeting, are bound by the support agreements.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Victory board of directors. Victory is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to Victory shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of Victory intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Victory will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Victory has engaged Georgeson LLC, a third-party proxy solicitor, to assist Victory in soliciting proxies from the Victory shareholders, for a fee of $15,000, plus additional fees for each holder of Victory common stock contacted and other matters and reimbursement of reasonable and customary documented out-of-pocket expenses for their services.

Dissenters’ Rights

Victory shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Subchapter D of Chapter 15 of the PBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 40, and the full text of Subchapter D of Chapter 15 of the PBCL, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.

Attending the Victory Special Meeting

All shareholders of Victory as of the Victory record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Victory record date, are invited to attend the Victory special meeting. Shareholders of record of Victory common stock can vote in person at the Victory special meeting. If you are not a shareholder of record as of the Victory record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Victory special meeting. If you plan to attend the Victory special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all Victory shareholders must bring a form of personal photo identification with you to be admitted. Victory reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Victory special meeting is expressly prohibited.

A Victory shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Victory special meeting in person must bring proof of beneficial ownership as of the Victory record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Victory Merger Proposal

Victory is asking its shareholders to approve the Victory merger proposal. Holders of Victory common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In addition, holders of Victory common stock should read the documents incorporated by reference herein for further information about QNB.

After careful consideration, the Victory board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Victory and its shareholders. See “The Merger — Victory’s Reasons for the Merger; Recommendation of the Victory Board of Directors” beginning on page 38 of this joint proxy statement/prospectus for a more detailed discussion of the Victory board of directors’ recommendation.

The Victory board of directors unanimously recommends a vote “FOR” the Victory merger proposal.

Victory Adjournment Proposal

The Victory special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Victory special meeting to approve the Victory merger proposal.

If, at the Victory special meeting, the number of shares of Victory common stock present or represented and voting in favor of the Victory merger proposal is insufficient to approve the Victory merger proposal, Victory intends to move to adjourn the Victory special meeting to enable the Victory board of directors to solicit additional proxies for approval of the Victory merger proposal. In that event, Victory will ask the holders of Victory common stock to vote upon the Victory adjournment proposal, but not the Victory merger proposal.

In this proposal, Victory is asking the holders of Victory common stock to authorize the holder of any proxy solicited by the Victory board of directors on a discretionary basis to vote in favor of adjourning the Victory special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Victory shareholders who have previously voted.

The Victory board of directors unanimously recommends a vote “FOR” the Victory adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding Victory’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Georgeson LLC toll-free at (866) 510-7878.

QNB SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of QNB Special Meeting

The QNB special meeting of shareholders will be held on [____________], 2026 at the [____________________________], at [_____] a.m. local time. On or about [_____], QNB commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the QNB special meeting.

Matters to be Considered

At the QNB special meeting, the holders of QNB common stock will be asked to consider and vote upon the QNB merger proposal and, if necessary, the QNB adjournment proposal. Completion of the merger is conditioned on, among other things, QNB shareholder approval of the QNB merger proposal. No other business may be conducted at the QNB special meeting.

Recommendation of the QNB Board of Directors

On September 23, 2025, the QNB board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on QNB’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — QNBs’ Reasons for the Merger; Recommendation of the QNB Board of Directors” beginning on page 67, the QNB board of directors believes that the merger and the issuance of shares of QNB common stock as merger consideration is in the best interests of QNB shareholders.

Accordingly, the QNB board of directors unanimously recommends that its shareholders vote “FOR” the QNB merger proposal and, if necessary, vote “FOR” the QNB adjournment proposal.

Record Date and Quorum

The QNB board of directors has fixed the close of business on the QNB record date as the record date, which is the date for determining the holders of QNB common stock entitled to receive notice of and to vote at the QNB special meeting. As of the QNB record date, there were an aggregate of [____________] shares of QNB common stock outstanding and entitled to notice of, and to vote at, the QNB special meeting or any adjournment thereof, and such outstanding shares of QNB common stock were held by an aggregate of approximately [___] holders of record. Each share of QNB common stock entitles the holder to one vote at the QNB special meeting on each proposal to be considered at the QNB special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of QNB common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the QNB special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non‑votes, if any, will not be included in determining whether a quorum exists. The QNB merger proposal cannot be approved at the QNB special meeting unless a quorum is present. If the quorum is not present at the QNB special meeting, QNB will seek approval of the QNB adjournment proposal to solicit additional proxies to approve the QNB merger proposal.

Required Vote; Treatment of Abstentions; Broker Non‑Votes and Failure to Vote

The QNB Merger Proposal. The QNB merger proposal must be approved by a majority of the votes cast at the QNB special meeting, assuming a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, of if you mark “ABSTAIN” on your proxy card, with respect to the QNB merger proposal, it will have no effect on the proposal.

The QNB Adjournment Proposal. Approval of the QNB adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of QNB common stock represented at the meeting, whether or not a quorum is present. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, of if you mark “ABSTAIN” on your proxy card, with respect to the QNB adjournment proposal, it will have no effect on the proposal. If QNB’s shareholders fail to approve the QNB adjournment proposal, but approve the QNB merger proposal, the merger may nonetheless occur.

The QNB board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of QNB common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the QNB merger proposal and “FOR” the QNB adjournment proposal, if applicable.

If you are a shareholder of record of QNB as of the QNB record date, you may submit your proxy before the QNB special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card to QNB using the enclosed postage-paid envelope;
•
by telephone, by calling toll-free [_________________] and following the recorded instructions; or
•
via the Internet, by accessing the website [__________________] and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the QNB special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the QNB special meeting.

If you are the record holder of your QNB shares, you may revoke your proxy at any time before it is voted at the special meeting by:

•
giving written notice to the Corporate Secretary of QNB;
•
submitting another properly completed proxy bearing a later date which is received prior to the QNB special meeting;
•
casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the QNB special meeting; or
•
attending and voting in person at the QNB special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: QNB Corp., 15 North Third Street, P.O. Box 9005, Quakertown, Pennsylvania 18951-9005, Attn: Corporate Secretary. Attendance at the QNB special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non‑Votes

Banks, brokers and other nominees who hold shares of QNB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non‑routine,” without specific instructions from the beneficial owner. Broker non‑votes are shares held by a broker, bank or other nominee that are represented at the QNB special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non‑votes at the QNB special meeting.

If your broker, bank or other nominee holds your shares of QNB common stock in “street name,” your broker, bank or other nominee will vote your shares of QNB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Shares Subject to Support Agreement; Shares Held by Directors

Each director of QNB, solely in his or her capacity as a shareholder of QNB, has entered into a support agreement with Victory pursuant to which each QNB director has agreed to vote the shares of QNB common stock over which he or she has the sole power to vote or direct the voting of in favor of the QNB merger proposal. As of the QNB record date, 503,517 shares of QNB common stock, or approximately 13.4% of the outstanding shares of QNB common stock entitled to vote at the QNB special meeting, are bound by the support agreements.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the QNB board of directors. QNB is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to QNB shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of QNB intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. QNB will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, QNB has engaged Georgeson, a third-party proxy solicitor, to assist QNB in soliciting proxies from the QNB shareholders, for a fee of $15,000, plus additional fees for each holder of Victory common stock contacted and other matters and reimbursement of reasonable and customary documented out-of-pocket expenses for their services.

Attending the QNB Special Meeting

All shareholders of QNB as of the QNB record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the QNB record date, are invited to attend the QNB special meeting. Shareholders of record of QNB common stock can vote in person at the QNB special meeting. If you are not a shareholder of record as of the QNB record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the QNB special meeting. If you plan to attend the QNB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all QNB shareholders must bring a form of personal photo identification with you to be admitted. QNB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the QNB special meeting is expressly prohibited.

A QNB shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the QNB special meeting in person must bring proof of beneficial ownership as of the QNB record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

QNB Merger Proposal

QNB is asking its shareholders to approve the QNB merger proposal. Holders of QNB common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the QNB board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, to be advisable and in the best interest of QNB and its shareholders. See “The Merger — QNB’s Reasons for the Merger; Recommendation of the QNB Board of Directors” beginning on page 42 of this joint proxy statement/prospectus for a more detailed discussion of the QNB board of directors’ recommendation.

The QNB board of directors unanimously recommends a vote “FOR” the QNB merger proposal.

QNB Adjournment Proposal

The QNB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the QNB special meeting to approve the QNB merger proposal.

If, at the QNB special meeting, the number of shares of QNB common stock present or represented and voting in favor of the QNB merger proposal is insufficient to approve the QNB merger proposal, QNB intends to move to adjourn the QNB special meeting to enable the QNB board of directors to solicit additional proxies for approval of the QNB merger proposal. In that event, QNB will ask the holders of QNB common stock to vote upon the adjournment proposal, but not the QNB merger proposal.

In this proposal, QNB is asking the holders of QNB common stock to authorize the holder of any proxy solicited by the QNB board of directors on a discretionary basis to vote in favor of adjourning the QNB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from QNB shareholders who have previously voted.

The QNB board of directors unanimously recommends a vote “FOR” the QNB adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding QNB’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Georgeson LLC at (866) 486-2947.

Security Ownership of Certain QNB Beneficial Owners and Management

The following table sets forth, as of the record date for the QNB special meeting, the beneficial ownership of QNB common stock by each of QNB’s directors and executive officers, by QNB’s directors and executive officers as a group, and by each person known to QNB to beneficially own more than 5% ownership of the issued and outstanding shares of Victory common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o QNB Corp., 320 West Broad Street, P.O. Box 9005, Quakertown, Pennsylvania 18951.

The percentages of beneficial ownership in the following table are calculated in relation to the 3,733,073 shares of QNB common stock that were issued and outstanding as of the QNB record date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the support agreements entered into with QNB in connection with entering into the merger agreement, to QNB’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them and have not pledged such shares as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Directors and executive officers:
Autumn R. Bayles	2,703		*
Laurie Bergman	1,699		*
Randy S. Bimes	263,469	(3)	6.99%
Kenneth F. Brown, Jr.	150,999	(4)	4.01%
Christopher T. Cattie	8,995	(5)	*
Courtney L. Covelens	5,949	(6)	*
David W. Freeman	32,895	(7)	*
Gerald E. Gorski	572		*
Jeffrey Lehocky	5,312	(8)	*
Jennifer L. Mann	9,927		*
Christina S. McDonald	1,185	(9)	*
Scott G. Orzehoski	21,042	(10)	*
Ranajoy Ray-Chaudhuri	1,699		*
W. Randall Stauffer	54,583	(11)	1.45%
Scott R. Stevenson	2,045		*
Current Directors & Executive Officers as a Group (15 persons)	563,074	(12)	14.94%
Beneficial owners of 5% or more voting power:
Fourthstone LLC(13)	346,290		9.19%
March T. Lynch(14)	334,159		8.87%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the rules of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after the QNB record date. Beneficial ownership may be disclaimed as to certain of the securities.
(2)
Numbers are rounded to the nearest one-hundredth percent.
(3)
Includes 228,564 shares owned jointly by Dr. Bimes with his wife.
(4)
Includes 148,336 shares owned jointly by Mr. Brown with his wife.
(5)
Includes 5,375 options.
(6)
Includes 2,750 options.
(7)
Includes 3,375 options.
(8)
Includes 920 options.
(9)
Includes 1,000 options.

(10)
Includes 5,375 options.
(11)
Includes 30,583 shares owned by Mr. Stauffer’s wife.
(12)
The percentage ownership calculation is based upon an aggregate of 3,733,073 shares outstanding and the 34,700 options in the aggregate which are exercisable within 60 days of the record date.
(13)
Includes Fourthstone LLC (the investment adviser), Fourthstone Master Opportunity Fund Ltd, Fourthstone QP Opportunity Fund LP, Fourthstone Small-Cap Financials Fund LP, Fourthstone GP LLC (the general partner of each of Fourthstone Master Opportunity Fund Ltd, Fourthstone QP Opportunity Fund LP, and Fourthstone Small-Cap Financials Fund LP), and L. Phillip Stone, IV (the managing member of each of the investment adviser and the general partner). The address for each of the foregoing reporting persons is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141. Based upon Amendment No. 2 to Schedule 13G/A filed with the SEC on August 14, 2025.
(14)
The address of the foregoing reporting person is 2900 Wayland Road, Berwyn, PA 19312. Based upon Amendment No. 3 to Schedule 13G/A filed with the SEC on February 8, 2024.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. QNB and Victory urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of QNB and Victory has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the QNB board of directors, the issuance of shares of QNB common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Victory will merge with and into QNB, with QNB continuing as the surviving entity. Immediately following the merger, The Victory Bank, Victory’s wholly-owned banking subsidiary, will merge with and into QNB Bank, QNB’s wholly-owned banking subsidiary, with QNB Bank continuing as the surviving bank.

If the merger agreement is approved by the shareholders of Victory and by the shareholders of QNB, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of Victory common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5500 shares (the “exchange ratio”) of QNB common stock (the consideration such holder receives, the “merger consideration”). Following the completion of the merger, former Victory shareholders will own approximately 23.6% of the combined company based on the number of shares of QNB common stock outstanding as of [_______________].

If Victory provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of QNB common stock relative to the price of the Index, QNB has the option (but not the obligation) to adjust the exchange ratio to equal a quotient, the numerator of which is equal to the product of the QNB Market Value, the exchange ratio (as then in effect) and the index ratio minus 0.20, and the denominator of which is equal to the QNB Market Value (each as calculated per the merger agreement).

Immediately prior to the effective time of the merger, all outstanding shares of Victory common stock subject to vesting restrictions granted under Victory stock plans, if any (which we refer to as “Victory restricted stock”), will become fully vested and will be converted into the right to receive, less applicable taxes, the merger consideration. At the effective time of the merger, each unvested option to purchase shares of Victory common stock will fully vest and all unexercised vested options will be converted into and become an option to purchase QNB common stock, and QNB shall assume such option in accordance with the terms of Victory stock plans and the terms of the award agreement by which such option is evidenced. All rights with respect to shares of the Victory common stock under such options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock with appropriate adjustments made to the number of shares and exercise price applicable to such options based on the exchange ratio.

QNB will not issue any fractional shares of QNB common stock in the merger. Instead, a Victory shareholder who otherwise would have received a fraction of a share of QNB common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices on the OTC for shares of QNB common stock for the five consecutive full trading days ending two trading days immediately preceding the date of closing of the merger by (2) the fraction of a share (rounded to the nearest one-thousandth of a share when expressed in decimal form) of QNB common stock to which such shareholder would otherwise be entitled to receive.

QNB’s shareholders and Victory’s shareholders are being asked to approve the QNB merger proposal and the Victory merger proposal, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 82 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The Victory board of directors has regularly reviewed and discussed Victory’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these reviews and discussions have included possible strategic initiatives available to Victory, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the mergers and acquisitions environment, including trading and acquisition multiples and premiums being paid, and an assessment of potential partners for Victory. As part of these reviews, the Victory board of directors and executive management team has also met with representatives of The Kafafian Group, Inc. (“Kafafian”), financial advisor to Victory, who have provided the Victory board of directors with periodic general market observations and valuation perspectives regarding community bank merger and acquisition transactions.

In connection with the evaluation of Victory’s strategic alternatives, Joseph W. Major, the Chairman, President and Chief Executive Officer of Victory, has also had, from time to time, informal discussions with representatives of other financial institutions, including QNB, and has regularly updated the Victory board of directors regarding such discussions. During the fall of 2024, Mr. Major began to have informal exploratory discussions with representatives of several companies regarding a possible business combination, and representatives of Victory, with the assistance of Kafafian, evaluated the financial aspects of a possible business combination with each of these potential transaction partners. However, no formal indication of interest was sought by Victory as a result of these informal exploratory discussions.

In December 2024, Mr. Major met with David W. Freeman, the President and Chief Executive Officer of QNB, to learn more about QNB’s business operations, growth strategy and interest in a potential transaction or partnership with Victory. The conversation was generally positive and Mr. Major and Mr. Freeman expressed a desire to continue discussions following their first meeting. Mr. Freeman and Mr. Major subsequently held informal discussions with representatives of Performance Trust Capital Partners, LLC (“Performance Trust”) to discuss the strategic and financial benefits of a combination between QNB and Victory.

On January 3, 2025, QNB, in consultation with Performance Trust, QNB’s financial advisor, sent Victory an informal term sheet regarding a potential business combination, which contemplated an all-stock merger in which Victory would merge with QNB and Victory shareholders would receive shares of QNB common stock at a fixed exchange ratio of 0.5000 shares of QNB common stock per share of Victory common stock. Following the receipt of the informal term sheet, during January 2025 and early February 2025, Victory assessed the financial impact of the proposed 0.5000 exchange ratio, in consultation with representatives of Kafafian, on Victory shareholders, as well as the other anticipated benefits of the proposed transaction. Concurrently, the Victory board of directors also evaluated alternative potential merger partners in addition to QNB. As part of this process, representatives of Kafafian reviewed with Victory’s board of directors a group of alternative potential counterparties, along with an analysis of each institution’s capacity to pay for shares of Victory common stock in a merger transaction.

At a meeting held on April 15, 2025, the Victory board of directors discussed Victory’s strategic alternatives, including pursuing a potential merger with QNB or one of the other alternative potential counterparties previously identified by Victory. Following this discussion, the Victory board of directors instructed Mr. Major to continue discussions with QNB about the terms of a potential merger transaction. The Victory board of directors elected to move forward with discussions with QNB, and not to solicit an indication of interest from any of the other alternative potential counterparties, because QNB stood alone among the possible business partners for a business combination as a result of, among other things, the similar culture and values of QNB and Victory, the geographic footprint and physical proximity of QNB, the substantial opportunities for employment of Victory employees following the completion of the merger, the greater anticipated franchise value of QNB following the completion of the merger, the market value of QNB common stock and the future trading upside for Victory shareholders following the completion of the merger, the potential for greater liquidity and trading volume of the combined company’s common stock, and the inability of the other potential counterparties to pay the same merger consideration offered by QNB, as calculated and estimated by Kafafian.

On May 2, 2025, representatives of Victory, Kafafian, QNB and Performance Trust, met to discuss the preliminary terms of a proposed business combination between Victory and QNB. At this meeting, representatives of Victory informed QNB that the previously proposed exchange ratio of 0.5000 was insufficient. The parties then informally discussed but did not agree upon a potential increase in the exchange ratio to 0.5279 shares of QNB common stock for each share of Victory common stock, subject to the completion of additional due diligence.

On May 13, 2025, Victory and QNB entered into a mutual nondisclosure agreement, which included a 45-day exclusivity period, in order to move forward with mutual preliminary due diligence. Following the execution of the mutual nondisclosure agreement, Victory and QNB commenced their respective formal preliminary due diligence reviews, including through documents provided in electronic data rooms established by each party. Over the following weeks, QNB conducted preliminary due diligence on Victory and Victory conducted preliminary reverse due diligence on QNB. The boards of directors and management teams of QNB and Victory received periodic updates from the companies’ respective management teams and advisors on matters related to the proposed merger transaction and the parties’ mutual due diligence process throughout the period.

On June 27, 2025, the 45-day exclusivity period included in the May 13, 2025 mutual nondisclosure agreement expired. Following the expiration of the exclusivity period, QNB and Victory continued to conduct formal due diligence on each other with the goal of working towards a business combination transaction and a formal non-binding indication of interest letter for Victory from QNB. The boards of directors of QNB and Victory continued to receive periodic updates from the companies’ respective management teams and advisors on matters related to the proposed merger transaction and the parties’ mutual due diligence.

On July 15, 2025, following further due diligence and continued negotiations between QNB, Victory and their respective financial advisors, QNB delivered to Victory a non-binding indication of interest letter that increased the proposed exchange ratio from 0.5279 to 0.5450 shares of QNB common stock for each share of Victory common stock, subject to QNB’s continued due diligence review of Victory. On July 21, 2025, following continued discussions between the parties regarding the exchange ratio, and further due diligence by QNB, including a review of preliminary fair value accounting estimates in connection with the proposed transaction, QNB delivered to Victory an updated non-binding indication of interest letter that further increased the proposed exchange ratio from 0.5450 to 0.5500 shares of QNB common stock for each share of Victory common stock. On July 22, 2025, QNB and Victory entered into the updated non-binding indication of interest letter, which included a new 45-day exclusivity period and reflected the increased exchange ratio of 0.5500 shares of QNB common stock for each share of Victory common stock, subject to QNB’s continued due diligence review of Victory.

Following the execution of the updated non-binding indication of interest letter, QNB continued to conduct due diligence on Victory and Victory continued to conduct reverse due diligence on QNB. Representatives of Performance Trust and Stevens & Lee, P.C. (“Stevens & Lee”), QNB’s legal counsel, assisted QNB with its evaluation of Victory and the proposed merger transaction, and representatives of Kafafian and Kilpatrick Townsend & Stockton LLP (“Kilpatrick”), Victory’s legal counsel, assisted Victory with its evaluation of QNB and the proposed merger transaction.

On August 7, 2025, Stevens & Lee distributed an initial draft of the merger agreement to Kilpatrick. Over the following weeks, multiple drafts of the merger agreement, and the exhibits and schedules thereto, were exchanged and representatives of Stevens & Lee and Kilpatrick participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of Victory’s business prior to closing, certain representations and warranties and employee matters. Among the employee matters discussed were proposed settlement agreements between Victory and each of Joseph W. Major and Robert H. Schultz, pursuant to which (i) each executive’s existing employment agreement with Victory would be terminated as of the effective time of the merger and (ii) in consideration for the termination of his employment agreement, each executive would each receive a severance payment at the effective time of the merger, subject to his capped limit under Section 280G of the Internal Revenue Code of 1986, as amended.

On September 5, 2025, the 45-day exclusivity period provided for in the July 22, 2025 non-binding indication of interest letter expired and the parties continued to negotiate, in good faith, the terms of the proposed merger agreement. On September 10, 2025, as part of the parties’ respective due diligence evaluation of each other, the executive management teams of both QNB and Victory met in person to become better acquainted with one another and to share information about their respective companies. The boards of directors of QNB and Victory continued to receive periodic updates from the companies’ respective management teams and advisors on matters related to the proposed merger transaction and the parties’ mutual due diligence.

On September 23, 2025, Victory’s board of directors held a special meeting, with representatives of Kafafian and Kilpatrick in attendance, to consider the approval of the merger agreement and the transactions contemplated by the merger agreement. In advance of the meeting, management distributed to each director the proposed merger agreement and a financial presentation prepared by Kafafian. Representatives of Kafafian reviewed in detail the pricing and other financial terms of the proposed merger agreement. Kilpatrick reviewed in detail the terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the representations, warranties and covenants made by Victory and QNB, the closing conditions, and the termination rights of Victory and QNB, and also discussed with directors their fiduciary duties under Pennsylvania law. Victory’s board of directors reviewed all aspects of the merger process, including Victory’s then current financial position, performance and prospects, including its decision to pursue a strategic transaction with QNB, then current economic and stock market conditions, Victory’s reverse due diligence investigation of QNB, the terms and conditions of the proposed merger agreement, the implied value of the proposed merger consideration (including the final exchange ratio of 0.5500 shares of QNB common stock for each share of Victory common stock, which reflected several increases from the initial exchange ratio proposed by QNB), and the potential impact of the proposed merger on Victory’s shareholders and other constituencies. All questions posed by the directors were answered by management and/or representatives of Kafafian or Kilpatrick, as appropriate. Representatives of Kafafian then rendered Kafafian’s oral opinion to the board of directors, which was subsequently confirmed in writing, to the effect that, as of September 23, 2025, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Kafafian as set forth in such opinion, the exchange ratio pursuant to the proposed merger agreement was fair to Victory’s shareholders from a financial point of view. After considering the proposed merger agreement, and ancillary documents, and taking into consideration the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted unanimously to adopt and approve the proposed merger agreement, to recommend that Victory’s shareholders vote to approve the proposed merger agreement, and to authorize Mr. Major to execute and deliver the merger agreement, and all ancillary documents, on behalf of Victory.

Also on September 23, 2025, QNB’s board of directors met to consider the approval of the merger agreement and the transactions contemplated by the merger agreement. Representatives of Performance Trust and Stevens & Lee participated in the QNB board meeting, during which they reviewed the provisions of the merger agreement in detail with the board of directors. Representatives of Performance Trust discussed the financial terms of the proposed transaction and Stevens & Lee reviewed in detail the terms of the merger agreement and discussed with the QNB board their fiduciary duties under Pennsylvania law. Also at this meeting, Performance Trust reviewed financial aspects of the proposed merger, and rendered an opinion (which was initially rendered verbally and confirmed in a written opinion, dated September 23, 2025) to QNB’s board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Performance Trust as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to QNB. After careful consideration of the presentations from Performance Trust and Stevens & Lee, and following further discussion, QNB’s board of directors unanimously approved the proposed merger agreement and agreed to recommend that QNB’s shareholders vote to approve the proposed merger agreement.

On September 23, 2025, Victory and QNB executed the merger agreement and, later on September 23, 2025, following the closing of the stock markets, Victory and QNB issued a joint press release to publicly announce the execution of the merger agreement.

Victory’s Reasons for the Merger; Recommendation of the Victory Board of Directors

After careful consideration, at a meeting held on September 23, 2025, the Victory board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of Victory and its shareholders and approved the merger agreement.

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the merger), and to recommend that the holders of Victory common stock approve and adopt the merger agreement, the Victory board of directors evaluated the merger agreement and the transactions contemplated thereby (including the merger) in consultation with Victory’s management, as well as Victory’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):

•
each of Victory’s, QNB’s and the surviving corporation’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Victory board of directors considered that the merger and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than Victory on a standalone basis, which would thereby enable Victory to serve an expanded customer base and position it for continued growth;

•
the strategic rationale for the merger, including the ability of the surviving corporation to serve the banking needs of consumers and businesses in the surviving corporation’s larger market area;

•
the belief of the Victory board of directors that the merger will create, and enable the holders of Victory common stock to become shareholders of a larger community-focused banking franchise with expanded geographies and enhanced product capabilities that will create opportunities for future growth;

•
the belief of the Victory board of directors that QNB’s earnings and prospects, and the synergies potentially available in the proposed merger, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to Victory’s earnings and prospects on a standalone basis;

•
the enhanced trading liquidity of the combined company’s common stock;

•
the belief of the Victory board of directors that Victory and QNB share similar cultures, including with respect to geographic focus, conservative credit culture and community development, and the belief of the Victory board of directors that the complementary cultures would facilitate the successful completion of the merger and the successful integration of the two companies following the consummation of the merger;

• the expanded possibilities for growth and access to capital that would be available to the surviving corporation, given its larger size, asset base, capital and footprint;

•
the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on certain financial metrics;

•
the combined company’s strong capital position and enhanced ability to generate capital;

•
the expectation of cost savings resulting from the merger;

•
the fact that the implied value of the merger consideration of $19.58 based on the closing price of QNB’s common stock on September 22, 2025 (the last full trading day prior to the date of the approval of the merger agreement), represented a premium of 61.15% over the $12.15 closing price of Victory’s common stock on September 22, 2025;

•
the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by holders of Victory common stock as a result of possible increases or decreases in the trading price of Victory common stock or QNB common stock following the announcement of the merger (except for very limited circumstances set forth in the merger agreement), which the Victory board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the merger and the other transactions contemplated by the merger agreement;

•
the fact that 100% of the merger consideration would be in the form of QNB common stock, which would allow Victory shareholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the merger and otherwise benefit from the financial performance of QNB through, among other things, the potential for increased dividends from the combined company and the potential for appreciation in the value of QNB common stock;

•
the provisions of the merger agreement providing that QNB would add Joseph W. Major, and one other current Victory director, to the board of directors of QNB and QNB Bank (and to consider, in good faith, adding an additional current Victory director to the board of directors of QNB and QNB Bank), and appoint Mr. Major as Vice Chair of both the QNB and QNB Bank board of directors and as Chair of the Strategic Planning Committee of the QNB board of directors, upon the closing of the merger, which the Victory board of directors believed would enhance the likelihood that the strategic benefits Victory expects to achieve as a result of the merger would be realized;

•
the fact that Joseph W. Major and Robert H. Schultz will serve as consultants to QNB following the completion of the merger, which the Victory board of directors believed would enhance the likelihood that the strategic benefits Victory expects to achieve as a result of the merger would be realized;

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the support of the merger agreement by the directors of QNB, each of whom entered into a voting agreement pursuant to which, among other things, they agreed to vote the shares of QNB common stock they own and have the sole power to vote or direct the voting thereof in favor of the merger agreement and against alternative transactions;

•
the familiarity and understanding of the Victory board of directors with Victory’s business, results of operations, asset quality, financial and market position and expectations concerning Victory’s future earnings and prospects;

•
the understanding of the Victory board of directors of the current and prospective environment in which Victory and QNB operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Victory as an independent institution, including, among other things, the costs required to make necessary investments in technology, and the likely effect of these factors on Victory both with and without the merger;

•
the evaluation by the Victory board of directors, with the assistance of management and Victory’s financial and legal advisors, of Victory’s standalone plan and other strategic alternatives available to Victory for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Victory’s standalone plan and such other alternatives, and the belief of the Victory board of directors that the proposed merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Victory’s standalone plan and other alternatives available to Victory;

•
the belief of the Victory board of directors that the surviving corporation will be in a better position to address many of the key risks and challenges currently facing Victory, including the belief of the Victory board of directors that the surviving corporation will be able to address these matters on an accelerated basis;

•
Victory’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of QNB;

•
the process through which the Victory board of directors, with the assistance of management and Victory’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for Victory over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of Victory’s standalone plan, and the Victory board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with QNB;

•
the availability of alternative transactions and that the terms of the merger agreement give Victory the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before Victory’s shareholders approve and adopt the merger agreement;

•
the opinion, dated as of September 23, 2025, of Kafafian to the Victory board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Victory common stock of the exchange ratio, as more fully described in the section entitled “The Merger — Opinion of Victory’s Financial Advisor”;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;

•
its review with Victory’s outside legal counsel, Kilpatrick, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions included in the merger agreement; and

•
the fact that Victory shareholders would own approximately 23.6% of the surviving corporation following the completion of the transaction.

The Victory board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•
certain anticipated merger-related costs that Victory expects to incur, including a number of non-recurring costs in connection with the merger even if the merger is not ultimately consummated, including the payment of a potential $1,575,000 termination fee if the merger agreement is terminated under certain circumstances;

•
the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

•
the possibility of encountering difficulties in successfully integrating Victory’s and QNB’s business, operations and workforce;

•
the risk of losing key Victory or QNB employees during the pendency of the merger and thereafter;

•
the possible diversion of management attention and resources from the operation of Victory’s business or other strategic opportunities towards the completion of the merger;

•
the fact that the exchange ratio provides for a fixed number of shares of QNB common stock for each share of Victory common stock and, as such, holders of Victory common stock cannot be certain, at the time of the Victory special meeting, of the market value of the merger consideration they will receive, and the possibility that holders of Victory common stock could be adversely affected by a decrease in the market price of QNB common stock before closing;

•
the fact that the merger agreement places certain restrictions on the conduct of Victory’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Victory from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Victory absent the pending completion of the merger;

•
the potential for legal claims challenging the merger; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Victory board of directors is not intended to be exhaustive but includes the material factors considered by the Victory board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), the Victory board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Victory board of directors considered all these factors as a whole, including through its discussions with Victory’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).

For the reasons set forth above, the Victory board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of Victory and its shareholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Victory common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of Victory common stock.

In considering the recommendation of the Victory board of directors, you should be aware that certain directors and executive officers of Victory may have interests in the merger that are different from, or in addition to, interests of shareholders of Victory generally and may create potential conflicts of interest. The Victory board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to the holders of Victory common stock that they vote in favor of the Victory merger proposal and the Victory adjournment proposal. See the section entitled “—Interests of Victory’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of the Victory board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”

THE VICTORY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VICTORY SHAREHOLDERS VOTE “FOR” THE VICTORY MERGER PROPOSAL AT THE VICTORY SPECIAL MEETING.

Opinion of Victory’s Financial Advisor

By letter dated June 12, 2025, The Victory Bank engaged Kafafian as its exclusive financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of Victory common stock, of the exchange ratio in the proposed merger.

The Victory board of directors engaged Kafafian based on Kafafian’s qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. Kafafian, as part of its financial advisory business, is regularly engaged in the valuation of businesses operating in the financial services industry and their securities in connection with mergers and acquisitions, and valuations for other purposes. In the ordinary course of business Kafafian provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit and process improvement; and various other financial advisory services. Outside of our engagement by Victory as exclusive financial advisor on the merger, Kafafian has also provided investment banking services and consulting services to Victory in the two years preceding the date hereof. In the two years preceding the date hereof Kafafian has not provided any services to QNB.

At the request of the Victory board of directors, representatives of Kafafian participated in a board meeting held on September 23, 2025, at which the Victory board of directors considered the proposed merger with QNB. At that meeting, representatives of Kafafian made a presentation to the Victory board of directors of Kafafian’s analyses relating to the proposed merger and, in particular, of Kafafian’s determination regarding the fairness, from a financial point of view, of the exchange ratio to be paid by QNB to the holders of Victory common stock. At that meeting, Kafafian issued its written opinion that the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Victory common stock. Except as discussed herein, no limitations were imposed by the Victory board of directors upon Kafafian with respect to investigations made or procedures followed in rendering Kafafian’s fairness opinion.

The description of Kafafian’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference and describes the procedures followed, assumptions made, materials reviewed, matters considered and qualifications and limitations of the review undertaken by Kafafian in preparing the opinion.

Kafafian’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Victory board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio. Kafafian’s opinion did not address the underlying business decision of Victory to enter into the merger or enter into the merger agreement nor does Kafafian’s opinion constitute a recommendation to the Victory board of directors in connection with the merger, and Kafafian’s opinion does not constitute a recommendation to any holder of Victory common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such holder of Victory common stock should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger.

Kafafian’s fairness opinion has been approved by Kafafian’s fairness opinion committee. This fairness opinion shall not be reproduced or summarized without Kafafian’s prior written consent; provided, however, Kafafian will provide its consent for the fairness opinion to be included in regulatory or securities filings to be completed in connection with the merger.

In connection with the fairness opinion, Kafafian reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Victory and QNB and bearing upon the merger, including among other things, the following:

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an executable copy of the merger agreement, dated September 23, 2025;
•
audited financials for 2022, 2023 and 2024, and unaudited quarterly financial statements for March 31, 2025 and June 30, 2025, furnished to us by Victory management;
•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years 2022, 2023 and 2024 of QNB;
•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Qfor the fiscal quarters ended March 31, 2025 and June 30, 2025 of QNB;
•
certain publicly available regulatory filings of Victory and QNB, and their respective subsidiaries, including, as applicable, the reports on FR Y-9SP (semiannual for Victory) and Form FR Y-9C and Form FR Y-9LP (quarterly for QNB) and the quarterly call reports required to be filed with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025;
•
certain other interim reports and other communications of Victory and QNB to their shareholders; and

•
other financial information concerning the businesses and operations of Victory and QNB furnished to us by Victory and QNB or which we were otherwise directed to use for purposes of our analyses.

Kafafian’s consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following:

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the historical and current financial position and results of operations of Victory and QNB;
•
the assets and liabilities of Victory and QNB;
•
the publicly reported historical price and trading activity for Victory common stock and QNB common stock, including a comparison of certain stock trading information for Victory common stock and QNB common stock, relative to certain stock indices as well as to publicly available information for certain other companies the securities of which are publicly traded and are considered to be comparable to Victory and QNB;
•
a comparison of certain financial information for Victory and QNB relative to banking institutions considered comparable to Victory and QNB for which information is publicly available;
•
the financial terms of certain recent business combinations in the banking industry that are considered to be similar to that of the merger, for which information is publicly available;
•
financial projections and related assumptions furnished to us by Victory and QNB;
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the pro forma financial impact of the merger on QNB based on certain assumptions relating to transaction expenses, acquisition accounting adjustments, anticipated cost savings and other operating assumptions as provided by the management of QNB and used and relied upon by us at the direction of Victory management; and
•
other such information, studies, analyses and investigations and financial, economic and market criteria as considered relevant.

As part of its analyses, Kafafian took into account its assessment of general economic, market and financial conditions as of the date hereof and the information made available to Kafafian through the respective dates thereof, its experience in similar transactions, as well as its experience in and knowledge of the banking industry and reviewed and considered, among other things deemed relevant by Kafafian. In addition, Kafafian notes that there is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the current interest rate environment. These factors introduce extraordinary uncertainty and unusual volatility, and actual results may vary significantly from those set forth in any projections or analyses considered. Kafafian’s opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available through the date hereof, and Kafafian does not have any obligation to update, revise, or reaffirm this opinion for events or circumstances arising after the date hereof.

Kafafian does not express an opinion as to such information, or the assumptions on which such information is based. Kafafian has also assumed that there has been no material change in the composition of loans or deposits, financial condition, results of operations, business or prospects for either Victory or QNB since the date of the most recent financial statements made available to Kafafian and that Victory and QNB would remain as going concerns for all periods relevant to Kafafian’s analyses. Any estimates contained in the analyses performed by Kafafian are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

Kafafian also discussed with certain members of the management of Victory the business, financial condition, results of operations and prospects of Victory and held similar discussions with certain members of the management of QNB regarding the business, financial condition, results of operations and prospects of QNB. In addition, we have considered the results of the efforts undertaken by Victory from discussions with third parties regarding a potential transaction with Victory.

In performing its review and arriving at our opinion, Kafafian relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Kafafian from public sources, that was provided to Kafafian by Victory, QNB or their respective representatives or that was otherwise reviewed by Kafafian and as such, Kafafian has assumed such accuracy and completeness for purposes of rendering this fairness opinion without any independent verification or investigation. Kafafian has further relied on the assurances of the respective managements of Victory and QNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Kafafian has not been asked to and has not undertaken an independent verification of any of such information and Kafafian does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, Kafafian assumes that the merger is, in all respects, lawful under applicable law as of the date hereof.

Kafafian assumed in all aspects material to its analyses:

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that QNB will provide the merger consideration in accordance with the terms of the merger agreement and all applicable laws and regulations;
•
in all respects material to its analyses that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived;
•
that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and
•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Victory or QNB.

Kafafian did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Victory or QNB, nor has Kafafian been furnished with any such evaluations or appraisals. Kafafian does not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of Victory or QNB nor did Kafafian make an independent evaluation of the adequacy of the allowance for credit losses of Victory or QNB, or the combined entity after the merger and Kafafian has not reviewed individual credit files relating to Victory or QNB. Kafafian has assumed, with Victory’s consent, that the respective allowances for credit losses for both Victory and QNB are currently adequate to cover such losses and will be adequate on a combined basis for QNB with Victory and after application of certain acquisition accounting adjustments.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the exchange ratio in the merger to the holders of Victory common stock. Kafafian expresses no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, no opinion as to the trading values of Victory common stock or QNB common stock at any time or what the value of or trading volume of QNB common stock may be once it is received by the holders of Victory common stock. Nothing in Kafafian’s fairness opinion is to be construed as constituting tax advice or a recommendation to take any tax position, nor does Kafafian’s fairness opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Victory has obtained such advice as it deemed necessary from qualified professionals including whether or not each of the merger and the bank merger would qualify as a tax-free reorganization for United States federal income tax purposes. Kafafian does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of Victory common stock in the merger.

Kafafian’s fairness opinion is for the benefit of the Victory board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the board of directors of Victory of how it should vote on the merger. Kafafian’s fairness opinion is directed to the Victory board of directors in connection with its consideration of the merger agreement and the merger. Kafafian’s fairness opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Victory common stock and does not address the underlying business decision of Victory to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Victory, or the effect of any other transaction in which Victory might engage. This fairness opinion should not be construed as creating any fiduciary duty on the part of Kafafian to any party or person, or any duties whatsoever to the holders of Victory common stock.

Proposal Summary – Pursuant to the terms of the merger agreement, holders of Victory common stock shall, by virtue of the merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.5500 shares of QNB common stock for each share of Victory common stock they own and cash for fractional shares. For the purposes of the financial analyses described below and pursuant to the terms of the merger agreement, Kafafian utilized an implied transaction value of $19.58 per outstanding share for 1,996,588 shares of Victory common stock and when including the value of 153,000 Victory stock options with a weighted average strike price of $7.30 that would be rolled over to QNB stock options for a transaction value of approximately $40.9 million in the aggregate.

Contribution Analysis – Kafafian reviewed the contribution made by each of Victory and QNB to various balance sheet and income statement categories of the combined company based on balance sheet data as of June 30, 2025, and income statement information estimated for the twelve months ended June 30, 2025. Given the merger consideration was comprised of 100% of QNB common stock to the holders of Victory common stock (except for cash in lieu of fractional shares), at an exchange ratio of 0.5500 and a stock price for QNB common stock of $35.60 as of September 22, 2025, the implied value for a share of Victory common stock was $19.58, the analysis showed that Victory and QNB would each contribute, prior to any acquisition accounting adjustments or other transaction expenses, the following percentages to the combined QNB:

Relative Contribution Analysis (prior to fair value adjustments)

	QNB	Victory
Balance Sheet (as of 06/30/2025)
Loans, Net of Allowance	75.5%	24.5%
Total Assets	79.8%	20.2%
Total Deposits	79.5%	20.5%
Total Common Equity	78.5%	21.5%
Proforma Ownership	77.3%	22.7%
Income Statement (for the twelve months ended 6/30/2025)
Net Income	84.4%	15.6%

Peer Group Analysis – An integral part of the evaluation of the merger is to compare the financial condition and financial performance of QNB and Victory to banking organizations that possess characteristics that are believed to be similar to that of QNB and Victory.

In the following Peer Group analysis, The Victory Bank and QNB Bank data may be used if appropriate or if holding company data is unavailable.

Kafafian compared certain of Victory’s and QNB’s financial condition and financial performance measures to several peer groups of financial institutions, with each institution being compared to one specific peer group that is believed to possess characteristics similar to that of Victory and QNB, and one peer group applicable to both institutions. The financial condition and financial performance data for Victory, QNB and all companies in the peer groups was as of or for the last twelve months ended June 30, 2025. For those peer group members that were publicly traded companies, market data was as of September 22, 2025.

The first peer group, “Victory De Novo Peers”, consists of companies based on six (6) screening criteria: (i) publicly traded commercial banks, (ii) established in the year 2000 or later, (iii) headquartered in metropolitan areas within the Mid-Atlantic, Northeast, or Southeast regions, (iv) total assets between $400 million and $1 billion, (v) NPAs as a percentage of total assets less than three (3) percent, and (vi) excludes Minority Depository Institutions (“MDIs”) There are eleven (11) companies that meet this criteria.

The second peer group, “QNB Relational Peer” consists of companies based on four (4) screening criteria: (i) publicly traded commercial banks, (ii) headquartered in Pennsylvania, (iii) total assets between $1.5 billion and $3 billion, and (iv) excludes Western Pennsylvania and select Central Pennsylvania institutions. There are eight (8) companies that meet this criteria.

The third peer group, “QNB + Victory Competitors of Interest Peer” consists of companies based on three (3) screening criteria: (i) publicly traded, (ii) operating a branch within a five-mile radius of any QNB or Victory branch, and (iii) total assets less than $10 billion. There are fifteen (15) companies that meet this criteria.

Victory and QNB Peer Group Members

Victory De Novo Peer	QNB Relational Peer	QNB + Victory Competitors of Interest Peer
•
1st Colonial Bancorp, Inc.
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BankFLORIDA Bancorp, Inc.
•
blueharbor bank
•
ES Bancshares, Inc.
•
First Greenwich Financial, Inc.
•
First Resource Bancorp, Inc.
•
InsCorp, Inc.
•
Oak Ridge Financial Services, Inc.
•
Oak View Bankshares, Inc.
•
Paragon Financial Solutions, Inc.
•
Primary Bank
• Citizens & Northern Corporation • Citizens Financial Services, Inc. • Embassy Bancorp, Inc. • ENB Financial Corp • Fidelity D & D Bancorp, Inc. • LINKBANCORP, Inc. • Meridian Corporation • Norwood Financial Corp.
•
1st Colonial Bancorp, Inc.
•
American Bank Incorporated
•
Citizens Financial Services, Inc.
•
CNB Financial Corporation
•
Embassy Bancorp, Inc.
•
First Bank
•
FNB Bancorp, Inc.
•
Harleysville Financial Corporation
•
Meridian Corporation
•
Mid Penn Bancorp, Inc.
•
New Tripoli Bancorp, Inc.
•
Peoples Financial Services Corp.
•
Princeton Bancorp, Inc.
•
Quaint Oak Bancorp, Inc.
•
Univest Financial Corporation

The following table provides a summary comparison of Victory’s and QNB’s financial condition and financial performance to that of the median for each peer group:

Victory and QNB Peer Group Comparison

	Victory	QNB	De Novo Peer (median)	Relational Peer (median)	Competitors of Interest Peer (median)
Total Assets ($000s)	477,089	1,884,828	724,753	2,560,907	2,241,668
Equity / Assets (%)	6.50	6.01	8.13	8.80	9.87
Tang. Equity / Tang. Assets (%)	6.50	6.01	8.74	7.61	9.34
Loans / Deposits (%)	92.9	73.8	98.7	90.3	95.2
NPAs / Assets (%)	0.00	0.47	0.28	0.62	0.48
Reserves / NPAs (%)	-	102	163	131	161
Net Interest Margin (%)	3.28	2.51	3.53	3.23	3.23
Non-Int. Income/ Avg. Assets (%)	0.21	0.34	0.26	0.63	0.44
Non-Int. Expense/ Avg. Assets (%)	2.52	1.96	2.19	2.41	2.27
Efficiency Ratio (FTE basis) (%)	80	69	64	65	64
Non-Int. Inc./ Oper. Revenue (%)	6.69	12.16	8.65	17.63	12.47

Return on Average Assets (%)	0.51	0.69	0.90	0.86	0.89
Return on Average Equity (%)	8.03	10.68	10.90	10.63	9.34
Market Value ($M)	24.2	132.5	54.6	247.4	175.5
Price / Book (%)	78	117	103	104	98
Price/Tangible Common Equity (%)	78	117	104	124	105
Price/LTM EPS	10.3	10.3	10.7	10.3	11.0
Current dividend yield (%)	2.1	4.3	1.8	3.6	3.2

Financial data as of or for the last twelve months ended June 30, 2025, market data as of close of business ended September 22, 2025.

Source: S&P Capital IQ.

Kafafian reviewed the financial and market valuation metrics of Victory and QNB relative to selected peer groups as of the most recent available data. Victory was compared to the Victory De Novo Peer group, while QNB was evaluated against both the QNB Relational Peer group and the QNB + Victory Competitors of Interest Peer group.

In comparison to the Victory De Novo Peer group, Victory exhibited a lower Price/Book multiple of 78%, compared to the peer median of 117%, suggesting that Victory common stock was trading at a discount relative to its peers on a book value basis. Victory’s Price/LTM EPS multiple of 10.3x was generally consistent with the peer median of 10.7x, indicating alignment with earnings-based valuation norms. Victory’s current dividend yield of 2.1% exceeded the De Novo Peer median of 1.8%, reflecting a relatively higher return of capital to shareholders.

With respect to QNB, its Price/Book multiple of 117% was above the medians of both the QNB Relational Peer group (103%) and the QNB + Victory Competitors of Interest Peer group (104%). QNB’s Price/LTM EPS multiple of 10.3x was in line with the Relational Peer group and slightly below the Competitors of Interest median of 11.0x. Notably, QNB’s current dividend yield of 4.3% was significantly higher than both peer group medians (3.6% and 3.2%, respectively), indicating a differentiated capital return strategy.

No individual company included in the peer group analysis is identical to QNB or Victory. These peer comparisons were considered in the context of broader market positioning, capital structure, and valuation dynamics, and were used to inform Kafafian’s overall assessment of Victory and QNB’s relative market performance and financial characteristics.

Valuation metrics for banking sector – Kafafian reviewed valuation metrics for publicly traded commercial banks segmented by asset size as of September 22, 2025. As of June 30, 2025, Victory had total assets of approximately $477.1 million, placing it within the “SNL U.S. Bank$250M–$500M” peer group, which reflected a price-to-book multiple of approximately 73% as of September 22, 2025. Following the transaction, the pro forma institution is expected to fall within the “SNL U.S. Bank $1B–$5B” peer group, which had a price-to-book multiple of approximately 107% on the same date. Kafafian noted that the transaction results in a shift to a peer group with higher observed valuation metrics, though no assurance can be given that the pro forma institution will trade in line with such metrics.

		Valuation Metrics (medians) 9/22/2025
Commercial Banks	Aggregate Market Capitalization ($ Millions)	Price / LTM Earnings (X)	Price / Book	Price / Tangible Book

SNL U.S. Bank > $10B	2,728,361	13.5	119%	159%
SNL U.S. Bank $5B-$10B	62,722	11.6	113%	133%
SNL U.S. Bank $1B-$5B	44,357	11.4	107%	119%
SNL U.S. Bank $500M-$1B	3,457	10.3	103%	101%
SNL U.S. Bank $250M-$500M	369	12.3	73%	73%
SNL U.S. Bank < $250M	87	24.9	76%	76%

Source: S&P Capital IQ. Market and valuation metrics data as of September 22, 2025; financial data generally as of or for the latest twelve months ended June 30, 2025.

Price change and total return vs. Indices – Kafafian discussed the Total Price Return and Total Return through two different time periods, January 16, 2008 through September 18, 2025 and February 8, 2017 through September 18, 2025. Kafafian noted that both Victory and QNB have underperformed relative to the NASDAQ Bank Index and the S&P 500 throughout both time periods.

Victory and QNB Comparison to Indexes

Description	Stock Price As of 1/16/2008	Stock Price As of 9/18/2025	Total Price Return Through 9/18/2025	Total Cash Dividends Through 9/18/2025	Total Return Through 9/18/2025	Total Return Annualized Through 9/18/2025

Victory (VTYB)	$10.00	$12.15	21.5%	$1.70	38.5%	1.9%
QNB (QNBC)	$21.15	$35.60	68.3%	$21.20	168.6%	5.7%
NASDAQ Bank Index (BANK)	$2,476.97	$4,651.66	87.8%	-	-	-
S&P 500 (SPX)	$1,373.20	$6,631.96	383.0%	-	-	-

Description	Stock Price As of 2/8/2017	Stock Price As of 9/18/2025	Total Price Return Through 9/18/2025	Total Cash Dividends Through 9/18/2025	Total Return Through 9/18/2025	Total Return Annualized Through 9/18/2025

Victory (VTYB)	$7.50	$12.15	62.0%	$1.70	84.6%	7.4%
QNB (QNBC)	$29.25	$35.60	21.7%	$14.12	70.0%	6.4%
NASDAQ Bank Index (BANK)	$2,708.49	$4,651.66	71.7%	-	-	-
S&P 500 (SPX)	$2,112.93	$6,631.96	213.9%	-	-	-

Source: S&P Capital IQ.

Comparable Transaction Analysis – Kafafian reviewed various financial conditions, financial performance and acquisition multiples for two (2) groups of institutions that Kafafian believed to have characteristics similar to those of Victory. Kafafian then compared the median acquisition multiples for the Victory and QNB merger relative to the median acquisition multiples derived from the transactions that comprised Victory’s Comparable Transactions.

The first set of transactions, “Regional Transactions”, included commercial bank transactions announced on or after January 1, 2021 through September 22, 2025 where the target institution (i) had assets between $300 million and $1 billion at announcement, (ii) announced deal value less than $100 million, (iii) target and buyer are stock corporations, (iv) target return on average assets (“ROAA”) was greater than or equal to thirty (30) basis points, (v) target non-performing assets as a percentage of total assets was less than two (2) percent, (vi) target institution was located in the Mid-Atlantic region, and (vii) excludes merger of equals, private equity involvement, government assisted transactions and credit union buyers. The criteria resulted in a list of six (6) merger and acquisition transactions.

The second set of transactions, “National Transactions”, included commercial bank transactions announced on or after January 1, 2021 through September 22, 2025 where the target institution (i) had assets between $300 million and $1 billion at announcement, (ii) announced deal value less than $100 million, (iii) target and buyer are stock corporations, (iv) target ROAA was greater than or equal to thirty (30) basis points, (v) target non-performing assets as a percentage of total assets was less than two (2) percent, (vi) target institution was located in any state within the U.S., (vii) tangible equity as a percentage of tangible assets was less than or equal to ten (10) percent, and (viii) excludes merger of equals, private equity involvement, government assisted transactions and credit union buyers. The criteria resulted in a list of twelve (12) merger and acquisition transactions.

The following tables compares certain financial and valuation metrics of Victory relative to the median for Comparable Transactions. Victory data is as of or for the last twelve months ended June 30, 2025:

Transaction Financial Highlights

	Regional Transactions	National Transactions	Victory
Total Assets ($000s)	554,262	554,262	477,089
Total Deposits ($000)	473,548	441,612	426,433
Tangible Equity / Assets (%)	7.06	8.01	6.50
NPAs / Total Assets (%)	0.45	0.27	0.00
Non-Int. Inc./Avg. Assets (%)	0.43	0.50	0.20
Non-Int. Exp./ Avg. Assets (%)	2.05	2.07	2.50
ROAA (%)	0.50	0.60	0.51
ROAE (%)	7.56	7.45	8.03
Number of Transactions	6	12

Transaction Valuation Highlights

	Regional Transactions	National Transactions	Victory & QNB*
Deal Value ($M)	48.6	51.5	40.9
Deal Value/Common Equity (%)	129	131	132
Deal Value/TCE (%)	129	131	132
Deal Value/LTM EPS (x)	17.7	18.3	17.2
Price/Net Income (x)	17.8	18.3	17.2
Deal Value/Deposits (%)	10.9	11.5	9.6
Fran. Prem/Core Deps (%)	3.1	3.0	2.9
Deal Premium 1 Day Before (%)	35.7	34.8	61.2

*Assumes merger consideration is valued at $19.58 for Victory based on an exchange ratio of 0.5500 and QNB closing price of $36.50 as of September 22, 2025.

Kafafian reviewed the aggregate implied value of the merger consideration, which totaled approximately $40.9 million, and compared it to values derived from selected median transaction metrics. Based on median price-to-book and price-to-tangible-book multiples of approximately 129% and 131%, respectively, for the Regional and National Transaction peer groups, the implied values were approximately $40.1 million for each group. Using median price-to-last-twelve-months earnings multiples of 17.8x and 18.3x for the same peer groups, the implied values were approximately $42.1 million and $43.6 million, respectively. Kafafian noted that the pricing in this transaction appeared to be more closely aligned with book value multiples than earnings-based metrics. Nonetheless, the results of both approaches were relatively close, with the implied median price-to-book values being slightly lower and the implied median price-to-earnings values being slightly higher than the merger consideration.

In evaluating the various financial condition, financial performance, trading multiples and acquisition multiples for the merger and the merger consideration, it is important to note that no company or transaction in the preceding analyses is identical to Victory, QNB, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The range of value resulting from the foregoing analyses should not be taken to represent Kafafian’s view of the actual value of Victory, QNB or the combined company.

Discounted dividend method – Kafafian applied a capitalized tangible book approach to estimate the value range of Victory common stock under various change-of-control scenarios. This method was considered appropriate given that Victory has historically traded on a book value basis rather than an earnings basis. The model projects net income, applies a terminal tangible book multiple to the final period’s equity, and discounts both the projected income stream and terminal value to determine the present value of one share of Victory common stock.

In preparing a range of value for Victory, Kafafian made the following assumptions:

•
The financial projections and net income estimates for the years ending December 31, 2025 through December 31, 2030, as prepared by Victory management, were considered reasonable. These projections assumed a 2030 asset growth rate of 9.5%, return on average assets (ROAA) of 0.58%, capital-to-assets ratio of 6.67% with excess dividended out, pre-tax cost savings of 25% on Victory’s non-interest expenses, and a tax rate of 25%; and

•
Used price to tangible book multiples of 75% and 125% to reflect value under various change of control scenarios; and

•
Using various methodologies, developed discount rates that ranged between 10% and 14%.

	Discount Rate
Scenarios	10%	12%	14%

Terminal Price-to-Tangible Book Value of 75%
Value (in millions)	$30.9	$28.2	$25.8
Value per share	$14.94	$13.68	$12.56
Price-to-Earnings	11.2X	10.2X	9.4X
Price-to-Tangible Book	96%	88%	80%

Terminal Price-to-Tangible Book Value of 125%
Value (in millions)	$45.3	$41.1	$37.4
Value per share	$21.66	$19.70	$17.97
Price-to-Earnings	16.4X	14.9X	13.6X
Price-to-Tangible Book	141%	128%	116%

Kafafian observed that the merger consideration of $19.58 per share as of September 22, 2025 exceeded the high end of the valuation range based on 75% of tangible book terminal value, which was $14.94 per share. On a sale basis, using 125% of tangible book value, the consideration fell within the estimated range of $17.97 to $21.66 per share.

Although the capitalized tangible book method is a recognized valuation approach, it relies on numerous assumptions—including balance sheet and earnings growth rates, discount rates, and market trading multiples—that may ultimately differ materially from actual results or market conditions. Accordingly, the range of value developed by Kafafian does not purport to represent the actual or expected trading value of Victory common stock.

Miscellaneous - Pursuant to the terms of the Kafafian engagement letter, Kafafian has received a fee of $40,000 for work completed prior to the execution of the merger agreement, has received a fee of $60,000 upon rendering this fairness opinion to the Victory board of directors and Victory has agreed to pay Kafafian a success fee equal to 1.00% of the aggregate closing transaction value that is contingent upon the successful completion of the merger. Victory has also agreed to indemnify Kafafian against certain claims and liabilities arising out of Kafafian’s engagement and to reimburse Kafafian for out-of-pocket expenses incurred in connection with Kafafian’s engagement. Kafafian’s fee for rendering this fairness opinion was not contingent upon any conclusion that Kafafian may reach or upon completion of the merger.

QNB’s Reasons for the Merger; Recommendation of the QNB Board of Directors

After careful consideration, the QNB board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, are in the best interests of QNB and its shareholders. Accordingly, the QNB board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, the QNB board of directors consulted with QNB’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the QNB board of directors considered a number of factors, including the following material factors:

•
the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;
•
the impact of the issuance of QNB common stock in the merger on the existing shareholders of QNB, including the expected earnback period for the resulting dilution;
•
the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;
•
each of QNB’s, Victory’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;
•
Victory’s established presence in southeast Pennsylvania which will add increased scale for QNB in that region;
•
the opportunity to add seasoned bankers in Victory’s markets and strengthen QNB’s presence in southeast Pennsylvania;
•
the potential to broaden the scale of QNB’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;
•
the anticipated benefits resulting from the expected larger market capitalization of QNB resulting from the merger;
•
the expectation of annual cost savings resulting from the merger, enhancing efficiencies;
•
the current and prospective industry and economic conditions facing the financial services industry, including national, state, and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on QNB both with and without the merger;

•
Victory’s complementary management team and the compatible corporate cultures of Victory and QNB, all of which QNB believes should facilitate the integration and implementation of the merger and the retention of key Victory employees;
•
its review and discussions with QNB’s management concerning the due diligence investigation of Victory, including its review of Victory’s financial and regulatory condition, results of operation, asset quality, market areas, growth potential, and quality of senior management;
•
the structure of the merger as a combination in which the combined company would operate under QNB’s brand;
•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Victory’s business between the date of the merger agreement and the date of completion of the merger;
•
the written opinion of Performance Trust, QNB’s financial advisor, dated as of September 23, 2025, delivered to QNB’s board of directors to the effect that, and subject to and based on the various assumptions set forth in the opinion, the issuance of the merger consideration was fair, from a financial point of view, to QNB’s shareholders; and
•
other alternatives to the merger.

The QNB board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•
the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;
•
the impact of the dilution resulting from the stock issuance on QNB’s current shareholders, and the ability of QNB to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;
•
the possibility of encountering difficulties in completing the merger;
•
the possibility of encountering difficulties in successfully integrating Victory’s business, operations, and workforce with those of QNB;
•
certain anticipated merger-related costs;
•
the diversion of management attention and resources from the operation of QNB’s business towards the completion of the merger;
•
QNB’s lack of recent acquisition experience and integration;
•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;
•
the possibility of litigation in connection with the merger;
•
the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and
•
other risks associated with business combinations in the financial services industry, including those set forth in this joint proxy statement/prospectus under the heading “Risk Factors” beginning on page 22.

The foregoing discussion of the factors considered by the QNB board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the QNB board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration, the QNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The QNB board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the QNB board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 21.

THE QNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT QNB SHAREHOLDERS VOTE “FOR” THE QNB MERGER PROPOSAL AT THE QNB SPECIAL MEETING.

Opinion of QNB’s Financial Advisor

QNB retained Performance Trust to act as financial advisor to the QNB board of directors in connection with QNB’s consideration of a possible business combination with Victory under which QNB would acquire Victory with Victory merged with and into QNB (the “Transaction” or the “Merger”). QNB selected Performance Trust to act as its financial advisor because Performance Trust is a nationally recognized investment banking firm which specializes in community financial institutions. In the ordinary course of its investment banking business, Performance Trust is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Performance Trust acted as financial advisor to the QNB board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 23, 2025 meeting at which the QNB board of directors considered the Transaction and the merger agreement, Performance Trust delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 23, 2025, to the effect that, as of such date, the consideration to be paid by QNB in the Transaction pursuant to the merger agreement was fair, from a financial point of view, to QNB. The full text of Performance Trust’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of QNB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Performance Trust’s opinion was directed to the QNB board of directors in connection with its consideration of the Transaction and does not constitute a recommendation to any QNB shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Transaction and the merger agreement. Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the consideration to be paid by QNB pursuant to the merger agreement, to QNB and did not address the underlying business decision of QNB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the merger agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for QNB or the effect of any other transaction in which QNB might engage. Performance Trust also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of QNB or Victory, or any class of such persons, if applicable. Performance Trust’s opinion was approved by Performance Trust’s fairness opinion committee.

This analysis includes:

•
a summary of selected terms of the transaction
•
financial analyses with respect to Victory; and
•
financial analyses with respect to QNB

In undertaking this analysis, Performance Trust has:

•
reviewed the draft merger agreement and certain related documents;

•
reviewed certain publicly available business and financial information relating to Victory and QNB, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;
•
reviewed certain other business, financial and operating information relating to QNB and Victory provided by management of QNB and Victory, including financial forecasts for QNB prepared by the management of QNB and financial forecasts for Victory prepared by the management of Victory, as approved or adjusted by the management of QNB;
•
reviewed certain estimates of cost savings and other synergies anticipated by the management of QNB to result from the Transaction;
•
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;
•
reviewed certain financial data of Victory and QNB and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and
•
considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

In performing its review, Performance Trust relied upon the accuracy and completeness of all financial and other information that was available to and reviewed by Performance Trust from public sources, that was provided to Performance Trust by QNB, Victory or their representatives, or that was otherwise reviewed by Performance Trust, and Performance Trust assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Performance Trust relied on the assurances of the management of QNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Performance Trust was not asked to and did not undertake an independent verification of any of such information and Performance Trust did not assume any responsibility or liability for the accuracy or completeness thereof. Performance Trust did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of QNB or Victory, nor was Performance Trust furnished with any such evaluations or appraisals with the exception of a third-party fair value analysis of the loan portfolio of Victory prepared by consultants retained by Victory. Performance Trust rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of QNB or Victory. Performance Trust did not make an independent evaluation of the adequacy of the allowance for credit losses of QNB or Victory, or of the combined entity after the Merger, and Performance Trust did not review any individual credit files relating to QNB or Victory. Performance Trust assumed, with QNB’s consent, that the respective allowances for credit losses for both QNB and Victory were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity after taking into account estimated purchase accounting adjustments.

In preparing its analyses, Performance Trust used certain financial projections and transaction expense estimates for QNB and Victory, as provided by the management of QNB and Victory. With respect to the foregoing information, the management of QNB confirmed to Performance Trust that such information reflected the best currently available estimates and judgments of management, and Performance Trust assumed that the future financial performance reflected in such information would be achieved. Performance Trust expressed no opinion as to such information, or the assumptions on which such information was based. Performance Trust also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of QNB or Victory since the date of the most recent financial statements made available to Performance Trust. Performance Trust assumed in all respects material to its analyses that QNB and Victory would remain as going concerns for all periods relevant to its analyses.

Performance Trust also assumed, with QNB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on QNB, Victory, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with QNB’s consent, Performance Trust relied upon the advice that QNB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Performance Trust expressed no opinion as to any such matters.

Performance Trust’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Performance Trust as of, the date thereof. Events occurring after the date thereof could materially affect Performance Trust’s opinion. Performance Trust has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Performance Trust performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Performance Trust’s opinion or the presentation made by Performance Trust to the QNB board of directors, but is a summary of the material analyses performed and presented by Performance Trust. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Performance Trust believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Performance Trust’s comparative analyses described below is identical to QNB or Victory and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of QNB or Victory and the companies to which they were compared. In arriving at its opinion, Performance Trust did not attribute any particular weight to any analysis or factor that it considered. Rather, Performance Trust made qualitative judgments as to the significance and relevance of each analysis and factor. Performance Trust did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Performance Trust made its determination as to the fairness of the consideration to be paid pursuant to the merger agreement, from a financial point of view, to QNB on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Performance Trust also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of QNB, Victory, and Performance Trust. The analyses performed by Performance Trust are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Performance Trust prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the QNB board of directors at its September 23, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Performance Trust’s analyses do not necessarily reflect the value of QNB or Victory common stock or the price at which QNB or Victory common stock may be sold at any time. The analyses of Performance Trust and its opinion were among a number of factors taken into consideration by the QNB board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the QNB board of directors with respect to the fairness of the consideration to be paid pursuant to the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Performance Trust reviewed the financial terms of the proposed transaction. As set forth in the merger agreement, at the effective time of the acquisition, Victory will merge with and into QNB, with QNB continuing as the surviving corporation. As a result of the merger, each share of Victory will be converted into the right to receive 0.5500 shares of QNB stock per share of Victory. Performance Trust’s fairness opinion was rendered to the QNB board on September 23, 2025 and was based on financial information using closing stock prices as of September 19, 2025. Based on QNB’s closing stock price of $35.60 as of September 19, 2025, the merger consideration would equate to $19.58 per Victory share. Based on 1,996,588 Victory shares outstanding and 153,000 Victory options outstanding with a weighted average strike price of $7.30, the aggregate merger consideration would equate to approximately $41.0 million.

Based upon financial information for Victory as of or for the last-twelve-months (“LTM”) ended June 30, 2025 Performance Trust calculated the following implied transaction metrics:

Premium to Market, 1-Day	61.2%
Merger Consideration / Tangible Book Value Per Share	126.2%
Merger Consideration / LTM Earnings Per Share	16.4x
Tangible Book Premium / Core Deposits[1]	2.3%

1 Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

Victory Three-Year Stock Performance

Performance Trust reviewed the historical performance of Victory common stock from September 19, 2022 to September 19, 2025. Performance Trust then compared the relationship between the stock price performance of Victory common stock to movements in the Victory Comparable Companies peer group (defined in the following section), as well as certain stock indices.

Stock Price Performance from 09/19/2022 to 09/19/2025
Victory	(19.0)%
Victory Comparable Company Median	(3.6)%
S&P 500 Index	70.9%
NASDAQ Bank Index	6.7%

Victory Comparable Company Analyses

Performance Trust used publicly available information to compare selected financial information for Victory with a regional group of financial institutions selected by Performance Trust. This Victory regional peer group included: Publicly traded banks and thrifts headquartered in the Mid-Atlantic (DE, DC, MD, NJ, NY, PA) and Northeast (CT, ME, MA, NH, RI, VT) with total assets between $250 million and $1.0 billion, LTM return on average assets (“ROAA”) for the period ended June 30, 2025, between 0.00% and 1.25%, and tangible common equity / tangible assets (“TCE / TA”) between 0.00% and 12.00%; excludes companies subject to an announced merger and mutual holding companies (“MHCs”). The Victory Regional Peer Group consisted of the following companies – Company Name (State):

Ledyard Financial Group, Inc. (NH)
Magyar Bancorp, Inc. (NJ)
JBT Bancorp, Inc. (PA)
Ballston Spa Bancorp, Inc. (NY)
Harleysville Financial Corporation (PA)
1st Colonial Bancorp, Inc. (NJ)
Juniata Valley Financial Corp. (PA)
Farmers and Merchants Bancshares, Inc. (MD)
Harford Bank (MD)
National Capital Bancorp, Inc. (DC)
First Resource Bancorp, Inc. (PA)
First Community Financial Corporation (PA)
Quaint Oak Bancorp, Inc. (PA)
ES Bancshares, Inc. (NY)
Steele Bancorp Inc. (PA)
Woodlands Financial Services Company (PA)
NBC Bancorp, Inc. (NY)
Elmer Bancorp, Inc. (NJ)
Fleetwood Bank Corporation (PA)
Delhi Bank Corp. (NY)
Commercial National Financial Corporation (PA)
Glen Burnie Bancorp (MD)

The analysis compared financial information for Victory with corresponding publicly available financial information for the Victory Regional Peer Group as of or for the LTM ended June 30, 2025, with pricing data as of September 19, 2025. The tables below set forth the data for Victory and the 25th percentile, median, and 75th percentile data for the Victory Regional Peer Group.

Victory Regional Selected Public Companies Analysis

		Victory Peer Group
		25th		75th
	Victory	Percentile	Median	Percentile
Total assets (in millions)	$ 477	$ 493	$ 686	$ 883
Tangible common equity / Tangible assets	6.50%	6.35%	7.73%	9.26%
LTM Return on average assets	0.51%	0.45%	0.65%	0.97%
LTM Return on average equity	8.03%	5.51%	8.47%	10.96%
LTM Net interest margin	3.09%	2.62%	2.98%	3.42%
LTM Efficiency ratio	80.0%	85.8%	74.9%	62.8%
Nonperforming assets / Total assets[1]	0.00%	0.66%	0.31%	0.08%
Market Capitalization (in millions)	$ 24.2	$ 29.5	$ 51.7	$ 72.0
90-day Average Daily Volume	877	235	888	1,358
Price / Tangible book value	77.6%	74.5%	87.6%	99.5%
Price / LTM EPS[2]	10.3x	8.6x	10.1x	12.5x

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

2 Price / LTM EPS greater than 35.0x considered not meaningful (“NM”)

Victory Analysis of Precedent Transactions

Performance Trust reviewed a regional group of recent bank and thrift merger and acquisition transactions. The regional group consisted of transactions with disclosed financial terms which were announced between July 1, 2022 and September 19, 2025 involving Mid-Atlantic (DE, DC, MD, NJ, NY, PA) and Northeast (CT, ME, MA, NH, RI, VT) headquartered bank and thrift targets with total assets between $250 million and $1.0 billion, LTM ROAA between 0.00% and 1.25%, and TCE / TA between 0.00% and 12.00%; excludes credit union buyers, mergers of equals, and less than 100% equity ownership acquired (the “Regional Selected Transactions”). The Regional Selected Transactions group was composed of the following transactions:

Acquirer	Target
Norwood Financial Corp. (PA)	PB Bankshares, Inc. (PA)
Citizens & Northern Corporation (PA)	Susquehanna Community Financial, Inc. (PA)
ACNB Corporation (PA)	Traditions Bancorp, Inc. (PA)
Princeton Bancorp, Inc. (NJ)	Cornerstone Financial Corporation (NJ)
NexTier Incorporated (PA)	Mars Bancorp, Inc. (PA)
Mid Penn Bancorp, Inc. (PA)	Brunswick Bancorp (NJ)
Summit Financial Group, Inc. (WV)	PSB Holding Corp. (MD)
Citizens Financial Services, Inc. (PA)	HV Bancorp, Inc. (PA)
SR Bancorp, Inc. (NJ)	Regal Bancorp, Inc. (NJ)

Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM ended June 30, 2025 for Victory, Performance Trust reviewed the following transaction metrics: transaction price to tangible book value per share, transaction price to last-twelve-months earnings per share, tangible book value premium to core deposits, and 1-Day Market Premium. Performance Trust compared the indicated transaction metrics for the merger to the 25th percentile, median and 75th percentile metrics of both transaction groups.

Regional Selected Transactions Analysis

		Regional Precedent Transactions Group
	Victory /	25th		75th
	QNB	Percentile	Median	Percentile
Total assets (in millions)	$ 477	$ 424	$ 521	$ 591
Tangible common equity / Tangible assets	6.50%	6.02%	7.75%	10.95%
LTM Return on average assets	0.51%	0.34%	0.49%	0.71%
LTM Return on average equity	8.03%	5.16%	6.55%	8.79%
Nonperforming assets / Total assets[1]	0.00%	0.50%	0.26%	0.12%
Price / Tangible book value	126.2%	113.5%	128.5%	139.8%
Price / LTM EPS[2]	16.4x	13.9x	19.6x	22.3x
Tangible Book Value Premium to Core Deposits	2.3%	2.2%	3.1%	5.5%
1-Day Market Premium	61.2%	13.0%	34.6%	50.6%

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

2 Price / LTM EPS greater than 35.0x considered not meaningful (“NM”)

Victory Dividend Discount Analyses

Performance Trust performed a standalone analysis that estimated the net present value of Victory’s excess tangible common equity over a threshold of 7.50% TCE / TA assuming Victory performed in accordance with net income estimates of $2.7 million in 2025, $2.9 million in 2026, $3.3 million in 2027, $3.6 million in 2028, $3.9 million in 2029, and total assets to increase to $595 million by December 31, 2029, projections as provided by Victory management and approved by QNB management. To approximate the terminal value of a share of Victory common stock at December 31, 2029, Performance Trust applied multiples of 2029 tangible book value ranging from 80% to 100% and price to 2029 earnings multiples ranging from 9.0x to 11.0x. The terminal values were then discounted to present values using different discount rates ranging from 13.81% to 15.81%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Victory common stock. As illustrated in the following tables, the analysis indicated a range of per share value of Victory common stock of $9.06 to $12.41 when applying multiples of tangible book value and $8.80 to $11.79 when applying multiples of earnings.

Victory Standalone Dividend Discount Analysis - Terminal TBV Multiple ($/share)

	Discount Rate
Tangible Book Value Multiple	13.81%	14.81%	15.81%
80.0%	9.91	9.47	9.06
90.0%	11.16	10.67	10.21
100.0%	12.41	11.87	11.36

Victory Standalone Dividend Discount Analysis - Terminal P/E Value ($/share)

	Discount Rate
Earnings Per Share Multiple	13.81%	14.81%	15.81%
9.0x	9.64	9.21	8.80
10.0x	10.72	10.25	9.80
11.0x	11.79	11.28	10.80

Performance Trust performed a pro forma analysis that estimated the net present value of Victory’s excess tangible common equity over a threshold of 7.50% TCE / TA assuming the same earnings and assets projections shown on the standalone analysis. Assumptions for the transaction include cost savings equal to 30% of Victory’s standalone non-interest expense (80% phased-in 2026; 100% phased-in starting in 2027) and transaction costs of $4.9 million after-tax with fair value marks and PCD credit mark impact to equity of $4.7 million after-tax. To approximate the terminal value of a share of Victory common stock at December 31, 2029, Performance Trust applied multiples of 2029 tangible book value ranging from 105% to 125% and price to 2029 earnings multiples ranging from 10.0x to 12.0x. The pro forma terminal multiples were selected to approximate the medians for the QNB comparable companies identified below. The terminal values were then discounted to present values using different discount rates ranging from 13.81% to 15.81%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Victory common stock. As illustrated in the following tables, the analysis indicated a range of per share value of Victory common stock of $12.32 to $16.17 when applying multiples of tangible book value and $20.41 to $26.80 when applying multiples of earnings.

Victory Pro Forma Dividend Discount Analysis (with synergies) - Terminal TBV Value ($/share)

	Discount Rate
Tangible Book Value Multiple	13.81%	14.81%	15.81%
105.0%	13.68	12.98	12.32
115.0%	14.93	14.18	13.48
125.0%	16.17	15.38	14.63

Victory Pro Forma Dividend Discount Analysis (with synergies) - Terminal P/E Value ($/share)

	Discount Rate
Earnings Per Share Multiple	13.81%	14.81%	15.81%
10.0x	22.43	21.40	20.41
11.0x	24.62	23.50	22.44
12.0x	26.80	25.60	24.46

QNB Three-Year Stock Performance

Performance Trust reviewed the historical performance of QNB common stock from September 19, 2022 to September 19, 2025. Performance Trust then compared the relationship between the stock price performance of QNB common stock to movements in the QNB Comparable Companies peer group (defined in the following section), as well as certain stock indices.

Stock Price Performance from 09/19/2022 to 09/19/2025
QNB	26.2%
QNB Comparable Company Median	6.3%
S&P 500 Index	70.9%
NASDAQ Bank Index	6.7%

QNB Comparable Company Analyses

Performance Trust used publicly available information to compare selected financial information for QNB with a regional group of financial institutions selected by Performance Trust. This QNB regional peer group included: Publicly traded bank and thrifts headquartered in the Mid-Atlantic (DE, DC, MD, NJ, NY, PA) and Northeast (CT, ME, MA, NH, RI, VT) with total assets between $1.25 billion and $3.0 billion, LTM ROAA for the period ended June 30, 2025, between 0.00% and 1.50%, and TCE / TA between 0.00% and 10.00%; excludes companies subject to an announced merger and mutual holding companies (“MHCs”). The QNB Regional Peer Group consisted of the following companies – Company Name (State):

Citizens Financial Services, Inc. (PA)
LINKBANCORP, Inc. (PA)
Chemung Financial Corporation (NY)
Western New England Bancorp, Inc. (MA)
Fidelity D & D Bancorp, Inc. (PA)
Citizens & Northern Corporation (PA)
Orange County Bancorp, Inc. (NY)
Meridian Corporation (PA)
Somerset Trust Holding Company (PA)
Norwood Financial Corp. (PA)
Hanover Bancorp, Inc. (NY)
Franklin Financial Services Corporation (PA)

ENB Financial Corp (PA)
Lyons Bancorp Inc. (NY)
First United Corporation (MD)
Kish Bancorp, Inc. (PA)
Embassy Bancorp, Inc. (PA)
Muncy Columbia Financial Corporation (PA)
CB Financial Services, Inc. (PA)
Pathfinder Bancorp, Inc. (NY)
Union Bankshares, Inc. (VT)
AmeriServ Financial, Inc. (PA)
1ST SUMMIT BANCORP of Johnstown, Inc. (PA)
First Keystone Corporation (PA)

The analysis compared financial information for QNB (as of or for the LTM ended June 30, 2025) with corresponding publicly available financial information for the QNB Peer Group, with pricing data as of September 19, 2025. The tables below set forth the data for QNB and the 25th percentile, median, and 75th percentile data for the QNB National Selected Public Companies.

QNB National Selected Public Companies Analysis

		QNB Peer Group
		25th		75th
	QNB	Percentile	Median	Percentile
Total assets (in millions)	$ 1,885	$ 1,543	$ 2,256	$ 2,610
Tangible common equity / Tangible assets	6.01%	6.50%	7.51%	8.39%
LTM Return on average assets	0.69%	0.47%	0.76%	1.04%
LTM Return on average equity	10.68%	5.66%	10.25%	13.22%
LTM Net interest margin	2.51%	2.67%	3.11%	3.37%
LTM Efficiency ratio	68.8%	70.3%	66.7%	62.8%
Nonperforming assets / Total assets[1]	0.47%	0.90%	0.48%	0.25%
Market Capitalization (in millions)	$ 132.5	$ 114.5	$ 172.8	$ 254.3
90-day Average Daily Volume	766	1,567	14,788	36,208
Price / Tangible book value	116.9%	97.2%	118.2%	132.9%
Price / LTM EPS[2]	10.3x	8.7x	10.7x	13.8x
Price / 2026E EPS[2]	11.7x	7.6x	8.6x	9.8x

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

2 Price / LTM EPS greater than 35.0x considered not meaningful (“NM”)

QNB Dividend Discount Analyses

Performance Trust performed a standalone analysis that estimated the net present value of QNB’s excess tangible common equity over a threshold of 7.50% TCE / TA assuming QNB performed in accordance with net income estimates of $11.0 million in 2025, $11.3 million in 2026, $12.5 million in 2027, $13.9 million in 2028, $15.4 million in 2029, and total assets to increase to $2.1 billion by December 31, 2029, projections as provided and approved by the management of QNB. To approximate the terminal value of a share of QNB common stock at December 31, 2029, Performance Trust applied multiples of 2029 tangible book value ranging from 110% to 130% and price to 2029 earnings multiples ranging from 10.0x to 12.0x. The terminal values were then discounted to present values using different discount rates ranging from 13.81% to 15.81%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of QNB common stock. As illustrated in the following tables, the analysis indicated a range of per share value of QNB common stock of $24.36 to $31.35 when applying multiples of tangible book value and $21.69 to $28.36 when applying multiples of earnings.

QNB Standalone Dividend Discount Analysis - Terminal TBV Multiple ($/share)

Discount Rate

Tangible Book Value Multiple	13.81%	14.81%	15.81%
110.0%	26.67	25.49	24.36
120.0%	29.01	27.74	26.52
130.0%	31.35	29.99	28.69

QNB Standalone Dividend Discount Analysis - Terminal P/E Value ($/share)

	Discount Rate
Earnings Per Share Multiple	13.81%	14.81%	15.81%
10.0x	23.79	22.72	21.69
11.0x	26.07	24.91	23.81
12.0x	28.36	27.11	25.92

Performance Trust’s Relationship

Performance Trust is acting as QNB’s financial advisor in connection with the acquisition and will receive a fee for such services in an amount equal to $800,000, a significant portion of which is contingent upon the closing of the Transaction. Performance Trust received a $150,000 fee from QNB upon rendering its opinion which will be credited in full towards the advisory fee that will become payable to Performance Trust upon closing of the merger. QNB has also agreed to indemnify Performance Trust against certain claims and liabilities arising out of Performance Trust’s engagement and to reimburse Performance Trust for certain of its out-of-pocket expenses incurred in connection with Performance Trust’s engagement.

Performance Trust had been engaged on financial advisory and investment banking assignments for both QNB and Victory and their respective affiliates including having served as placement agent for the QNB and the Victory in connection with their respective issuances of subordinated debt in 2024. In the ordinary course of Performance Trust’s business as a broker-dealer, Performance Trust may purchase securities from and sell securities to QNB and Victory.

Each QNB shareholder is encouraged to read Performance Trust’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this joint proxy statement/prospectus.

Board Composition and Management of QNB after the Merger

Following the effective time, the executive officers of QNB will remain the same. Additionally, following the effective time, the current members of the board of directors of QNB shall be the members of the board of directors of QNB immediately prior to the effective time, provided, however, that QNB has agreed to:

•
appoint Joseph W. Major, a current member of Victory’s board of directors and its President and Chief Executive Officer, and one other current member of the Victory board of directors (collectively, the “Victory Directors”) to the QNB board of directors to fill a vacancy in the Class I and Class III of directors slate, or otherwise increase the size of the QNB board of directors by two to do so, subject to the fiduciary duties of the QNB board of directors, with Mr. Major being appointed as a Class I director;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, nominate and recommend the Victory Directors, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, consider, in good faith, adding an additional current member of the Victory board of directors (the “Additional Victory Director”) to the QNB board of directors to fill a vacancy in the Class II of directors slate, or otherwise increase the size of the QNB board of directors by one to do so, if the Additional Victory Director is added;
•
subject to the fiduciary duties of the QNB board of directors, nominate and recommend the Additional Victory Director, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;

•
cause each of the Victory Directors and, if appointed, the Additional Victory Director, subject to the fiduciary duties of the QNB board of directors, to serve on the board of directors of QNB Bank so long as such individual serves on the QNB board of directors;
•
cause each of the boards of directors of QNB and QNB Bank to waive any director retirement age or director qualification limitations in any of the organizational or governance documents, policies or procedures of QNB or QNB Bank, as applicable, to effectuate the appointments and renominations set forth in this paragraph;
•
solely to the extent Mr. Major is elected to, and serves the entirety of, a second term as a director of the FHLB-Pittsburgh following the expiration of his current term as a director of the FHLB-Pittsburgh on December 31, 2025, take all actions necessary to ensure that Mr. Major serves as a director of QNB Bank for the time period required for him to complete two additional consecutive terms as a director of the FHLB-Pittsburgh; and
•
upon the effective time, (1) amend the bylaws of each of QNB and QNB Bank to establish the position of Vice Chair of the Board of Directors of each of QNB and QNB Bank and (2) appoint Mr. Major as Vice Chair of the boards of directors of each of QNB and QNB Bank and as Chair of the Strategic Planning Committee of the QNB board of directors.

Information regarding the executive officers and directors of QNB is contained in documents filed by QNB with the SEC and incorporated by reference into this joint proxy statement/prospectus, including QNB’s Annual Report on Form 10‑K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on April 8, 2025. See “Where You Can Find More Information” and “Additional Information.”

Interests of Victory’s Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Victory will receive the same merger consideration for their shares of Victory common stock as other Victory shareholders. In considering the recommendation of the Victory board of directors with respect to the merger agreement, Victory shareholders should be aware that certain of Victory’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Victory shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Victory shareholders include the following. The Victory board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

1.1.
Treatment of Equity Awards

Vesting of restricted stock awarded to executive officers and directors of Victory, if any, will accelerate as a result of the merger. Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, all outstanding shares of unvested Victory restricted stock, if any, will become fully vested and will be converted into the right to receive, less applicable taxes, the merger consideration. Additionally, pursuant to the terms of the merger agreement, each unvested option to purchase shares of Victory common stock, held by certain officers and directors of Victory will fully vest and all vested options will be converted into and become an option to purchase QNB common stock, and QNB shall assume such option in accordance with the terms of Victory stock plans and the terms of the award agreement by which such option is evidenced. All rights with respect to shares of the Victory common stock under such options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock with appropriate adjustments made to the number of shares and exercise price applicable to such options based on the exchange ratio.

As of September 30, 2025, there were 2,937 shares of unvested Victory restricted stock held by Mr. Major that will become vested as a result of the Merger. No other director or executive officer holds shares of unvested restricted stock.

The following table sets forth, as of September 30, 2025, the aggregate number of options to purchase shares of Victory common stock held by each of Victory’s executive officers and directors plus an approximation of the value that each of them may become entitled to receive in connection with their outstanding equity awards, assuming continued service through the completion of the merger and that the per share cash equivalent at the effective time of the merger is $19.58 (which represents the implied value of one share of Victory common stock to be converted into merger consideration as of September 22, 2025, which is the date immediately prior to the announcement of the merger):

Name	Exercise Price	Stock Options	Approximate Value
Joseph Major	$7.25	39,000	$480,870
Matthew Bates	$7.25	6,000	$73,980
Michael Eddinger	$7.25	6,000	$73,980
Steve Gilmore	$7.25	5,000	$61,650
Kevin Johnson	$7.25	6,000	$73,980
Mary Beth Touey	$7.25	5,000	$61,650
Robert Schultz	$7.25	21,000	$258,930
Alexander Kroll	$7.25	6,000	$73,980
Jon Swearer	$7.25	6,000	$73,980
Jon Swearer	$9.00	4,000	$42,320
Shelly Stockmal	$7.25	6,000	$73,980
Benjamin Major	$7.25	5,000	$61,650
1.2.
1.3.
Termination of Existing Employment Agreements

The Victory Bank maintains employment agreements with Joseph Major and Robert Schultz. The employment agreements provide that if within two years after a change in control (as defined therein), the executive is involuntarily terminated or voluntarily leaves for good reason (as defined therein), the executive will be entitled to a payment equal to three times the sum of the executive’s base annual salary plus the highest cash bonus paid to the executive during the three year period prior to the change in control. For purposes of the employment agreements with Messrs. Major and Schultz, the Merger constitutes a change in control under the respective employment agreements.

Simultaneously with the signing of the Merger Agreement, each of Mr. Major and Mr. Schultz entered into settlement agreements with The Victory Bank, which provide for cash payments to be made to the executives immediately prior to the closing of the Merger, provided the executives do not voluntarily terminate their employment with The Victory Bank through the closing of the Merger or are terminated by The Victory Bank for “cause” (as defined in the respective employment agreement) in exchange for the termination of their respective employment agreements with The Victory Bank. The cash payments to be paid under the settlement agreements are $1,467,972 for Mr. Major and $931,290 for Mr. Schultz and are conditioned on the merger becoming effective.

1.4.
Termination of Supplemental Executive Retirement Plans

The Victory Bank is a party to a supplemental executive retirement plan with Mr. Major (“SERP”), In accordance with the terms of the SERP, The Victory Bank may terminate the SERP at any time. Subject to the closing of the Merger, the SERP shall terminate prior to the closing of the Merger and Mr. Major will receive a lump sum payment equal $710,339. Mr. Major’s supplemental executive retirement plan will be terminated without any further accruals or increased obligations or further contributions by QNB.

Compensation Arrangements with QNB and QNB Bank

QNB Bank intends to enter into a consulting agreement with Robert H. Schultz, which will become effective upon completion of the Merger. Under the terms of the consulting agreement Mr. Schultz shall receive a monthly retainer of $ for a period of months following the closing of the Merger.

In addition, QNB Bank intends to enter into a twenty-four month non-competition agreement with Joseph Major immediately following the closing of the Merger in exchange for a lump sum payment equal to $ .

It is possible that other employees will enter into new compensation agreements, arrangements or understandings with QNB Bank. As of the date of this joint proxy statement/prospectus, Victory is not aware of any compensation agreements, arrangements or understandings between its executive officers other than Messrs. Major and Schultz and QNB Bank.

Change in Control Agreements

The Victory Bank is a party to change in control agreements with certain executives, including Alexander Kroll (Chief Lending Officer), Jon Swearer (Chief Credit Officer), Shelly Stockmal (Chief Human Resources Officer) and Benjamin Major (Chief Information Officer), which provide that if, within 24 months after the effective date of a change in control (as defined in the change in control agreements) of Victory or The Victory Bank, the executive’s employment is involuntarily terminated for reasons other than cause (as defined in the change in control agreements) or is voluntarily terminated for good reason (as defined in the change in control agreements), the terminated executive will be entitled to a payment equal to one or two times the executive’s base salary, as applicable. In addition, the executive will continue to receive life and health insurance coverage for 12 months substantially identical to the coverage maintained for the executive prior to termination. If The Victory Bank or its successor cannot provide those benefits, it will make a cash equivalent payment to the executive.

Assuming the Merger is completed and the respective employments of Mr. Kroll, Mr. Swearer, Ms. Stockmal and Mr. Benjamin Major are terminated, the amounts of cash severance and benefits payable under their change in control agreements are estimated to be approximately $491,568, $479,290, $141,075 and $195,896, respectively, less applicable tax withholding and any reductions necessary to avoid penalties under Sections 280G and 4999 of the Code.

Board Seats with QNB

Under the terms and subject to the conditions of the Merger Agreement, QNB agrees to appoint Mr. Major and one other current member of the Victory board of directors to the QNB board of directors. Subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, QNB will also consider, in good faith, adding an additional current member of the Victory board of directors to the QNB board of directors. The remaining directors of QNB will be persons who served as directors of QNB and QNB Bank prior to the completion of the Merger.

Indemnification of Victory Directors and Officers

QNB has agreed to indemnify the directors and officers of Victory and its subsidiaries for a period of six years following the effective time of the merger. QNB has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Victory.

Interests of Victory Directors Combined

In conjunction with the execution of the merger agreement, members of Victory’s board of directors each executed a support agreement pursuant to which they agreed to vote their respective beneficially owned shares in favor of the merger and also executed non‑competition and non‑disclosure agreements as described more fully in this joint proxy statement/prospectus. As of the closing date of the merger, members of Victory’s board of directors and the board of directors of Victory Bank will resign from those boards.

Trading Markets and Dividends

QNB

As of the QNB record date, there were [ ] shares of QNB common stock (including shares subject to vesting restrictions), outstanding, which were held by approximately [____] holders of record.

QNB’s common stock is quoted for trading on the OTC under the symbol “QNBC” and will continue to be quoted under that symbol following the merger. The OTC prices are quotations, which reflect interdealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions. Under the terms of the merger agreement, QNB will cause the shares of common stock to be issued to Victory’s shareholders in the merger to be approved for quotation on the OTC.

The following table sets forth the closing sale prices of QNB common stock as reported on the OTC on September 22, 2025, the last full trading day before the public announcement of the merger agreement, and on [___________________], the latest practicable trading date before the date of this joint proxy statement/prospectus.

	QNB Common Stock	Implied Value of One Share of Victory Common Stock to be Converted in Merger Consideration
September 22, 2025	$35.60	$19.58
[_________________],	$[____]	$[____]

Victory

As of the Victory record date, there were 1,998,500 shares of Victory common stock (including shares subject to vesting restrictions), outstanding, which were held by approximately 299 holders of record.

Victory’s common stock is quoted on the OTC under the symbol “VTYB.” The OTC prices are quotations, which reflect interdealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions.

The following table sets forth the last sale price of Victory common stock as quoted on the OTC on September 22, 2025, the last full trading day before the public announcement of the merger agreement, and on [_____], the latest practicable trading date before the date of this joint proxy statement/prospectus.

Victory Common Stock
September 22, 2025	$12.15
[_________________],	$[____]

Under the merger agreement, Victory is prohibited from paying any dividend or distribution to its stockholders before the effective time of the merger, other than its regular quarterly cash dividend of $0.0650 per share, without the prior written consent of QNB. Victory’s ability to pay dividends is also subject to state and federal laws and regulations.

Restrictions on Resale of QNB Common Stock

The shares of QNB common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of QNB for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of QNB include individuals or entities that control, are controlled by, or are under common control with QNB and may include the executive officers, directors and significant shareholders of QNB.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to dissenters’ rights available under Pennsylvania law. This description is qualified in its entirety by the full text of Subchapter D of Chapter 15 of the PBCL which is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the PBCL and are urged to consult a legal advisor before electing or attempting to exercise these rights.

General

Victory shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. QNB shareholders do not have dissenters’ or appraisal rights. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. Victory shareholders who are considering exercising dissenters’ rights should read carefully the summary below and the full text of the law set forth in Annex D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Victory common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, Victory shareholders should send any written notice or demand required in order to exercise dissenters’ rights to The Victory Bancorp, Inc., 542 N. Lewis Road, Limerick, Pennsylvania 19468, Attention: Corporate Secretary. After the effective date of the merger, all dissenters should send any correspondence to QNB Corp., 15 North Third Street, P.O. Box 9005, Quakertown, PA 18951‑9005, Attention: Corporate Secretary.

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•
prior to the vote on the merger agreement by Victory shareholders at the Victory special meeting, file with Victory a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;
•
make no change in your beneficial ownership of the Victory common stock from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and
•
not vote your shares of Victory common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Victory shareholders, Victory will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of Victory common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, QNB will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that QNB estimates to be the fair value of the Victory common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•
a closing balance sheet and statement of income of Victory for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•
a statement of QNB’s estimate of the fair value of Victory’s common shares, and
•
a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by QNB is less than the fair value of their Victory common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to QNB within 30 days after QNB mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by QNB of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by QNB.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•
the effective date of the merger;
•
timely receipt by Victory or QNB, as the case may be, of any demands for payment; or
•
timely receipt by Victory or QNB, as the case may be, of any estimates by dissenters of the fair value,

then, QNB may file an application in the Court of Common Pleas requesting that the court determine the fair value of the Victory common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If QNB were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against QNB, may file an application in the name of QNB at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the Victory common stock. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than QNB’s estimate of the fair value of their Victory common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

QNB intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then QNB will file an application requesting that the fair value of the Victory common stock be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against QNB, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Victory shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

The exercise of dissenters’ rights may result in taxable income to you. Neither QNB nor Victory has obtained a tax opinion regarding the tax consequences of a shareholder’s exercise of dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

Failure by a Victory shareholder to follow the steps required by the PBCL for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of Victory common stock and are considering dissenting from the approval of the Victory merger proposal and exercising your dissenters’ rights under the PBCL, you should consult your legal advisors.

Regulatory Approvals Required for the Merger

Federal Reserve Board

The merger of Victory with and into QNB is subject to approval by, or a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Merger transactions between bank holding companies are generally eligible for a waiver from the general requirement of prior approval of the Federal Reserve Board if the transaction is part of the merger or consolidation of the bank with a subsidiary bank of the acquiring bank holding company, and if: (i) the bank merger occurs simultaneously with the merger of the holding companies, and the bank is not operated by the acquiring bank holding company as a separate entity; (ii) the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act; (iii) the transaction does not involve the acquisition of any nonbank company that would require approval under Section 4 of the BHC Act; (iv) both before and after the transaction, the acquiring bank holding company satisfies the Federal Reserve Board’s capital adequacy guidelines; and (v) at least ten days prior to the transaction, the acquiring bank holding company has provided notice to the Federal Reserve Board regarding the transaction and the proposed application for the waiver. QNB has determined that the merger transaction meets the eligibility requirements for a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the BHC Act. QNB not yet filed a request for waiver from the application requirements of Section 3 of the BHC Act. The companies are not aware of any reason why the Federal Reserve Board would fail to grant the waiver of application requirements, if and when requested.

Federal Deposit Insurance Corporation

The merger of Victory Bank with and into QNB Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on December 5, 2025. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) the financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. The companies are not aware of any reason why the FDIC would fail to approve the bank merger as contemplated under this joint proxy statement/prospectus.

The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While QNB and Victory do not know of any reason that the Department of Justice would challenge regulatory approval or waiver, as applicable, by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Pennsylvania Department of Banking and Securities

The merger of Victory with and into QNB requires the approval of commissioner of the PDBS pursuant to Section 115 of the Pennsylvania Banking Code of 1965. Under Pennsylvania law, the PDBS shall consider the financial and managerial resources and future prospects of Victory and QNB and the combined company and whether the convenience and needs of the community will be served by the merger. The application to the PDBS with respect to the merger is also subject to public comment. An application for approval of the merger was filed with the PDBS on December 5, 2025. The companies are not aware of any reason why the PDBS would fail to approve the merger as contemplated under this joint proxy statement/prospectus.

The merger of Victory Bank with and into QNB Bank requires the approval of the commissioner of the PDBS pursuant to Title 7 P.S. § 1601 et seq of the Pennsylvania Banking Code of 1965. Under Pennsylvania law, the PDBS shall consider the financial history and condition of the parties, the future prospects of the existing and proposed institutions, the character of their management, and whether the convenience and needs of the community will be served. An application for approval of the bank merger was filed with the PDBS on November 24, 2025. The companies are not aware of any reason why the PDBS would fail to approve the bank merger contemplated under this joint proxy statement/prospectus.

Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

QNB and Victory are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/ prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement contains representations and warranties of Victory and QNB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the merger agreement, upon filing the statement of merger, Victory will merge with and into QNB, with QNB surviving the merger and continuing as a Pennsylvania corporation and a registered bank holding company. Immediately after the merger or at such later time specified by QNB, QNB will cause Victory Bank to be merged with and into QNB Bank, with QNB Bank surviving the merger and continuing as a Pennsylvania state chartered bank.

Effective Time

QNB and Victory will cause the effective date of the merger to occur as soon as practicable after the last of the conditions set forth in the merger agreement have been satisfied or waived. Unless QNB and Victory otherwise unanimously consent, the effective date of the merger will not be later than September 30, 2026 or after the date or dates on which any regulatory authority approval or extension thereof expires. The merger will become effective at the time at the later of the filing of the statement of merger with the

Pennsylvania Department of State Bureau of Corporations and Charitable Organizations or such later date and time as set forth in such statement of merger (the “effective time”).

QNB and Victory currently anticipate completing the merger and filing the statement of merger with the Pennsylvania Department of State Bureau of Corporations and Charitable Organizations in the first quarter of 2026.

Merger Consideration

Under the terms of the merger agreement, holders of shares of Victory common stock (other than treasury shares and dissenters’ shares) will receive 0.5500 shares of QNB common stock for each share of Victory common stock they hold immediately prior to the effective time.

QNB will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Victory common stock who would otherwise be entitled to receive a fraction of a share QNB common stock (after taking into account all shares of Victory common stock owned by such holder at the effective time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the fractional share of QNB common stock to which such holder would otherwise be entitled to multiplied by the average of the daily closing-sale prices of QNB common stock on the OTC (as reported on Bloomberg or, if not reported by Bloomberg, in another source mutually selected by QNB and Victory) for the five (5) consecutive full trading days ending two trading days preceding the closing date.

At the effective time, shares of Victory’s common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Victory common stock will cease to be, and will have no rights as, shareholders of Victory, other than (i) to receive the merger consideration pursuant to the terms and conditions of the merger agreement, (ii) to receive cash, without interest, in lieu of a fractional share of QNB common stock to which such holder would otherwise be entitled, or (iii) to receive any dividend or other distribution which the holder thereof has the right to receive pursuant to the merger agreement.

Equity Awards

Victory Options. Under the terms of the merger agreement, at the effective time, each option (each, a “Victory option”) to purchase shares of Victory common stock under a Victory stock plan that is unvested immediately prior to the effective time shall, automatically and without any required action on the part of the holder of such option, fully vest. All vested and unexercised options will be converted into and become an option to purchase shares of QNB common stock, and QNB shall assume such Victory option in accordance with the terms of the applicable Victory stock plan and the terms of the stock option award agreement by which such Victory option is evidenced. All rights with respect to shares of Victory common stock under the Victory options assumed by QNB shall thereupon be converted into rights with respect to QNB common stock. Accordingly, from and after the effective time:

•
each Victory option assumed by QNB may be exercised solely for shares of QNB common stock;
•
the number of shares of QNB common stock subject to each Victory option assumed by QNB shall be determined by multiplying the number of shares of Victory common stock that were subject to such Victory option immediately prior to the effective time by the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of QNB common stock;
•
the per share exercise price for the QNB common stock issuable upon exercise of each Victory option assumed by QNB shall be determined by dividing the per share exercise price of Victory common stock subject to such Victory option, as in effect immediately prior to the effective time, by the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent; and
•
any restriction on the exercise of any Victory option assumed by QNB shall continue in full force and effect and the term, exercisability and other provisions of such Victory option shall otherwise remain unchanged as a result of the assumption of such Victory option; provided, however, that the QNB board of directors or a committee thereof shall succeed to the authority and responsibility of the Victory board of directors or any committee thereof with respect to each Victory option assumed by Parent.

At the effective time, QNB shall assume the Victory equity incentive plans. QNB shall be entitled to grant equity awards, to the extent permissible under applicable law and regulations, using the share reserves of such Victory equity incentive plan as of the effective time (including any shares returned to such share reserves as a result of the termination of the Victory options that are assumed by QNB pursuant to merger agreement), except that: (i) stock covered by such awards shall be shares of QNB common stock; (ii) all references in the Victory equity incentive plan to a number of shares of Victory common stock shall be deemed amended to refer instead to a number of shares of QNB common stock determined by multiplying the number of referenced shares of Victory common stock by the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of QNB common stock; and (iii) the QNB board of directors or a committee thereof shall succeed to the authority and responsibility of the Victory board of directors or any committee thereof with respect to the administration of the Victory equity incentive plans. Prior to the effective time, Victory and QNB shall take all action that may be necessary (under the Victory equity incentive plans and otherwise) to effectuate the provisions described in this paragraph and to ensure that, from and after the effective time, holders of Victory options have no rights with respect thereto other than those specifically provided in this paragraph. At or prior to the effective time, QNB shall reserve for issuance the number of shares of QNB common stock that will become subject to Victory options assumed by QNB pursuant to the merger agreement.

Victory Restricted Stock Awards. Under the terms of the merger agreement, at the effective time, (i) each unvested restricted stock award (a “Victory restricted stock award”) under the Victory equity incentive plans, if any; and the terms of the contract or agreement by which such Victory restricted stock award is evidenced shall, automatically and without any required action on the part of the holder of the Victory restricted stock award, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of QNB common stock equal to the number of shares of Victory common stock that were subject to such Victory restricted stock award immediately prior to the effective time multiplied by the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of QNB common stock, which shall be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) calendar days following the closing date. At or prior to the effective time, the QNB board of directors or a committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Victory restricted stock awards as contemplated by this paragraph.

Surrender of Certificates

QNB will engage an exchange agent to handle the exchange of Victory common stock for the merger consideration. As promptly as practicable after the effective time, but no later than five (5) calendar days after the effective time, the exchange agent will mail to each holder of Victory common stock a letter of transmittal for use in the exchange along with instructions explaining how to surrender Victory common stock certificates to the exchange agent. Victory shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, duly executed, will receive (i) the new book entry statements representing that number of whole shares of QNB common stock to which such former holder of Victory common stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of a fractional share and any dividends or distributions which such holder has the right to receive pursuant to the merger agreement. The old certificates of Victory common stock will have been cancelled. No interest will be paid or accrued on the QNB common stock or cash in lieu of fractional shares, dividends, or distributions payable to holders of the former Victory certificates. Victory shareholders that do not exchange their Victory common stock will not be entitled to receive the merger consideration or any dividends or other distributions by QNB until their certificates are surrendered. After surrender of the certificates representing Victory common stock, any unpaid dividends or distributions with respect to QNB common stock represented by the certificates will be paid without interest.

If any Victory stock certificate has been lost, stolen, or destroyed, the transmittal materials received from the exchange agent will explain the steps that the Victory shareholder must take including the posting by such shareholder of a bond in such amount as QNB or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

For a period of six (6) years after the effective date of the merger, to the fullest extent permitted under applicable law, QNB will indemnify each person who served as a director or officer of Victory or its subsidiaries on or after September 23, 2025 (the date of the merger agreement), or who has served in such a role at any time prior to the date of the merger agreement, or at any time after the date of the merger agreement but before the effective time, against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of the Victory or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement.; In addition, the merger agreement provides that, prior to the effective date of the merger, Victory will procure a policy of directors’ and officers’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the effective time as currently maintained by Victory (“Tail Policy”) to be effective for a period of up to six (6) years following the effective time, on terms no less advantageous than those contained in Victory’s existing policy. However, the combined company is not obligated to expend, on an aggregate basis, an amount in excess of 250% of the current annual premium paid by Victory for such insurance as of the date of the merger agreement.

Director Appointments

Effective at the effective time, and contingent upon the closing of the merger, the current members of the board of directors of QNB shall be the members of the board of directors of QNB immediately prior to the effective time, provided, however, that QNB has agreed to:

•
appoint Joseph W. Major, a current member of Victory’s board of directors and its President and Chief Executive Officer, and one other current member of the Victory board of directors (collectively, the “Victory Directors”) to the QNB board of directors to fill a vacancy in the Class I and Class III of directors slate, or otherwise increase the size of the QNB board of directors by two to do so, subject to the fiduciary duties of the QNB board of directors, with Mr. Major being appointed as a Class I director;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, nominate and recommend the Victory Directors, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;
•
subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of QNB’s nominating committee, consider, in good faith, adding an additional current member of the Victory board of directors (the “Additional Victory Director”) to the QNB board of directors to fill a vacancy in the Class II of directors slate, or otherwise increase the size of the QNB board of directors by one to do so, if the Additional Victory Director is added;
•
subject to the fiduciary duties of the QNB board of directors, nominate and recommend the Additional Victory Director, for election at the next applicable annual meeting of QNB’s shareholders following the effective time;
•
cause each of the Victory Directors and, if appointed, the Additional Victory Director, subject to the fiduciary duties of the QNB board of directors, to serve on the board of directors of QNB Bank so long as such individual serves on the QNB board of directors;
•
cause each of the boards of directors of QNB and QNB Bank to waive any director retirement age or director qualification limitations in any of the organizational or governance documents, policies or procedures of QNB or QNB Bank, as applicable, to effectuate the appointments and renominations set forth in this paragraph;
•
solely to the extent Mr. Major is elected to, and serves the entirety of, a second term as a director of the FHLB-Pittsburgh following the expiration of his current term as a director of the FHLB-Pittsburgh on December 31, 2025, take all actions necessary to ensure that Mr. Major serves as a director of QNB Bank for the time period required for him to complete two additional consecutive terms as a director of the FHLB-Pittsburgh; and
•
upon the effective time, (1) amend the bylaws of each of QNB and QNB Bank to establish the position of Vice Chair of the Board of Directors of each of QNB and QNB Bank and (2) appoint Mr. Major as Vice Chair of the boards of directors of each of QNB and QNB Bank and as Chair of the Strategic Planning Committee of the QNB board of directors.

OTC Stock Quotation

QNB common stock is currently quoted on the OTC under the symbol “QNBC.” The shares to be issued to Victory shareholders as merger consideration also will be eligible for quotation on the OTC. QNB shall cause the shares of QNB common stock to be issued in the merger to be approved for quotation as of the effective time.

Conditions to Complete the Merger

Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of QNB and Victory to complete the merger are subject to the fulfillment or written waiver of each of the following conditions:

•
the merger agreement and the merger must be duly adopted and approved by the requisite vote of the sshareholders of Victory and shareholders of QNB;
•
all regulatory approvals required to consummate the merger and the transactions contemplated thereby must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the QNB board of directors reasonably determines would, either before or after the effective time, have a material adverse effect on QNB and its subsidiaries taken as a whole after giving effect to the consummation of the merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the QNB board of directors reasonably determines would, either before or after the effective time, be unduly burdensome. For purposes of this condition, any regulatory approval that does not result in the termination of all outstanding regulatory orders applicable to Victory and/or its subsidiaries, if any, prior to or at the effective time shall be deemed to have a material adverse effect on QNB and its subsidiaries taken as a whole after giving effect to the consummation of the merger;
•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the merger agreement;
•
the QNB common stock to be issued in the merger must be authorized for quotation on the OTC;
•
this registration statement of which this joint proxy statement/prospectus is a part must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order by the SEC; and
•
Victory procures the Tail Policy.

Conditions to Victory’s Obligation to Effect the Merger. Victory will not be required to complete the merger unless the following conditions are fulfilled or waived in writing:

•
that (i) certain fundamental representations and warranties of QNB contained in the merger agreement must be true and correct in all material respects, subject to the merger agreement, as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except that representations and warranties that by their terms speak as some other date must be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects); and (ii) all other representations and warranties, without giving effect to any qualification as to materiality or material adverse effect, must be true and correct, as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except that representations and warranties that by their terms speak as some other date must be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects), provided, however, that such nonfundamental representations and warranties shall be determined to be true and correct unless failure to be true or correct has had or reasonably would be expected to have a material adverse effect on QNB, and Victory shall have received a certificate, dated as of the effective date of the merger, signed on behalf of QNB by the Chief Executive Officer or Chief Financial Officer of QNB to such effect;

•
QNB must have performed in all material respects all obligations required to be performed by QNB under the merger agreement at or prior to the effective time, and Victory must have received a certificate, dated as of the effective date, signed on behalf of QNB by its Chief Executive Officer or Chief Financial Officer to such effect; and
•
Victory must have received a written opinion from its counsel (or, if its counsel is unwilling or unable to issue the opinion, a written opinion of QNB’s counsel) dated as of the effective date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Conditions to QNB’s Obligations to Effect the Merger. QNB will not be required to consummate the merger unless the following conditions are also fulfilled or waived in writing:

•
that (i) certain fundamental representations and warranties of Victory contained in the merger agreement must be true and correct in all material respects, subject to the merger agreement, as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except that representations and warranties that by their terms speak as some other date must be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects); and (ii) all other representations and warranties, without giving effect to any qualification as to materiality or material adverse effect, must be true and correct, as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except that representations and warranties that by their terms speak as some other date must be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects), provided, however, that such nonfundamental representations and warranties shall be determined to be true and correct unless failure to be true or correct has had or reasonably would be expected to have a material adverse effect on Victory, and QNB shall have received a certificate, dated as of the effective date of the merger, signed on behalf of Victory by the Chief Executive Officer or Chief Financial Officer of Victory to such effect;
•
Victory must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time, and QNB must have received a certificate, dated as of the Effective Date, signed on behalf of Victory by its Chief Executive Officer or Chief Financial Officer to such effect;
•
Victory must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the transactions contemplated by the merger agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in QNB’s reasonable estimate, have a material adverse effect, after the effective time, on the combined company, including any consent or approval required for the assignment of any material contracts under the merger agreement;
•
QNB must have received a written opinion from its counsel (or, if its counsel is unwilling or unable to issue the opinion, a written opinion of Victory’s counsel) dated as of the effective date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and
•
the holders of no more than 10.0% of the issued and outstanding shares of Victory common stock shall have properly exercised dissenters’ rights of appraisal.

QNB or Victory can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

Victory has made customary representations and warranties in the merger agreement relating to:

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corporate organization, standing and authority;
•
capital structure;

•
corporate authority and enforceability of the merger agreement;
•
consents and regulatory approvals;
•
compliance with OTC reporting requirements;
•
financial statements, material adverse effect, and internal controls;
•
litigation;
•
regulatory matters;
•
compliance with laws;
•
material contracts and any associated defaults;
•
brokerage and finder’s fees;
•
employee benefit plans and employee matters;
•
labor matters;
•
takeover laws;
•
environmental matters;
•
tax matters;
•
use of risk management instruments;
•
books and records;
•
insurance;
•
title to real property and assets;
•
loans;
•
repurchase agreements;
•
investment securities portfolio;
•
intellectual property, privacy and information security;
•
Bank Secrecy Act, anti‑money laundering and Office of Foreign Assets Control and customer information;
•
Community Reinvestment Act compliance;
•
related party transactions;
•
prohibited payments;
•
receipt of Kafafian’s fairness opinion;

•
the absence of undisclosed liabilities;
•
the absence of material adverse effects;
•
tax treatment of merger; and
•
the absence of untrue statements or omissions of material fact.

QNB has made customary representations and warranties in the merger agreement relating to:

•
corporate organization, standing and authority;
•
capital structure;
•
no ownership of Victory’s common stock;
•
corporate authority and enforceability of the merger agreement;
•
consents and regulatory approvals;
•
compliance with SEC and OTC reporting requirements;
•
financial statements, material adverse effect, and internal controls;
•
regulatory matters;
•
litigation;
•
compliance with laws;
•
brokerage and finder’s fees;
•
takeover laws;
•
tax treatment of merger;
•
the absence of undisclosed liabilities
•
the absence of material adverse effects;
•
employee benefit plans and employee matters;
•
labor matters;
•
taxes and tax returns;
•
loans;
•
insurance;
•
intellectual property, privacy and information security;
•
Bank Secrecy Act, anti‑money laundering and Office of Foreign Assets Control and customer information;

•
Community Reinvestment Act compliance;
•
use of risk management instruments;
•
receipt of Performance Trust’s fairness opinion;
•
the absence of untrue statements or omissions of material fact.

Victory’s Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as disclosed in the Victory disclosure schedules to the merger agreement, as required by law, or required by an applicable regulatory order, without the prior written consent of QNB, Victory shall not, and shall cause its subsidiaries not to:

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conduct the business of Victory and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect on Victory’s ability to perform any of its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;
•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Victory common stock or other capital stock of Victory except upon the exercise of options issued and outstanding as of September 23, 2025 in accordance with their present terms or pursuant to the terms of the Victory non-employee director deferred fee plan with respect to issuances required by the terms of the plan;
•
enter into any agreement or amendment to the Victory equity incentive plans except as required by the merger agreement, with respect to the foregoing;
•
permit any additional new grants of any options, other rights or similar stock-based employee rights under the Victory equity incentive plans or any other plan or program;
•
effect any recapitalization, reclassification, stock split, or similar change in capitalization;
•
make, declare, pay or set aside for payment any dividend or distribution on any shares of Victory common stock, except for its normal and customary quarterly cash dividend in the amount of $0.0650 per share for each full calendar quarter preceding the effective date of the merger, subject to coordinating with QNB regarding the declaration and payment of any dividend in the quarter in which the merger is completed to ensure holders of Victory common stock do not receive two dividends in such quarter as result of the merger;
•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock of Victory;
•
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of Victory or any of its subsidiaries;
•
hire or engage any full-time employee or consultant, other than as replacements for positions existing as of September 23, 2025 (including any vacant positions as of September 23, 2025);
•
grant any salary or wage increase or bonus or increase of any employee benefit (including incentive or bonus payments), except for: (i) changes that are required by applicable law or otherwise permitted under benefit plans subject to the terms of the merger agreement, and (ii) annual merit increases in the salaries and wages of employees of Victory and its subsidiaries not to exceed an aggregate average increase of more than 5.0% of the aggregate cost of all employee annual base salaries and wages as of September 23, 2025 and consistent with past practices;
•
enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the merger agreement, (iii) other than in the ordinary course, consistent with past practices, with respect to contributions, or (iv) pursuant to the regular annual renewal of insurance contracts) any compensation and benefit plan, including the Victory equity incentive plans, or any other pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Victory or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of options, restricted stock, phantom stock or other compensation or benefits payable thereunder;
•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned subsidiary or any claims against any person other than a wholly owned subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;
•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice or purchases of securities incident to Victory’s securities portfolio in the ordinary course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;
•
amend the organizational and governing documents of Victory and/or its subsidiaries;
•
implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles;
•
(i) terminate, amend, or waive any provision of, any material contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other material contract, other than normal renewals of leases and other material contracts without material adverse changes of terms with respect to Victory; (iii) enter into any material contract that (A) would constitute a material contract if it were in effect on the date of the merger agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Victory or any Victory subsidiary of $150,000 or more under the contract; or (iv) enter into any contract if the contract, in the aggregate with all contracts entered into by Victory or any Victory subsidiary from and after the date of the merger agreement, would result in aggregate required payments by Victory or any Victory subsidiary in excess of $350,000;
•
settle any claim, suit, action or proceeding brought against Victory, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $300,000 or in the aggregate not to exceed $750,000 for all such claims, actions or proceedings, and provide notice to QNB of at least five (5) business days before commencing any litigation other than in the ordinary course of business;
•
take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue at any time at or prior to the effective time, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied, or (iii) a violation of any provision of the merger agreement except, in each case, as may be required by applicable law or by any governmental authority;
•
implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•
other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements);
•
make or purchase any indirect or brokered loans in excess of $2 million;
•
purchase from or sell to any financial institution or other non‑depository lender an interest in a loan in excess of $2 million, except for such credit facilities made to borrowers in the Victory’s territory secured by collateral located in Victory’s territory in the ordinary course and consistent with past practices;
•
make, or commit to make, any capital expenditures that exceed by more than 10% of Victory’s capital expenditure budget set forth at the time of signing of the merger agreement;
•
enter into any new line of business, change in any material respect Victory’s lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof);
•
except for commitments issued prior to the date of the merger agreement which have not yet expired, make or acquire any new loan or issue a commitment (including a letter of credit) for any new loan or renew or extend an existing commitment for any loan, or amend or modify any loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (A) loans for which a commitment to make or acquire was entered into prior to the date of the merger agreement; and (B)(i) unsecured loans or commitments for unsecured loans less than $250,000 individually, and (ii) secured loans or commitments for secured loans less than $2,000,000 individually, and (iii) loans or commitments for loans greater than $1,00,000 if immediately after making the loan the person obtaining the loan and the person’s affiliates would have loans owed to Victory Bank that is, in the aggregate, less than $5,000,000, in each case, in compliance with the underwriting policies and related loan policies of Victory Bank in effect as of the date of the merger agreement (including pursuant to an exception to such underwriting policies and related loan policies of Victory Bank that is reasonable in light of the underwriting of the borrower of such loan or commitment); provided, however, for any new loan or commitment (including a letter of credit) for any new loan or renewal or extension of existing commitments or amendment or modification of any loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral) in excess of the limits described in clause (B) hereof, QNB shall have been deemed to have consented to any loan in excess of such amount if QNB does not object to any such proposed loan in writing within three (3) business days of receipt by QNB of a request by Victory to exceed such limit along with all financial or other data that QNB may reasonably request in order to evaluate such loan;
•
restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, provided, however, that Victory and its subsidiaries will not be prohibited from maintaining and monitoring their securities portfolios or purchasing or selling securities in the ordinary course of business consistent with investment policies;
•
except for non‑exclusive licenses and the expiration of intellectual property in the ordinary course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material intellectual property of Victory and its subsidiaries;
•
except as required by law or applicable regulatory authority (i) fail to prepare and file or cause to be prepared or filed in a timely manner consistent with past practice all material tax returns that are required to be filed (with extensions) at or before the effective time, (ii) fail to timely pay any material tax due (whether or not required to be shown on any such tax returns), or (iii) make, change or revoke any material tax election or material tax accounting method, file any amended tax return, settle any material tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to material taxes (or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any refund of material taxes or file any amended material tax return);
•
open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Victory or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;
•
increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices;
•
with respect to loans in excess of $300,000, foreclose upon or otherwise cause Victory or any of its subsidiaries to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I environmental site assessment thereon which indicates that the property is free of hazardous material, provided, however that no such report will be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless Victory has reason to believe such real property may contain any such hazardous material;
•
take, or fail to take, any action that would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or
•
agree to, commit to, or adopt any resolutions of the board in support of any of the foregoing.

QNB’s Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time, except as expressly contemplated or permitted by the merger agreement or required by law or required by an applicable regulatory order, without the prior written consent of Victory, QNB shall not, and shall cause its subsidiaries not to:

•
conduct the business of QNB and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon QNB’s ability to perform any of its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;
•
amend the QNB governing documents in a manner that would (i) materially and adversely affect the economic benefits of the merger to the holders of Victory common stock, (ii) adversely affect the holders of Victory common stock relative to other holders of QNB common stock, or (iii) impede QNB’s ability to consummate the transactions contemplated by the merger agreement;
•
take, or fail to take, any action that would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended;
•
take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in the merger agreement becoming materially inaccurate at any time at or prior to the effective time, any of the conditions to consummation of the merger in the merger agreement not being satisfied, a violation of any provision of the merger agreement except, in each case, as may be required by applicable law or by any governmental authority, or a delay in the consummation of the transactions contemplated by the merger agreement;
•
publicly announce or discuss with any regulatory authority any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other entity, other than acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between QNB, or any subsidiary of QNB, and any other entity; or

•
agree or commit to do any of the foregoing.

Expenses of the Merger

QNB and Victory are each required to bear their own expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. If the merger agreement is terminated by Victory or QNB under circumstances other than those in which a termination fee is involved, as a result of the other party’s willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in the merger agreement, the breaching party shall pay the non-breaching party an amount equal to the out-of-pocket expenses incurred by the non-breaching party in connection with the transactions contemplated by the merger agreement (as itemized by the non-breaching party) up to $500,000, as agreed upon liquidated damages.

Termination of the Merger Agreement

Termination by mutual consent. QNB and Victory may mutually consent to terminate the merger agreement and abandon the merger at any time before the merger is effective, if the boards of directors of QNB and Victory both approve the termination by vote of a majority of the members of their entire boards of directors.

Termination by either QNB or Victory. The merger agreement may be terminated at any time prior to the effective time by QNB or Victory upon written notice to the other party, if either board of directors so determines by vote of a majority of the members of the entire board of directors, in the event of the following circumstances:

•
(i) a breach by the other party of any representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach;
•
if the merger is not been consummated by September 30, 2026 (or such later date as to which Victory and QNB may mutually agree in writing), except to the extent that the failure of the merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to the merger agreement in breach of such party’s obligations, covenants and agreements under the merger agreement;
•
if any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement shall have been denied and the denial has become final and nonappealable;
•
if any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement shall have requested, directed or advised QNB or Victory to withdraw its application for approval of the merger; or
•
if any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger.

Termination by Victory or QNB with regards to either the Victory shareholder vote or the QNB shareholder vote. Either Victory or QNB may terminate the merger agreement if the requisite vote of the Victory shareholders or the QNB shareholders shall not have been obtained at the meeting of the applicable shareholders duly convened therefor or at any adjournment or postponement thereof; provided that no party may terminate the merger agreement if the party has breached in any material respect certain of its specified obligations under the merger agreement, in each case in a manner that primarily caused the failure to obtain the requisite vote of the Victory shareholders or the QNB shareholders, as applicable, at the meeting of such shareholders and shareholders duly convened or at any adjournment or postponement thereof.

Termination by QNB. QNB may terminate the merger agreement and abandon the merger at any time before the requisite vote of the Victory shareholders is obtained if:

•
the Victory board of directors shall have failed to include the Victory recommendation in this joint proxy statement/prospectus, or withdrawn, modified or qualified the Victory recommendation in a manner adverse to QNB, or publicly disclosed that it intends to do so, in any case whether or not permitted by the terms of the merger agreement;
•
the Victory board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or
•
Victory or its board of directors has breached its obligations related to the shareholder vote or acquisition proposals in the merger agreement in any material respect.

Termination by Victory. Victory may terminate the merger agreement and abandon the merger:

•
the QNB board of directors shall have failed to include the QNB recommendation in this joint proxy statement/prospectus, or withdrawn, modified or qualified the QNB recommendation in a manner adverse to Victory, or publicly disclosed that it intends to do so, in any case whether or not permitted by the terms of the merger agreement;
•
QNB or its board of directors has breached its obligations related to the QNB shareholder vote in the merger agreement in any material respect;
•
if the Victory board (or a duly authorized committee thereof) has authorized acceptance of a superior acquisition proposal, and Victory has complied in all respects with the merger agreement; provided, that this right of Victory to terminate the merger agreement is conditioned on and subject to the prior payment by Victory to QNB of a termination fee (as described under “The Merger Agreement – Acquisition Proposals and Termination Fee") in accordance with the merger agreement. Any purported termination on these grounds shall be void and of no force or effect if Victory has not have paid and QNB has not received the termination fee; or
•
by written notice to QNB if, and only if, prior to the effective time and during the time period specified in the merger agreement, the market value of QNB common stock drops below certain pre‑determined thresholds while the Nasdaq Bank Index does not; subject, however, to QNB’s right to cure by providing notice to Victory that QNB intends to proceed with the merger by paying additional consideration.

Acquisition Proposals and Termination Fee

Pursuant to the merger agreement, Victory shall not, and shall instruct and use its reasonable best efforts to cause its subsidiaries and the officers, directors, employees, advisors and other agents of Victory and its subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Victory to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing; unless the Victory board of directors determines in good faith, after consultation with Victory’ outside legal and financial advisors, that (a) such acquisition proposal constitutes or is reasonably capable of becoming a superior proposal, and (b) the failure of the Victory board to take such action would more likely than not cause the Victory board to violate its fiduciary duties to the shareholders of Victory under applicable law.

As promptly as practicable (but in no event more than 24 hours) following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal, Victory must (i) advise QNB in writing of the receipt of such acquisition proposal, request or inquiry and the terms and conditions of such acquisition proposal, request or inquiry, (ii) promptly provide to QNB a written summary of the material terms of such acquisition proposal, request or inquiry including the identity of the person or group making the acquisition proposal, and (iii) keep QNB promptly apprised of the status of any related developments, discussions and negotiations on a current basis.

If Victory terminates the merger agreement with the intention of entering into or accepting an alternate proposal or commits a willful breach of the merger agreement, and within twelve (12) months after the date of termination of the merger agreement enters a definitive agreement for a separate acquisition (whether or not it is the superior proposal), then, Victory must pay to QNB a termination fee of $1,575,000 (the “termination fee”). Additionally, the termination fee will be payable from Victory to QNB if Victory accepts a superior proposal or if QNB is permitted to terminate the merger agreement pursuant to certain terms specified in the merger agreement.

Notwithstanding the foregoing, at any time prior to the Victory shareholder meeting, Victory may accept or approve a superior acquisition proposal, thereby withdrawing its recommendation of the merger to its shareholders, if, and only if: (i) Victory has complied with the relevant terms of the merger agreement; (ii) Victory has determined, in good faith, and after consultation with financial advisors and outside legal counsel, that the acquisition proposal was a superior proposal, after taking into account any proposed modification to the merger agreement by QNB; (iii) the acquisition was unsolicited and constitutes a superior proposal after taking into account any amendment or modification proposed to the merger agreement by QNB; (iv) Victory provided at least five (5) business days written notice to QNB and specified the terms and conditions of the proposal to QNB; (v) during the notice period, Victory and its advisors negotiated with QNB in good faith; and (vi) the Victory board of directors concluded, in good faith, after such negotiations, that the acquisition proposal continues to constitute a superior proposal. If any revisions are made to the superior proposal during the notice period, Victory shall deliver a new written notice to QNB giving rise to a new five (5) business day notice period.

Amendment

The merger agreement may be amended or modified by QNB and Victory at any time before or after the receipt of the requisite vote of the Victory shareholders, provided, however, that after the receipt of the requisite vote of the Victory shareholders, there may not be, without further approval of such shareholders of Victory, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of QNB and Victory.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Victory Support Agreements

In connection with, and as a condition to, QNB entering into the merger agreement, each director of Victory entered into a support agreement with QNB. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit A-1 to the merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus.

Under the support agreements, each such director has agreed to appear at the Victory special meeting (in person or by proxy) and to vote the shares of Victory common stock over which he or she has the sole power to vote or direct the voting of:

•
in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Victory board of directors);
•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;
•
against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Victory contained the merger agreement or the support agreement; and
•
against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement and the support agreement.

In addition, the support agreements provide that each such director will not directly or indirectly, without the prior written consent of QNB sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the Victory special meeting, any or all of his or her shares of Victory common stock, subject to limited exceptions.

Each director also agreed in the support agreements, subject to certain exceptions, not to:

•
vote or execute any written consent to rescind or amend in any manner adverse to QNB any prior vote or written consent, as a shareholder of Victory, to approve or adopt the merger agreement unless the support agreement is terminated;
•
invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the Victory board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and
•
meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The support agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) three (3) years from the date of the support agreement.

As of the Victory record date, approximately 354,927 shares of Victory common stock, which represented approximately 17.76% of the shares of Victory common stock outstanding on that date, are bound by the support agreements.

QNB Support Agreements

In addition, in connection with, and as a condition to, Victory entering into the merger agreement, each director of QNB entered into a support agreement with Victory. The following summary of the QNB support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit A-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Under the QNB support agreements, each such director has agreed to appear at the QNB special meeting (in person or by proxy) and to vote the shares of QNB common stock over which he or she has the sole power to vote or direct the voting of: (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of QNB common stock as merger consideration; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; and (3) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of QNB or such director contained in the merger agreement. In addition, the support agreements provide that each such director will not directly or indirectly, without the prior written consent of Victory, sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the QNB special meeting, any or all such shares of QNB common stock, subject to limited exceptions.

As of the QNB record date, approximately 459,268 shares of QNB common stock, which represented approximately 12% of the shares of QNB common stock outstanding on that date, are bound by the support agreements.

THE COMPANIES

QNB Corp.

QNB Corp. is a bank holding company headquartered in Quakertown, Pennsylvania, and the parent company of QNB Bank, a Pennsylvania state chartered bank. QNB operates a full-service commercial and retail banking business through twelve branches in Bucks, Lehigh and Montgomery Counties, Pennsylvania. As of September 30, 2025, on a consolidated basis, QNB had total assets of $1.9 billion, total net loans of 1.2 billion, total deposits of $1.7 billion and shareholders’ equity of $121.5 million.

QNB’s common stock is quoted on the OTC under the symbol “QNBC.”

QNB’s principal office is located at 15 North Third Street, P.O. Box 9005, Quakertown, PA 18951‑9005, and its telephone number at that location is (215) 538‑5600. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to QNB is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 162.

The Victory Bancorp, Inc.

The Victory Bancorp, Inc. was founded in 2009 and is a bank holding company headquartered in Limerick, Pennsylvania, and the sole shareholder of Victory Bank. Victory was formed to expand the means by which capital can be raised, permit great diversification of Victory Bank’s activities, and provide Victory Bank with greater flexibility in structuring possible acquisitions, and was approved by the Pennsylvania Department of State on March 29, 2009. Victory has no material business operations at the holding company level other than owning and managing Victory Bank.

Victory Bank is a commercial bank that was organized in 2008 and which offers a full range of banking products and services from two full-service branch locations located in Montgomery County, Pennsylvania. As of September 30, 2025, Victory had $488.2 million in total consolidated assets, $392.1 million in total loans, net of the allowance for credit losses and deferred fees, $436.7 million in total deposits and $31.7 million in shareholders’ equity.

As a bank holding company, Victory is subject to supervision and regulation by the Federal Reserve. Victory Bank is subject to supervision and regulation by the Federal Reserve, its primary Federal regulator, and also by the Pennsylvania Department of Banking and Securities.

Victory’s common stock is quoted on the OTCQX Best Market under the symbol “VTYB.”

Victory’s principal office is located at 548 N. Lewis Rd, Limerick, Pennsylvania, 19468, and its telephone number at that location is (610) 948-9000. Victory’s website is www.victorybank.com. The information on Victory’s website is not part of this joint proxy statement/prospectus, and the reference to the Victory website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Products and Services

Victory’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations in one-to-four family residential real estate loans, commercial real estate loans, acquisition, development and land loans, commercial and industrial loans, home equity lines and lines of credit and consumer loans.

Victory Bank offers a diversified portfolio of lending products. Victory Bank grants loans and extensions of credit to individuals and a variety of small businesses and professionals in its market areas. The loan portfolio generally consists of one-to-four family residential real estate loans, commercial real estate loans, construction and land development loans, commercial and industrial loans and consumer loans.

Victory Bank’s deposits are generated primarily from its branch banking network. Its primary deposit products are personal checking accounts, business checking accounts, savings accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In addition, Victory Bank utilizes brokered deposits as an additional source of funding and as a balance sheet management tool.

Market Area and Competition

Victory faces competition within its market areas both in making loans and attracting deposits. Victory’s market area has a concentration of financial institutions that include large money center and regional banks, as well as community banks and credit unions. Victory also faces competition from savings institutions, mortgage banking firms, consumer finance companies and, with respect to deposits from money market funds, brokerage firms, mutual funds and insurance companies.

The following table lists Victory Bank’s deposit market share as of September 30, 2025 (the most recent date for which date is available) for each county in which Victory Bank has a branch, as reported in the FDIC’s Summary of Deposits.

Market Area (County)	Market Rank	No. of Institutions in Market	Deposits in Markets (in 000’s)	Market Share
Montgomery County, Pennsylvania	16	31	38,974,038	1.09%

Legal Proceedings

From time to time, Victory and Victory Bank may become a party to various litigation matters incidental to the conduct of its business. However, neither Victory nor Victory Bank is presently party to any legal proceeding the resolution of which, in the opinion of Victory’s management, would be expected to have a material adverse effect on Victory’s business, operating results, financial condition or prospects.

Employees

As of September 30, 2025, Victory had a total of 56 employees, 52 of which are full time employees. No employee of Victory is covered by a collective bargaining agreement. Victory considers its relationship with its employees to be good.

Description of Property

The principal properties of Victory consist of the properties of Victory Bank. Victory’s headquarters is located at 548 N. Lewis Road. Limerick, Pennsylvania, 19468 . Victory Bank currently operates out of its main office in Limerick, Pennsylvania, as well as an additional branch banking location in Horsham, Pennsylvania. Victory Bank also operates two Loan Production Offices (LPOs), one in Horsham, Pennsylvania and a second in Wyomissing, Pennsylvania. Victory Bank owns its main office and leases its remaining locations. Victory Bank believes that its banking offices are in good condition and are suitable and adequate to its needs.

SECURITY OWNERSHIP OF CERTAIN VICTORY BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date for the Victory special meeting, the beneficial ownership of Victory common stock by each of Victory’s directors and executive officers, by Victory’s directors and executive officers as a group, and by each person known to Victory to beneficially own more than 5% ownership of the issued and outstanding shares of Victory common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o The Victory Bancorp, Inc., 542 N. Lewis Road, Limerick, Pennsylvania 19468, Attention: Corporate Secretary.

The percentages of beneficial ownership in the following table are calculated in relation to the 1,998,500 shares of Victory common stock that were issued and outstanding as of December 17, 2025. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the support agreements entered into with QNB in connection with entering into the merger agreement, to Victory’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares Beneficially Owned (1)		Percent of Class
Directors and executive officers:
Matthew Bates	69,200	(2)	3.45%
Michael A. Eddinger	51,850	(3)	2.59%
Steven D. Gilmore, P.E.	60,352	(4)	3.01%
Kevin L. Johnson	35,267	(5)	1.76%
Kenneth Lawrence	4,633		0.23%
Joseph W. Major	132,159	(6)	6.48%
Laurie E. Tolle, CPA	4,866		*
Mary Beth Touey	36,214	(7)	1.81%
Dennis R. Urffer, CPA	34,854	(8)	1.74%
Alexander S. Kroll	6,000	(9)	*
Benjamin M. Major	6,500	(10)	*
Robert H. Schultz	31,334	(11)	1.55%
Shelly Stockmal	8,200	(12)	*
Jon G. Swearer	8,857	(13)	*
All directors and executive officers, as a group (14 persons)	490,286		24.34%

* Less than 1%.

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the rules of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after December 17, 2025. Beneficial ownership may be disclaimed as to certain of the securities.
(2)
Includes 3,400 shares held in an IRA for the benefit of Mr. Bates and 6,000 options.
(3)
Includes 13,219 shares held in an IRA for the benefit of Mr. Eddinger, 2,849 shares held in an IRA for the benefit of Mr. Eddinger’s spouse, 12,932 shares held by Sunrise Lane, LLC, over which Mr. Eddinger has voting power, 9,850 shares held jointly by Mr. Eddinger and his mother and brother, and 6,000 options.
(4)
Includes 5,000 options.
(5)
Includes 1,375 shares held in an IRA for the benefit of Mr. Johnson and 6,000 options.
(6)
Includes 60,653 shares held in an IRA for the benefit of Mr. Major, 5,000 shares held in an IRA for the benefit of Mr. Major’s spouse, 1,468 shares of restricted stock and 39,000 options.

(7)
Includes 4,000 shares held in an IRA for the benefit of Mrs. Touey, 13,334 shared held in an IRA for the benefit of Mrs. Touey’s spouse, and 5,000 options.
(8)
Includes 6,000 options.
(9)
Includes 6,000 options.
(10)
Includes 5,000 options.
(11)
Includes 7,000 shares held in an IRA for the benefit of Mr. Schultz and 21,000 options.
(12)
Includes 6,000 options.
(13)
Includes 8,857 options.

Beneficial Owners of 5% or more voting power	Shares Beneficially Owned	Percent of Class
Alliance Berstein, 501 Commerce Street, Nashville, TN 37203	195,000	9.76%
Joseph Major, 125 Laurel Ln, Boyertown PA 19512	132,159	6.48%

THE VICTORY BANCORP, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is presented by management of The Victory Bancorp, Inc. to focus on the financial condition of The Victory Bancorp, Inc. as of and for the nine-month period ended September 30, 2025 and as of and for the years ended December 31, 2024 and December 31, 2023, and its results of operations for the nine-month periods ended September 30, 2025 and September 30, 2024, and as of and for the years ended December 31, 2024 and December 31, 2023. This discussion and analysis is intended to highlight and supplement information presented elsewhere in this proxy statement and prospectus, particularly the audited and unaudited financial statements and related notes appearing herein. This presentation may contain forward-looking statements (within the meaning of Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting Victory’s operations, pricing, products, and services. As used in this section, unless the context otherwise requires, references to “Victory,” “we,” “us” and “our” refer to The Victory Bancorp, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

Overview of The Victory Bancorp, Inc.

The Victory Bancorp, Inc. (the Bank), is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank. The Victory Bancorp, Inc. was incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as The Victory Bank’s holding company. The Victory Bank, founded in 2008, is a Pennsylvania state-chartered commercial bank headquartered in Limerick Township, Montgomery County. It offers a full range of banking services, including checking and savings accounts, home equity lines of credit, and personal loans. In addition to traditional banking, the Bank specializes in high-quality business lending, serving small and mid-sized businesses and professionals. With four offices across Montgomery and Berks Counties, it is dedicated to meeting the financial needs of the local community.

As of September 30, 2025, we had total consolidated assets of $488.2 million, net loans of $392.1 million, total deposits of $436.7 million, and total stockholders’ equity of $31.7 million.

The majority of our revenue is derived from interest income on loans, along with customer service charges and loan-related fees. Our expenses include interest paid on deposits and other borrowed funds, as well as noninterest costs such as salaries, employee benefits, data processing costs, and occupancy-related expenses. We evaluate our effectiveness in optimizing income from interest-earning assets and managing the cost of our liabilities through our net interest margin. This margin is calculated by dividing net interest income by the average balance of interest-earning assets. Net interest income represents the difference between the interest earned on assets like loans and securities, and the interest paid on liabilities such as deposits and borrowings that finance those assets.

Variations in net interest spread, net interest margin, and net interest income over time are primarily influenced by changes in market interest rates and the rates we receive on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and composition of interest-earning assets, interest-bearing and noninterest-bearing liabilities, and stockholders’ equity. Market interest rate fluctuations are influenced by a range of factors, including government monetary policy, local competitive dynamics, inflation, deflation, macroeconomic trends, shifts in unemployment, changes in the money supply, geopolitical and international events, and both domestic and global financial market conditions. Shifts in the volume and composition of loans in our portfolio are impacted by factors such as economic and competitive trends in our markets and region, as well as developments in key sectors like real estate, agriculture, financial services, insurance, transportation, manufacturing, and energy.

Financial Highlights

The financial highlights as of and for the nine months ended September 30, 2025, include:

•	Total Assets: $488.2 million, a $27.2 million, or 5.9%, increase from December 31, 2024.

•	Total Net Loans: $392.1 million, a $1.2 million, or 0.3%, increase from December 31, 2024.

•	Total Deposits: $436.7 million, a $39.7 million, or 10.0%, increase from December 31, 2024.

•	Net Income: $1.6 million, a $489,000, or 44.3%, increase from the nine months ended September 30, 2024.

•	Net Interest Income: $10.6 million, a $791,000, or 8.1%, increase from the nine months ended September 30, 2024.

•	Allowance for Credit Losses on Loans: 0.88% of total loans as of September 30, 2025.

•	Return on Average Assets: 0.45% (annualized).

•	Regulatory Capital Ratios for The Victory Bank:

•	Tier 1 Leverage: 9.83%

•	Common Equity Tier 1 Risk-Based: 11.82%

•	Tier 1 Risk-Based: 11.82%

•	Total Risk-Based Capital: 12.69%

Results of Operations for the Nine Months ended September 30, 2025, and 2024

Performance Summary

For the nine months ended September 30, 2025, net income was $1.6 million compared to $1.1 million as of September 30, 2024. Return on annualized average assets for the nine months ended September 30, 2025, was 0.45% compared to 0.32% for the nine months ended September 30, 2024. The Bank has been able to maintain a strong ratio of net interest income to average earning assets for each period ending September 30, 2025 and September 30, 2024. This ratio as of September 30, 2025 was 3.12% compared to 2.97% as of September 30, 2024. See Income Statement below:

	For the nine months ended September 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Interest Income
Interest and fees on loans	$19,583	$19,824	$(241)	(1.2)%
Interest on investment securities	1,427	1,591	(164)	(10.3)
Other interest income	541	171	370	216.4
Total interest income	21,551	21,586	(35)	(0.2)
Interest Expense
Deposits	9,805	9,664	141	1.5
Borrowings	1,186	2,153	(967)	(44.9)
Total interest expense	10,991	11,817	(826)	(7.0)
Net Interest Income	10,560	9,769	791	8.1
(Reversal of) provision for credit losses	(145)	230	(375)	(163.0)
Net interest income after provision for credit losses	10,705	9,539	1,166	12.2
Non-interest Income
Service charges and activity fees	446	376	70	18.6
Net gains on sales of loans	—	59	(59)	(100.0)
Other income	224	212	12	5.7
Total noninterest income	670	647	23	3.6
Noninterest Expense
Salaries and employee expense	5,527	5,403	124	2.3
Occupancy and equipment	547	557	(10)	(1.8)
Data processing	1,066	1,086	(20)	(1.8)
Legal and professional	725	440	285	64.8
Other expenses	1,482	1,301	181	13.9
Total noninterest expense	9,347	8,787	560	6.4
Income tax expense	434	294	140	47.6
Net Income	$1,594	$1,105	$489	44.3%

Net Interest Income

To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread and (4) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. We calculate average assets, liabilities and capital by taking an average over monthly actuals.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. The balance of loans that are classified as nonaccrual are reflected in average outstanding balances for the period. For the nine months ended September 30, 2025, and 2024, interest income not recognized on nonaccrual loans was immaterial. The average total loans reflected below are net of deferred loan fees and discounts.

	For the nine months ended September 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$390,385	$19,583	6.71%	$388,624	$19,824	6.81%
Investment securities	45,398	1,427	4.20%	49,895	1,591	4.26%
Other interest-earning assets	16,853	541	4.29%	1,362	171	16.77%
Total interest-earning assets	452,636	21,551	6.37%	439,881	21,586	6.55%
Allowance for credit losses	(3,557)			(3,508)
Non-interest-earning assets	25,363			22,281
Total assets	$474,442			$458,654
Interest-bearing liabilities:
Interest-bearing deposits	$360,686	9,805	3.63%	$318,061	9,664	4.06%
Borrowings	1,791	120	8.96%	36,477	1,485	5.44%
Subordinated debt	17,334	1,066	8.22%	12,841	668	6.95%
Total interest-bearing liabilities	379,811	10,991	3.87%	367,379	11,817	4.30%
Non-interest-bearing deposits	61,524			60,878
Other non-interest-bearing liabilities	2,705			2,082
Total liabilities	444,040			430,339
Total equity	30,402			28,315
Total liabilities and equity	$474,442			$458,654
Net interest income		$10,560			$9,769
Net earning assets	$72,825			$72,502
Net interest rate spread(1)			2.50%			2.26%
Net interest margin(2)			3.12%			2.97%
Average Interest-Earning Assets to Interest-bearing Liabilities			119.17%			119.73%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)
Net interest margin represents net interest income divided by average total interest-earning assets.

For the nine months ended September 30, 2025, net interest income totaled $10.6 million and net interest margin and net interest spread were 3.12% and 2.50%, respectively. For the nine months ended September 30, 2024, net interest income totaled $9.8 million and net interest margin and net interest spread were 2.97% and 2.26%, respectively.

The interest rate spread increased from 2.26% for the nine months ended September 30, 2024 to 2.50% for the nine months ended September 30, 2025. Net interest income increased from $9.77 million to $10.56 million for the same period. During the period, September 30, 2024 to September 30, 2025, average total assets increased from $458.65 million to $474.44 million. This is an increase of $15.79 million or 3.44%. Average total asset increase is primarily from increase in other interest earning assets funding by an increase in deposits.

The following table presents the effect on net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from September 30, 2024 to September 30, 2025:

	For the nine months ended September 30,
	2025 vs. 2024
	Increase/(decrease) due to		Total
	Volume	Rate	increase/ (decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$90	$(331)	$(241)
Investment securities	(143)	$(21)	(164)
Other interest-earning assets	1,945	$(1,575)	370
Total interest-earning assets	1,892	(1,927)	(35)
Interest-bearing liabilities:
Interest-bearing deposits	1,295	(1,154)	141
Borrowings	(1,412)	47	(1,365)
Subordinated debt	234	164	398
Total interest-bearing liabilities	117	(943)	(826)
Change in net interest income	$1,775	$(984)	$791

.

Provision for Credit Losses

Our provision for credit losses is a charge to income in order to bring our allowance for credit losses on loans to a level deemed appropriate by management. There was a negative provision for credit losses on loans of $145,000 for the nine months ended September 30, 2025 and provision of $230,000 for the nine months ended September 30, 2024. The negative provision for the nine months ended September 30, 2025 resulted from improved loss history over the lookback period while the provision for the same period in 2024 resulted from the increase in net loans of $30.8 million or 8.5%. Total loans increased $1.2 million from September 30, 2024 to September 30, 2025.

The allowance for credit losses was $3.5 million, or 0.88% of total loans, at September 30, 2025, compared to 0.91% at December 31, 2024.

Non‑interest Income

The primary sources of Victory’s non‑interest income are service charges on deposit accounts and other services charges and fees. Income from the investment in bank-owned life insurance (“BOLI”) is the other major contributor to Victory’s non‑interest income. Service charges on accounts includes maintenance charges as well as fees for non‑sufficient funds/overdrafts. Other service charges and fees includes ATM and debit card income. The following table presents, for the periods indicated, the major categories of non‑interest income:

	For the nine months ended September 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Service charges and activity fees	$446	$376	$70	19%
Net gains on sales of loans	—	59	(59)	(100.0)
Other	224	212	12	5.7
Total non-interest income	$670	$647	$23	3.6%

Non‑interest income for the nine months ended September 30, 2025, increased $23,000, or 3.6%, to $670,000, compared to $647,000 for the same period in 2024. The increase during this period is primarily due to additional Money Service Business customers. Fee income is earned based on a percentage of the deposits related to money services business customers. The increase in customers and related deposits resulted in increased fee income.

Non‑interest Expense

Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses.

The following table presents, for the periods indicated, the major categories of non‑interest expenses:

	For the nine months ended September 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$5,527	$5,403	$124	2.3%
Occupancy and equipment	547	557	(10)	(1.8)
Advertising	182	51	131	256.9
Legal and professional fees	725	440	285	64.8
Data processing costs	1,066	1,086	(20)	(1.8)
Other	1,300	1,250	50	4.0
Total non-interest expense	$9,347	$8,787	$560	6.4%

Non‑interest expenses for the nine months ended September 30, 2025, increased $560,000, or 6.4%, to $9.4 million compared to $8.8 million for the same nine month period in 2024. The components of noninterest expense with significant fluctuations compared to the prior year periods were as follows:

Salaries and employee benefits—September 30, 2025 & 2024. Salaries and employee benefits increased $124,000 thousand, or 2.3%, for the period ending September 30, 2025, compared to the prior period. This was caused by increased salary expense for the employees hired for the new branch facility in Horsham, Pennsylvania, which opened in April 2025.

Legal and Professional—September 30, 2025 & 2024. Legal and Professional expenses increased $285,000, or 64.8%, for the period ending September 30, 2025, compared to the prior period. The $725,000 spent on Legal and Professional for the period ended September 30, 2025, includes $374,000 spent on merger expenses.

Advertising and Marketing—September 30, 2025 & 2024. Advertising and Marketing expenses increased $131,000 or 256.9% for the period ended September 30, 2025, compared to the prior period. The largest component of this increase was the opening of the Horsham branch in April 2025.

Income Tax Expense

Victory had income tax expense of $434,000 for the nine months ended September 30, 2025, compared to $294,000 of income tax expense for the nine months ended September 30, 2024. This increase was the result of the $629,000 increase in income before taxes for the comparable nine month periods. Victory’s effective tax rates were 21.4% and 21.0% for the nine months ended September 30, 2025, and 2024, respectively.

Results of Operations for the Years Ended December 31, 2024, and 2023

Performance Summary

For the twelve months ended December 31, 2024, net income was $1.6 million compared to $2.1 million as of December 31, 2023. Return on average assets for the twelve months ended December 31, 2024 was 0.36% compared to 0.52% for the twelve months ended December 31, 2023. The Bank has been able to maintain a strong ratio of net interest income to average earning assets for each period ending December 31, 2024 and December 31, 2023. This ratio as of December 31, 2024 was 3.01% compared to 3.39% as of December 31, 2023. See Income Statement below:

	For the Year ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Interest Income
Loans, including fees	$26,552	$22,297	$4,255	19.1%
Interest on investment securities	2,101	2,109	(8)	(0.4)
Other interest income	214	260	(46)	(17.7)
Total interest income	28,867	24,666	4,201	17.0
Interest Expense
Deposits	13,030	9,685	3,345	34.5
Borrowings	2,673	1,478	1,195	80.9
Total interest expense	15,703	11,163	4,540	40.7
Net Interest Income	13,164	13,503	(339)	(2.5)
Provision for credit losses	198	245	(47)	(19.2)
Net interest income after provision for credit losses	12,966	13,258	(292)	(2.2)
Noninterest Income
Service charges and activity fees	503	223	280	125.6
Net gains on sales of loans	160	108	52	48.1
Other income	283	279	4	1.4
Total noninterest income	946	610	336	55.1
Noninterest Expense
Salaries and employee expense	7,180	6,859	321	4.7
Occupancy and equipment	749	654	95	14.5
Data processing costs	1,435	1,305	130	10.0
Legal and professional fees	600	479	121	25.3
Other expenses	1,824	1,843	(19)	(1.0)
Total noninterest expense	11,788	11,140	648	5.8
Income tax expense	462	587	(125)	(21.3)
Net Income	$1,662	$2,141	$(479)	(22.4)%

Net Interest Income

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. The balance of loans that are classified as nonaccrual are reflected in average outstanding balances for the period. For the twelve months ended December 31, 2024, and 2023, interest income not recognized on nonaccrual loans was immaterial. The average total loans reflected below are net of deferred loan fees and discounts.

	For the years ended December 31,
		2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
			(Dollars in thousands)
Interest-earning assets:
Loans	$390,987	$26,552	6.79%	$345,068	$22,297	6.46%
Investment securities	49,514	2,101	4.24%	51,650	2,109	4.08%
Other interest-earning assets	1,519	214	14.09%	4,414	260	5.89%
Total interest-earning assets	442,020	28,867	6.53%	401,132	24,666	6.15%
Allowance for credit losses	(3,546)			(3,311)
Non-interest-earning assets	22,008			17,419
Total assets	$460,482			$415,240
Interest-bearing liabilities:
Interest-bearing deposits	$322,429	13,030	4.04%	$296,219	9,685	3.27%
Borrowings	32,611	1,763	5.41%	13,248	658	4.97%
Subordinated debt	12,841	910	7.09%	13,734	820	5.97%
Total interest-bearing liabilities	367,881	15,703	4.27%	323,201	11,163	3.45%
Non-interest-bearing deposits	61,532			64,318
Other non-interest-bearing liabilities	2,257			1,608
Total liabilities	431,670			389,127
Total equity	28,812			26,113
Total liabilities and equity	$460,482			$415,240
Net interest income		$13,164			$13,503
Net earning assets	$74,139			$77,931
Net interest rate spread(1)			2.26%			2.70%
Net interest margin(2)			2.98%			3.37%
Average Interest-Earning Assets to Interest-bearing Liabilities			120.15%			124.11%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)
Net interest margin represents net interest income divided by average total interest-earning assets.

For the twelve months ended December 31, 2024, net interest income totaled $13.2 million and net interest margin and net interest spread were 2.98% and 2.26%, respectively. For the twelve months ended December 31, 2023, net interest income totaled $13.5 million and net interest margin and net interest spread were 3.37% and 2.70%, respectively.

The interest rate spread decreased from 2.70% for the twelve months ended December 31, 2023 to 2.26% for the twelve months ended December 31, 2024. Net interest income decreased from $13.50 million to $13.16 million for the same period. During this period, December 31, 2023 to December 31, 2024, average total assets increased from $415.24 million to $460.48 million. This is an increase of $45.24 million or 10.90%. Average total asset growth is primarily from increased loans for this period.

The following table presents the effect of net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from December 31, 2023 to December 31, 2024:

	For the years ended December 31,
	2024 vs. 2023
	Increase/(decrease) due to
	Volume	Rate	Total increase/(decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,967	$1,288	$4,255
Investment securities	(87)	79	(8)
Other interest-earning assets	(171)	125	(46)
Total interest-earning assets	2,709	1,492	4,201
Interest-bearing liabilities:
Savings and money market accounts	857	2,488	3,345
Borrowings	962	143	1,105
Subordinated debt	(53)	143	90
Total interest-bearing liabilities	1,766	2,774	4,540
Change in net interest income	$943	$(1,282)	$(339)

Provision for Credit Losses

The provision for credit losses was $198,000 for the twelve months ended December 31, 2024 and $245,000 for the twelve months ended December 31, 2023.

The allowance for credit losses was $3.6 million, or 0.91% of total loans, at December 31, 2024, and $3.4 million, or 0.93% of total loans, at December 31, 2023.

Non‑interest Income

The following table presents, for the periods indicated, the major categories of Victory’s non‑interest income:

	For the years ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Service charges and activity fees	$503	$223	$280	125.6%
Net gains on sales of loans	160	108	52	48.1
Other	283	279	4	1.4
Total non-interest income	$946	$610	$336	55.1%

Non‑interest income for the twelve months ended December 31, 2024, increased $336,000, or 55.1%, to $946,000, when compared to $610,000 realized for the same twelve month period of 2023. The increase during this period is due to the addition of various Money Service Business customers.

Non‑interest Expense

The following table presents, for the periods indicated, the major categories of non‑interest expense:

	For the years ended December 31,		Change
	2024	2023	Amount	Percent
		(Dollars in thousands)
Salaries and employee benefits	$7,180	$6,859	$321	4.7%
Occupancy and equipment	749	654	95	14.5
Advertising	67	98	(31)	-31.6
Legal and professional fees	600	479	121	25.3
Data processing costs	1,435	1,305	130	10.0
Other	1,757	1,745	12	0.7
Total non-interest expense	$11,788	$11,140	$648	5.8%

Non‑interest expenses for the year ended December 31, 2024, increased $648,000, or 5.8%, to $11.8 million compared to $11.1 million for the same twelve month period in 2023.

Salaries and employee benefit expenses increased $321,000, or 4.7%, to $7.2 million for the years ended December 31, 2024, compared to $6.9 million for the same period in 2023. Compensation increases are due to taxes, benefits and incentives due to current loan growth.

Financial Condition

Summary--September 30, 2025 compared to December 31, 2024 and December 31, 2023

				$ Change		% Change
	September 30, 2025	December 31, 2024	December 31, 2023	Sept. 2025 to Dec. 2024	Dec. 2024 to Dec. 2023	Sept. 2025 to Dec. 2024	Dec. 2024 to Dec. 2023
ASSETS
Cash and due from banks	$37,830	$10,678	$12,438	$27,152	$(1,760)	254.3%	-14.2%
Fed Funds sold	3,000	—	2,100	3,000	(2,100)	N/M	N/M
Cash and cash equivalents	40,830	10,678	14,538	30,152	(3,860)	282.4	(26.6)
Investment securities available-for-sale, at fair value	30,583	32,905	35,890	(2,322)	(2,985)	(7.1)	(8.3)
Investment securities held-to-maturity, at amortized cost (fair value $10,210, $11,557 and $11,686 at September 30, 2025, December 31, 2024 and December 31, 2023, respectively)	10,267	11,737	12,041	(1,470)	(304)	(12.5)	(2.5)
Restricted investment in stocks	1,700	2,192	3,203	(492)	(1,011)	(22.4)	(31.6)
Loans, net	392,111	390,954	364,383	1,157	26,571	0.3	7.3
Premises and equipment	3,444	3,248	3,017	196	231	6.0	7.7
Bank-owned life insurance	6,033	5,923	5,744	110	179	1.9	3.1
Other assets	3,251	3,387	3,347	(136)	40	(4.0)	1.2
Total Assets	$488,219	$461,024	$442,163	$27,195	$18,861	5.9%	4.3%
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest Bearing	$62,996	$56,358	$55,022	$6,638	$1,336	11.8%	2.4%
Interest Bearing	373,747	340,722	309,010	33,025	31,712	9.7	10.3
Total Deposits	436,743	397,080	364,032	39,663	33,048	10.0	9.1
Borrowings	—	15,440	36,200	(15,440)	(20,760)	(100.0)	(57.3)
Subordinated debt	17,359	17,309	12,830	50	4,479	0.3	34.9
Other liabilities	2,467	1,858	1,153	609	705	32.8	61.1
Total Liabilities	456,569	431,687	414,215	24,882	17,472	5.8	4.2
Stockholders’ equity:
Common stock, $1 par value (authorized 10,000,000 shares; issued and outstanding 1,996,588, 1,977,362 and 1,971,362 shares at September 30, 2025, December 31, 2024 and December 31, 2023, respectively)	1,997	1,977	1,971	20	6	1.0	0.3
Paid in capital	14,881	14,654	14,561	227	93	1.5	0.6
Retained earnings	15,729	14,523	13,374	1,206	1,149	8.3	8.6
Accumulated other comprehensive loss, net of taxes	(957)	(1,817)	(1,958)	860	141	(47.3)	(7.2)
Total Stockholders’ Equity	31,650	29,337	27,948	2,313	1,389	7.9	5.0
Total Liabilities and Stockholders’ Equity	$488,219	$461,024	$442,163	$27,195	$18,861	5.9%	4.3%

Our assets increased $27.2 million, or 5.9%, from $461.0 million as of December 31, 2024 to $488.2 million as of September 30, 2025. Our asset increase was primarily in cash and cash equivalents balances funded by an increase in deposits. This was offset in part by a decline in securities of $3.8 million or 8.5% including the paydown of Residential mortgage-backed securities of $2.68 million and U.S. government agency securities of $990,000. Our Cash and due from banks increased $27.2 million or 254.3% during the period from $10.7 million at December 31, 2024 to $37.8 million at September 30, 2025. Our net loans receivable increased $1.2 million, or 0.3%, from $391.0 million as of December 31, 2024 to $392.1 million as of September 30, 2025. Our available-for-sale securities decreased $2.32 million, or 7.06%, from $32.9 million as of December 31, 2024 to $30.6 million as of September 30, 2025. Borrowings were paid down to $0 at September 30, 2025 from $15.4 million at December 31, 2024 with funds from the $39.7 million increase in deposits during the same time period.

Our assets increased $18.9 million, or 4.3%, from $442.2 million as of December 31, 2023 to $461.0 million as of December 31, 2024. Our asset increase was primarily in loans receivable and offset by decreases in Cash and due from banks and Securities. Our cash and cash equivalents decreased $3.9 million or 26.65%, from $14.5 million as of December 31, 2023 to $10.7 million as of December 31, 2024. Our net loans receivable increased $26.6 million or 7.3%, from $364.4 million as of December 31, 2023 to $391.0 million as of December 31, 2024. Our Securities available-for-sale decreased $3.0 million or 8.3%, from $35.9 million as of December 31, 2023, to $32.9 million as of December 31, 2024. Our Held-to-maturity securities decreased $304,000 or 2.5%, from $12.0 million as of December 31, 2023, to $11.7 million as of December 31, 2024. Deposit increased $33.0 million from December 31, 2023 to December 31, 2024 primarily in certificates of deposits which increased $35.4 million. Borrowings decreased $20.8 million or 57.3% from December 31, 2023, to December 31, 2024 with funds from the increase in deposits and subordinated debt during the same time period.

Investment Securities

Total investments were $40.9 million as of September 30, 2025, versus $44.6 million as of December 31, 2024, and $47.9 million at December 31, 2023.

Total securities represented 8.4%, 9.6%, and 10.8% of total assets as of September 30, 2025, December 31, 2024, and December 31, 2023, respectively. There have been no securities purchased during the last 24 months.

All of our residential mortgage-backed securities are agency securities.

From December 31, 2024 to September 30, 2025, total securities have decreased from $44.6 million to $40.9 million. Securities are purchased based on yield and liquidity.

The following tables summarize the amortized cost and estimated fair value of investment securities as of the dates shown:

	At September 30, 2025
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
Available-for sale
Residential mortgage-backed securities-government sponsored ("GSE")	$11,591	$16	$261	$11,346	2.3%
US Government Agencies	8,825	—	628	8,197	1.7%
State and political subdivisions	3,908	—	20	3,888	0.8%
Corporate bonds	7,470	8	326	7,152	1.5%
Total available-for sale	$31,794	$24	$1,235	$30,583	6.3%
Held-to maturity
GSE	$5,373	$—	$32	$5,341	1.1%
US Government Agencies	1,704	—	33	1,671	0.3%
State and political subdivisions	2,690	36	1	2,725	0.6%
Corporate bonds	500	—	27	473	0.1%
Total held-to-maturity	$10,267	$36	$93	$10,210	2.1%
Total Securities	$42,061	$60	$1,328	$40,793	8.4%

	At December 31, 2024
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
Available-for sale
GSE	$12,930	$—	$662	$12,268	2.7%
US Government Agencies	9,558	—	890	8,668	1.9%
State and political subdivisions	4,247	—	113	4,134	0.9%
Corporate bonds	8,470	—	635	7,835	1.7%
Total available-for sale	$35,205	$—	$2,300	$32,905	7.1%
Held-to maturity
GSE	$6,571	$—	$83	$6,488	1.4%
US Government Agencies	1,967	—	93	1,874	0.4%
State and political subdivisions	2,699	25	14	2,710	0.6%
Corporate bonds	500	—	15	485	0.1%
Total held-to-maturity	$11,737	$25	$205	$11,557	2.5%
Total Securities	$46,942	$25	$2,505	$44,462	9.6%

	At December 31, 2023
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
Available-for sale
GSE	$14,693	9	$523	$14,179	3.2%
US Government Agencies	10,653	—	849	9,804	2.2%
State and political subdivisions	4,552	—	124	4,428	1.0%
Corporate bonds	8,470	—	991	7,479	1.7%
Total available-for sale	$38,368	$9	$2,487	$35,890	8.1%
Held-to maturity
GSE	$6,561	—	$263	$6,298	1.4%
US Government Agencies	2,268	—	107	2,161	0.5%
State and political subdivisions	2,712	111	14	2,809	0.6%
Corporate bonds	500	—	82	418	0.1%
Total held-to-maturity	$12,041	$111	$466	$11,686	2.6%
Total Securities	$50,409	$120	$2,953	$47,576	10.8%

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position as of September 30, 2025, December 31, 2024, and 2023:

	September 30, 2025		December 31, 2024		December 31, 2023
Available-for-sale	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
GSE	$—	$—	$5,542	$212	$4,058	$15
US Government Agencies	—	—	—	—	—	—
State and political subdivisions	—	—	—	—	—	—
Corporate bonds	—	—	—	—	—	—
Total less than 12 months	$—	$—	$5,542	$212	$4,058	$15
Unrealized loss for more than 12 months:
GSE	$6,670	$261	$6,717	$450	$7,888	$508
US Government Agencies	8,197	628	8,668	890	9,804	849
State and political subdivisions	2,850	28	4,134	113	4,428	124
Corporate bonds	6,652	318	7,335	635	6,979	991
Total more than 12 months	24,369	1,235	26,854	2,088	29,099	2,472
Total	$24,369	$1,235	$32,396	$2,300	$33,157	$2,487

All of the securities that were in an unrealized loss position at September 30, 2025, December 31, 2024 and December 31, 2023, are bonds the Bank has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and the amount of the impairment, credit risk for these securities is minimal. Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.

At September 30, 2025, the Bank had 42 securities in an unrealized loss position for 12 months or more and 0 securities in an unrealized loss position less than 12 months, none of which exceeded 20.1% of the security’s carrying amount. At December 31, 2024, the Bank had 50 securities in an unrealized loss position for 12 months or more and 3 securities in an unrealized loss position less than 12 months, none of which exceeded 22.3% of the security’s carrying amount.

At September 30, 2025, December 31, 2024 and December 31, 2023, there was no allowance for credit losses related to the available-for-sale portfolio. Accrued interest receivable on available-for-sale debt securities totaled $173,000, $151,000 and $207,000 at September 30, 2025, December 31, 2024 and December 31, 2023, respectively, and was excluded from the estimate of credit losses.

The amortized cost and estimated fair value of investment securities at September 30, 2025, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the securities may be called without any penalties:

	September 30, 2025 Investment securities with maturities
	Amortized Cost	Estimated Fair Value
Available-for-sale:
Maturing within one year	$1,040	$1,046
Maturing in one to five years	7,994	7,805
Maturing in five to ten years	11,169	10,386
Maturing after ten years	—	—
Mortgage-backed securities	11,591	11,346
Total available-for-sale investment securities	$31,794	$30,583

Held-to-maturity:
Maturing within one year	$-	$-
Maturing in one to five years	2,327	2,293
Maturing in five to ten years	2,567	2,576
Maturing after ten years	—	—
Mortgage-backed securities	5,373	5,341
Total held-to-maturity investment securities	$10,267	$10,210

Victory did not sell any AFS investment securities during 2025, 2024, or 2023. There were no securities pledged as collateral at September 30, 2025, December 31, 2024 and 2023 to secure public deposits.

Loans and Allowance for Credit Losses

The portfolio segments include agricultural, commercial, consumer, construction, commercial real estate and residential real estate loans. Consumer loans rely on the historical cash flows of individual borrowers and on the collateral securing the loan. Agriculture, commercial, and commercial real estate, including construction, are comprised of loans with a reliance on historic or projected cash flows of small business borrowers and of small-scale investors, as well as the underlying collateral and any guarantors. The underwriting criteria across all segments consider the risk attributes to be impacted by the conditions of the market(s) in which the Bank operates.

The Victory Bank’s Board of Directors annually approves the loan underwriting policy which are used as guidelines in the underwriting process.

The following table summarizes our loan portfolio by type of loan as of September 30, 2025 and December 31, 2024 comparisons:

			Change
	September 30, 2025	December 31, 2024	$	%
Agricultural	$1,945	$2,018	$(73)	(3.6)%
Commercial	33,921	40,100	(6,179)	(15.4)
Consumer	5,093	2,920	2,173	74.4
Construction	21,732	21,690	42	0.2
Commercial real estate	237,458	233,179	4,279	1.8
Residential real estate	96,449	95,625	824	0.9
Total loans	396,598	395,532	1,066	0.3
Deferred loan fees	(1,014)	(967)	(47)	4.9
Allowance for credit losses	(3,473)	(3,611)	138	(3.8)
Net Loans	$392,111	$390,954	$1,157	0.3%

The following table summarizes our loan portfolio by type of loan as of December 31, 2023:

December 31, 2023
Commercial Term	$38,682
Commercial Mortgage	224,500
Commercial Line	20,665
Construction	61,250
Home Equity	2,740
Consumer	20,937
Total loans	368,774
Deferred loan fees	(947)
Allowance for credit losses	(3,444)
Net Loans	$364,383

The following table summarizes the allocation of the allowance for credit losses by loan type and the percentage of each loan type to total loans as of September 30, 2025 and December 31, 2024:

	September 30, 2025	Loan portfolio %	December 31, 2024	Loan portfolio %
Agricultural	$16	0.5%	$15	0.5%
Commercial	347	8.5%	381	10.1%
Consumer	234	1.3%	170	0.7%
Construction	91	5.5%	91	5.5%
Commercial real estate	2,000	59.9%	2,224	59.0%
Residential real estate	785	24.3%	730	24.2%
Allowance for credit losses	$3,473	100.0%	$3,611	100.0%

The following table summarizes the allocation of the allowance for credit losses by loan type and the percentage of each loan type to total loans as of December 31, 2023:

	December 31, 2023	Loan portfolio %
Commercial Term	$363	10.5%
Commercial Mortgage	1,962	60.9%
Commercial Line	359	5.6%
Construction	436	16.6%
Home Equity	44	0.7%
Consumer	280	5.7%
Total loans	$3,444	100.0%

As of September 30, 2025 total gross loans were $396.6 million. This represents an increase of $1.1 million compared to $395.5 million as of December 31, 2024. As of December 31, 2024, total gross loans were $395.5 million. This represents an increase of $26.8 million compared to $368.8 million as of December 31, 2023. Total gross loans as a percentage of deposits were 90.8%, 99.6% and 101.3% as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively. Total gross loans as a percentage of assets were 81.2%, 85.8% and 83.4% as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively.

As of September 30, 2025, commercial real estate loans were 59.9% of the loan portfolio compared to 59.0% as of December 31, 2024. Residential real estate loans were 24.3% of the loan portfolio at September 30, 2025 compared to 24.2% at December 31, 2024. Commercial loans decreased as a percentage of total loans to 8.5% at September 30, 2025 from 10.1% at December 31, 2024.

Commercial Real Estate Loans.

Commercial real estate loans are comprised of loans secured by multi-family residential properties, loans secured by non-farm, nonresidential properties, and loans secured by other non-farm, non-residential properties. This diversity helps reduce the exposure to adverse economic events that affect any single industry. Multifamily loans had the largest decline from December 31, 2024 to September 30, 2025 decreasing $5.9 million, or 11.5%. Owner occupied non-farm non-residential loans increased the most from December 31, 2024 to September 30, 2025 increasing $10.1 million or 10.3% to $108.0 million at September 30, 2025.

The following table details commercial real estate loans as of September 30, 2025 and December 31, 2024:

			Change
Commercial Real Estate	September 30, 2025	December 31, 2024	$	%
Secured by multi-family residential properties	$45,849	$51,785	$(5,936)	(11.5)%
Secured by owner-occupied, non-farm, non-residential properties	107,977	97,926	10,051	10.3
Secured by other than non-farm, non-residential properties	83,632	83,468	164	0.2
Total loans	$237,458	$233,179	$4,279	1.8%

The following tables set forth the contractual maturities of our total loan portfolio at September 30, 2025, December 31, 2024 and December 31, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	September 30, 2025
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Agricultural	$23	$483	$1,439	$—	$1,945
Commercial	11,275	10,763	11,883	—	33,921
Consumer	384	4,483	226	—	5,093
Construction	8,290	7,484	5,958	—	21,732
Commercial real estate	40,158	135,710	60,429	1,161	237,458
Residential real estate	13,761	54,727	9,796	18,165	96,449
Total loans	$73,891	$213,650	$89,731	$19,326	$396,598

	December 31,2024
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Agricultural	$12	$391	$1,615	$—	$2,018
Commercial	17,509	10,667	11,924	—	40,100
Consumer	215	2,463	242	—	2,920
Construction	16,061	2,900	2,729	—	21,690
Commercial real estate	29,567	146,783	55,652	1,177	233,179
Residential real estate	10,576	58,397	9,796	16,856	95,625
Total loans	$73,940	$221,601	$81,958	$18,033	$395,532

	December 31,2023
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Commercial Term	$12,049	$8,567	$18,066	$—	$38,682
Commercial Mortgage	20,527	151,582	51,391	1,000	224,500
Commercial Line	18,966	1,699	—	—	20,665
Construction	20,351	33,537	7,362	—	61,250
Home Equity	692	298	1,241	509	2,740
Consumer	1,305	4,474	1,436	13,722	20,937
Total loans	$73,890	$200,157	$79,496	$15,231	$368,774

The following tables set forth our fixed and adjustable-rate loans at September 30, 2025 and December 31, 2024 that are contractually due after September 30, 2025 and December 31, 2024, respectively.

	September 30, 2025		December 31, 2024
	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate
Agricultural	$359	$1,586	$391	$1,627
Commercial	10,288	23,633	11,131	28,969
Consumer	3,712	1,381	1,439	1,481
Construction	4,237	17,495	3,539	18,151
Commercial real estate	177,893	59,565	171,232	61,947
Residential real estate	59381	37,068	60,189	35,436
Total loans	$255,870	$140,728	$247,921	$147,611

Allowance for Credit Losses on Loans

We maintain an allowance for credit losses on loans ("ACL") that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Bank uses current loan data and loss history, calculates the weighted average remaining maturity in each loan category, and utilizes leading economic indicators to provide a forward-looking feature. The Bank then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

Although we believe that we have established our ACL in accordance with GAAP and that the allowance for credit losses is adequate to provide for expected losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in our loan portfolio. If we experience economic declines or if asset quality deteriorates, material additional provisions could be required.

The ACL represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. The Bank has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.Victory’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets.

The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate.

The Bank also incorporates a reasonable and supportable loss forecast period to account for the effect of forecasted economic conditions and other factors on the performance of the loan portfolio which could differ from historical loss experience. Forward looking adjustments considers macro-economic indicators. The Bank generally utilizes a forecast period of 36 months. For the contractual term that extends beyond the forecast period, the Bank immediately reverts to historical loss rates.

The Bank uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, the Bank has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

The Bank's policy is to obtain third-party appraisals on any significant pieces of collateral held on collateral dependent loans. For such loans secured by real estate, the Bank's policy is to estimate the allowance by discounting the appraised value by 20%, which considers estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Bank may further discount the collateral values. For non-real estate collateral secured loans, the Bank generally discounts values by 0%-50% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.

The following tables present the activity in the ACL by class of loans for the nine month period ended September 30, 2025, and the years ended December 31, 2024, and 2023.

	Balance at December 31, 2024	Charge-Offs	Recoveries	Provision	Balance September 30, 2025
Allowance for credit losses:
Agricultural	$15	$—	$—	$1	$16
Commercial	381	—	16	(50)	347
Commercial Real Estate	2,224	—	—	(224)	2,000
Construction	91	—	—	—	91
Consumer	170	(7)	3	68	234
Residential Real Estate	730	—	—	55	785
Total	$3,611	$(7)	$19	$(150)	$3,473

	Balance at December 31, 2023	Reallocation to New Pools	Charge-Offs	Recoveries	Provision	Balance December 31, 2024
Allowance for credit losses:
Agricultural	$—	$15	$—	$—	$—	$15
Commercial	—	576	(33)	—	(162)	381
Commercial Term	363	(363)	—	—	—	—
Commercial Mortgage	1,962	(1,962)	—	—	—	—
Commercial Line	359	(359)	—	—	—	—
Commercial Real Estate	—	1,950	—	—	274	2,224
Construction	436	(317)	—	—	(28)	91
Consumer	280	(84)	—	—	(26)	170
Home Equity	44	(44)	—	—	—	—
Residential Real Estate	—	588	(9)	—	151	730
Total	$3,444	$—	$(42)	$—	$209	$3,611

	Balance at December 31, 2022	Charge-Offs	Recoveries	Provision	Balance December 31, 2023
Allowance for credit losses:
Commercial Term	$333	$—	$—	$30	$363
Commercial Mortgage	1,839	—	2	121	1,962
Commercial Line	186	—	—	173	359
Construction	453	—	—	(17)	436
Consumer	315	—	—	(35)	280
Home Equity	149	—	—	(105)	44
Total	$3,275	$—	$2	$167	$3,444

As of September 30, 2025, Victory’s ACL was $3.5 million, which represents 0.88% of total loans outstanding. During the nine months ended September 30, 2025, Victory had net loan recoveries of approximately $12,000.

The following table represents the net-charge-offs to average loans for the nine-month period ending September 20, 2025 and 2024.

For the nine months ending:	September 30, 2025			September 30, 2024
	Average Loans	Net Charge-Off	Net Charge-Offs to Average Loans	Average Loans	Net Charge-Off	Net Charge-Offs to Average Loans
Agricultural	$1,967	$—	0.00%	$2,110	$—	0.00%
Commercial	36,827	16	0.04%	40,322	(29)	-0.07%
Consumer	3,897	—	0.00%	3,798	—	0.00%
Construction	19,898	—	0.00%	27,804	—	0.00%
Commercial Real Estate	231,535	(4)	0.00%	228,762	—	0.00%
Residential Real Estate	96,261	(0)	0.00%	85,828	(9)	-0.01%
Total	$390,385	$12	0.00%	$388,624	$(38)	0.00%

December 31, 2024, Victory’s ACL was $3.6 million, which represented 0.91% of total loans outstanding. During the twelve months ended December 31, 2024, Victory had net loan charge-offs of approximately $42,000. As of December 31, 2023, Victory’s ACL was $3.4 million, which represented 0.93% of total loans outstanding.

Past Due & Nonperforming Assets

A loan is considered to be in payment default once it is 30 days contractually past due under its terms. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our loan officers, and we also monitor our delinquency levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

We believe our lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets.

The table below details non-performing assets as of September 30, 2025 and December 31, 2024:.

	September 30,	December 31,
Non-Performing Assets	2025	2024
Loans past due 90 days or more and accruing
Agricultural	$—	$—
Commercial	—	—
Consumer	—	8
Construction	—	—
Commercial real estate	—	—
Residential real estate	—	206
Total loans past due 90 days or more and accruing	—	214

Non-accrual loans
Agricultural	—	—
Commercial	—	—
Consumer	—	—
Construction	—	—
Commercial real estate	—	—
Residential real estate	—	206
Total non-accrual loans	—	206

Other real estate owned	—	—
Total non-performing assets	$—	$420
Total non-performing assets as a percent of total assets	0.00%	0.09%
Nonaccrual loans to total loans	0.00%	0.00%
Allowance for credit losses to nonaccrual loans	N/M	859.76%

The table below details non-performing assets as of December 31, 2023:.

December 31,
Non-Performing Assets	2023
Loans past due 90 days or more and accruing
Agricultural	$—
Commercial	—
Consumer	—
Construction	—
Commercial real estate	—
Residential real estate	—
Total loans past due 90 days or more and accruing	—

Non-accrual loans
Commercial term	—
Commercial mortgage	786
Commercial line	694
Construction	—
Home equity	57
Consumer	636
Total non-accrual loans	2,173

Other real estate owned	—
Total non-performing assets	$2,173
Total non-performing assets as a percent of total assets	0.49%
Nonaccrual loans to total loans	0.00%
Allowance for credit losses to nonaccrual loans	158.49%

Collateral-Dependent and Non-Accrual Loans:

A loan is considered collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following table presents collateral dependent loans by portfolio segment and collateral type, including those loans on non-accrual with and without a related allowance allocation as of September 30, 2025, December 31, 2024, and 2023.

	Collateral- Dependent Loans				Non-Accrual Loans
	Residential Property	Business Assets	Commercial Property	Total	Without an Allowance	With an Allowance	Total
September 30, 2025:
Agricultural	$—	$—	—	$—	$—	$—	$—
Commercial	—	61	—	61	—	—	—
Commercial Real Estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Residential Real Estate	—	—	—	—	—	—	—
Ending Balance	$—	$61	$—	$61	$—	$—	$—
December 31, 2024:
Agricultural	$—	$—	—	$—	$—	$—	$—
Commercial	117	64	—	181	—	—	—
Commercial Real Estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Residential Real Estate	206	—	—	206	—	206	206
Ending Balance	$323	$64	$—	$387	$—	$206	$206
December 31, 2023:
Commercial Term	$—	$3	428	$431	$—	$—	$—
Commercial Mortgage	—	77	2,592	2,669	—	786	786
Commercial Line	—	—	2,518	2,518	—	694	694
Construction	—	—	138	138	—	—	—
Home Equity	57	—	—	57	57	—	57
Consumer	—	—	—	—	613	23	636
Ending Balance	$57	$80	$5,676	$5,813	$670	$1,503	$2,173

Interest income recognized on loans on non-accrual status during the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023 was $0, $11,000 and $113,000. Additional interest income that would have been recognized on non-accrual loans, had the loans been performing in accordance with the original terms of their contracts totaled $0, $5,000 and $37,000 for the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023, respectively.

Past Due Loans:

Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due and by aggregating loans based on their delinquencies. The following tables present the aging of the recorded investment in the past due loans and nonaccrual loans as of September 30, 2025, December 31, 2024, and 2023, by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Loans >90 Days and Accruing
September 30, 2025:
Agricultural	$—	$—	$—	$—	$1,945	$1,945	$—
Commercial	3	51	—	54	33,867	33,921	—
Consumer	113	—	—	113	4,980	5,093	—
Construction	—	—	—	—	21,732	21,732	—
Commercial real estate	—	31	—	31	237,427	237,458	—
Residential real estate	160	121	—	281	96,168	96,449	—
Total	$276	$203	$—	$479	$396,119	$396,598	$—
December 31, 2024:
Agricultural	$—	$—	$—	$—	$2,018	$2,018	$—
Commercial	—	—	—	—	40,100	40,100	—
Consumer	—	1	8	9	2,911	2,920	8
Construction	—	—	—	—	21,690	21,690	—
Commercial real estate	—	—	—	—	233,179	233,179	—
Residential real estate	51	—	206	257	95,368	95,625	—
Total	$51	$1	$214	$266	$395,266	$395,532	$8
December 31, 2023:
Commercial Term	$—	$—	$—	$—	$38,682	$38,682	$—
Commercial Mortgage	—	833	—	833	223,667	224,500	—
Commercial Line	—	—	694	694	19,971	20,665	—
Construction	—	—	—	—	61,250	61,250	—
Home Equity	25	—	57	82	2,658	2,740	—
Consumer	212	42	637	891	20,046	20,937	—
Total	$237	$875	$1,388	$2,500	$366,274	$368,774	$—

As of September 30, 2025 and December 31, 2023, there were no loans greater than 90 days past due and still accruing. As of December 31, 2024, there was one consumer loan greater than 90 days past due and still accruing.

As of September 30, 2025, December 31, 2024 and December 31, 2023, there are no foreclosed assets. As of September 30, 2025 and December 31, 2024, the Bank has not initiated formal foreclosure proceedings on any consumer residential mortgages.

Loan Restructurings:

The Bank closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.

There were no loans experiencing financial difficulty that were modified during the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023. Prior to the adoption of ASU 2022-02, the restructuring of a loan was considered a troubled debt restructuring if both (1) the borrower was experiencing financial difficulties and (2) the creditor had granted a concession. The adoption of ASU 2022-02 on January 1, 2023 replaced the accounting for troubled debt restructurings with modified loans with financial difficulties.

Credit Quality:

Management monitors ongoing risk for loans with a commercial purpose using a nine-point internal grading system. The first five rating categories, representing the lowest risk to the Bank, are combined and given a Pass rating. The Special Mention category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Bank’s position at some future date. These assets pose elevated risk, but their weakness does not justify a more severe, or criticized rating.

Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful, or loss. Substandard loans are classified as they have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Substandard loans include loans that management has determined are not adequately protected by current cash flows or net worth of the borrower.

A doubtful loan has the same weaknesses as a substandard loan, however, collection or liquidation of principal in full is questionable and improbable. For doubtful loans, loss is present, but may not be determined until specific factors occur.

Loss assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as Loss, there is little prospect of collecting the loan’s principal or interest and it is generally written off.

Loans with a consumer purpose, which also includes certain commercial loans, construction and land development loans, and residential loans, are not-rated and are monitored based on the length of time a loan is past due. Not-rated loans are categorized as either Performing or Non-performing. Non-performing loans would be those in nonaccrual status, which generally occurs when a loan is maintained on a cash basis due to deterioration in the financial condition of the borrower, full payment of principal or interest is not expected, or principal or interest has been in default for a period of 90 days or more.

The Bank’s Board of Directors reviews on a quarterly basis the ratings of all criticized loans. In addition, an independent third-party performs an annual loan review. The review focuses on a sample of business and consumer purpose loans, and all previously criticized loans over a certain dollar threshold.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. The following tables present the Bank’s loan portfolio based on its internal risk rating system by origination year as of September 30, 2025, December 31, 2024 and December 31,2023:

	Amortized cost basis by origination year						Revolving
September 30, 2025:	2025	2024	2023	2022	2021	Prior	Loans	Total
Agriculture:
Pass	$—	$—	$124	$49	$738	$1,011	$23	$1,945
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total agriculture	$—	$—	$124	$49	$738	$1,011	$23	$1,945
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial:
Pass	$3,273	$2,694	$4,002	$3,562	$1,010	$2,929	$10,378	$27,848
Special mention	44	—	—	1,328	—	783	318	2,473
Substandard	—	—	462	359	—	281	2,498	3,600
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial	$3,317	$2,694	$4,464	$5,249	$1,010	$3,993	$13,194	$33,921
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Consumer:
Pass	$2,293	$—	$—	$312	$—	$—	$77	$2,682
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	155	39	88	8	—	979	1,142	2,411
Total consumer	$2,448	$39	$88	$320	$—	$979	$1,219	$5,093
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$7	$—	$7
Not-Rated loans:
Performing	155	39	88	8	—	979	1,142	2,411
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	155	39	88	8	—	979	1,142	2,411
Construction:
Pass	$10,866	$8,719	$283	$771	$616	$477	$—	$21,732
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total construction	$10,866	$8,719	$283	$771	$616	$477	$—	$21,732
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial real estate:
Pass	$22,050	$29,870	$41,098	$45,767	$34,078	$57,988	$1,659	$232,510
Special mention	—	—	—	—	—	—	—	—
Substandard	—	2,585	—	873	—	1,490	—	4,948
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial real estate	$22,050	$32,455	$41,098	$46,640	$34,078	$59,478	$1,659	$237,458
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—

	Amortized cost basis by origination year						Revolving
September 30, 2025:	2025	2024	2023	2022	2021	Prior	Loans	Total
Residential real estate:
Pass	$6,821	$14,776	$13,493	$15,316	$8,743	$9,815	$1,954	$70,918
Special mention	—	—	1,506	—	—	—	—	1,506
Substandard	—	135	—	—	562	—	—	697
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	712	22,616	23,328
Total residential real estate	$6,821	$14,911	$14,999	$15,316	$9,305	$10,527	$24,570	$96,449
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	712	22,616	23,328
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	712	22,616	23,328
Total Loans	$45,502	$58,818	$61,056	$68,345	$45,747	$76,465	$40,665	$396,598
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$7	$—	$7

	Amortized cost basis by origination year						Revolving
December 31,2024:	2024	2023	2022	2021	2020	Prior	Loans	Total
Agriculture:
Pass	$—	$139	$53	$753	$1	$1,060	$12	$2,018
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total agriculture	$—	$139	$53	$753	$1	$1,060	$12	$2,018
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial:
Pass	$3,048	$4,636	$6,074	$1,305	$1,172	$3,487	$14,566	$34,288
Special mention	—	—	—	—	—	928	89	1,017
Substandard	—	780	—	—	—	3	4,012	4,795
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial	$3,048	$5,416	$6,074	$1,305	$1,172	$4,418	$18,667	$40,100
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$33	$—	$33
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Consumer:
Pass	$—	$—	$332	$—	$—	$—	$82	$414
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	46	97	12	11	—	1,110	1,230	2,506
Total consumer	$46	$97	$344	$11	$—	$1,110	$1,312	$2,920
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	46	97	12	11	—	1,102	1,230	2,498
Non-performing	—	—	—	—	—	8	—	8
Total not-rated	46	97	12	11	—	1,110	1,230	2,506
Construction:
Pass	$9,279	$9,128	$1,295	$1,063	$45	$880	$—	$21,690
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total construction	$9,279	$9,128	$1,295	$1,063	$45	$880	$—	$21,690
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial real estate:
Pass	$31,723	$43,888	$48,869	$35,519	$18,554	$47,853	$2,344	$228,750
Special mention	—	—	—	—	—	—	—	—
Substandard	2,608	608	—	—	348	815	—	4,379
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	50	50
Total commercial real estate	$34,331	$44,496	$48,869	$35,519	$18,902	$48,668	$2,394	$233,179
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	50	50
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	50	50

	Amortized cost basis by origination year						Revolving
December 31,2024:	2024	2023	2022	2021	2020	Prior	Loans	Total
Residential real estate:
Pass	$17,588	$15,333	$16,551	$10,151	$3,733	$8,195	$1,562	$73,113
Special mention	—	—	—	—	—	—	—	—
Substandard	99	—	—	—	—	—	206	305
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	897	21,310	22,207
Total residential real estate	$17,687	$15,333	$16,551	$10,151	$3,733	$9,092	$23,078	$95,625
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$9	$9
Not-Rated loans:
Performing	—	—	—	—	—	897	21,310	22,207
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	897	21,310	22,207
Total Loans	$64,391	$74,609	$73,186	$48,802	$23,853	$65,228	$45,463	$395,532
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$33	$9	$42

	Amortized cost basis by origination year						Revolving
December 31,2023:	2023	2022	2021	2020	2019	Prior	Loans	Total
Commercial Term:
Pass	$11,552	$5,273	$8,928	$5,023	$2,798	$4,677	$—	$38,251
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	104	—	327	—	431
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial term	$11,552	$5,273	$8,928	$5,127	$2,798	$5,004	$—	$38,682
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial Mortgage:
Pass	$40,848	$58,988	$41,081	$19,915	$16,609	$43,581	$809	$221,831
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	2,596	73	2,669
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial mortgage	$40,848	$58,988	$41,081	$19,915	$16,609	$46,177	$882	$224,500
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Commercial Line:
Pass	$—	$—	$—	$—	$—	$—	$18,147	$18,147
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	2,518	2,518
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial line	$—	$—	$—	$—	$—	$—	$20,665	$20,665
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Construction:
Pass	$24,439	$18,692	$5,622	$1,457	$914	$9,988	$—	$61,112
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	138	—	138
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total consumer	$24,439	$18,692	$5,622	$1,457	$914	$10,126	$—	$61,250
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	—	—	—	—	—	—	—	—
Home Equity:
Pass	$—	$—	$—	$—	$—	$—	$—	$—
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	457	1,070	837	376	2,740
Total home equity	$—	$—	$—	$457	$1,070	$837	$376	$2,740
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	—	—	—	457	1,070	837	319	2,683
Non-performing	—	—	—	—	—	—	57	57
Total not-rated	—	—	—	457	1,070	837	376	2,740

Consumer:
Pass	$—	$—	$—	$—	$—	$—	$—	$—
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	107	16	16	80	56	1,299	19,363	20,937
Total consumer	$107	$16	$16	$80	$56	$1,299	$19,363	$20,937
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Not-Rated loans:
Performing	107	16	16	80	56	1,276	18,749	20,300
Non-performing	—	—	—	—	—	23	614	637
Total not-rated	107	16	16	80	56	1,299	19,363	20,937
Total Loans	$76,946	$82,969	$55,647	$27,036	$21,447	$63,443	$41,286	$368,774
YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

There were no loans classified in the “doubtful” or “loss” risk rating categories for any of the periods ended September 30, 2025, December 31, 2024 or December 31, 2023.

Loans pledged at September 30, 2025, December 31, 2024 and December 31, 2023 had a carrying amount of $296 million, $305 million and $257 million and were pledged to secure FHLB advances.

Deposits

We offer a variety of deposit accounts having a wide range of interest rates and terms, including demand, savings and time accounts. We rely primarily on competitive pricing policies and personalized service to attract and retain these deposits.

Total deposits as of September 30, 2025, were $436.7 million, an increase of $39.7 million or 10.0% compared to $397.1 million as of December 31, 2024. Deposit increase was primarily due to an increase in money market demand accounts and certificates of deposit, in part related to the new branch opening in Horsham, Pennsylvania, in April 2025.

Noninterest-bearing deposits as of September 30, 2025 were $63.0 million, an increase of $6.6 million, or 11.8% over December 31, 2024. Noninterest-bearing deposits as of December 31, 2024 were $56.4 million compared to $55.0 million as of December 31, 2023, an increase of $1.3 million, or 2.4%.

The components of deposits at September 30, 2025, December 31, 2024 and December 31, 2023 are as follows:

	As of September 30, 2025	As of December 31, 2024	As of December 31, 2023
Demand, non-interest bearing	$62,996	$56,358	$55,022
Demand, interest bearing	76,253	63,687	63,387
Money market accounts	139,012	109,994	118,384
Savings accounts	60,434	52,034	58,728
Time, $250,000 and over	31,280	30,411	19,337
Time, other	66,768	84,596	49,174
	$436,743	$397,080	$364,032

Total deposits as of September 30, 2025, were $436.7 million, an increase of $39.7 million, or 10.0%, compared to December 31, 2024. Total deposits as of December 31, 2024, were $397.1 million, an increase of $33.0 million, or 9.1%, compared to $364.0 million as of December 31, 2023.

At September 30, 2025, the scheduled maturities of time deposits are as follows:

2025	$29,866
2026	61,410
2027	6,694
2028	60
2029	18
Thereafter	—
$98,048

Average deposits for September 30, 2025, were $422.2 million, an increase of $38.2 million, or 10.0%, over the average at December 31, 2024. Average deposits for December 31, 2024, were $384.0 million, an increase of $23.4 million, or 6.5%, over the average at December 31, 2023 of $360.5. The rate paid on total deposits decreased over this period from 4.04% for December 31, 2024 to 3.63% for September 30, 2025.

	Balance			$ Change		% Change
	Nine Months ended September 30, 2025	Year ended December 31, 2024	Year ended December 31, 2023	Sept. 2025 to Dec. 2024	Dec. 2025 to Dec. 2023	Sept. 2025 to Dec. 2024	Dec. 2025 to Dec. 2023
Non-interest bearing	$61,524	$61,532	$64,318	$(8)	$(2,786)	0.0%	-4.3%
Interest-bearing	360,686	322,429	296,219	38,257	26,210	11.9%	8.8%
Total	$422,210	$383,961	$360,537	$38,249	$23,424	10.0%	6.5%

The following table presents the uninsured deposits of the Bank at September 30, 2025 and December 31, 2024 and 2023.

	As of September 30, 2025	As of December 31, 2024	As of December 31, 2023
Uninsured deposits	$62,832	$65,398	$60,394

Borrowings

The Bank has a $2.5 million line of credit with a correspondent bank of which $0 was outstanding at September 30, 2025 and December 31, 2024 and 2023. The Bank had a $5 million line of credit with a correspondent bank of which $0 was outstanding at December 31, 2024 and 2023, this line was raised to $6.5 million in 2025 and there was $0 outstanding at September 30, 2025. The Bank had maximum borrowing capacity of $190.99 million, $212.57 million and $209.49 million at September 30, 2025 and December 31, 2024 and 2023, respectively. As of September 30, 2025, December 31, 2024 and 2023, outstanding borrowings were $0, $15.4 million and $36.2 million, respectively.

As of September 30, 2025, December 31, 2024 and December 31, 2023, the weighted average rate was 0%, 3.84%, and 5.21%, respectively. Borrowing costs declined from December 31, 2023 to December 31, 2024, by 137 basis points. As of September 30, 2025, December 31, 2024 and December 31, 2023, the weighted average maturity was 0 years, 0.04 years, and 0.12 years, respectively.

The Bank maintains access to the Federal Reserve Bank’s discount window borrowing facility. Advances under this facility are secured by collateral pledged by the Bank and accepted by the Federal Reserve Bank. The Bank has pledged securities with a fair value of $33,466,000 at September 30, 2025 at the Federal Reserve Bank to secure potential borrowings through the discount window. The Bank had no outstanding borrowings under the discount window facility at September 30, 2025, December 31, 2024 and December 31, 2023.

There were no long-term borrowings at September 30, 2025 and $3.8 million at both December 31, 2024 and December 31, 2023. The borrowings consisted of FHLB borrowings with maturity date of March 4, 2025 and a fixed rate of 1.13%.

Subordinated Debt

On March 14, 2019, the Corporation closed a pooled private offering of $3.0 million of subordinated debt, net of offering costs of $25,000. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. Unamortized offering costs were $8.4 million and $10.2 million at September 30, 2025 and December 31, 2024, respectively. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after March 14, 2024, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on March 14, 2029. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.5% through March 14, 2024, at which time the interest rate will float quarterly at the 3-month Secured Overnight Financing rate (“SOFR”) plus 390 basis points until the debt is paid off or matures. The interest rate at September 30, 2025 was 8.46%. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

On June 23, 2020, the Corporation closed a pooled private offering of $10.0 million of subordinated debt, net of offering costs of $241,000. Unamortized offering costs were $115,000 and $133,000 at September 30, 2025 and December 31, 2024, respectively. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after June 30, 2025, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 30, 2030. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.25% through June 30, 2025, at which time the interest rate will bear interest at a rate equal to the 3-month Secured Overnight Financing rate (“SOFR”) plus 613 basis points until the debt is paid off or matures. The interest rate at September 30, 2025 was 10.42%. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

Liquidity and Capital Resources

Liquidity

Liquidity is our capacity to meet our cash and collateral obligations at a reasonable cost. Maintaining an adequate level of liquidity depends on The Bank’s ability to efficiently meet expected and unexpected cash flows and collateral needs without adversely affecting either daily operations or the financial conditions of the institution.

Liquidity involves our ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, The Bank’s liquidity needs were primarily met by core deposits, loan maturities, amortizing investments, and FHLB advances.

The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $474.4 million for the nine months ended September 30, 2025. Average assets totaled $460.5 million and $415.2 million for the years ended December 31, 2024 and 2023, respectively.

	September 30, 2025	December 31, 2024	December 31, 2023
Sources of Funds:
Total Deposits	88.99%	83.38%	86.82%
Borrowings	0.38%	7.08%	3.19%
Subordinated debt	3.65%	2.79%	3.31%
Other liabilities	0.57%	0.49%	0.39%
Stockholders' Equity	6.41%	6.26%	6.29%
Total	100.00%	100.00%	100.00%
Uses of Funds:
Net Loans	81.53%	84.14%	82.31%
Securities	9.57%	10.75%	12.44%
Cash & Deposits in Other Banks	3.55%	0.33%	1.06%
Other Assets	5.35%	4.78%	4.19%
Total	100.00%	100.00%	100.00%
Average Loans to Average Assets	82.28%	84.91%	83.10%
Average Loans to Average Deposits	92.46%	101.83%	95.71%

Our primary sources of funds are deposits and FHLB advances. Our primary use of funds is loans. We do not expect a change in the primary source or use of our funds in the foreseeable future. Our average net loans remained level for the nine months ended September 30, 2025, compared to the year ended December 31, 2024. Our average net loans increased 13.3% for the year ended December 31, 2024, compared to the same period in 2023.

For all periods presented herein, we had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature. As of September 30, 2025, we had cash and cash equivalents of $40.8 million compared to $10.7 million as of December 31, 2024, and $14.5 million as of December 31, 2023.

Capital Resources

Total stockholders’ equity increased to $31.7 million as of September 30, 2025, compared to December 31, 2024, an increase of $2.3 million, or 7.9%. Total stockholders’ equity increased to $29.3 million as of December 31, 2024, compared to $27.9 million as of December 31, 2023, and increase of $1.4 million, or 5.0%.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Victory Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of September 30, 2025, December 31, 2024, and 2023, that the Bank met all capital adequacy requirements to which it is subject.

As of September 30, 2025, December 31, 2024, and 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of September 30, 2025, December 31, 2024, and 2023, are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
The Victory Bank	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
September 30, 2025:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$48,460	11.82%	$18,448	4.50%	$26,646	6.50%
Total Capital to Risk-Weighted Assets	$52,005	12.69%	$32,796	8.00%	$40,995	10.00%
Tier 1 Capital to Risk-Weighted Assets	$48,460	11.82%	$24,597	6.00%	$32,796	8.00%
Tier I Capital to Average Assets	$48,460	9.83%	$19,719	4.00%	$24,649	5.00%
December 31, 2024:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$46,187	11.27%	$18,435	4.50%	$26,628	6.50%
Total Capital to Risk-Weighted Assets	$49,798	12.16%	$32,773	8.00%	$40,967	10.00%
Tier 1 Capital to Risk-Weighted Assets	$46,187	11.27%	$24,580	6.00%	$32,773	8.00%
Tier I Capital to Average Assets	$46,187	9.92%	$18,632	4.00%	$23,291	5.00%
December 31,2023:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$41,444	10.61%	$17,580	4.50%	$25,393	6.50%
Total Capital to Risk-Weighted Assets	$44,966	11.51%	$31,253	8.00%	$39,067	10.00%
Tier 1 Capital to Risk-Weighted Assets	$41,444	10.61%	$23,440	6.00%	$31,253	8.00%
Tier 1 Capital to Average Assets	$41,444	9.61%	$17,250	4.00%	$21,562	5.00%

Off-Balance Sheet Items

We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements. The Bank’s exposure to credit loss in the event of nonperformance on these financial commitments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer.

A summary of commitments is as follows for each period end:

	September 30, 2025	December 31, 2024	December 31, 2023
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$88,488	$75,874	$82,482
Stand-by letters of credit	$4,301	$2,903	$2,281

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank’s trade area.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at September 30, 2025, December 31, 2024, and 2023, varies.

The Bank maintain an ACL on unfunded lending commitments and letters of credit to provide for the risk of loss expected in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to take into account the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability account on the balance sheet within other liabilities, while the corresponding provision for these credit losses is recorded as a component of other expense. The allowance for credit losses on unfunded commitments was $72,000, $67,000 and $78,000 at September 30, 2025, December 31, 2024, and 2023, respectively.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the nine-month period ended September 30, 2025, and the years ended December 31, 2024, and 2023.

Allowance for Credit Losses — Unfunded Commitments
Balance, December 31, 2023	$78
Provision for unfunded commitments	(11)
Balance, December 31, 2024	$67
Provision for unfunded commitments	5
Balance, September 30, 2025	$72

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our asset liability management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximizing income.

We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business and the limited utilization of interest rate swaps, We do not enter into instruments such as leveraged derivatives, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by the asset & liability management committee, in accordance with policies approved by the Board of Directors, which consists of six directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

We use interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts is based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Internal policy regarding interest rate simulations currently specifies that for shifts of the yield curve, estimated fair value of equity should not decline by more than 30% for a 300BP shift, 20% for a 200BP shift, and 10% for a 100BP shift. The Bank has been outside of policy limits for economic value of equity parallel rate shocks of -100bp, -200bp and -300bp at (10.85%), (24.97%) and (42.56%), respectively, as of September 30, 2025 but within policy limits at December 31, 2024. The Bank has been within policy limits for economic value of equity parallel rate shocks of at both December 31, 2024 and 2023. The Bank monitors its fair value of equity quarterly, reviews any variances from policy guidelines, and reports them to the Asset Liability Committee. Management works with its asset-liability advisor to evaluate balance-sheet strategies, including when adjustments are needed, and presents informed recommendations to the ALCO Committee.

Impact of Inflation

Our financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

The table below sets forth, as of September 30, 2025, the calculation of the estimated changes in the Bank’s net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+300	$16,388	(4.56)%
+200	16,718	(0.03)
+100	16,977	(0.01)
Level	17,171	—
-100	17,214	0.00
-200	16,958	(0.01)
-300	17,140	(0.00)

Critical Accounting Policies

In preparing financial statements management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses.

Allowance for Credit Losses:

The allowance for credit losses (“allowance”) represents management’s estimate of losses expected in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Bank uses current loan data and loss history, calculates the weighted average remaining maturity in each loan category, and utilizes leading economic indicators to provide a forward-looking feature. The Bank then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate.

The Bank also incorporates a reasonable and supportable loss forecast period to account for the effect of forecasted economic conditions and other factors on the performance of the loan portfolio which could differ from historical loss experience. Forward looking adjustments considers macro-economic indicators. The Bank generally utilizes a forecast period ranging over 12 - 24 months. For the contractual term that extends beyond the forecast period, the Bank immediately reverts to historical loss rates.

The Bank uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, the Bank has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

DESCRIPTION OF CAPITAL STOCK OF QNB

As a result of the merger, holders of Victory common stock who receive shares of QNB common stock in the merger will become shareholders of QNB. The rights of QNB shareholders are governed by Pennsylvania law and the Articles of Incorporation, as amended, and Amended and Restated Bylaws of QNB. The following briefly summarizes the material terms of QNB common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding QNB’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the PBCL and the QNB Articles of Incorporation, as amended, and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which QNB and Victory urge you to read. Copies of QNB’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of Victory’s governing documents, see “Where You Can Find More Information” beginning on page 162. As used in this section, unless the context otherwise requires, references to “QNB,” “we,” “us” and “our” refer to QNB Corp. and its consolidated subsidiaries, unless the context indicates otherwise.

Overview

QNB is incorporated in the Commonwealth of Pennsylvania. Accordingly, the rights of its shareholders are generally covered by Pennsylvania law, including the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL, and its articles of incorporation, as amended, and its amended and restated bylaws, as the same may be amended from time to time.

QNB’s articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, $0.625 par value per share. QNB common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

As of December 17, 2025, [_____] shares of QNB common stock were issued and outstanding and held by approximately [___] shareholders of record. Also, as of December 17, 2025, [____] shares of QNB common were reserved for issuance pursuant to outstanding stock options to purchase shares of QNB common stock held by its employees, officers and directors. QNB has also reserved an additional [_____] shares for issuance in connection with equity awards that may be granted under QNB Corp. 2025 Equity Incentive Plan.

Common Stock

Voting Rights

Holders of QNB common stock are entitled to one vote for every share having voting power on all matters submitted for action by the shareholders. Holders of QNB common stock do not have cumulative voting rights in the election of directors.

QNB’s articles of incorporation generally provide that any merger, consolidation, sale of substantially all of the Corporation’s assets, or other “Business Combination” transaction more fully described below, must be approved by the affirmative vote of not less than 75% of QNB’s then outstanding voting stock. Under the articles of incorporation, the 75% affirmative shareholder vote would not be required if: (a) a majority of the board of directors has given prior approval to the acquisition by the Related Person (as defined below) involved in the Business Combination of 20% or more of the outstanding shares of QNB common stock which resulted in that person becoming a Related Person; or (b) a majority of the board of directors has approved the Business Combination prior to the time that the person became a Related Person.

The term “Business Combination” means:

•
any merger or consolidation of QNB or a subsidiary with or into a Related Person;
•
any sale, lease, exchange, transfer or other disposition, including without limitation mortgage or any other security device of all or any substantial part of the assets of QNB (including without limitation any securities of a subsidiary) or of a subsidiary, to a Related Person;
•
any merger or consolidation of a Related Person with or into QNB or a subsidiary;
•
any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to QNB or a subsidiary;
•
the issuance of any securities of QNB or a subsidiary to a Related Person;
•
the acquisition by QNB or a subsidiary of any securities of a Related Person;
•
any reclassification of voting stock of the Corporation, or any recapitalization involving voting stock of the Corporation, consummated within five years after a Related Person became a Related Person;
•
any loan or other extension of credit by QNB or a subsidiary to the Related Person or any guarantees by QNB or a subsidiary of any loan or other extension of credit by any person to a Related Person; and

•
any agreement, contract or other arrangement provided for any of the transactions described in the definition of Business Combination.

“Related Person” means any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates” (as those terms are defined in QNB’s articles of incorporation) is the beneficial owner, directly or indirectly, of 20% or more of QNB’s outstanding voting stock. As Victory is not a Related Person of QNB, the 75% vote requirement is inapplicable to the merger.

Dividends and Distributions

Holders of QNB common stock are entitled to dividends and other distributions ratably as and when declared by the board of directors of QNB from assets legally available therefor. Specifically, dividends may be paid in cash, property or shares of QNB common stock, unless QNB is insolvent or the dividend payment would render it insolvent. Dividend payments and distributions are subject to other legal requirements and, generally, may be paid in cash or property provided that, after giving effect to the dividend or distribution, the total assets of QNB would not be less than the total liabilities of QNB plus the amount necessary to satisfy the preferential rights, if any, of shareholders whose preferential rights are superior to those receiving the dividend or distribution.

Ranking

Upon the voluntary or involuntary dissolution, liquidation or winding up of the affairs of QNB, after the payment in full of its debts and other liabilities, the remainder of its assets, if any, are to be distributed ratably among the holders of QNB common stock.

No Conversion Rights; No Preemptive Rights; No Redemption

Holders of QNB common stock have no preemptive or conversion rights and are not subject to further calls or assessment by QNB. There are no redemption or sinking fund provisions applicable to QNB common stock.

Fully Paid and Nonassessable

Outstanding shares of QNB common stock are validly issued, fully-paid and nonassessable.

Anti-Takeover Provisions

Certain provisions of QNB’s articles of incorporation, bylaws and the PBCL may have the have the effect of delaying, deferring, or preventing a change in control of QNB:

Pennsylvania Anti-Takeover Provisions

Certain anti‑takeover provisions of the PBCL apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti‑takeover sections under certain circumstances, but QNB has not opted out of any of these provisions. A general summary of these applicable anti‑takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than (i) shares owned continuously by the same natural person since January 1, 1988, (ii) shares beneficially owned by any natural person or trust, estate, foundation or similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, device or other testamentary distribution, directly or indirectly, from a natural person who beneficially owned the shares prior to January 1, 1988 or (iii) shares acquired pursuant to a stock split, stock dividend or similar distribution with respect to shares that have been beneficially owned continuously since their issuance by the corporation by the shareholder that acquired them from the corporation or that were acquired from such shareholder pursuant to (ii) above) equal to: (a) at least 20% but less than 33 1/3%; (b) at least 33 1/3% but less than 50%; or (c) 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power or shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, or until they have been transferred to a person who is not an affiliate of the transferor and does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person submitting a bona fide written offer to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired, provided that the control share acquisition is consummated within 90 days after shareholder approval is obtained. Two shareholder votes are required to approve the restoration of voting rights. First, the approval of a majority of all voting power must be obtained. Second, the approval of a majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (a) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (b) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average of the high and low public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (a) any person or group directly or indirectly publicly discloses or causes to be disclosed that the person or group may seek to acquire control of the corporation, or (b) a person or group acquires, offers to acquire or directly or indirectly publicly discloses or causes to be disclosed an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18‑month period will belong to the corporation if the securities that were sold were acquired during the 18‑month period after or within 24 months prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or an affiliate or associate of the corporation who at any time within the prior five years was the beneficial owner, directly or indirectly, of 20% of the voting shares of the corporation is an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;
•
the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or
•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders or their affiliates, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (a) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (b) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Full Value for their Stock Following Control Transaction. Under Pennsylvania law, a control transaction is an acquisition by a person or group of the voting power over at least 20% of the voting shares of the corporation. Subject to exceptions, if a Pennsylvania registered corporation is subject to a control transaction, the controlling person or group must provide prompt notice of the transaction to the court and each shareholder of record holding voting shares. Any holder of voting shares may make a written demand on the controlling person or group for payment in cash of the fair value of each voting share at the date on which the control transaction occurs. The minimum value that a shareholder can receive is the highest price paid per share by the controlling person or group within the 90‑day period ending on and including the date of the control transaction. If any shareholder believes the fair value of her shares is higher than the price offered by the controlling person or group, the shareholder may file a petition with the court seeking appraisal of the shares.

Staggered Board of Directors

The bylaws provide for the classification of the board of directors into three classes with each class serving a staggered three-year term. As a result of this classification, only one-third of the entire board of directors stands for election in any one year and a minimum of two annual meetings would be required to elect a majority of the board of directors.

Calling of Special Meetings of Shareholders

Pursuant to the bylaws, special meetings of shareholders may only be called by the President of QNB, or by a majority of QNB’s board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The bylaws provide that notice of any proposal by a shareholder which the shareholder desires to submit to a vote at an annual meeting, including any director nominations, must made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of QNB not less than ninety (90) days nor more than one hundred twenty (120) days prior to any annual meeting of shareholders. The bylaws also specify requirements as to the contents of the shareholder’s notice or nomination. If notice is not provided in accordance with these provisions, a shareholder’s proposal will not appear on the meeting agenda.

Removal of Directors

Under Pennsylvania law, directors of QNB can be removed from office by a vote of shareholders only for cause.

Board of Directors May Consider Factors When Evaluating Take-Over Offer

The articles of incorporation provide that, when evaluating any offer by another party or a tender or exchange offer for any equity security of QNB or to enter into a merger or other business combination with QNB, the board may consider, among other factors: (i) the social and economic effects on the employees, customers and other constituents of QNB and its subsidiaries and on the communities in which QNB and its subsidiaries operate or are located, and (ii) the desirability of QNB continuing as an independent entity.

Amendments to Articles of Incorporation

The articles of incorporation provide that, in addition to any affirmative vote required by law, the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of voting stock; provided, however the approval of any amendment to Article V (shares), Article VII (business combinations) and Article VIII (amendments) of the articles of incorporation requires the affirmative vote of holders of at least 75% of the outstanding shares of voting stock. The PBCL also provides that our shareholders are not entitled by statute to propose amendments to the articles of incorporation.

Amendments to Bylaws

The bylaws provide that our bylaws may be amended or repealed, in whole or in part, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors. The PBCL provides that the ability of our board of directors to adopt, amend or repeal the bylaws is subject to the power of shareholders to change such action. The PBCL also provides that the board of directors does not have the authority to adopt or change a bylaw on specified subjects, including, but not limited to, authorized capital, the personal liability of directors, various matters relating to our board of directors, and matters relating to the voting rights of shareholders.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of QNB’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of QNB common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of QNB’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Both QNB and Victory are incorporated under Pennsylvania law. Upon completion of the merger, the QNB articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because both QNB and Victory are organized under the laws of the Commonwealth of Pennsylvania, differences in the rights of holders of QNB common stock and the rights of holders of Victory common stock arise only from differing provisions of their respective articles of incorporation and bylaws. The material differences between the rights of holders of QNB common stock and the rights of holders of Victory common stock resulting from any differing provisions of their articles of incorporation and bylaws are summarized below.

The following summary does not purport to be a complete statement of the rights of QNB shareholders and Victory shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of QNB or Victory, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the PBCL and the governing documents of QNB and Victory, to which the shareholders of Victory are referred. Copies of the governing documents of QNB are available, without charge, to any person, including any beneficial owner of Victory common stock to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 162.

	QNB Shareholder Rights	Victory Shareholder Rights

Corporate Governance	QNB is a Pennsylvania corporation.	Victory is a Pennsylvania corporation

Authorized Capital Stock

The rights of QNB shareholders are governed by the PBCL, the Articles of Incorporation, as amended (which we refer to as the “QNB articles,” and the Amended and Restated Bylaws of QNB (which we refer to as the “QNB bylaws”). The QNB articles authorize it to issue 10,000,000 shares of common stock, $0.625 par value per share. As of December 17, 2025, the record date for the QNB special meeting, there were [ ] shares of QNB common stock issued and outstanding.

The rights of Victory shareholders are governed by the PBCL, the Victory Articles of Incorporation (which we refer to as the “Victory articles”), and the Victory Amended and Restated Bylaws (which we refer to as the “Victory bylaws”). The Victory articles authorize it to issue 9,000,000 shares of voting common stock, par value $1.00 per share (which we refer to as "common stock"), 1,000,000 shares of non-voting common stock, and 2,000,000 shares of preferred stock, par value $1.00 per share. The Victory articles authorize Victory’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, or restrictions of the shares of Victory preferred stock in each series. As of December 17, 2025, the record date for the Victory special meeting, there were 1,998,500 shares of Victory common stock issued and outstanding and no shares of non-voting common stock and preferred stock are issued and outstanding.

Preemptive Rights	No holder of QNB common stock has a right under the PBCL, or the QNB articles or the QNB bylaws to purchase shares of common stock upon any future issuance.	No holder of Victory common stock has a right under the PBCL, or the Victory articles, or the Victory bylaws, to purchase shares of common stock upon any future issuance.

Voting Rights

Each holder of QNB common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that QNB may issue.

Each holder of a share of Victory common stock is entitled to one vote for each share standing in his name on the books of Victory.

	QNB Shareholder Rights	Victory Shareholder Rights

Cumulative Voting	The QNB articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The Victory articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.
Restrictions on Transfers	QNB shareholders are not subject to any agreements restricting transfer of shares.	Victory shareholders are not subject to any agreements restricting transfer of shares.

Size of the board of directors	The QNB bylaws provide for a board of directors consisting of between seven and 15 directors as fixed from time to time by QNB’s board. Currently, there are 10 directors on QNB’s board of directors.	The Victory bylaws provide for a board of directors consisting of between five and 25 directors, divided into three classes. Currently there are nine directors on Victory’s board of directors.

Independent Directors

While QNB is not subject to any requirement with respect to independent directors, QNB's board of directors considers the rules adopted by the SEC and the Nasdaq Stock Market for determining a director's independence.

Victory is not subject to any requirement with respect to independent directors, however, Victory considers the regulations of the FDIC for purposes of determining a director’s independence.

Term of Directors and Classified Board

The QNB bylaws provide for a classified board divided into three classes in as nearly equal numbers as possible. Except with respect to a vacancy on the board of directors, QNB directors are elected at the annual meeting of shareholders for a term of three years and each director, including a director elected to fill a vacancy, holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

The Victory articles provide for a classified board divided into three classes in as nearly equal numbers as possible. Except with respect to a vacancy on the board of directors, Victory directors are elected at the annual meeting of shareholders for a term of three years and each director, including a director elected to fill a vacancy, holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

Election of Directors

QNB’s directors are elected by the affirmative vote of a majority of the votes cast with respect to that director’s election at the meeting of shareholders in which the director is elected; provided, however, that directors are to be elected by a plurality of votes cast in connection with contested director elections.

Victory’s directors are elected by plurality of the votes cast at a meeting at which a quorum is present.

Removal of Directors	Under Pennsylvania law, because of QNB's staggered board, directors of QNB can be removed from office by a vote of shareholders only for cause.

The entire board of directors or an individual director of Victory may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Victory entitled to vote at an annual election of directors. The Victory bylaws also provide that a director of Victory may also be removed by the board of directors if such director (i) is adjudicated an incompetent by a court, (ii) is convicted of a felony, (iii) does not, within 60 days after being elected, properly accept the office and fill other requirements for holding the office of director, or (iv) fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board.

Filling Vacancies of Directors	The QNB bylaws provide that vacancies in the QNB board of directors, including vacancies resulting from an increase in the number of	Any vacancy occurring on Victory’s board of directors may be only be filled by the affirmative vote of a majority of the remaining directors then

	QNB Shareholder Rights	Victory Shareholder Rights

directors, may be filled by a majority of the remaining members of the QNB board of directors though less than a quorum, and each person so elected shall be a director until his or her successor is duly elected by the shareholders, who may make such election at the next annual meeting of the QNB shareholders or at any special meeting duly called for that purpose and held prior thereto, or until his or her earlier resignation or removal. Shareholders are also able to fill vacancies on the board of directors of Victory under the provisions of the PBCL.

in office, although less than a quorum. Shareholders are also able to fill vacancies on the board of directors of Victory under the provisions of the PBCL.

Amendments to Articles

The QNB articles of incorporation provide that, in addition to any affirmative vote required by law, the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of voting stock; provided, however the approval of any amendment to Article V (shares), Article VII (business combinations) and Article VIII (amendments) of the QNB articles of incorporation requires the affirmative vote of holders of at least 75% of the outstanding shares of voting stock. The PBCL also provides that QNB shareholders are not entitled by statute to propose amendments to the articles of incorporation.

The Victory articles may be amended in accordance with the PBCL, which generally requires the approval of the Victory board of directors and the holders of a majority of the votes entitled to be cast on the amendment.

The Victory articles of incorporation provide that, in addition to any affirmative vote required by law, the articles of incorporation may be amended by the affirmative vote of the holders of at least a majority of the votes entitled to be cast thereon; provided, however the approval of any amendment to Article FIFTH (shares), Article SIXTH (board size), Article SEVENTH (bylaw amendments), Article NINTH (fiduciary duty standard), Article TENTH (director exculpation), Article ELEVENTH (indemnification) and Article TWELFTH (amendments) of the articles of incorporation requires the affirmative vote of holders of at least 66 2/3% of each class of Victory capital stock entitled to vote thereon.

Bylaw Amendments

The QNB bylaws may be amended or repealed, in whole or in part, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors. The PBCL provides that the ability of the QNB board of directors to adopt, amend or repeal the QNB bylaws is subject to the power of shareholders to change such action. The PBCL also provides that the QNB board of directors does not have the authority to adopt or change a bylaw on specified subjects, including, but not limited to, authorized capital, the personal liability of directors, various matters relating to our board of directors, and matters relating to the voting rights of shareholders.

The Victory bylaws may be altered, amended, added to or repealed by a vote of a majority of the Victory board of directors, except that the Victory board of directors shall not make or alter any bylaws fixing the qualifications, classifications or terms of office of members of the Victory board of directors. Such action by the Victory board of directors is subject, however, to the general right of the Victory shareholders to change such action.

Merger, Consolidations, or Sales of Substantially All	Under the PBCL, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the	The provisions of the PBCL are also applicable to Victory shareholders.

	QNB Shareholder Rights	Victory Shareholder Rights

Assets; Anti-Takeover Provisions

corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.

QNB’s articles of incorporation generally provide that any merger, consolidation, sale of substantially all of the Corporation’s assets, or other “Business Combination” transaction more fully described below, must be approved by the affirmative vote of not less than 75% of QNB’s then outstanding voting stock. Under the articles of incorporation, the 75% affirmative shareholder vote would not be required if: (a) a majority of the board of directors has given prior approval to the acquisition by the Related Person (as defined below) involved in the Business Combination of 20% or more of the outstanding shares of QNB common stock which resulted in that person becoming a Related Person; or (b) a majority of the board of directors has approved the Business Combination prior to the time that the person became a Related Person.

The term “Business Combination” means:

•
any merger or consolidation of QNB or a subsidiary with or into a Related Person;
•
any sale, lease, exchange, transfer or other disposition, including without limitation mortgage or any other security device of all or any substantial part of the assets of QNB (including without limitation any securities of a subsidiary) or of a subsidiary, to a Related Person;
•
any merger or consolidation of a Related Person with or into QNB or a subsidiary;
•
any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to QNB or a subsidiary;

Victory's articles of incorporation also provide that, in no event shall any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit except as described in the following sentence. Any votes cast by such record owner in respect of such shares held in excess of the Limit shall be deemed to have been voted in the same ratio as all other shares voted on the particular matter being considered by shareholders (exclusive of the record owner's votes over the Limit). The Victory board of directors shall have the power to construe and apply these provisions of the Victory articles of incorporation and make all determinations necessary or desirable to implement these provisions of the Victory articles of incorporation.

QNB Shareholder Rights	Victory Shareholder Rights

•
the issuance of any securities of QNB or a subsidiary to a Related Person;
•
the acquisition by QNB or a subsidiary of any securities of a Related Person;
•
any reclassification of voting stock of the Corporation, or any recapitalization involving voting stock of the Corporation, consummated within five years after a Related Person became a Related Person;
•
any loan or other extension of credit by QNB or a subsidiary to the Related Person or any guarantees by QNB or a subsidiary of any loan or other extension of credit by any person to a Related Person; and
•
any agreement, contract or other arrangement provided for any of the transactions described in this definition of Business Combination.

“Related Person” means any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates” (as those terms are defined in QNB’s articles of incorporation) is the beneficial owner, directly or indirectly, of 20% or more of QNB’s outstanding voting stock.

Certain anti‑takeover provisions of the PBCL apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti‑takeover sections under certain circumstances, but QNB has not opted out of any of these provisions. A general summary of these applicable anti‑takeover provisions is set forth below:

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power

QNB Shareholder Rights	Victory Shareholder Rights

over voting shares (other than (i) shares owned continuously by the same natural person since January 1, 1988, (ii) shares beneficially owned by any natural person or trust, estate, foundation or similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, device or other testamentary distribution, directly or indirectly, from a natural person who beneficially owned the shares prior to January 1, 1988 or (iii) shares acquired pursuant to a stock split, stock dividend or similar distribution with respect to shares that have been beneficially owned continuously since their issuance by the corporation by the shareholder that acquired them from the corporation or that were acquired from such shareholder pursuant to (ii) above) equal to: (a) at least 20% but less than 33 1/3%; (b) at least 33 1/3% but less than 50%; or (c) 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power or shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, or until they have been transferred to a person who is not an affiliate of the transferor and does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person submitting a bona fide written offer to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired, provided that the control share acquisition is consummated within 90 days after shareholder approval is obtained. Two shareholder votes are required to approve the restoration of voting rights. First, the approval of

QNB Shareholder Rights	Victory Shareholder Rights

a majority of all voting power must be obtained. Second, the approval of a majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (a) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (b) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average of the high and low public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (a) any person or group directly or indirectly publicly discloses or causes to be disclosed that the person or group may seek to acquire control of the corporation, or (b) a person or group acquires, offers to acquire or directly or indirectly publicly discloses or causes to be disclosed an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18‑month period will belong to the corporation if the securities that were sold were acquired during the 18‑month period after or within 24 months prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or an affiliate or associate of the corporation who at any time within the prior five years was the beneficial owner, directly or indirectly, of 20% of the voting shares of the corporation is an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is

QNB Shareholder Rights	Victory Shareholder Rights

approved by the corporation’s board of directors prior to such stock acquisition;
•
the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or
•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders or their affiliates, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (a) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (b) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Full Value for their Stock Following Control Transaction. Under Pennsylvania law, a control transaction is an acquisition by a person or group of the voting power over at least 20% of the voting shares of the corporation. Subject to exceptions, if a Pennsylvania registered corporation is subject to a control transaction, the controlling person or group must provide prompt notice of the transaction to the court and each shareholder of record holding voting shares. Any holder of voting shares may make a written demand on the controlling person or group for payment in cash of the fair value of each voting share at the date on which the control transaction occurs. The minimum value that a shareholder can receive is the highest price paid per share by the controlling person or group within the 90‑day period ending on and including the date of the control transaction. If any shareholder

	QNB Shareholder Rights	Victory Shareholder Rights

believes the fair value of her shares is higher than the price offered by the controlling person or group, the shareholder may file a petition with the court seeking appraisal of the shares.

Annual Meetings of the Shareholders

The QNB bylaws provide that the annual meeting of the shareholders is held on a date each year designated by the board of directors. The time and place of such meeting shall be determined by the board of directors of QNB. At the annual meeting, the shareholders elect a board of directors and transact such other business as may properly come before the meeting.

Victory’s bylaws provide that the annual meeting of the shareholders is held at such time as designated by the board of directors. At the annual meeting, the shareholders elect a board of directors and transact such other business properly brought before the meeting.

Special Meetings of the Shareholders

Under the QNB bylaws, special meetings of the shareholders may be called by the President or by a majority of the board of directors. Upon the written request of any person or persons entitled to call a special meeting, which request shall set forth the purpose for which the meeting is desired, it shall be the duty of the Secretary to fix the date of such meeting to be held at such time, not less than five (5) nor more than sixty (60) days after the receipt of such request, as the Secretary may determine, and to give due notice thereof. If the Secretary neglects or refuses to fix the date of such meeting and to give notice thereof within five days after receipt of such request, the person or persons calling the special meeting of shareholders may do so.

The Victory bylaws provide that special meetings of Victory’s shareholders may be called by the Chief Executive Officer, the board of directors, or upon the written request of holders of not less than one-fifth of all shares entitled to vote at the particular meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

The QNB bylaws require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action or director nomination at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of QNB not less than 90 days, nor more than 120 days, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the fifth (5th) day following the earlier of the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made. To be in proper form, a shareholder’s notice to the Secretary regarding shareholder action shall be in writing and shall set forth: (a) the name and address of the shareholder who intends to bring the business before the annual meeting ("Proposing Shareholder"); (b) the name and address of the beneficial owner, if different than the Proposing

The Victory bylaws require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action or director nomination at an annual meeting of the shareholders.

To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Victory at least 40 days before the date of the annual meeting; provided, however, that in the event that less than 50 days notice or prior public disclosure of the date of the meeting is given or made to Victory shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) a brief description of the business desired to be brought before the annual meeting; and (b) the name and address of the shareholder who intends to propose the business and the class or series and number of shares of Victory stock

QNB Shareholder Rights	Victory Shareholder Rights

Shareholder, of any of the shares owned of record by the Proposing Shareholder ("Beneficial Owner"); (c) the number of shares of each class and series of shares of QNB which are owned of record and beneficially by the Proposing Shareholder and the number which are owned beneficially by any Beneficial Owner; (d) any interest (other than an interest solely as a shareholder) which the Proposing Shareholder or a Beneficial Owner has in the business being proposed by the Proposing Shareholder; (e) a representation that there are (and will be) no undisclosed arrangements and understandings between the Proposing Shareholder and any Beneficial Owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the Shareholder Notice is being made; (f) a description of the business which the Proposing Shareholder seeks to bring before the annual meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that QNB adopt; and (g) a representation that the Proposing Shareholder is at the time of giving the shareholder notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of QNB entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the shareholder notice before the meeting. The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge any business proposed by a shareholder which the presiding officer determines is not made in compliance with the foregoing procedure.

Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to QNB. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials. Additionally, to be in proper form, a shareholder’s notice to the Secretary regarding a director nomination shall be in writing and shall set forth: (i) the name and address of the shareholder who intends to make the nomination which are owned beneficially or of record by such shareholder. Rule 14a-8 of the Exchange Act does not apply to Victory.

	QNB Shareholder Rights	Victory Shareholder Rights

("Nominating Shareholder"); (ii) the name and address of the beneficial owner, if different than the Nominating Shareholder, of any of the shares owned of record by the Nominating Shareholder ("Beneficial Holder"); (iii) the number of shares of each class and series of shares of QNB which are owned of record and beneficially by the Nominating Shareholder and the number which are owned beneficially by any Beneficial Holder; (iv) a representation that there are (and will be) no undisclosed arrangements and understandings between the Nominating Shareholder and any Beneficial Holder and any other person or persons pursuant to which the nomination is being made; (v) the name and address of the person or persons to be nominated; (vi) a representation that the Nominating Shareholder is at the time of giving of the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of QNB entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (vii) such other information regarding each nominee proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the QNB board of directors; (viii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nominating Shareholder's notice by, or on behalf of, the Nominating Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price exchanges for, or increase or decrease the voting power of the Nominating Shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation; and (ix) the written consent of each nominee to serve as a director of QNB if so elected. The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the foregoing procedure.

Notice of Shareholder Meetings

QNB must give written or printed notice of the place, day and hour of each annual and special shareholders’ meeting no fewer than 10 days before the meeting date, unless otherwise required by Pennsylvania law, to each shareholder of record

Victory must give each shareholder entitled to vote at a meeting written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the general nature of the

	QNB Shareholder Rights	Victory Shareholder Rights

entitled to vote at the meeting, at the discretion of, or in the name of, the QNB board of directors, President, Vice President, Secretary or Assistant Secretary. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

business to be transacted at the meeting, at least 10 days before the day of the meeting.

Indemnification of Directors and Officers

The QNB bylaws provide for mandatory indemnification of, and mandatory advancement of expenses for, QNB’s directors and officers against liabilities arising out of their status as directors or officers of QNB, subject to a determination that such director or officer is entitled to indemnification pursuant to the applicable provisions of the PBCL. The PBCL requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

The Victory articles of incorporation and bylaws provide for mandatory indemnification of Victory’s directors and officers against liabilities and reasonable expenses arising out of their status as directors or officers of Victory, subject to a determination that such director or officer is entitled to indemnification pursuant to the applicable provisions of the PBCL.

Limitation of Director Liability

The PBCL provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The QNB articles of incorporation provide that a QNB director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, provided however, that such provision of the QNB articles of incorporation shall not eliminate or limit the liability of a QNB director to the extent that such elimination or limitation of liability is expressly prohibited by the Pennsylvania Directors' Liability Act as in effect at the time of the alleged action or failure to take action by such director.

The provisions of the PBCL also apply to Victory. The Victory articles provide for limitation of director liability as provided for by the PBCL.

	QNB Shareholder Rights	Victory Shareholder Rights

Dividends

The PBCL prohibits a Pennsylvania corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving distribution. The QNB articles allow the board of directors, with respect to each series of preferred stock to determine the dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series.

The provisions of the PBCL regarding dividends also apply to Victory.

Dissenters’ Rights

Under the PBCL, a shareholder is entitled to dissent from and obtain the fair value in cash of his or her shares in connection with certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation. A shareholder of a corporation is not entitled to dissent in connection with a merger under the PBCL if:

 • the corporation is a parent corporation merging into its 90% owned subsidiary;

 • surviving corporation, with each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the designations, preferences, limitations, and relative rights identical to those previously held by each such shareholder; and

 • the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger. Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 shareholders.

Victory shareholders are entitled to dissenters’ rights. The provisions of the PBCL are also applicable to Victory and its shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Victory common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of Victory common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of Victory common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Victory common stock that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes; or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Victory common stock, the tax treatment of a partner in the partnership who would constitute a U.S. holder (if otherwise treated as a beneficial owner of Victory common stock) generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Victory common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Merger Generally

The parties expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Stevens & Lee, P.C., counsel to QNB, has rendered its tax opinion to QNB and Kilpatrick Townsend & Stockton LLP, counsel to Victory, has rendered its tax opinion to Victory, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by QNB and Victory of tax opinions from Stevens & Lee, P.C. and Kilpatrick Townsend & Stockton LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both QNB and Victory. Neither QNB nor Victory currently intends to waive this condition to its obligation to consummate the merger. If either QNB or Victory waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Victory shareholders have materially changed, QNB and Victory will recirculate appropriate materials to resolicit the votes of Victory shareholders.

The opinions of Stevens & Lee, P.C. and Kilpatrick Townsend & Stockton LLP provided to QNB and Victory, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their legal opinions, Stevens & Lee, P.C. and Kilpatrick Townsend & Stockton LLP will rely on representations and covenants of QNB and Victory, including those representations contained in certificates of officers of QNB and Victory, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. QNB and Victory have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders that Exchange Victory Common Stock Solely for QNB Common Stock

For U.S. federal income tax purposes, subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges Victory common stock solely for shares of QNB common stock would generally:

•
not recognize any gain or loss on the exchange of shares of Victory common stock solely for shares of QNB common stock in the merger (except with respect to cash received in lieu of a fractional share of QNB common stock, as described below);
•
have an aggregate tax basis in the QNB common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Victory common stock surrendered in the exchange; and
•
have a holding period for the shares of QNB common stock received (including fractional shares of QNB common stock deemed received and exchanged for cash, as discussed below) in the merger that includes its holding period for its shares of Victory common stock surrendered in the exchange.

If you acquired different blocks of Victory common stock at different times or at different prices, the adjusted tax basis and holding period of each block of QNB common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Victory common stock surrendered in such exchanges. U.S. holders should consult their tax advisors regarding the manner in which shares of QNB common stock should be allocated among different blocks of their Victory common stock surrendered in the merger.

Cash In Lieu of Fractional Shares

For U.S. federal income tax purposes, if a U.S. holder receives cash instead of a fractional share of QNB common stock, the U.S. holder would generally be treated as having received such fractional share of QNB common stock in the merger and then as having exchanged the fractional share of QNB common stock for cash. As a result, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of QNB common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Victory common stock surrendered therefor) exceeds one year. Long-term capital gain of non‑corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

Potential Dividend Treatment

In some cases, if a U.S. holder of Victory common stock also actually or constructively owns shares of QNB common stock (other than the QNB common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of QNB’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination in such circumstances of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of Victory common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.

Backup Withholding

Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Victory common stock unless the holder:

•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or
•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives QNB common stock in the merger is considered a “significant holder,” such U.S. holder would be required to (1) file a statement with its U.S. federal income tax return in accordance with Treasury Regulations Section 1.368‑3(b) providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Victory common stock surrendered by such U.S. holder in the merger and (2) retain permanent records relating to the merger. A “significant holder” is any Victory shareholder that, immediately before the merger owned (1) at least 5% (by vote or value) of the outstanding shares of Victory common stock or (2) Victory securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of Victory common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of appraisal rights), in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, including, without limitation, the applicability and effect of the net investment income tax, the alternative minimum tax, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. Holders of Victory common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.

LEGAL MATTERS

The validity of the QNB common stock to be issued in the merger will be passed upon for QNB by Stevens & Lee, P.C., Reading, Pennsylvania. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for QNB by Stevens & Lee, Reading, Pennsylvania, and for Victory by Kilpatrick Townsend & Stockton LLP, Washington, DC.

EXPERTS

The consolidated financial statements of QNB as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10‑K for the year ended December 31, 2024 and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Victory as of December 31, 2024 and for the year then ended included in this Prospectus have been so included in reliance on the report of Crowe LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Victory as of December 31, 2023 and for the year ended December 31, 2023 included in this joint proxy statement/prospectus have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

If QNB’s shareholders wish to include a proposal in the proxy statement for the 2026 annual meeting of shareholders under applicable SEC rules, your written proposal must be received by QNB no later than December 9, 2025. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the SEC. Shareholder proposals may be mailed to the Secretary of QNB, QNB Corp., P.O. Box 9005, Quakertown, PA 18951‑9005.

In accordance with QNB’s bylaws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in QNB’s proxy materials under applicable SEC rules, must comply with the procedures specified in the bylaws, including providing notice in writing, delivered or mailed to the attention of the Chairman of the Board of Directors at the address set forth above, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. In accordance with QNB’s bylaws, nominations of individuals for election to QNB’s board of directors may be made by a QNB shareholder if made in writing and delivered or mailed to the attention of the Chairman of the Board of Directors at the address set forth above not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting of QNB shareholders. Assuming the annual meeting of QNB shareholders in 2026 is held within thirty days before or after May 20, 2026, the period for notices of proposals by QNB shareholders of matters for consideration at the 2026 annual meeting or for the nomination of individuals for election to QNB’s board of directors at the 2026 annual meeting will begin on January 20, 2026 and will end on February 19, 2026. Notices of proposals by QNB shareholders of matters for consideration at the annual meeting of QNB shareholders or for the nomination of individuals for election to QNB’s board of directors must include the information specified in the bylaws. Notice of proposals or nominations not made in accordance with QNB’s bylaws, including the foregoing, may be disregarded by the Chairman at the QNB annual meeting of shareholders. In addition to satisfying the QNB bylaw requirements described above, under SEC Rule 14a-19, any shareholder proposing to solicit proxies in support of director nominees other than the nominees of QNB’s board of directors must provide a notice containing the information contained in SEC Rule 14a-19 no later than March 21, 2026, assuming the 2026 annual meeting of QNB’s shareholders date is within thirty days before or after May 20, 2026.

The rules of the SEC provide that, if QNB does not receive notice of a shareholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then QNB will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting. The deadline for these proposals for the year 2026 annual meeting of QNB’s shareholders is February 20, 2026. If a QNB shareholder gives notice of such a proposal after this deadline, QNB’s proxy holders will be allowed to use their discretionary authority to vote against the shareholder proposal when and if the proposal is raised at QNB’s 2026 annual meeting of shareholders.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. QNB and certain intermediaries are householding this joint proxy statement/prospectus for QNB shareholders of record in connection with the QNB special meeting. This means that:

•
Only one copy of this joint proxy statement/prospectus will be delivered to multiple QNB shareholders sharing an address unless you notify your broker or QNB to the contrary.
•
You can contact QNB by calling Georgeson LLC toll-free at (866) 486-2947 to request a separate copy of this joint proxy statement/prospectus. You can also contact your broker to make a similar request.

WHERE YOU CAN FIND MORE INFORMATION

QNB has filed with the SEC a registration statement on Form S‑4 under the Securities Act to register the shares of its common stock that Victory shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about QNB and QNB common stock. The rules and regulations of the SEC allow QNB to omit certain information included in the registration statement from this joint proxy statement/prospectus.

QNB also files annual, quarterly and current reports, and other information with the SEC. QNB’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You will also be able to obtain these documents, free of charge, from QNB by accessing QNB’s website at www.QNBbank.com. Copies can also be obtained, free of charge, by directing a written request to:

QNB Corp.

15 North Third Street

P.O. Box 9005

Quakertown, PA 18951 9005

Attn: Corporate Secretary

Telephone: (215) 538 5600

The SEC allows QNB to “incorporate by reference” into this joint proxy statement/prospectus certain information in documents filed by QNB with the SEC, which means that QNB can disclose important information to you by referring you to those documents without actually including the specific information in this joint proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). QNB incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

•
QNB’s Annual Report on Form 10‑K for the year ended December 31, 2024, filed with the SEC on March 18, 2025;
•
QNB’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting, filed on April 8, 2025;
•
QNB’s Current Reports on Form 8‑K or Form 8‑K/A, as applicable, filed on March 20, 2025, May 21, 2025, September 23, 2025 and September 25, 2025;
•
QNB’s Quarterly Report on Form 10‑Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025 filed with the SEC on May 6, 2025, August 12, 2025, and November 6, 2025, respectively; and
•
the description of QNB’s common stock included as Exhibit 4.1 on Form 10‑K, filed with the SEC on March 11, 2021, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents QNB subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this joint proxy statement/prospectus and deemed to be part of this joint proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that QNB files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this joint proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from QNB a copy of any documents incorporated by reference into this joint proxy statement/prospectus without charge to you either from QNB or from the SEC as described above.

Victory is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Victory, please send a request in writing or by telephone to Victory at the following address:

The Victory Bancorp, Inc.

542 N. Lewis Road

Limerick, Pennsylvania 19468

Attention: Corporate Secretary

Telephone: (610) 948‑9000

If you would like to request documents, please do so by [______] to receive them before the Victory special meeting, and by [______] to receive them before the QNB special meeting. If you request any incorporated documents from QNB, then QNB will mail them to you by first-class mail, or another equally prompt means, within one business day after QNB receives your request.

QNB has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to QNB, and Victory has supplied all information contained in this joint proxy statement/prospectus relating to Victory.

Neither QNB nor Victory has authorized anyone to give any information or make any representation about the merger, the QNB common stock to be received by Victory shareholders in the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

THE VICTORY BANCORP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The Victory Bancorp, Inc.

Consolidated Financial Statements

December 31, 2024 and 2023

Crowe LLP Independent Member Crowe Global

INDEPENDENT AUDITOR'S REPORT

Board of Directors

The Victory Bancorp, Inc.

Limerick, Pennsylvania

Opinion

We have audited the consolidated financial statements of The Victory Bancorp, Inc., which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of The Victory Bancorp, Inc. as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Victory Bancorp, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The financial statements of The Victory Bancorp, Inc. for the year ended December 31, 2023, were audited by other auditors, who expressed an unmodified opinion on those statements on April 22, 2024.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about The Victory Bancorp, Inc.’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of The Victory Bancorp, Inc.’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about The Victory Bancorp, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Crowe LLP

Columbus, Ohio

April 23, 2025, except for Note 15 as to which the date is December 18, 2025

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	Ten Penn Center 1801 Market Street, Suite 1200 Philadelphia, PA 19103

Independent Auditor’s Report

To the Board of Directors

The Victory Bancorp, Inc.

Limerick, Pennsylvania

Opinion

We have audited the consolidated financial statements of The Victory Bancorp, Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2023, the Company changed its method of accounting for the allowance for credit losses due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses (“ASC 326”).

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Philadelphia, Pennsylvania

April 22, 2024

Consolidated Financial Statements

The Victory Bancorp, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

December 31,	2024	2023
Assets
Cash and due from banks	$10,678	$12,438
Federal funds sold	—	2,100
Cash and cash equivalents	10,678	14,538
Securities available-for-sale, at fair value	32,905	35,890
Securities held-to-maturity (fair value $11,557 at December 31, 2024 and $11,686 at December 31, 2023)	11,737	12,041
Loans receivable, net of allowance for credit losses ($3,611 at December 31, 2024 and $3,444 at December 31, 2023)	390,954	364,383
Premises and equipment, net	3,248	3,017
Restricted investment in bank stocks	2,192	3,203
Accrued interest receivable	1,581	1,613
Bank owned life insurance	5,923	5,744
Other assets	1,806	1,734
Total Assets	$461,024	$442,163

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$56,358	$55,022
Interest-bearing	340,722	309,010
Total Deposits	397,080	364,032
Borrowings	15,440	36,200
Subordinated debt	17,309	12,830
Accrued interest payable and other liabilities	1,858	1,153
Total Liabilities	431,687	414,215

Stockholders’ Equity
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding were 1,977,362 and 1,971,362 shares at December 31, 2024 and 2023	1,977	1,971
Surplus	14,654	14,561
Retained earnings	14,523	13,374
Accumulated other comprehensive loss	(1,817)	(1,958)
Total Stockholders’ Equity	29,337	27,948
Total Liabilities and Stockholders’ Equity	$461,024	$442,163

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Income

(in thousands, except share and per share data)

Years Ended December 31,	2024	2023
Interest Income
Interest and fees on loans	$26,552	$22,297
Interest on investment securities	2,101	2,109
Other interest income	214	260
Total Interest Income	28,867	24,666
Interest Expense
Deposits	13,030	9,685
Borrowings	2,673	1,478
Total Interest Expense	15,703	11,163
Net interest income	13,164	13,503

Provision for Credit Losses	198	245
Net Interest Income After Provision for Credit Losses	12,966	13,258
Non-Interest Income
Service charges and activity fees	503	223
Net gains on sales of loans	160	108
Other income	283	279
Total Non-Interest Income	946	610
Non-Interest Expenses
Salaries and employee benefits	7,180	6,859
Occupancy and equipment	749	654
Legal and professional fees	600	479
Advertising and promotion	67	98
Loan expenses	122	195
Data processing costs	1,435	1,305
Supplies, printing and postage	115	100
Telephone	47	39
Entertainment	145	147
Mileage and tolls	44	48
Insurance	67	61
FDIC insurance premiums	349	250
Dues and subscription	85	92
Shares tax	406	370
Other	377	443
Total Non-Interest Expense	11,788	11,140
Income before income taxes	2,124	2,728
Income Taxes	462	587
Net Income Available to Common Stockholders	$1,662	$2,141
Basic earnings per common share	$0.84	1.09
Diluted earnings per common share	$0.82	$1.06

Weighted Average Common Shares Outstanding:
Basic	1,972,940	1,971,362
Diluted	2,021,715	2,028,543

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

Years Ended December 31,	2024	2023
Net Income	$1,662	$2,141

Other Comprehensive Income
Unrealized holding gain arising on securities available-for-sale	178	82
Tax Impact	(37)	(18)
Other comprehensive income	141	64
Total Comprehensive Income	$1,803	$2,205

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except per share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2022	$1,971	$14,505	$11,745	$(2,022)	$26,199

Net income	—	—	2,141	—	2,141
Other comprehensive income	—	—	—	64	64
Share based compensation expense	—	56	—	—	56
Cash dividends paid on common stock of $0.26 per share	—	—	(512)	—	(512)
Balance, December 31, 2023	$1,971	$14,561	$13,374	$(1,958)	$27,948

Net income	—	—	1,662	—	1,662
Other comprehensive income	—	—	—	141	141
Share based compensation expense	—	56	—	—	56
Exercise of stock options (6,000 shares)	6	37	—	—	43
Cash dividends paid on common stock of $0.26 per share	—	—	(513)	—	(513)
Balance, December 31, 2024	$1,977	$14,654	$14,523	$(1,817)	$29,337

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31,	2024	2023

Cash Flows from Operating Activities
Net income	$1,662	$2,141
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	198	245
Depreciation and amortization	261	301
Share-based compensation	56	56
Deferred income tax (benefit) expense, net of change in valuation allowance	(58)	69
Net accretion of investment securities	(70)	(58)
Earnings on bank owned life insurance	(179)	(153)
Net realized gains on sale of SBA loans held for sale	(160)	(108)
Origination of SBA loans held for sale	(2,090)	(1,091)
Proceeds from sale of SBA loans held for sale	2,273	1,199
Amortization of debt issuance costs	31	26
Change in:
Investment broker receivable	—	20,113
Accrued interest receivable	32	(257)
Other assets	(50)	(42)
Accrued interest payable	124	212
Other liabilities	581	(417)
Net Cash Provided by Operating Activities	2,611	22,236

Cash Flows from Investing Activities
Available-for-sale securities:
Proceeds from sales, maturities, calls and principal pay downs	3,239	3,146
Held-to-maturity securities:
Proceeds from maturities, calls, and principal pay downs	297	829
Net increase in loans	(26,792)	(37,184)
Purchase of restricted stock	—	(1,465)
Proceeds from sale of restricted stock	1,011	—
Purchases of premises and equipment	(492)	(123)
Proceeds from BOLI	—	19
Net Cash Used in Investing Activities	(22,737)	(34,778)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	33,048	(15,912)
Net proceeds from issuance of subordinated debt	4,448	—
Exercise of stock options	43	—
Cash dividends on common stock	(513)	(512)
Net increase (decrease) in short-term borrowing	(20,760)	32,450
Net Cash Provided by Financing Activities	16,266	16,026
Net increase (decrease) in cash and cash equivalents	(3,860)	3,484
Cash and Cash Equivalents, Beginning	14,538	11,054
Cash and Cash Equivalents, Ending	$10,678	$14,538

Supplementary Cash Flows Information
Income taxes paid	$626	$558
Interest paid	15,579	10,951

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of The Victory Bancorp, Inc. (the “Corporation”) are prepared on the accrual basis and include the accounts of The Victory Bancorp, Inc. and its wholly-owned subsidiary, The Victory Bank (the “Bank”), together referred to as “the Bank”. All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

In preparing these consolidated financial statements, the Bank evaluated the events and transactions that occurred from December 31, 2024, through April 23, 2025 the date these consolidated financial statements were available for issuance.

Organization and Nature of Operations

The Victory Bancorp, Inc. is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank. The Corporation was incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as The Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of core business activities and access to varied capital raising operations. The Corporation’s primary business activity consists of ownership of all of the outstanding stock of The Victory Bank. As of December 31, 2024, the Corporation had 340 common stockholders of record.

The Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. The Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. The Bank’s focus is on small- and middle-market commercial and retail customers. The Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans and does not make subprime loans. The Bank also offers revolving credit loans, small business loans and automobile loans. The Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts, investment certificates and fixed-rate certificates of deposit. As a state-chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.

Recent Accounting Pronouncements

Accounting Standards Codification (ASC) Topic 326: Financial Instrument – Credit Losses (ASC 326). On January 1, 2023, the Bank adopted ASC 326 which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees and other similar instruments. In addition, ASC 326 makes changes to the accounting for credit-related impairment of available-for-sale debt securities by eliminating other-than-temporary impairment charges. Following the expected loss model, credited-related losses on available-for-sale debt securities will be reflected as a valuation allowance for credit losses on those securities.

Accrued interest for all financial instruments is included in a separate line on the face of the Consolidate Balance Sheets. The Bank elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Bank believes the collection of interest is doubtful. The Bank has concluded that this policy results in the timely reversal of uncollectible interest.

In adopting ASC 326, the Bank utilized the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. The resulting calculation resulted in an immaterial impact to the allowance for credit losses, and therefore no adjustment was recorded effective January 1, 2023. There are no credit losses in the available-for-sale security portfolio.

ASU 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments contained in this Accounting Standards Update (ASU) eliminate the accounting guidance for troubled debt restructurings

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

by creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This ASU also requires entities to disclose current period gross write-offs by year of origination for financing receivables. The Bank adopted ASU 2022-02 effective January 1, 2023 using a modified retrospective transition approach for the amendments related to the recognition and measurement of troubled debt restructurings. The impact of the adoption resulted in no change to the allowance for credit losses as there were no troubled debt restructurings for 2022.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Montgomery County, Pennsylvania. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its borrowers’ ability to honor their contracts is influenced by the economy of Montgomery County and the surrounding areas.

The Bank monitors potential concentrations of loans to particular borrowers or groups of borrowers, industries, and geographic regions. The Bank also monitors exposures to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan to value ratios. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. The Bank has determined that there is no concentration of credit risk associated with its lending policies or practices.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, all of which mature within ninety days. Generally, federal funds are sold for one day periods.

Securities

Management determines the appropriate classification of debt investment securities at the time of purchase and re-evaluates such designation as of each consolidated balance sheet date. As of December 31, 2024 and 2023, the Bank’s investment portfolio contained available-for-sale and held-to-maturity investment securities.

Investment securities that are classified as available-for-sale are stated at fair value. Unrealized gains and losses on investment securities classified as available-for-sale are excluded from results of operations and are reported as other comprehensive income or loss, a separate component of stockholders’ equity, net of taxes. Investment securities classified as available-for-sale include investment securities that may be sold in response to changes in interest rates, changes in prepayment risks or for asset/liability management purposes.

Investment securities which the Bank has the intent and ability to hold until maturity are classified as held-to-maturity and are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments using the interest method. Realized gains and losses are included in gains (losses) on sales of investment securities in the consolidated statements of income. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The investment portfolio is classified into the following major security types: Corporate bonds, Collateralized mortgage obligations, U.S. agency securities, and State and municipal securities.

All corporate bonds and state and municipal securities undergo an initial and ongoing credit analysis. The analysis includes the review of various financial and demographic information. All securities have a minimum evaluation rating of ”A” or higher.

All collateralized mortgage obligations held by the Bank are guaranteed by Ginnie Mae, a U.S. government agency, or a government sponsored enterprise (GSEs) Fannie Mae or Freddie Mac. These securities along with U.S. agency securities are explicitly guaranteed by the U.S. government or guaranteed by the GSEs that have credit ratings and perceived credit risk comparable to the U.S. government, are highly rated by major rating agencies, and have a history of no credit losses.

For available-for-sale debt securities with an unrealized loss position, the Bank will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with the establishment of an allowance under CECL. For available-for-sale debt securities that do not meet the criteria, the Bank evaluates whether any decline in fair value is due to credit loss factors. In making this assessment, management considers any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit loss is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90-days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date.

When a loan is placed on nonaccrual status, unpaid interest is reversed against interest. The amount of accrued interest reversed against interest income totaled $5,000 and $37,000 for the year ended December 31, 2024 and 2023, respectively. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The Bank’s loan receivable portfolio is comprised of commercial and consumer loans. Presentation of loans was updated to reflect segmentation per the Allowance for Credit Losses in the current year. Under the 2024 presentation, Commercial loans consist of the following classes: agriculture, commercial, construction and commercial real estate. Consumer loans consist of the following classes: consumer and residential real estate. Under the 2023 presentation, Commercial loans consist of the following classes: commercial term, commercial mortgage, commercial lines of credit, and construction. Consumer loans consist of the following classes: home equity and other consumer.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

A description of the risk characteristics for each class under the 2024 presentation is included below:

Agriculture loans include loans originated for various purposes secured by farmland, including farm residential and other improvements. Risks associated with these loans generally relate to the uncertainty associated with the borrower’s ability to successfully raise and market the commodity. Adverse weather conditions and other natural perils can dramatically affect production and ability to service debt. Production problems may also cause unbudgeted expenses that reduce profitability or even result in losses. Unexpected expenses may occur because of increased production or harvesting costs caused by inclement weather, higher transportation or fertilization costs caused by market disruption, feed shortages, etc. Business cycles longer than one year (e.g., vineyards, orchards, and some livestock operations) may increase the risk of unexpected expenses. Volatile commodity prices present another risk as well as changes in government policies.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial and commercial real estate loan. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured. Risks associated with other consumer loans tend to be greater due to unsecured position or the rapidly depreciating nature of the underlying assets.

Construction loans are generally considered to involve high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor.

Residential real estate loans consist of single-family, equity line of credit, and other residential loans. Single-family mortgage loans include permanent conventional mortgage loans secured by single-family residences located within our primary market area. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment and an established credit record. Repayment of these loans is dependent on general economic conditions and unemployment levels in the Bank’s market area.

A description of the risk characteristics for each class under the 2023 presentation is included below:

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial term, lines of credit and mortgage loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Construction lending is generally considered to involve high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Risks associated with home equity loans in second lien positions are greater than those in first position due to the subordinate nature of the loans.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured. Risks associated with other consumer loans tend to be greater due to unsecured position or the rapidly depreciating nature of the underlying assets.

Allowance for Credit Losses

The allowance for credit losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. The Bank has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.

The Bank adopted ASC 326 January 1, 2023 which replaced the incurred loss methodology with the current expected credit loss (CECL) approach. CECL requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures) whereas the incurred loss approach delayed the recognition of a credit loss until it was probable a loss event was incurred.

The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Bank uses current loan data and loss history, calculates the weighted average remaining maturity in each loan category, and utilizes leading economic indicators to provide a forward-looking feature. The Bank then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate.

The Bank also incorporates a reasonable and supportable loss forecast period to account for the effect of forecasted economic conditions and other factors on the performance of the loan portfolio which could differ from historical loss experience. Forward looking adjustments considers macro-economic indicators. The Bank generally utilizes a forecast period ranging over 12 - 24 months. For the contractual term that extends beyond the forecast period, the Bank immediately reverts to historical loss rates.

The Bank uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, the Bank has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

The Bank's policy is to obtain third-party appraisals on any significant pieces of collateral held on collateral dependent loans. For such loans secured by real estate, the Bank's policy is to estimate the allowance by discounting the appraised value by 20%, which considers estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Bank may further discount the collateral values. For non-real estate collateral secured loans, the Bank generally discounts values by 0%-50% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

During the year ended December 31, 2023, the Bank adopted ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty.

Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

The Bank maintains an allowance for credit losses for lending-related commitments such as unfunded loan commitments and letters of credit. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for lending-related commitments on off-balance sheet credit exposures is adjusted as a provision for credit losses. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans and discussed previously in Note 1. The allowance for credit losses for unfunded loan commitments of $67,000 and $78,000 at December 31, 2024 and December 31, 2023, respectively, were separately classified on the Consolidated Balance Sheets within other liabilities.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, and (4) transfers that do meet the criteria to be accounted for as sales are accounted for a secured borrowings.

Premises and Equipment

Premises (including leasehold improvements) and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives and amortization of leasehold improvements is computed over the shorter of the estimated useful life or lease term of the related assets.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of $60,000 common stock of the Atlantic Community Bankers Bank (“ACBB”) at December 31, 2024 and 2023, Federal Home Loan Bank of Pittsburgh (“FHLB”) stock totaling $1,544,000 and $2,531,000 at December 31, 2024 and 2023, and Federal Reserve Bank (“FRB”) stock of $588,000 and $612,000 at December 31, 2024 and 2023, respectively.

Management considers whether these long-term investments are impaired based on the ultimate recoverability of the cost basis rather than by recognizing temporary declines in value. Management believes no impairment has occurred related to these investments at December 31, 2024 and 2023.

Bank Owned Life Insurance

The Bank is the owner and beneficiary of life insurance policies on certain employees and directors. The life insurance investment is carried at the cash surrender value of the underlying owned policies. The increase in the cash surrender value is recognized as a component of non-interest income. The policies can be liquidated, if necessary, with tax costs associated. However, the Bank intends to hold these policies and, accordingly, the Bank has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the asset and liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, net operating loss carryforwards, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense (benefit) results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, the Corporation believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like the Corporation. Most importantly, it is also important to consider that net operating losses for federal income tax purposes can generally be carried forward for a period of twenty years. In order to realize deferred tax assets, the Corporation must generate sufficient taxable income in such future years.

In assessing the need for a valuation allowance, the Corporation carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of limited sources of state income that can be used to realize state net operating losses generated by the holding company, the Corporation has concluded that a full valuation allowance is required related to state net operating loss carryforwards at December 31, 2024 and 2023.

The Corporation accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. At December 31, 2024 and 2023, the Corporation did not have any uncertain tax positions.

The Corporation recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized during the years ended December 31, 2024 or 2023. With limited exception, tax years prior to 2021 are no longer subject to examination by tax authorities.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of stockholders’ equity section of the Consolidated Balance Sheets, such items along with net income are components of comprehensive income.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.

Derivatives

At the inception of a derivative contract, the Bank designates the derivative as a fair value hedge, a cash flow hedge or an instrument with no hedging designation. This designation is based on the Bank’s intentions and belief as to likely effectiveness as a hedge. The Bank formally documents the relationship between derivatives and hedge items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Bank also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are designated are highly effective in offsetting changes in fair values or cash flows of hedged items. The Bank uses interest rate swap agreements as part of its asset liability management strategy to manage its interest rate risk position. The notional amounts of interest rate swaps as of December 31, 2024 and 2023 were $30,000,000 and $0 and designated as portfolio layer hedges of certain fixed rate loans. The hedge was deemed to be effective during all periods presented.

Employee Benefit Plan

The Bank has established a 401(k) plan (“the Plan”). Under the Plan, all employees are eligible to contribute the maximum allowed by the Internal Revenue Code of 1986, as amended. The Bank may make discretionary matching contributions. For the years ended December 31, 2024 and 2023, expense recorded in salaries and employee benefits attributable to the Plan amounted to $203,000 and $199,000, respectively.

Share-Based Compensation

The Bank recognizes the cost of employee and organizer services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

Compensation cost for all stock awards is calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Corporation’s common stock at the date of grant is used for restricted stock awards. Because of the insignificant amount of forfeitures the Corporation has experienced, forfeitures are recognized as they occur.

Earnings per Share

Basic earnings per share (“EPS”) represents net income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS includes all potentially dilutive common shares outstanding during the period. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following table sets forth the composition of basic and diluted earnings per share.

Years Ended December 31,	2024	2023
	(In thousands, except for share and per share data)
Net income available to common stockholders	$1,662	$2,141
Basic weighted average shares outstanding	1,972,940	1,971,362
Plus: effect of dilutive options	48,775	57,181
Diluted weighted average common shares	2,021,715	2,028,543
Earnings per share:
Basic	$0.84	$1.09
Diluted	$0.82	$1.06

Operating Segments

The Bank’s reportable segment, banking, is determined by the Chief Financial Officer, which is the designated chief operating decision maker, based upon information provided about the Bank’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are aggregated because services and customers are similar. The chief operating decision maker evaluates financial performance of the Bank’s business components by evaluating revenue streams, significant expenses and budget to actual results in assessment the segment and in the determination of allocating resources. The chief operating decision maker uses consolidated net income to evaluate Bank performance. The significant products, revenue and expense are reported on the consolidated balance sheets and statements of income

Reclassifications

Some items in the prior year financial statements and footnotes were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

2. Restrictions on Cash and Due from Banks

In return for services obtained through correspondent banks, the Bank is required to maintain non-interest-bearing cash balances in those correspondent banks. Compensating balances totaled $1,000,000 at December 31, 2024 and 2023, included in cash and due from banks.

3. Securities

The amortized cost and fair value of securities as of December 31, 2024 and 2023 is summarized as follows (in thousands):

December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Corporate bonds	$8,470	$—	$(635)	$7,835
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	12,930	—	(662)	12,268
U.S. government agency	9,558	—	(890)	8,668
State and Political Subdivisions	4,247	—	(113)	4,134
	$35,205	$—	$(2,300)	$32,905

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2024	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity:
Corporate bonds	$500	$—	$(15)	$485
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	6,571	—	(83)	6,488
U.S. government agency	1,967	—	(93)	1,874
State and Political Subdivisions	2,699	25	(14)	2,710
	$11,737	$25	$(205)	$11,557

December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Corporate bonds	$8,470	$—	$(991)	$7,479
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	14,693	9	(523)	14,179
U.S. government agency	10,653	—	(849)	9,804
State and Political Subdivisions	4,552	—	(124)	4,428
	$38,368	$9	$(2,487)	$35,890

December 31, 2023	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity:
Corporate bonds	$500	$—	$(82)	$418
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	6,561	—	(263)	6,298
U.S. government agency	2,268	—	(107)	2,161
State and Political Subdivisions	2,712	111	(14)	2,809
	$12,041	$111	$(466)	$11,686

The unrealized losses and related fair value of investment securities available for sale with unrealized losses less than 12 months and those with unrealized losses 12 months or longer as of December 31, 2024 and 2023, for which an allowance for credit losses has not been recorded, are as follows (in thousands):

December 31, 2024	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Corporate Bonds	$—	$—	$7,335	$(635)	$7,335	$(635)
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	5,542	(212)	6,717	(450)	12,259	(662)
U.S. government agency	—	—	8,668	(890)	8,668	(890)
State and Political Subdivisions	—	—	4,134	(113)	4,134	(113)
Total	$5,542	$(212)	$26,854	$(2,088)	$32,396	$(2,300)

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2024	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held-to-maturity:
Corporate Bonds	$—	$—	$485	$(15)	$485	$(15)
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	—	—	6,488	(83)	6,488	(83)
U.S government agency	—	—	1,874	(93)	1,874	(93)
State and Political Subdivisions	610	(14)	—	—	610	(14)
Total	$610	$(14)	$8,847	$(191)	$9,457	$(205)

December 31, 2023	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Corporate bonds	$—	$—	$6,979	$(991)	$6,979	$(991)
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	4,058	(15)	7,888	(508)	11,946	(523)
U.S. government agency	—	—	9,804	(849)	9,804	(849)
State and Political Subdivisions	—	—	4,428	(124)	4,428	(124)
Total	$4,058	$(15)	$29,099	$(2,472)	$33,157	$(2,487)

December 31, 2023	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held-to-maturity:
Corporate Bonds	$—	$—	$418	$(82)	$418	$(82)
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	—	—	6,298	(263)	6,298	(263)
U.S government agency	—	—	2,161	(107)	2,161	(107)
State and Political Subdivisions	—	—	611	(14)	611	(14)
Total	$—	$—	$9,488	$(466)	$9,488	$(466)

All of the securities that were in an unrealized loss position at December 31, 2024 and 2023, are bonds the Bank has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and the amount of the impairment, credit risk for these securities is minimal. Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.

At December 31, 2024, the Bank had 50 securities in an unrealized loss position for 12 months or more and 3 securities in an unrealized loss position less than 12 months, none of which exceeded 22.3% of the security’s carrying amount. At December 31, 2023, the Bank had 51 securities in an unrealized loss position for 12 months or more and 1 security in an unrealized loss position less than 12 months, none of which exceeded 21.4% of the security’s carrying amount.

At December 31, 2024 and 2023, there was no allowance for credit losses related to the available-for-sale portfolio. Accrued interest receivable on available-for-sale debt securities totaled $151,000 and $207,000 at December 31, 2024 and 2023, respectfully, and was excluded from the estimate of credit losses. At December 31, 2024 and 2023, the Bank evaluated its held-to-maturity debt securities under the CECL standards and based on the credit reviews of the issuers of the corporate debt securities determined no allowance for credit losses was required.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The amortized cost and fair value of securities as of December 31, 2024 and 2023, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the securities may be called without any penalties (in thousands):

	2024		2023
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale:
Less than a year	$1,406	$1,395	$—	$—
Due after one year through five years	4,731	4,551	3,989	3,881
Due after five years through ten years	16,138	14,691	19,686	17,830
Due after 10 years	—	—	—	—
Mortgage-backed investment securities	12,930	12,268	14,693	14,179
Total	$35,205	$32,905	$38,368	$35,890

	2024		2023
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-maturity:
Due after one year through five years	$2,591	$2,485	$2,893	$2,773
Due after five years through ten years	2,575	2,584	2,587	2,615
Due after 10 years	—	—	—	—
Mortgage-backed investment securities	6,571	6,488	6,561	6,298
Total	$11,737	$11,557	$12,041	$11,686

There were no securities pledged as collateral at December 31, 2024 and 2023 to secure public deposits.

There were no gross gains or losses on the sale or call of securities in 2024 and 2023.

4. Loans Receivable

The composition of loans receivable at December 31, 2024 and 2023 is as follows (in thousands):

2024
Agricultural	$2,018
Commercial	40,100
Consumer	2,920
Construction	21,690
Commercial Real Estate	233,179
Residential Real Estate	95,625
Total loans	$395,532
Deferred Fees, net	(967)
Allowance for credit losses	(3,611)
Net Loans	$390,954

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

2023
Commercial Term	$38,682
Commercial Mortgage	224,500
Commercial Line	20,665
Construction	61,250
Home Equity	2,740
Consumer	20,937
Total loans	$368,774
Deferred Fees, net	(947)
Allowance for credit losses	(3,444)
Net Loans	$364,383

The Bank elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of December 31, 2024 and 2023, accrued interest receivable for loans totaled $1,363,000 and $1,339,000, respectively, and is included in the accrued interest receivable line item on the Bank’s Consolidated Balance Sheets.

Presentation of loans was updated to reflect segmentation per the Allowance for Credit Losses in the current year. The following tables presents the activity in the allowance for credit losses by loan portfolio segment for the years ended December 31, 2024 and 2023 under the CECL methodology (in thousands):

December 31, 2024	Beginning Balance Prior to Change in Loans Pools	Allocation of Beginning Balance to New Pools	Loans Charged-off	Recoveries Collected	Provision	Total
Agricultural	$—	$15	$—	$—	$—	$15
Commercial	—	576	(33)	—	(162)	381
Commercial Term	363	(363)	—	—	—	—
--0Commercial Mortgage	1,962	(1,962)	—	—	—	—
Commercial Line	359	(359)	—	—	—	—
Commercial Real Estate	—	1,950	—	—	274	2,224
Construction	436	(317)	—	—	(28)	91
Consumer	280	(84)	—	—	(26)	170
Home Equity	44	(44)	—	—	—	—
Residential Real Estate	—	588	(9)	—	151	730
Ending balance	$3,444	$—	$(42)	$—	$209	$3,611

December 31, 2023	Commercial Term	Commercial Mortgage	Commercial Line	Construction	Home Equity	Consumer	Total
Allowance for credit losses:
Beginning balance	$333	$1,839	$186	$453	$149	$315	$3,275
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	2	—	—	—	—	2
Provision for credit losses on loans	30	121	173	(17)	(105)	(35)	167
Ending balance	$363	$1,962	$359	$436	$44	$280	$3,444

As discussed in Note 1, the Bank identifies loans in which the borrower cannot demonstrate the ability to make regularly scheduled payments and the repayment of the loan is dependent upon the operation or sale of the collateral of the loan. These collateral dependent loans are evaluated individually for allowance for credit losses based on the fair value of the collateral. The Bank believes that there is no significant over-coverage of collateral for any of the loans noted below.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following tables present an analysis of collateral-dependent loans of the Bank by class of loans as of December 31, 2024 and 2023 (in thousands):

December 31, 2024	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Agricultural	$—	$—	$—	$—
Commercial	117	64	—	181
Consumer	—	—	—	—
Construction	—	—	—	—
Commercial Real Estate	—	—	—	—
Residential Real Estate	206	—	—	206
Total	$323	$64	$—	$387

December 31, 2023	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Commercial Term	$—	$3	$428	$431
Commercial Mortgage	—	77	2,592	2,669
Commercial Line	—	—	2,518	2,518
Construction	—	—	138	138
Home Equity	57	—	—	57
Consumer	—	—	—	—
Total	$57	$80	$5,676	$5,813

The Bank monitors ongoing risk for loans with a commercial purpose using a nine-point internal grading system. The first five rating categories, representing the lowest risk to the Bank, are combined and given a Pass rating. The Special Mention category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Bank’s position at some future date. These assets pose elevated risk, but their weakness does not justify a more severe, or criticized rating.

Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful, or loss. Substandard loans are classified as they have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans include loans that management has determined are not adequately protected by current cash flows or net worth of the borrower. A doubtful loan has the same weaknesses as a substandard loan, however, collection or liquidation of principal in full is questionable and improbable. For doubtful loans, loss is present, but may not be determined until specific factors occur. Loss assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as Loss, there is little prospect of collecting the loan’s principal or interest and it is generally written off.

Loans with a consumer purpose, which also includes certain commercial loans, construction and land development loans, and residential loans, are not-rated and are monitored based on the length of time a loan is past due. Not-rated loans are categorized as either Performing or Non-performing. Non-performing loans would be those in non-accrual status, which generally occurs when a loan is maintained on a cash basis due to deterioration in the financial condition of the borrower, full payment of principal or interest is not expected, or principal or interest has been in default for a period of 90 days or more.

The Bank’s Board of Directors reviews on a quarterly basis the ratings of all criticized loans. In addition, an independent third-party performs an annual loan review. The review focuses on a sample of business and consumer purpose loans, and all previously criticized loans over a certain dollar threshold.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following tables present the Bank’s loan portfolio based on its internal risk rating system by origination year as of December 31, 2024 and 2023 (in thousands):

	2024	2023	2022	2021	2020	Prior	Revolving	Total
Agriculture
Pass	$—	$139	$53	$753	$1	$1,060	$12	$2,018
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	—	139	53	753	1	1,060	12	2,018
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$3,048	$4,636	$6,074	$1,305	$1,172	$3,487	$14,566	$34,288
Special mention	—	—	—	—	—	928	89	1,017
Substandard	—	780	—	—	—	3	4,012	4,795
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	3,048	5,416	6,074	1,305	1,172	4,418	18,667	40,100
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$33	$—	$33
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Consumer
Pass	$—	$—	$332	$—	$—	$—	$82	$414
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	46	97	12	11	—	1,110	1,230	2,506
Total	46	97	344	11	—	1,110	1,312	2,920
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	46	97	12	11	—	1,102	1,230	2,498
Not-performing	—	—	—	—	—	8	—	8
Total not-rated	$46	$97	$12	$11	$—	$1,110	$1,230	$2,506

Construction
Pass	$9,279	$9,128	$1,295	$1,063	$45	$880	$—	$21,690
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	9,279	9,128	1,295	1,063	45	880	—	21,690
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate
Pass	$31,723	$43,888	$48,869	$35,519	$18,554	$47,853	$2,344	$228,750

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

	2024	2023	2022	2021	2020	Prior	Revolving	Total
Special mention	—	—	—	—	—	—	—	—
Substandard	2,608	608	—	—	348	815	—	4,379
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	50	50
Total	34,331	44,496	48,869	35,519	18,902	48,668	2,394	233,179
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	50	50
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$50	$50

Residential Real Estate
Pass	$17,588	$15,333	$16,551	$10,151	$3,733	$8,195	$1,562	$73,113
Special mention	—	—	—	—	—	—	—	—
Substandard	99	—	—	—	—	—	206	305
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	897	21,310	22,207
Total	17,687	15,333	16,551	10,151	3,733	9,092	23,078	95,625
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$9	$9
Not-rated loans:
Performing	—	—	—	—	—	897	21,310	22,207
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$897	$21,310	$22,207

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

	2023	2022	2021	2020		2019		Prior	Revolving	Total
Commercial Term
Pass	$11,552	$5,273	$8,928		$5,023		$2,798	$4,677	$—	$38,251
Special mention	—	—	—		—		—	—	—	—
Substandard	—	—	—		104		—	327	—	431
Doubtful	—	—	—		—		—	—	—	—
Not-rated	—	—	—		—		—	—	—	—
Total	11,552	5,273	8,928		5,127		2,798	5,004	—	38,682
Gross charge-offs, YTD	$—	$—	$—		$—		$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—		—		—	—	—	—
Non-performing	—	—	—		—		—	—	—	—
Total not-rated	$—	$—	$—		$—		$—	$—	$—	$—

Commercial Mortgage
Pass	$40,848	$58,988	$41,081		$19,915		$16,609	$43,581	$809	$221,831
Special mention	—	—	—		—		—	—	—	—
Substandard	—	—	—		—		—	2,596	73	2,669
Doubtful	—	—	—		—		—	—	—	—
Not-rated	—	—	—		—		—	—	—	—
Total	40,848	58,988	41,081		19,915		16,609	46,177	882	224,500
Gross charge-offs, YTD	$—	$—	$—		$—		$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—		—		—	—	—	—
Non-performing	—	—	—		—		—	—	—	—
Total not-rated	$—	$—	$—		$—		$—	$—	$—	$—

Commercial Line
Pass	$—	$—	$—		$—		$—	$—	$18,147	$18,147
Special mention	—	—	—		—		—	—	—	—
Substandard	—	—	—		—		—	—	2,518	2,518
Doubtful	—	—	—		—		—	—	—	—
Not-rated	—	—	—		—		—	—	—	—
Total	—	—	—		—		—	—	20,665	20,665
Gross charge-offs YTD	$—	$—	$—		$—		$—	$—	$—	$—
Not-rated loans:
Performing	$—	$—	$—		$—		$—	$—	$—	$—
Non-performing	—	—	—		—		—	—	—	—
Total not-rated	$—	$—	$—		$—		$—	$—	$—	$—

Construction
Pass	$24,439	$18,692	$5,622		$1,457		$914	$9,988	$—	$61,112
Special mention	—	—	—		—		—	—	—	—
Substandard	—				—		—	138	—	138
Doubtful	—	—	—		—		—	—	—	—
Not-rated	—	—	—		—		—	—	—	—
Total	24,439	18,692	5,622		1,457		914	10,126	—	61,250
Gross charge-offs, YTD	$—	$—	$—		$—		$—	$—	$—	$—
Not-rated loans:
Performing	$—	$—	$—		$—		$—	$—	$—	$—
Non-performing	—	—	—		—		—	—	—	—
Total not-rated	$—	$—	$—		$—		$—	$—	$—	$—

Home Equity
Pass	$—	$—	$—		$—		$—	$—	$—	$—
Special mention	—	—	—		—		—	—	—	—
Substandard	—	—	—		—		—	—	—	—
Doubtful	—	—	—		—		—	—	—	—
Not-rated	—	—	—		—		—	—	—	—
Total	—	—	—		—		—	—	—	—
Gross charge-offs YTD	$—	$—	$—	$		$		$—	$—	$—

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

	2023		2022		2021		2020		2019		Prior	Revolving	Total
Not-rated loans:
Performing		$—		$—		$—		$457		$1,070	$837	$319	$2,683
Non-performing		—		—		—		—		—	—	57	57
Total not-rated		$—		$—		$—		$457		$1,070	$837	$376	$2,740

Consumer
Pass		$—		$—		$—		$—		$—	$—	$—	$—
Special mention		—		—		—		—		—	—	—	—
Substandard		—		—		—		—		—	—	—	—
Doubtful		—		—		—		—		—	—	—	—
Not-rated		—		—		—		—		—	—	—	—
Total		—		—		—		—		—	—	—	—
Gross charge-offs YTD	$		$		$		$		$		—	$—	$—
Not-rated loans:
Performing		$107		$16		$16		$80		$56	$1,276	$18,749	$20,300
Non-performing		—		—		—		—		—	23	614	637
Total not-rated		$107		$16		$16		$80		$56	$1,299	$19,363	$20,937

Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due, by aggregating loans based on their delinquencies. The following tables present an aging of the payment status of the Bank’s loans as of December 31, 2024 and 2023 (in thousands):

December 31, 2024	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Agricultural	$—	$—	$—	$—	$2,018	$2,018	$—
Commercial	—	—	—	—	40,100	40,100	—
Consumer	—	1	8	9	2,911	2,920	8
Construction	—	—	—	—	21,690	21,690	—
Commercial Real Estate	—	—	—	—	233,179	233,179	—
Residential Real Estate	51	—	206	257	95,368	95,625	—
Total	$51	$1	$214	$266	$395,266	$395,532	$8

December 31, 2023	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Commercial term	$—	$—	$—	$—	$38,682	$38,682	$—
Commercial mortgage	—	833	—	833	223,667	224,500	—
Commercial line	—	—	694	694	19,971	20,665	—
Construction	—	—	—	—	61,250	61,250	—
Home equity	25	—	57	82	2,658	2,740	—
Consumer	212	42	637	891	20,046	20,937	—
Total	$237	$875	$1,388	$2,500	$366,274	$368,774	$—

Loans pledged at December 31, 2024 and 2023 had a carrying amount of $305 million and $257 million and were pledged to secure FHLB advances.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following tables is a summary of the Bank’s nonaccrual loans by major categories for the years ended December 31, 2024 and 2023 (in thousands):

CECL December 31, 2024
	Non-accrual Loans with No Allowance	Non-accrual Loans with an Allowance	Total Non-accrual Loans
Agricultural	$—	$—	$—
Commercia	—	—	—
Consumer	—	—	—
Construction	—	—	—
Commercial Real Estate	—	—	—
Residential Real Estate	—	206	206
Total	$—	206	206

	CECL December 31, 2023
	Non-accrual Loans with No Allowance	Non-accrual Loans with an Allowance	Total Non-accrual Loans
Commercial Term	$—	$—	$—
Commercial Mortgage	—	786	786
Commercial Line	—	694	694
Construction	—	—	—
Home Equity	57	—	57
Consumer	613	23	636
Total	$670	$1,503	$2,173

Interest income recognized on loans on non-accrual status during the year ended December 31,2024 and 2023 was $11,000 and 113,000. Additional interest income that would have been recognized on non-accrual loans, had the loans been performing in accordance with the original terms of their contracts totaled $5,000 and $37,000 for the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024 and 2023, there are no foreclosed assets. As of December 31, 2024 and 2023, the Bank has not initiated formal foreclosure proceedings on any consumer residential mortgages.

The Bank closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.

There were no loans experiencing financial difficulty that were modified during the years ended December 31, 2024 and 2023. Prior to the adoption of ASU 2022-02, the restructuring of a loan was considered a troubled debt restructuring if both (1) the borrower was experiencing financial difficulties and (2) the creditor had granted a concession. The adoption of ASU 2022-02 on January 1, 2023 replaced the accounting for troubled debt restructurings with modified loans with financial difficulties.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following tables summarize the activity in the allowance for credit losses for unfunded loan commitments for the year ended December 31, 2024 and 2023 (in thousands):

Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2023	$78
Charge-offs	—
Recoveries	—
Provision for credit losses	(11)
Ending balance at December 31, 2024	$67

Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2022	$—
Adjustment due to the adoption of CECL	—
Charge-offs	—
Recoveries	—
Provision for credit losses	78
Ending balance at December 31, 2023	$78

Loan Sales

The Bank originates and sells loans secured by the SBA. The Bank retains the unguaranteed portion of the loan and the servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the years ended December 31, 2024 and 2023, the Bank sold SBA loans held for sale for total proceeds of $2,237,000 and $1,199,000, respectively. The SBA loan sales resulted in realized gains of $160,000 and $108,000 for the years ended December 31, 2024 and 2023, respectively. There were no SBA loans held for sale at December 31, 2024 and 2023.

Loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The risks inherent in the servicing assets included in the other assets on the balance sheet relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of loans serviced for others were $4,844,000 and $3,835,000 at December 31, 2024 and 2023, respectively.

5. Bank Premises and Equipment

The components of premises and equipment at December 31, 2024 and 2023 are as follows (in thousands):

	Estimated Useful Lives	2024	2023
Land		$1,200	$1,200
Leasehold improvements	10 - 20 years	1,384	1,089
Building	40 years	1,687	1,687
Computer equipment and software	3 - 5 years	1,523	1,435
Automobiles	3 years	268	268
Bank unique equipment	5 years	352	279
Furniture, fixtures and equipment	3 - 10 years	463	427
		6,877	6,385
Accumulated depreciation		(3,629)	(3,368)
		$3,248	$3,017

Depreciation and amortization expense charged to operations amounted to $261,000 and $301,000 for the years ended December 31, 2024 and 2023, respectively and is included within occupancy and equipment on the Statements of Income.

6. Deposits

The components of deposits at December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023
Demand, non-interest bearing	$56,358	$55,022
Demand interest bearing	63,687	63,387
Money market accounts	109,994	118,384
Savings accounts	52,034	58,728
Time, $250 and over	30,411	19,337
Time, other	84,596	49,174
	$397,080	$364,032

At December 31, 2024, the scheduled maturities of time deposits are as follows (in thousands):

Years ending December 31,
2025	$100,645
2026	8,252
2027	6,061
2028	31
2029	18
Thereafter	—
$115,007

The Bank had brokered deposits of $20,477,000 and $15,065,000 included in time deposits at December 31, 2024 and 2023, respectively.

At December 31, 2024 and 2023, the Bank reclassified overdrafts from deposits of approximately $17,000 and $14,000, respectively.

7. Borrowings

The Holding Company has a $2,500,000 unsecured line of credit with a correspondent bank with an interest rate of Prime plus 0.25%. There was no outstanding balance as of December 31, 2024 and 2023, respectively.

The Bank has a $5,000,000 unsecured federal funds overnight line of credit with a correspondent bank with an interest rate of 5.5% at December 31, 2024. There was no outstanding balance as of December 31, 2024 and 2023, respectively.

The Bank maintains access to the Federal Reserve Bank’s discount window borrowing facility. Advances under this facility are secured by collateral pledged by the Bank and accepted by the Federal Reserve Bank. The Bank has pledged securities with a fair value of $36,422,495 at December 31, 2024 at the Federal Reserve Bank to secure potential borrowings through the discount window. The Bank had no outstanding borrowings under the discount window facility at December 31, 2024. At December 31, 2023, the Bank had no collateral pledged and no outstanding borrowings under the discount window facility.

The Bank has an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allows for borrowings up to a percentage of qualifying assets. All FHLB advances are collateralized by a security agreement covering qualifying loans. As of December 31, 2024, qualifying loans totaled $305,400,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Bank having a par value of $1,544,000 and $2,531,000 at December 31, 2024 and 2023, respectively. The Bank can borrow a maximum of $212,473,845 from the FHLB. There were short-term borrowings outstanding of $11,690,000 and $32,450,000 at December 31, 2024 and 2023, respectively.

Long-term borrowings at December 31, 2024 and 2023 consisted of FHLB borrowings with the following maturity dates and interest rates (in thousands):

	2024	2023
Fixed note at 1.13%, maturing on March 4, 2025	$3,750	$3,750

Subordinated Debt

On March 14, 2019, the Corporation closed a pooled private offering of $3 million of subordinated debt, net of offering costs of $25,000. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. Unamortized offering costs were $10,242 and $12,700 at December 31, 2024 and 2023, respectively. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after March 14, 2024, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on March 14, 2029. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.5% through March 14, 2024, at which time the interest rate will float quarterly at the 3-month Secured Overnight Financing rate (“SOFR”) plus 390 basis points until the debt is paid off or matures. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

On June 23, 2020, the Corporation closed a pooled private offering of $10 million of subordinated debt, net of offering costs of $241,000. Unamortized offering costs were $132,616 and $156,728 at December 31, 2024 and 2023, respectively. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after June 30, 2025, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 30, 2030. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.25% through June 30, 2025, at which time the interest rate will bear interest at a rate equal to the 3-month Secured Overnight Financing rate (“SOFR”) plus 613 basis points until the debt is paid off or matures. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

On December 5, 2024, the Corporation closed a pooled private offering of $4.65 million of subordinated debt and offering costs of $202,000. Unamortized offering costs were $199,000 at December 31, 2024. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. The Bank may redeem the subordinated debentures, in whole or in part, on or after December 31, 2027, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on December 31, 2029. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 8.5% through December 31, 2026, at which time the interest rate will bear interest at a rate equal to the 3-month Term Secured Overnight Financing rate (“SOFR”) plus 442 basis points until the debt is paid off or matures. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

Subordinated debt of $3 million is scheduled to mature in 2029, $4.65 million is scheduled to mature in 2029, and $10 million is scheduled to mature in 2030.

8. Federal Income Taxes

The components of income tax expense for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023
Current	$520	$518
Deferred	(58)	69
	$462	$587

A reconciliation of the statutory federal income tax at a rate of 21% to federal income tax expense included in the statements of income for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023
Federal income tax at statutory rate	$446	$573
Bank owned life insurance income	(38)	(38)
Non-deductible dues	13	2
Non-deductible meals and entertainment	29	29
Other	12	21
	$462	$587

The components of the net deferred tax asset at December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023
Deferred tax assets:
Allowance for credit losses	$714	670
Nonqualified stock options	—	43
Net operating losses	258	434
Other	14	3
Unrealized loss on available-for-sale securities	483	520
Total deferred tax assets	1,469	1,670
Valuation Allowance	(258)	(434)
Net deferred tax assets	1,211	1,236

Deferred tax liabilities:
Depreciation	(74)	(119)
Deferred loan costs	(100)	(105)
Servicing asset	(11)	(11)
Other	(3)	—
Total deferred tax liabilities	(188)	(235)
Net Deferred Tax Asset, Included in Other Assets	$1,023	$1,001

The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carryback losses to available tax years. In assessing the need for a valuation allowance, we consider positive and negative evidence, including taxable income in carry-back years, scheduled reversals of deferred tax liabilities, expected future taxable income and tax planning strategies. It was determined that a full valuation allowance was needed for state net operating loss carryforwards at December 31, 2024 and 2023.

9. Transactions with Executive Officers, Directors and Principal Stockholders

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties). There were loans receivable from related parties totaling $3,347,000 and $3,546,000 at December 31, 2024 and 2023, respectively. Balance of net advances in 2024 for related parties totaled $251,000 and $422,000 and payments received were $450,000 and $432,000 for the years ended December 31, 2024 and 2023, respectively. Deposits of related parties totaled $4,348,391 and $3,568,000 as of December 31, 2024 and 2023, respectively.

10. Share-Based Compensation

In 2013, the Board of Directors adopted the 2013 Equity Incentive Plan (“2013 Plan”). Under the 2013 Plan 228,000 shares were available to be issued in the form of performance awards that can be settled in stock or cash, restricted stock and restricted stock units, incentive stock options, non-qualified stock options, and stock appreciation rights. The awards under the plan vest over a period up to 7 years.

In 2021 the Victory Bancorp Board of Directors adopted, and the shareholders approved the 2021 Omnibus Incentive Plan (“2021 Plan”). The purpose of the plan was to help the Company attract, retain and motivate directors, officers and employees. The 2021 Plan replaced the Company’s 2013 Equity Incentive Plan. The 2021 Plan provides that the aggregate number of shares of the company’s common stock available for delivery pursuant to award granted under the 2021 Plan was 200,000, plus 39,000 shares available for grant under the 2013 Plan.

In 2024, the Victory Bancorp Board of Directors adopted, and the shareholders approved an amendment to the 2021 Omnibus Incentive Plan (“2021 Plan”) that would increase the shares reserved for issuance by 80,000 shares. All other terms and conditions of the 2021 Plan remained unchanged.

The following table summarizes stock option activity for the year ended December 31, 2024:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term
Outstanding, January 1, 2024	160,000	$7.25	5
Granted	—	—	—
Exercised	(6,000)	7.25	—
Forfeited	(1,000)	7.25	—
Outstanding, December 31, 2024	153,000	7.30	4
Exercisable, December 31, 2024	108,716	$7.31	4

At December 31, 2024 and 2023, the intrinsic value of the 153,000 and 160,000 options outstanding was $522,000 and $649,000, respectively.

Information regarding share-based compensation for the year ended December 31, 2024, is set forth below:

2024
Stock based compensation expense recognized	$56,000
Number of unvested stock options	62,000
Amount remaining to be recognized as expense	$62,000

The stock-based compensation recognized in earnings in 2024 and 2023 was $56,000 and $56,000, respectively. The remaining amount of $62,000 will be recognized ratably as expense through 2027.

Victory Bank entered into a Supplemental Executive Retirement Plan (SERP) with the CEO that provides annual retirement benefits starting December 31, 2018 and continuing until the earlier of a Separation of Service or January 1, 2028. The SERP requires the Bank to provide an Annual Contribution and Interest Credit on each December 31. The Bank accrued $450,000 and $373,000 SERP liability as of December 31, 2024 and December 31, 2023, respectively which is included in Accrued interest payable and other liabilities. The related expense is recorded in Salaries and employee benefits.

11. Commitments and Contingencies

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31, 2024 and 2023 (in thousands):

	2024	2023
Unfunded commitments under lines of credit	$75,874	$82,482
Unfunded commitments under letters of credit	2,903	2,281

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2024 and 2023 for guarantees under standby letters of credit is not material.

The Corporation, in the normal course of business, may be subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. The Corporation is not involved in any legal proceedings which, in management’s opinion, could have a material effect on the consolidated financial position of the Corporation.

The Bank maintains an allowance for credit loss for unfunded loan commitments which is included in the balance of other liabilities in the Consolidated Balance Sheets. The allowance for credit loss for unfunded loan commitments is determined as part of the monthly allowance for credit loss analysis. See Note 1 and Note 4 for further detail.

12. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

The U.S. Basel III Capital Rules requires the Bank to:

•
Meet a minimum Common Equity Tier 1 capital ratio of 4.50% of risk-weighted assets and a Tier 1 capital ratio of 6.00% of risk-weighted assets;
•
Meet a minimum total capital ratio of 8.00% of risk-weighted assets and a minimum Tier 1 leverage capital ratio of 4.00% of average assets;
•
Maintain a capital conservation buffer of 2.50% above the minimum risk-based capital requirement to avoid restrictions on capital distributions and certain discretionary bonus payments; and
•
Comply with a revised definition of capital to improve the ability of regulatory capital instruments to absorb losses. Certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities, are excluded as a component of Tier 1 capital for institutions of the Corporation’s size.

The U.S. Basel III Capital Rules use a standardized approach for risk weightings that expands the risk-weightings for assets and off-balance sheet exposures from the previous 0%, 20%, 50% and 100% categories to a much larger and more risk-sensitive number of categories, depending on the nature of the assets and off-balance sheet exposures and resulting in higher risk weights for a variety of asset categories.

As of December 31, 2024 and 2023, the Bank met the applicable minimum requirements of the U.S. Basel III Capital Rules, and each of the Bank’s capital ratios exceeded the amounts required to be considered “well capitalized” as defined in the regulations. As of December 31, 2024 and 2023, the Bank’s capital levels met the fully-phased in minimum capital requirements, including the capital conservation buffers.

A comparison of the Bank’s actual capital amounts to the regulatory requirements as of December 31, 2024 and 2023 are presented below (in thousands):

December 31, 2024	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	49,798	12.16%	≥32,773	≥8.00%	≥43,015	≥10.50%	≥40,967	≥10.00%
Tier 1 capital (to risk weighted assets)	46,187	11.27%	≥24,580	≥6.00%	≥34,822	≥8.50%	≥32,773	≥8.00%
Common equity Tier 1 capital (to risk -weighted assets)	46,187	11.27%	≥18,435	≥4.50%	≥28,677	≥7.00%	≥26,628	≥6.50%
Tier 1 capital (to average assets)	46,187	9.92%	≥18,632	≥4.00%	≥18,632	≥4.00%	≥23,291	≥5.00%

December 31, 2023	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	44,966	11.51%	≥31,253	≥8.00%	≥41,020	≥10.50%	≥39,067	≥10.00%
Tier 1 capital (to risk weighted assets)	41,444	10.61%	≥23,440	≥6.00%	≥33,207	≥8.50%	≥31,253	≥8.00%
Common equity Tier 1 capital (to risk -weighted assets)	41,444	10.61%	≥17,580	≥4.50%	≥27,347	≥7.00%	≥25,393	≥6.50%
Tier 1 capital (to average assets)	41,444	9.61%	≥17,250	≥4.00%	≥17,250	≥4.00%	≥21,562	≥5.00%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

13. Fair Value Measurements

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments.

The definition of fair value focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Fair Value Hierarchy

The Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):

December 31, 2024	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale:
Corporate Bonds	$7,835	$—	$7,835	$—
Residential mortgage-backed securities - GSE	12,268	—	12,268	—
U.S. government agency	8,668	—	8,668	—
State and Political Subdivisions	4,134	—	4,134	—
Total	$32,905	$—	$32,905	$—

December 31, 2023	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale:
Corporate Bonds	$7,479	$—	$7,479	$—
Residential mortgage-backed securities - GSE	14,179	—	14,179	—
U.S. government agency	9,804	—	9,804	—
State and Political Subdivisions	4,428	—	4,428	—
Total	$35,890	$—	$35,890	$—

The Bank’s available-for-sale investment securities, which includes debt securities and mortgage-backed securities, are reported at fair value. These securities are valued by an independent third party. The valuations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2024 and 2023.

There were no financial assets measured at fair value on a nonrecurring basis at December 31, 2024.

For financial assets measured at fair value on a nonrecurring basis at December 31, 2023, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):

December 31, 2023	Level 1	Level 2	Level 3	Total
Individually evaluated loans	$—	$—	$544	$544

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2023 (dollars in thousands):

December 31, 2023	Fair Value Estimate	Valuation Technique	Unobservable Input	Range (Weighted Average)
Individually evaluated loans – valued at collateral value	$544	Appraisal of collateral	Liquidation expenses and valuation of property	10%

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful.

The fair values, and related carrying amounts, of the Bank’s financial instruments were as follows at December 31, 2024 and 2023 (in thousands):

		2024		2023
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	Level 1	$10,678	$10,678	$14,538	$14,538
Securities available-for-sale	Level 2	32,905	32,905	35,890	35,890
Securities held-to-maturity	Level 2	11,737	11,557	12,041	11,686
Restricted investments in bank stocks	N/A	2,192	N/A	3,203	N/A
Loans receivable, net	Level 3	390,954	390,239	364,383	361,731
Accrued interest receivable	Level 2 & 3	1,581	1,581	1,613	1,613
Investment broker receivable	Level 2	—	—	—	—

Liabilities
Deposits	Level 2	397,080	373,711	364,032	334,974
Debt	Level 2	15,440	15,446	36,200	36,118
Subordinated debt	Level 2	17,309	17,592	12,830	13,169
Accrued interest payable	Level 2	354	354	230	230

14. Revenue Recognition

All of the Bank’s revenues that are in the scope of the “Revenue from Contracts with Customers’ accounting standard (ASC 606) are recognized within noninterest income. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as gains or losses on sale of loans and securities are not in scope of the guidance. ASC 606 applicable noninterest revenue streams such as deposit related fees and interchange fees are recognized when the Bank’s performance obligations have been satisfied, either on an individual transaction basis or ratably over a period of time. Substantially all of the Bank’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of ASC 606 are discussed below.

Service Charges and Activity Fees on Deposits

Service charges on deposit accounts consist of monthly ATM Income, Wire Transfer Fees, Non-Sufficient Funds Charges, and other Deposit related fees. The Bank’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Revenue is primarily transactional and recognized when earned, which is at the time the respective initiating transaction occurs and the related service charge is subsequently processed. Check orders and other deposit account related fees are largely transactional based, and therefore, the Bank’s performance obligation is satisfied, and related revenue recognized, when the service is provided. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts. The Bank’s performance obligation for wire transfers and returned deposit fees, are largely satisfied, and related revenue recognized, when the services are rendered. Payment is typically received immediately or in the following month.

Other

Other fees are primarily comprised of Remote/Mobile Deposit Fees and other service charges. Other noninterest income consists primarily of other non-recurring revenue which is not recorded in the categories listed above. This revenue is miscellaneous in nature and is recognized as income upon receipt.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2024 and 2023.

	2024	2023
Non-Interest Income
In-scope of Topic 606
Service Charges and Activity Fees	$503	$223
Other	35	46

Non-Interest Income (in-scope of Topic 606)	538	269
Non-Interest Income (out-of-scope of Topic 606)	408	341
Total Non-Interest (Loss) Income	$946	$610

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Bank’s noninterest revenue streams are largely based on transactional activity. Consideration is often received immediately or shortly after the Bank satisfies its performance obligation and revenue is recognized. The Bank does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2024 and December 31, 2023, the Bank did not have any contract balances.

Contract Acquisition Costs

The Bank expenses contract acquisition costs immediately because the contract life is one year or less.

15. Parent Company Only - Condensed Financial Information

Condensed financial information of The Victory Bancorp, Inc. follows:

CONDENSED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$846	$55
Prepaid Expenses	1,488	1,267
Investment in banking subsidiaries	44,368	39,486
Total assets	$46,702	$40,808

LIABILITIES AND EQUITY
Payable to subsidiaries	$29	$29
Accrued expenses and other liabilities	27	0
Subordinated Debt	17,309	12,831
Shareholders' equity	29,337	27,948
Total liabilities and shareholders' equity	$46,702	$40,808

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the year ended	For the year ended
	December 31, 2024	December 31, 2023
Dividend from subsidiary	$251	$1,100
Interest expense	(935)	(826)
Legal and professional expense	—	—
Other expense	(117)	(107)
Loss before income tax effect	(801)	167
Income tax expense (benefit)	(221)	(184)
Equity in undistributed subsidiary income	2,242	1,790
Net Loss	$1,662	$2,141
Comprehensive income	$1,803	$2,205

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities
Net income	$1,662	$2,141
Adjustments:
Equity in undistributed subsidiary income	(2,242)	(1,790)
Change in prepaid expenses	(221)	(187)
Amortization of debt issuance costs	30	27
Stock based compensation expense	56	56
Change in accrued expenses and other liab	28	—
Net cash from operating activities	(687)	247

Cash flows from investing activities
Investments in subsidiaries	(2,500)	—
Other	—	—
Net cash from investing activities	(2,500)	—
Cash flows from financing activities
Proceeds of borrowings	592	—
Repayments of borrowings	(592)	—
Net proceeds from issuance of subordinated debt	4,448	—
Proceeds from stock issue	43	—
Dividends paid	(513)	(512)
Net cash from financing activities	3,978	(512)
Net change in cash and cash equivalents	791	(265)
Beginning cash and cash equivalents	55	320
Ending cash and cash equivalent	$846	$55

The Victory Bancorp, Inc. Consolidated Financial Statements September 30, 2025 and December 31, 2024

The Victory Bancorp, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Cash and due from banks	$37,830	$10,678
Federal funds sold	3,000	—
Cash and cash equivalents	40,830	10,678
Securities available-for-sale, at fair value	30,583	32,905
Securities held-to-maturity (fair value $10,210 at September 30, 2025 and $11,557 at December 31, 2024)	10,267	11,737
Loans receivable, net of allowance for credit losses ($3,473 at September 30, 2025 and $3,611 at December 31, 2024)	392,111	390,954
Premises and equipment, net	3,444	3,248
Restricted investment in bank stocks	1,700	2,192
Accrued interest receivable	1,615	1,581
Bank owned life insurance	6,033	5,923
Other assets	1,636	1,806
Total Assets	$488,219	$461,024

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$62,996	$56,358
Interest-bearing	373,747	340,722
Total Deposits	436,743	397,080
Borrowings	—	15,440
Subordinated debt	17,359	17,309
Accrued interest payable and other liabilities	2,467	1,858
Total Liabilities	456,569	431,687

Stockholders’ Equity
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding were 1,996,588 and 1,977,362 shares at September 30, 2025 and December 31, 2024	1,997	1,977
Surplus	14,881	14,654
Retained earnings	15,729	14,523
Accumulated other comprehensive loss	(957)	(1,817)
Total Stockholders’ Equity	31,650	29,337
Total Liabilities and Stockholders’ Equity	$488,219	$461,024

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Income

(in thousands, except share and per share data)

For the Nine Months Ended September 30,	2025	2024
Interest Income
Interest and fees on loans	$19,583	$19,824
Interest on investment securities	1,427	1,591
Other interest income	541	171
Total Interest Income	21,551	21,586
Interest Expense
Deposits	9,805	9,664
Borrowings	1,186	2,153
Total Interest Expense	10,991	11,817
Net interest income	10,560	9,769

Provision for Credit Losses	(145)	230
Net Interest Income After Provision for Credit Losses	10,705	9,539
Non-Interest Income
Service charges and activity fees	446	376
Net gains on sales of loans	—	59
Other income	224	212
Total Non-Interest Income	670	647
Non-Interest Expenses
Salaries and employee benefits	5,527	5,403
Occupancy and equipment	547	557
Legal and professional fees	725	440
Advertising and promotion	182	51
Loan expenses	93	15
Data processing costs	1,066	1,086
Supplies, printing and postage	110	74
Telephone	33	33
Entertainment	86	119
Mileage and tolls	44	35
Insurance	52	37
FDIC insurance premiums	178	263
Dues and subscription	71	61
Shares tax	299	315
Other	334	298
Total Non-Interest Expense	9,347	8,787
Income before income taxes	2,028	1,399
Income Taxes	434	294
Net Income Available to Common Stockholders	$1,594	$1,105
Basic earnings per common share	$0.80	0.56
Diluted earnings per common share	$0.77	$0.55

Weighted Average Common Shares Outstanding:
Basic	1,990,427	1,971,450
Diluted	2,082,596	2,014,691

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

For the Nine Months Ended September 30,	2025	2024
Net Income	$1,594	$1,105
Other Comprehensive Income
Unrealized holding gain arising on securities available-for-sale	1,089	862
Tax Impact	(229)	(180)
Other comprehensive income	860	682
Total Comprehensive Income	$2,454	$1,787

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2023	$1,971	$14,561	$13,374	$(1,958)	$27,948
Net income	—	—	1,105	—	1,105
Other comprehensive income	—	—	—	682	682
Share based compensation expense	—	43	—	—	43
Exercise of stock options (6,000 shares)	6	37	—	—	43
Cash dividends paid on common stock of $0.195 per share	—	—	(384)	—	(384)
Balance, September 30, 2024	$1,977	$14,641	$14,095	$(1,276)	$29,437

Balance, December 31, 2024	$1,977	$14,654	$14,523	$(1,817)	$29,337
Net income	—	—	1,594	—	1,594
Other comprehensive income	—	—	—	860	860
Share based compensation expense	—	42	—	—	42
Stock Issuance under Stock Incentive Plan (19,226 shares)	20	185	—	—	205
Cash dividends paid on common stock of $0.26 per share	—	—	(388)	—	(388)
Balance, September 30, 2025	$1,997	$14,881	$15,729	$(957)	$31,650

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Cash Flows

(in thousands)

For the Nine Months Ended September 30,	2025	2024
Cash Flows from Operating Activities
Net income	$1,594	$1,105
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(145)	230
Depreciation and amortization	185	194
Share-based compensation	42	43
Deferred income tax (benefit) expense, net of change in valuation allowance	198	(63)
Net accretion of investment securities	(59)	(50)
Earnings on bank owned life insurance	(110)	(133)
Net realized gains on sale of SBA loans held for sale	—	(59)
Origination of SBA loans held for sale	—	(781)
Proceeds from sale of SBA loans held for sale	—	853
Amortization of debt issuance costs	50	21
Change in:	—
Accrued interest receivable	(34)	(112)
Other assets	(257)	(276)
Accrued interest payable	(48)	235
Other liabilities	657	1,402
Net Cash Provided by Operating Activities	2,073	2,609

Cash Flows from Investing Activities
Available-for-sale securities:
Proceeds from sales, maturities, calls and principal pay downs	3,471	2,528
Held-to-maturity securities:
Proceeds from maturities, calls, and principal pay downs	1,469	205
Net increase in loans	(1,012)	(31,073)
Purchase of restricted stock	—	—
Proceeds from sale of restricted stock	492	623
Purchases of premises and equipment	(393)	(214)
Proceeds from disposal of fixed assets	12	—
Net Cash Used in Investing Activities	4,039	(27,931)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	39,663	34,137
Exercise of stock options	—	43
Proceeds from issuance under stock incentive plan	205	43
Cash dividends on common stock	(388)	(384)
Net increase (decrease) in short-term borrowing	(15,440)	(11,508)
Net Cash Provided by Financing Activities	24,040	22,331
Net increase (decrease) in cash and cash equivalents	30,152	(3,034)
Cash and Cash Equivalents, Beginning	10,678	14,538
Cash and Cash Equivalents, Ending	$40,830	$11,504

Supplementary Cash Flows Information
Income taxes paid	$265	$341
Interest paid	11,011	11,582

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of The Victory Bancorp, Inc. (the “Corporation”) are prepared on the accrual basis and include the accounts of The Victory Bancorp, Inc. and its wholly-owned subsidiary, The Victory Bank (the “Bank”), together referred to as “the Bank”. All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

In preparing these consolidated financial statements, the Bank evaluated the events and transactions that occurred from December 31, 2024, through December 18, 2025 the date these consolidated financial statements were available for issuance.

Organization and Nature of Operations

The Victory Bancorp, Inc. is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank. The Corporation was incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as The Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of core business activities and access to varied capital raising operations. The Corporation’s primary business activity consists of ownership of all of the outstanding stock of The Victory Bank. As of September 30, 2025, the Corporation had 299 common stockholders of record.

The Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. The Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. The Bank’s focus is on small- and middle-market commercial and retail customers. The Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans and does not make subprime loans. The Bank also offers revolving credit loans, small business loans and automobile loans. The Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts, investment certificates and fixed-rate certificates of deposit. As a state-chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Montgomery County, Pennsylvania. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its borrowers’ ability to honor their contracts is influenced by the economy of Montgomery County and the surrounding areas.

The Bank monitors potential concentrations of loans to particular borrowers or groups of borrowers, industries, and geographic regions. The Bank also monitors exposures to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan to value ratios. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. The Bank has determined that there is no concentration of credit risk associated with its lending policies or practices.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, all of which mature within ninety days. Generally, federal funds are sold for one day periods.

Securities

Management determines the appropriate classification of debt investment securities at the time of purchase and re-evaluates such designation as of each consolidated balance sheet date. As of September 30, 2025 and December 31, 2024, the Bank’s investment portfolio contained available-for-sale and held-to-maturity investment securities.

Investment securities that are classified as available-for-sale are stated at fair value. Unrealized gains and losses on investment securities classified as available-for-sale are excluded from results of operations and are reported as other comprehensive income or loss, a separate component of stockholders’ equity, net of taxes. Investment securities classified as available-for-sale include investment securities that may be sold in response to changes in interest rates, changes in prepayment risks or for asset/liability management purposes.

Investment securities which the Bank has the intent and ability to hold until maturity are classified as held-to-maturity and are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments using the interest method. Realized gains and losses are included in gains (losses) on sales of investment securities in the consolidated statements of income. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

The investment portfolio is classified into the following major security types: Corporate bonds, Collateralized mortgage obligations, U.S. agency securities, and State and municipal securities.

All corporate bonds and state and municipal securities undergo an initial and ongoing credit analysis. The analysis includes the review of various financial and demographic information. All securities have a minimum evaluation rating of ”A” or higher.

All collateralized mortgage obligations held by the Bank are guaranteed by Ginnie Mae, a U.S. government agency, or a government sponsored enterprise (GSEs) Fannie Mae or Freddie Mac. These securities along with U.S. agency securities are explicitly guaranteed by the U.S. government or guaranteed by the GSEs that have credit ratings and perceived credit risk comparable to the U.S. government, are highly rated by major rating agencies, and have a history of no credit losses.

For available-for-sale debt securities with an unrealized loss position, the Bank will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with the establishment of an allowance under CECL. For available-for-sale debt securities that do not meet the criteria, the Bank evaluates whether any decline in fair value is due to credit loss factors. In making this assessment, management considers any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit loss is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90-days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date.

When a loan is placed on nonaccrual status, unpaid interest is reversed against interest. The amount of accrued interest reversed against interest income totaled $0 and $5,000 for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The Bank’s loan receivable portfolio is comprised of commercial and consumer loans. Commercial loans consist of the following classes: agriculture, commercial, construction and commercial real estate. Consumer loans consist of the following classes: consumer and residential real estate.

A description of the risk characteristics for each class is included below:

Agriculture loans include loans originated for various purposes secured by farmland, including farm residential and other improvements. Risks associated with these loans generally relate to the uncertainty associated with the borrower’s ability to successfully raise and market the commodity. Adverse weather conditions and other natural perils can dramatically affect production and ability to service debt. Production problems may also cause unbudgeted expenses that reduce profitability or even result in losses. Unexpected expenses may occur because of increased production or harvesting costs caused by inclement weather, higher transportation or fertilization costs caused by market disruption, feed shortages, etc. Business cycles longer than one year (e.g., vineyards, orchards, and some livestock operations) may increase the risk of unexpected expenses. Volatile commodity prices present another risk as well as changes in government policies.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial and commercial real estate loan. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured. Risks associated with other consumer loans tend to be greater due to unsecured position or the rapidly depreciating nature of the underlying assets.

Construction loans are generally considered to involve high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor.

Residential real estate loans consist of single-family, equity line of credit, and other residential loans. Single-family mortgage loans include permanent conventional mortgage loans secured by single-family residences located within our primary market area. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment and an established credit record. Repayment of these loans is dependent on general economic conditions and unemployment levels in the Bank’s market area.

Allowance for Credit Losses

The allowance for credit losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. The Bank has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.

The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Bank uses current loan data and loss history, calculates the weighted average remaining maturity in each loan category, and utilizes leading economic indicators to provide a forward-looking feature. The Bank then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate.

The Bank also incorporates a reasonable and supportable loss forecast period to account for the effect of forecasted economic conditions and other factors on the performance of the loan portfolio which could differ from historical loss experience. Forward looking adjustments considers macro-economic indicators. The Bank generally utilizes a forecast period ranging over 12 - 24 months. For the contractual term that extends beyond the forecast period, the Bank immediately reverts to historical loss rates.

The Bank uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, the Bank has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

The Bank's policy is to obtain third-party appraisals on any significant pieces of collateral held on collateral dependent loans. For such loans secured by real estate, the Bank's policy is to estimate the allowance by discounting the appraised value by 20%, which considers estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Bank may further discount the collateral values. For non-real estate collateral secured loans, the Bank generally discounts values by 0%-50% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.

Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

The Bank maintains an allowance for credit losses for lending-related commitments such as unfunded loan commitments and letters of credit. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for lending-related commitments on off-balance sheet credit exposures is adjusted as a provision for credit losses. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $72,000 and $67,000 at September 30, 2025 and December 31, 2024, respectively, were separately classified on the Consolidated Balance Sheets within other liabilities.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, and (4) transfers that do meet the criteria to be accounted for as sales are accounted for a secured borrowings.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Leasehold improvements are depreciated using the straight-line (or accelerated) method with useful lives ranging from 5 to 20 years. Buildings and related components are depreciated using the straight-line (or accelerated) method with useful lives of 39 years. Computer equipment and software are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 7 years. Automobiles are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 5 years. Bank unique equipment is depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 5 years.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of $60,000 common stock of the Atlantic Community Bankers Bank (“ACBB”) at September 30, 2025 and December 31, 2024, Federal Home Loan Bank of Pittsburgh (“FHLB”) stock totaling $977,000 and $1,544,000 at September 30, 2025 and December 31, 2024, respectively, and Federal Reserve Bank (“FRB”) stock of $663,000 and $588,000 at September 30, 2025 and December 31, 2024, respectively.

Management considers whether these long-term investments are impaired based on the ultimate recoverability of the cost basis rather than by recognizing temporary declines in value. Management believes no impairment has occurred related to these investments at September 30, 2025 and December 31, 2024.

Bank Owned Life Insurance

The Bank is the owner and beneficiary of life insurance policies on certain employees and directors. The life insurance investment is carried at the cash surrender value of the underlying owned policies. The increase in the cash surrender value is recognized as a component of non-interest income. The policies can be liquidated, if necessary, with tax costs associated. However, the Bank intends to hold these policies and, accordingly, the Bank has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the asset and liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, net operating loss carryforwards, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense (benefit) results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, the Corporation believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like the Corporation. Most importantly, it is also important to consider that net operating losses for federal income tax purposes can generally be carried forward for a period of twenty years. In order to realize deferred tax assets, the Corporation must generate sufficient taxable income in such future years.

In assessing the need for a valuation allowance, the Corporation carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of limited sources of state income that can be used to realize state net operating losses generated by the holding company, the Corporation has concluded that a full valuation allowance is required related to state net operating loss carryforwards at September 30, 2025 and December 31, 2024.

The Corporation accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. At September 30, 2025 and December 31, 2024, the Corporation did not have any uncertain tax positions.

The Corporation recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized during the nine months ended September 30, 2025 and the nine months ended September 30, 2024. With limited exception, tax years prior to 2022 are no longer subject to examination by tax authorities.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of stockholders’ equity section of the Consolidated Balance Sheets, such items along with net income are components of comprehensive income.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.

Derivatives

At the inception of a derivative contract, the Bank designates the derivative as a fair value hedge, a cash flow hedge or an instrument with no hedging designation. This designation is based on the Bank’s intentions and belief as to likely effectiveness as a hedge. The Bank formally documents the relationship between derivatives and hedge items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Bank also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are designated are highly effective in offsetting changes in fair values or cash flows of hedged items. The Bank uses interest rate swap agreements as part of its asset liability management strategy to manage its interest rate risk position. The notional amounts of interest rate swaps as of September 30, 2025 and December 31, 2024 were $30,000,000 and $30,000,000 and designated as portfolio layer hedges of certain fixed rate loans. The hedge was deemed to be effective during all periods presented.

Employee Benefit Plan

The Bank has established a 401(k) plan (“the Plan”). Under the Plan, all employees are eligible to contribute the maximum allowed by the Internal Revenue Code of 1986, as amended. The Bank may make discretionary matching contributions. For the nine months ended September 30, 2025 and the nine months ended September 30, 2024, expense recorded in salaries and employee benefits attributable to the Plan amounted to $150,000 and $153,000, respectively.

Share-Based Compensation

The Bank recognizes the cost of employee and organizer services received in share-based payment transactions and measures the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

Compensation cost for all stock awards is calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Corporation’s common stock at the date of grant is used for restricted stock awards. Because of the insignificant amount of forfeitures the Corporation has experienced, forfeitures are recognized as they occur.

Earnings per Share

Basic earnings per share (“EPS”) represents net income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS includes all potentially dilutive common shares outstanding during the period. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The following table sets forth the composition of basic and diluted earnings per share.

For the Nine Months Ended September 30,	2025	2024
	(In thousands, except for share and per share data)
Net income available to common stockholders	$1,594	$1,105
Basic weighted average shares outstanding	1,990,427	1,971,450
Plus: effect of dilutive options	92,169	43,241
Diluted weighted average common shares	2,082,596	2,014,691
Earnings per share:
Basic	$0.80	$0.56
Diluted	$0.77	$0.55

Operating Segments

The Bank’s reportable segment, banking, is determined by the Chief Financial Officer, which is the designated chief operating decision maker, based upon information provided about the Bank’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are aggregated because services and customers are similar. The chief operating decision maker evaluates financial performance of the Bank’s business components by evaluating revenue streams, significant expenses and budget to actual results in assessing the segment and in the determination of allocating resources. The chief operating decision maker uses consolidated net income to evaluate Bank performance. The significant products, revenue and expense are reported on the consolidated balance sheets and statements of income.

Reclassifications

Some items in the prior year financial statements and footnotes were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

2. Restrictions on Cash and Due from Banks

In return for services obtained through correspondent banks, the Bank is required to maintain non-interest-bearing cash balances in those correspondent banks. Compensating balances totaled $1,000,000 at September 30, 2025 and December 31, 2024, included in cash and due from banks.

3. Securities

The amortized cost and fair value of securities as of September 30, 2025 and December 31, 2024 is summarized as follows (in thousands):

September 30,2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Corporate bonds	$7,470	$—	$(318)	$7,152
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	11,591	16	(261)	11,346
U.S. government agency	8,825	—	(628)	8,197
State and Political Subdivisions	3,908	8	(28)	3,888
	$31,794	$24	$(1,235)	$30,583

September 30, 2025	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity:
Corporate bonds	$500	$—	$(27)	$473
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	5,373	—	(32)	5,341
U.S. government agency	1,704	—	(33)	1,671
State and Political Subdivisions	2,690	36	(1)	2,725
	$10,267	$36	$(93)	$10,210

December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Corporate bonds	$8,470	$—	$(635)	$7,835
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	12,930	—	(662)	12,268
U.S. government agency	9,558	—	(890)	8,668
State and Political Subdivisions	4,247	—	(113)	4,134
	$35,205	$—	$(2,300)	$32,905

December 31, 2024	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity:
Corporate bonds	$500	$—	$(15)	$485
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	6,571	—	(83)	6,488
U.S. government agency	1,967	—	(93)	1,874
State and Political Subdivisions	2,699	25	(14)	2,710
	$11,737	$25	$(205)	$11,557

The unrealized losses and related fair value of investment securities available for sale with unrealized losses less than 12 months and those with unrealized losses 12 months or longer as of September 30, 2025 and December 31, 2024, for which an allowance for credit losses has not been recorded, are as follows (in thousands):

September 30, 2025	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Corporate Bonds	$—	$—	$6,652	$318	$6,652	$318
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	—	—	6,670	261	6,670	261
U.S. government agency	—	—	8,197	628	8,197	628
State and Political Subdivisions	—	—	2,850	28	2,850	28
Total	$—	$—	$24,369	$1,235	$24,369	$1,235

December 31, 2024	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Corporate Bonds	$—	$—	$7,335	$(635)	$7,335	$(635)
Residential mortgage-backed securities – government sponsored enterprises (“GSE”)	5,542	(212)	6,717	(450)	12,259	(662)
U.S. government agency	—	—	8,668	(890)	8,668	(890)
State and Political Subdivisions	—	—	4,134	(113)	4,134	(113)
Total	$5,542	$(212)	$26,854	$(2,088)	$32,396	$(2,300)

All of the securities that were in an unrealized loss position at September 30, 2025 and December 31, 2024, are bonds the Bank has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and the amount of the impairment, credit risk for these securities is minimal. Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.

At September 30, 2025, the Bank had 42 securities in an unrealized loss position for 12 months or more and 0 securities in an unrealized loss position less than 12 months, none of which exceeded 20.1% of the security’s carrying amount. At December 31, 2024, the Bank had 50 securities in an unrealized loss position for 12 months or more and 3 securities in an unrealized loss position less than 12 months, none of which exceeded 22.3% of the security’s carrying amount.

At September 30, 2025 and December 31, 2024, there was no allowance for credit losses related to the available-for-sale portfolio. Accrued interest receivable on available-for-sale debt securities totaled $173,000 and $151,000 at September 30, 2025 and December 31, 2024, respectively, and was excluded from the estimate of credit losses. At September 30, 2025 and December 31, 2024, the Bank evaluated its held-to-maturity debt securities under the CECL standards and based on the credit reviews of the issuers of the corporate debt securities determined no allowance for credit losses was required.

The amortized cost and fair value of securities as of September 30, 2025 and December 31, 2024, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the securities may be called without any penalties (in thousands):

	September 30, 2025		December 31, 2024
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale:
Less than a year	$1,040	$1,046	$1,406	$1,395
Due after one year through five years	7,994	7,805	4,731	4,551
Due after five years through ten years	11,170	10,387	16,138	14,691
Due after ten years	—	—	—	—
Mortgage-backed investment securities	11,591	11,346	12,930	12,268
Total	$31,795	$30,583	$35,205	$32,905

	September 30, 2025		December 31, 2024
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-maturity:
Less than a year	$—	$—	$—	$—
Due after one year through five years	2,327	2,293	2,591	2,485
Due after five years through ten years	2,567	2,576	2,575	2,584
Due after 10 years	—	—	—	—
Mortgage-backed investment securities	5,373	5,341	6,571	6,488
Total	$10,267	$10,210	$11,737	$11,557

There were no securities pledged as collateral at September 30, 2025 and December 31, 2024 to secure public deposits.

There were no gross gains or losses on the sale or call of securities in nine months ended September 30, 2025 and September 30, 2024.

4. Loans Receivable

The composition of loans receivable at September 30, 2025 and December 31, 2024 is as follows (in thousands):

	September 30, 2025	December 31, 2024
Agricultural	$1,945	$2,018
Commercial	33,921	40,100
Consumer	5,093	2,920
Construction	21,732	21,690
Commercial Real Estate	237,458	233,179
Residential Real Estate	96,449	95,625
Total loans	396,598	395,532
Deferred Fees, net	(1,014)	(967)
Allowance for credit losses	(3,473)	(3,611)
Net Loans	$392,111	$390,954

The Bank elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of September 30, 2025 and December 31, 2024, accrued interest receivable for loans totaled $1,383,000 and $1,363,000, respectively, and is included in the accrued interest receivable line item on the Bank’s Consolidated Balance Sheets.

The following tables presents the activity in the allowance for credit losses by loan portfolio segment for the nine months ended September 30, 2025 and September 30, 2024 under the CECL methodology (in thousands):

September 30, 2025	Beginning Balance	Loans Charged-off	Recoveries Collected	Provision	Total
Agricultural	$15	$—	$—	$1	$16
Commercial	381	—	16	(50)	347
Commercial Real Estate	2,224	—	—	(224)	2,000
Construction	91	—	—	—	91
Consumer	170	(7)	3	68	234
Residential Real Estate	730	—	—	55	785
Ending balance	$3,611	$(7)	$19	$(150)	$3,473

September 30, 2024	Beginning Balance Prior to Change in Loans Pools	Allocation of Beginning Balance to New Pools	Loans Charged-off	Recoveries Collected	Provision	Total
Agricultural	$—	$15	$—	$—	$1	$16
Commercial	—	576	(30)	—	(158)	388
Commercial Term	363	(363)	—	—	—	—
Commercial Mortgage	1,962	(1,962)	—	—	—	—
Commercial Line	359	(359)	—	—	—	—
Commercial Real Estate	—	1,950	—	—	317	2,267
Construction	436	(317)	—	—	(29)	90
Consumer	280	(84)	—	—	(16)	180
Home Equity	44	(44)	—	—	—	0
Residential Real Estate	—	588	(9)	—	128	707
Ending balance	$3,444	$—	$(39)	$—	$243	$3,648

As discussed in Note 1, the Bank identifies loans in which the borrower cannot demonstrate the ability to make regularly scheduled payments and the repayment of the loan is dependent upon the operation or sale of the collateral of the loan. These collateral dependent loans are evaluated individually for allowance for credit losses based on the fair value of the collateral.

The following tables present an analysis of collateral-dependent loans of the Bank by class of loans as of September 30, 2025 and December 31, 2024 (in thousands):

September 30, 2025	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Agricultural	$—	$—	$—	$—
Commercial	—	61	—	61
Consumer	—	—	—	—
Construction	—	—	—	—
Commercial Real Estate	—	—	—	—
Residential Real Estate	—	—	—	—
Total	$—	$61	$—	$61

December 31, 2024	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Agricultural	$—	$—	$—	$—
Commercial	117	64	—	181
Consumer	—	—	—	—
Construction	—	—	—	—
Commercial Real Estate	—	—	—	—
Residential Real Estate	206	—	—	206
Total	$323	$64	$—	$387

The Bank monitors ongoing risk for loans with a commercial purpose using a nine-point internal grading system. The first five rating categories, representing the lowest risk to the Bank, are combined and given a Pass rating. The Special Mention category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Bank’s position at some future date. These assets pose elevated risk, but their weakness does not justify a more severe, or criticized rating.

Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful, or loss. Substandard loans are classified as they have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans include loans that management has determined are not adequately protected by current cash flows or net worth of the borrower. A doubtful loan has the same weaknesses as a substandard loan, however, collection or liquidation of principal in full is questionable and improbable. For doubtful loans, loss is present but may not be determined until specific factors occur. Loss assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as Loss, there is little prospect of collecting the loan’s principal or interest and it is generally written off.

Loans with a consumer purpose, which also includes certain commercial loans, construction and land development loans, and residential loans, are not-rated and are monitored based on the length of time a loan is past due. Not-rated loans are categorized as either Performing or Non-performing. Non-performing loans would be those in non-accrual status, which generally occurs when a loan is maintained on a cash basis due to deterioration in the financial condition of the borrower, full payment of principal or interest is not expected, or principal or interest has been in default for a period of 90 days or more.

The Bank’s Board of Directors reviews on a quarterly basis the ratings of all criticized loans. In addition, an independent third-party performs an annual loan review. The review focuses on a sample of business and consumer purpose loans, and all previously criticized loans over a certain dollar threshold.

The following tables present the Bank’s loan portfolio based on its internal risk rating system by origination year as of September 30, 2025 and December 31, 2024 (in thousands):

	2025	2024	2023	2022	2021	Prior	Revolving	Total
Agriculture
Pass	$—	$—	$124	$49	$738	$1,011	$23	$1,945
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	$—	$—	$124	$49	$738	$1,011	$23	$1,945
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$3,273	$2,694	$4,002	$3,562	$1,010	$2,929	$10,378	$27,848
Special mention	44	—	—	1,328	—	783	318	2,473
Substandard	—	—	462	359	—	281	2,498	3,600
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	3,317	2,694	4,464	5,249	1,010	3,993	13,194	33,921
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Consumer
Pass	$2,293	$—	$—	$312	$—	$—	$77	$2,682
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	155	39	88	8	—	979	1,142	2,411
Total	$2,448	$39	$88	$320	$—	$979	$1,219	$5,093
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	155	39	88	8	—	979	1,142	2,411
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$155	$39	$88	$8	$—	$979	$1,142	$2,411

Construction
Pass	$10,866	$8,719	$283	$771	$616	$477	$—	$21,732
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not rated	—	—	—	—	—	—	—	—
Total	$10,866	$8,719	$283	$771	$616	$477	$—	$21,732
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

	2025	2024	2023	2022	2021	Prior	Revolving	Total
Commercial Real Estate
Pass	$22,050	$29,870	$41,098	$45,767	$34,078	$57,988	$1,659	$232,510
Special mention	—	—	—	—	—	—	—	—
Substandard	—	2,585	—	873	—	1,490	—	4,948
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Totals	$22,050	$32,455	$41,098	$46,640	$34,078	$59,478	$1,659	$237,458
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Residential Real Estate
Pass	$6,821	$14,776	$13,493	$15,316	$8,743	$9,815	$1,954	$70,918
Special mention	—	—	1,506	—	—	—	—	1,506
Substandard	—	135	—	—	562	—	—	697
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	712	22,616	23,328
Total	$6,821	$14,911	$14,999	$15,316	$9,305	$10,527	$24,570	$96,449
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	712	22,616	23,328
Not-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$712	$22,616	$23,328

December 31, 2024

	2024	2023	2022	2021	2020	Prior	Revolving	Total
Agriculture
Pass	$—	$139	$53	$753	$1	$1,060	$12	$2,018
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	$—	$139	$53	$753	$1	$1,060	$12	$2,018
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$3,048	$4,636	$6,074	$1,305	$1,172	$3,487	$14,566	$34,288
Special mention	—	—	—	—	—	928	89	1,017
Substandard	—	780	—	—	—	3	4,012	4,795
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	$3,048	$5,416	$6,074	$1,305	$1,172	$4,418	$18,667	$40,100
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$33	$—	$33
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

	2024	2023	2022	2021	2020	Prior	Revolving	Total
Consumer
Pass	$—	$—	$332	$—	$—	$—	$82	$414
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	46	97	12	11	—	1,110	1,230	2,506
Total	$46	$97	$344	$11	$—	$1,110	$1,312	$2,920
Gross charge-offs YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	$46	$97	$12	$11	$—	$1,102	$1,230	$2,498
Non-performing	—	—	—	—	—	8	—	8
Total not-rated	$46	$97	$12	$11	$—	$1,110	$1,230	$2,506

Construction
Pass	$9,279	$9,128	$1,295	$1,063	$45	$880	$—	$21,690
Special mention	—	—	—	—	—	—	—	—
Substandard	—			—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total	$9,279	$9,128	$1,295	$1,063	$45	$880	$—	$21,690
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate
Pass	$31,723	$43,888	$48,869	$35,519	$18,554	$47,853	$2,344	$228,750
Special mention	—	—	—	—	—	—	—	—
Substandard	2,608	608	—	—	348	815	—	4,379
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	50	50
Total	34,331	44,496	48,869	35,519	18,902	48,668	2,394	233,179
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$—	$—
Not-rated loans:
Performing	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$—

Residential Real Estate
Pass	$17,588	$15,333	$16,551	$10,151	$3,733	$8,195	$1,562	$73,113
Special mention	—	—	—	—	—	—	—	—
Substandard	99	—	—	—	—	—	206	305
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	897	21,310	22,207
Total	17,687	15,333	16,551	10,151	3,733	9,092	23,078	95,625
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$—	$9	$9
Not-rated loans:

Performing	—	—	—	—	—	897	21,310	22,207
Non-performing	—	—	—	—	—	—	—	—
Total not-rated	$—	$—	$—	$—	$—	$897	$21,310	$22,207

Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due, by aggregating loans based on their delinquencies. The following tables present an aging of the payment status of the Bank’s loans as of September 30, 2025 and December 31, 2024 (in thousands):

September 30, 2025	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Agricultural	$—	$—	$—	$—	$1,945	$1,945	$—
Commercial	3	51	—	54	33,867	33,921	—
Consumer	113	—	—	113	4,980	5,093	—
Construction	—	—	—	—	21,732	21,732	—
Commercial Real Estate	—	31	—	31	237,427	237,458	—
Residential Real Estate	160	121	—	281	96,168	96,449	—
Total	$276	$203	$—	$479	$396,119	$396,598	$—

December 31, 2024	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Agriculture	$—	$—	$—	$—	$2,018	$2,018	$—
Commercial	—	—	—	—	40,100	40,100	—
Consumer	—	1	8	9	2,911	2,920	8
Construction	—	—	—	—	21,690	21,690	—
Commercial Real Estate	—	—	—	—	233,179	233,179	—
Residential Real Estate	51	—	206	257	95,368	95,625	—
Total	$51	$1	$214	$266	$395,266	$395,532	$8

Loans pledged at September 30, 2025 and December 31, 2024 had a carrying amount of $296 million and $305 million and were pledged to secure FHLB advances.

The following tables is a summary of the Bank’s nonaccrual loans by major categories for the nine months ended September 30, 2025 and year ended December 31, 2024 (in thousands):

CECL September 30, 2025
	Non-accrual Loans with No Allowance	Non-accrual Loans with an Allowance	Total Non-accrual Loans
Agricultural	$—	$—	$—
Commercial	—	—	—
Consumer	—	—	—
Construction	—	—	—
Commercial Real Estate	—	—	—
Residential Real Estate	—	—	—
Total	$—	$—	$—

CECL December 31, 2024
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Agriculture	$—	$—	$—
Commercial	—	—	—
Consumer	—	—	—
Construction	—	—	—
Commercial Real Estate	—	—	—
Residential	—	206	206
Total	$—	$206	$206

Interest income recognized on loans on non-accrual status during the nine months ended September 30, 2025 and September 30, 2024 was $0 and $8,000. Additional interest income that would have been recognized on non-accrual loans, had the loans been performing in accordance with the original terms of their contracts totaled $0 and $5,000 for the nine months ended September 30, 2025 and September 30, 2024, respectively.

As of September 30, 2025 and December 31, 2024, there are no foreclosed assets. As of September 30, 2025 and December 31, 2024, the Bank has not initiated formal foreclosure proceedings on any consumer residential mortgages.

The Bank closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.

There were no loans experiencing financial difficulty that were modified during the nine months ended September 30, 2025 and September 30, 2024.

The following tables summarize the activity in the allowance for credit losses for unfunded loan commitments for the nine months ended September 30, 2025 and September 30, 2024 (in thousands):

Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2024	$67
Charge-offs	—
Recoveries	—
Provision for credit losses	(5)
Ending balance at September 30, 2025	$72

Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2023	$78
Charge-offs	—
Recoveries	—
Provision for credit losses	(11)
Ending balance at September 30, 2024	$67

Loan Sales

The Bank originates and sells loans secured by the SBA. The Bank retains the unguaranteed portion of the loan and the servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the nine months ended September 30, 2025 and September 30, 2024, the Bank sold SBA loans held for sale for total proceeds of $0 and $851,000, respectively. The SBA loan sales resulted in realized gains of $0 and $59,000 for the nine months ended September 30, 2025 and September 30, 2024, respectively. There were no SBA loans held for sale at September 30, 2025 and December 31, 2024.

Loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The risks inherent in the servicing assets included in the other assets on the balance sheet relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of loans serviced for others were $4,426,000 and $4,844,000 at September 30, 2025 and December 31, 2024, respectively.

5. Bank Premises and Equipment

The components of premises and equipment at September 30, 2025 and December 31, 2024 are as follows (in thousands):

	Estimated Useful Lives	September 30, 2025	December 31, 2024
Land		$1,200	$1,200
Leasehold improvements	10 - 20 years	1,622	1,384
Building	40 years	1,687	1,687
Computer equipment and software	3 - 5 years	1,572	1,523
Automobiles	3 years	273	268
Bank unique equipment	5 years	387	352
Furniture, fixtures and equipment	3 - 10 years	487	463
		7,228	6,877
Accumulated depreciation		(3,784)	(3,629)
		$3,444	$3,248

Depreciation and amortization expense charged to operations amounted to $185,000 and $194,000 for the nine months ended September 30, 2025 and September 30, 2024, respectively and is included within occupancy and equipment on the Statements of Income.

6. Deposits

The components of deposits at September 30, 2025 and December 31, 2024 are as follows (in thousands):

	September 30, 2025	December 31, 2024
Demand, non-interest bearing	$62,996	$56,358
Demand interest bearing	76,253	63,687
Money market accounts	139,012	109,994
Savings accounts	60,434	52,034
Time, $250 and over	31,280	30,411
Time, other	66,768	84,596
	$436,743	$397,080

At September 30, 2025, the scheduled maturities of time deposits are as follows (in thousands):

2025	$29,866
2026	61,410
2027	6,694
2028	60
2029	18
Thereafter	—
$98,048

The Bank had brokered deposits of $3,000,000 and $20,477,000 included in time deposits at September 30, 2025 and December 31, 2024, respectively.

At September 30, 2025 and December 31, 2024, the Bank reclassified overdrafts from deposits of approximately $91,000 and $17,000, respectively.

7. Borrowings

The Holding Company has a $2,500,000 unsecured line of credit with a correspondent bank with an interest rate of Prime plus 0.25%. There was no outstanding balance as of September 30, 2025 and December 31, 2024, respectively.

The Bank has a $6,500,000 unsecured federal funds overnight line of credit with a correspondent bank with an interest rate of 5.5% at September 30, 2025. There was no outstanding balance as of September 30, 2025 and December 31, 2024, respectively.

The Bank maintains access to the Federal Reserve Bank’s discount window borrowing facility. Advances under this facility are secured by collateral pledged by the Bank and accepted by the Federal Reserve Bank. The Bank has pledged securities with a fair value of $33,466,000 at September 30, 2025 at the Federal Reserve Bank to secure potential borrowings through the discount window. The Bank had no outstanding borrowings under the discount window facility at September 30, 2025 and December 31, 2024.

The Bank has an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allows for borrowings up to a percentage of qualifying assets. All FHLB advances are collateralized by a security agreement covering qualifying loans. As of September 30, 2025, qualifying loans totaled $295,577,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Bank having a par value of $977,000 and $1,544,000 at September 30, 2025 and December 31, 2024, respectively. The Bank can borrow a maximum of $190,885,200 from the FHLB. There were short-term borrowings outstanding of $0 and $11,690,000 at September 30, 2025 and December 31, 2024, respectively.

Long-term borrowings at September 30, 2025 and December 31, 2024 consisted of FHLB borrowings with the following maturity dates and interest rates (in thousands):

	September 30, 2025	December 31, 2024
Fixed note at 1.13%, maturing on March 4, 2025	$—	$3,750

Subordinated Debt

On March 14, 2019, the Corporation closed a pooled private offering of $3 million of subordinated debt, net of offering costs of $25,000. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. Unamortized offering costs were $8,398 and $10,242 at September 30, 2025 and December 31, 2024, respectively. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after March 14, 2024, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on March 14, 2029. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.5% through March 14, 2024, at which time the interest rate will float quarterly at the 3-month Secured Overnight Financing rate (“SOFR”) plus 390 basis points until the debt is paid off or matures. The interest rate at September 30, 2025 was 8.46%. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

On June 23, 2020, the Corporation closed a pooled private offering of $10 million of subordinated debt, net of offering costs of $241,000. Unamortized offering costs were $114,532 and $132,616 at September 30, 2025 and December 31, 2024, respectively. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. The Bank may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $100,000, on or after June 30, 2025, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 30, 2030. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 6.25% through June 30, 2025, at which time the interest rate will bear interest at a rate equal to the 3-month Secured Overnight Financing rate (“SOFR”) plus 613 basis points until the debt is paid off or matures. The interest rate at September 30, 2025 was 10.42%. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

On December 5, 2024, the Corporation closed a pooled private offering of $4.65 million of subordinated debt and offering costs of $202,000. Unamortized offering costs were $168,000 and $199,000 at September 30, 2025 and December 31, 2024. Offering costs are amortized using the effective interest method and included within interest expense on the Consolidated Statements of Income. The Bank may redeem the subordinated debentures, in whole or in part, on or after December 31, 2027, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on December 31, 2029. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Subordinated Loan Agreement.

The subordinated debt may be included in Tier 2 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures had a fixed rate of interest of 8.5% through December 31, 2026, at which time the interest rate will bear interest at a rate equal to the 3-month Term Secured Overnight Financing rate (“SOFR”) plus 442 basis points until the debt is paid off or matures. The debt is subordinated to the claims of general creditors, is unsecured, and is ineligible as collateral for a loan by the Bank.

Subordinated debt of $3 million is scheduled to mature in 2029, $4.65 million is scheduled to mature in 2029, and $10 million is scheduled to mature in 2030.

8. Federal Income Taxes

The components of income tax expense for the nine months ended September 30, 2025 and September 30, 2024 are as follows (in thousands):

	September 30, 2025	September 30, 2024
Current	$236	$357
Deferred	198	(63)
Total	$434	$294

A reconciliation of the statutory federal income tax at a rate of 21% to federal income tax expense included in the statements of income for the nine months ended September 30, 2025 and September 30, 2024 are as follows (in thousands):

	September 30, 2025	September 30, 2024
Federal income tax at statutory rate	$426	$294
Bank owned life insurance income	(33)	(28)
Non-deductible dues	5	4
Non-deductible meals and entertainment	14	24
Merger cost	68	—
Other	(46)	—
Total	$434	$294

The components of the net deferred tax asset at September 30, 2025 and December 31, 2024 are as follows (in thousands):

	September 30, 2025	December 31, 2024
Deferred tax assets:
Allowance for credit losses	$682	$714
Nonqualified stock options	—	—

Net operating losses	298	258
Other	16	14
Unrealized loss on available-for-sale securities	254	483
Total deferred tax assets	1,250	1,469
Valuations Allowance	(298)	(258)
Net deferred tax assets	952	1,211

Deferred tax liabilities:
Depreciation	(243)	(74)
Deferred loan costs	(93)	(100)
Servicing asset	(10)	(11)
Other	(5)	(3)
Total deferred tax liabilities	(351)	(188)
Net Deferred Tax Asset, Included in Other Assets	$601	$1,023

The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carryback losses to available tax years. In assessing the need for a valuation allowance, we consider positive and negative evidence, including taxable income in carry-back years, scheduled reversals of deferred tax liabilities, expected future taxable income and tax planning strategies. It was determined that a full valuation allowance was needed for state net operating loss carryforwards at September 30, 2025 and December 31, 2024.

9. Transactions with Executive Officers, Directors and Principal Stockholders

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties). There were loans receivable from related parties totaling $3,317,000 and $3,347,000 at September 30, 2025 and December 31, 2024, respectively. Balance of net advances for related parties totaled $175,000 and $251,000 and payments received were $205,000 and $450,000 for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively. Deposits of related parties totaled $4,663,000 and $4,348,000 as of September 30, 2025 and December 31, 2024, respectively.

10. Share-Based Compensation

In 2013, the Board of Directors adopted the 2013 Equity Incentive Plan (“2013 Plan”). Under the 2013 Plan 228,000 shares were available to be issued in the form of performance awards that can be settled in stock or cash, restricted stock and restricted stock units, incentive stock options, non-qualified stock options, and stock appreciation rights. The awards under the plan vest over a period up to 7 years.

In 2021 the Victory Bancorp Board of Directors adopted, and the shareholders approved the 2021 Omnibus Incentive Plan (“2021 Plan”). The purpose of the plan was to help the Company attract, retain and motivate directors, officers and employees. The 2021 Plan replaced the Company’s 2013 Equity Incentive Plan. The 2021 Plan provides that the aggregate number of shares of the company’s common stock available for delivery pursuant to award granted under the 2021 Plan was 200,000, plus 39,000 shares available for grant under the 2013 Plan.

In 2024, the Victory Bancorp Board of Directors adopted, and the shareholders approved an amendment to the 2021 Omnibus Incentive Plan (“2021 Plan”) that would increase the shares reserved for issuance by 80,000 shares. All other terms and conditions of the 2021 Plan remained unchanged.

The following table summarizes stock option activity for the nine months ended September 30, 2025:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term
Outstanding, January 1, 2025	153,000	$7.30	4
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Outstanding, September 30, 2025	153,000	7.30	3
Exercisable, September 30, 2025	130,565	$7.29	3

At September 30, 2025 and December 31, 2024, the intrinsic value of the 153,000 and 153,000 options outstanding was $1,691,000 and $522,000, respectively.

Information regarding share-based compensation for the period ended September 30, 2025, is set forth below:

Nine Months Ended September 30, 2025
Stock based compensation expense recognized	$41,900
Number of unvested stock options	22,400
Amount remaining to be recognized as expense	$20,200

The stock-based compensation recognized in earnings in the nine months ended September 30, 2025 and September 30, 2024 was $42,0000 and $43,000, respectively. The remaining amount of $20,200 will be recognized ratably as expense through 2027.

Victory Bank entered into a Supplemental Executive Retirement Plan (SERP) with the CEO that provides annual retirement benefits starting December 31, 2018 and continuing until the earlier of a Separation of Service or January 1, 2028. The SERP requires the Bank to provide an Annual Contribution and Interest Credit on each December 31. The Bank accrued $511,000 and $450,000 SERP liability as of September 30, 2025 and December 31, 2024, respectively which is included in Accrued interest payable and other liabilities. The related expense is recorded in Salaries and employee benefits.

11. Commitments and Contingencies

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The following off-balance sheet financial instruments whose contract amounts represent credit risk at September 30, 2025 and December 31, 2024 (in thousands):

	September 30, 2025	December 31, 2024
Unfunded commitments under lines of credit	$88,488	$75,874
Unfunded commitments under letters of credit	4,301	2,903

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of September 30, 2025 and December 31, 2024 for guarantees under standby letters of credit is not material.

The Corporation, in the normal course of business, may be subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. The Corporation is not involved in any legal proceedings which, in management’s opinion, could have a material effect on the consolidated financial position of the Corporation.

The Bank maintains an allowance for credit loss for unfunded loan commitments which is included in the balance of other liabilities in the Consolidated Balance Sheets. The allowance for credit loss for unfunded loan commitments is determined as part of the monthly allowance for credit loss analysis. See Note 1 and Note 4 for further detail.

12. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

The U.S. Basel III Capital Rules requires the Bank to:

•
Meet a minimum Common Equity Tier 1 capital ratio of 4.50% of risk-weighted assets and a Tier 1 capital ratio of 6.00% of risk-weighted assets;

•
Meet a minimum total capital ratio of 8.00% of risk-weighted assets and a minimum Tier 1 leverage capital ratio of 4.00% of average assets;
•
Maintain a capital conservation buffer of 2.50% above the minimum risk-based capital requirement to avoid restrictions on capital distributions and certain discretionary bonus payments; and
•
Comply with a revised definition of capital to improve the ability of regulatory capital instruments to absorb losses. Certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities, are excluded as a component of Tier 1 capital for institutions of the Corporation’s size.

The U.S. Basel III Capital Rules use a standardized approach for risk weightings that expands the risk-weightings for assets and off-balance sheet exposures from the previous 0%, 20%, 50% and 100% categories to a much larger and more risk-sensitive number of categories, depending on the nature of the assets and off-balance sheet exposures and resulting in higher risk weights for a variety of asset categories.

As of September 30, 2025 and December 31, 2024, the Bank met the applicable minimum requirements of the U.S. Basel III Capital Rules, and each of the Bank’s capital ratios exceeded the amounts required to be considered “well capitalized” as defined in the regulations. As of September 30, 2025 and December 31, 2024, the Bank’s capital levels met the fully-phased in minimum capital requirements, including the capital conservation buffers.

A comparison of the Bank’s actual capital amounts to the regulatory requirements as of September 30, 2025 and December 31, 2024 are presented below (in thousands):

September 30, 2025	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	52,005	12.69%	≥32,796	≥8.00%	≥43,044	≥10.50%	≥40,995	≥10.00%
Tier 1 capital (to risk weighted assets)	48,461	11.82%	≥24,597	≥6.00%	≥34,845	≥8.50%	≥32,796	≥8.00%
Common equity Tier 1 capital (to risk -weighted assets)	46,461	11.82%	≥18,448	≥4.50%	≥28,696	≥7.00%	≥26,646	≥6.50%
Tier 1 capital (to average assets)	46,461	9.83%	≥19,719	≥4.00%	≥19,719	≥4.00%	≥24,649	≥5.00%

December 31, 2024	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	49,798	12.16%	≥32,773	≥8.00%	≥43,015	≥10.50%	≥40,967	≥10.00%
Tier 1 capital (to risk weighted assets)	46,187	11.27%	≥24,580	≥6.00%	≥34,822	≥8.50%	≥32,773	≥8.00%
Common equity Tier 1 capital (to risk -weighted assets)	46,187	11.27%	≥18,435	≥4.50%	≥28,677	≥7.00%	≥26,628	≥6.50%
Tier 1 capital (to average assets)	46,187	9.92%	≥18,632	≥4.00%	≥18,632	≥4.00%	≥23,291	≥5.00%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

13. Fair Value Measurements

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective periods and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments.

The definition of fair value focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Fair Value Hierarchy

The Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):

September 30, 2025	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale:
Corporate Bonds	$7,152	$—	$7,152	$—
Residential mortgage-backed securities - GSE	11,346	—	11,346	—
U.S. government agency	8,197	—	8,197	—
State and Political Subdivisions	3,888	—	3,888	—
Total	$30,583	$—	$30,583	$—

December 31, 2024	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale:
Corporate Bonds	$7,835	$—	$7,835	$—
Residential mortgage-backed securities - GSE	12,268	—	12,268	—
U.S. government agency	8,668	—	8,668	—
State and Political Subdivisions	4,134	—	4,134	—
Total	$32,905	$—	$32,905	$—

The Bank’s available-for-sale investment securities, which includes debt securities and mortgage-backed securities, are reported at fair value. These securities are valued by an independent third party. The valuations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

There were no transfers between Levels 1, 2, and 3 during the nine (9) months ended September 30, 2025 and for the year ended December 31, 2024.

There were no financial assets measured at fair value on a nonrecurring basis at September 30, 2025 and December 31, 2024.

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful.

The fair values, and related carrying amounts, of the Bank’s financial instruments were as follows at September 30, 2025 and December 31, 2024 (in thousands):

		September 30, 2025		December 31, 2024
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	Level 1	$40,830	$40,830	$10,678	$10,678
Securities available-for-sale	Level 2	30,583	30,583	32,905	32,905
Securities held-to-maturity	Level 2	10,267	10,210	11,737	11,557
Restricted investments in bank stocks	N/A	1,700	N/A	2,192	N/A

Loans receivable, net	Level 3	392,111	388,815	390,954	390,239
Accrued interest receivable	Level 2 & 3	1,615	1,615	1,581	1,581
Investment broker receivable	Level 2	—	—	—	—

Liabilities
Deposits	Level 2	436,743	432,020	397,080	373,711
Debt	Level 2	—	—	15,440	15,446
Subordinated debt	Level 2	17,359	17,387	17,309	17,592
Accrued interest payable	Level 2	306	306	354	354

14. Revenue Recognition

All of the Bank’s revenues that are in the scope of the “Revenue from Contracts with Customers’ accounting standard (ASC 606) are recognized within noninterest income. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as gains or losses on sale of loans and securities are not in scope of the guidance. ASC 606 applicable noninterest revenue streams such as deposit related fees and interchange fees are recognized when the Bank’s performance obligations have been satisfied, either on an individual transaction basis or ratably over a period of time. Substantially all of the Bank’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of ASC 606 are discussed below.

Service Charges and Activity Fees on Deposits

Service charges on deposit accounts consist of monthly ATM Income, Wire Transfer Fees, Non-Sufficient Funds Charges, and other Deposit related fees. The Bank’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Revenue is primarily transactional and recognized when earned, which is at the time the respective initiating transaction occurs and the related service charge is subsequently processed. Check orders and other deposit account related fees are largely transactional based, and therefore, the Bank’s performance obligation is satisfied, and related revenue recognized, when the service is provided. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts. The Bank’s performance obligation for wire transfers and returned deposit fees, are largely satisfied, and related revenue recognized, when the services are rendered. Payment is typically received immediately or in the following month.

Other

Other fees are primarily comprised of Remote/Mobile Deposit Fees and other service charges. Other noninterest income consists primarily of other non-recurring revenue which is not recorded in the categories listed above. This revenue is miscellaneous in nature and is recognized as income upon receipt.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the nine months ended September 30, 2025 and September 30, 2024.

	September 30, 2025	September 30, 2024
Non-Interest Income
In-scope of Topic 606
Service Charges and Activity Fees	$446	$376
Other	28	26
Non-Interest Income (in-scope of Topic 606)	474	402

Non-Interest Income (out-of-scope of Topic 606)	196	245
Total Non-Interest (Loss) Income	$670	$647

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Bank’s noninterest revenue streams are largely based on transactional activity. Consideration is often received immediately or shortly after the Bank satisfies its performance obligation and revenue is recognized. The Bank does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of September 30, 2025 and December 31, 2024, the Bank did not have any contract balances.

Contract Acquisition Costs

The Bank expenses contract acquisition costs immediately because the contract life is one year or less.

15. Parent Company Only – Condensed Financial Information

Condensed financial information of The Victory Bancorp, Inc. follows:

CONDENSED BALANCE SHEETS

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$57	$846
Prepaid Expenses	1,789	1,488
Investment in banking subsidiaries	47,502	44,368
Total assets	$49,348	$46,702

LIABILITIES AND EQUITY
Payable to subsidiaries	$29	$29
Accrued expenses and other liabilities	310	27
Subordinated Debt	17,359	17,309
Shareholders' equity	31,650	29,337
Total liabilities and shareholders' equity	$49,348	$46,702

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the nine months ended	For the nine months ended
	September 30, 2025	September 30, 2024
Dividend from subsidiary	$562	$251
Interest expense	(1,067)	(669)
Legal and professional expense	(377)	—
Other expense	(116)	(87)
Loss before income tax effect	(998)	(505)
Income tax expense (benefit)	(319)	(150)
Equity in undistributed subsidiary income	2,273	1,460
Net Loss	$1,594	$1,105
Comprehensive income	$2,454	$1,787

CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2025	2024
Cash flows from operating activities
Net income	$1,594	$1,105
Adjustments:
Equity in undistributed subsidiary income	(2,273)	(1,460)
Change in prepaid expenses	(301)	(126)
Amortization of debt issuance costs	50	21
Stock based compensation expense	42	43
Change in accrued expenses and other liab	282	156
Net cash from operating activities	(606)	(513)
Cash flows from investing activities
Net cash from investing activities	—	—
Cash flows from financing activities
Proceeds of borrowings	—	592
Exercise of stock options	—	43
Proceeds from stock issuance under stock incentive plan	205	—
Dividends paid	(388)	(384)
Net cash from financing activities	(183)	251
Net change in cash and cash equivalents	(789)	(10)
Beginning cash and cash equivalents	$846	$55
Ending cash and cash equivalent	$57	$45

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

September 23, 2025

by and between

QNB CORP.

and

THE VICTORY BANCORP, INC.

TABLE OF CONTENTS

Page

ARTICLE I Certain Definitions

1.01. Certain Definitions

ARTICLE II The Merger

2.01. The Parent Merger

2.02. Effectiveness of Parent Merger

2.03. Effective Date and Effective Time

2.04. Closing

2.05. The Bank Merger

ARTICLE III Merger Consideration

3.01. Conversion of the Company Common Stock

3.02. Exchange and Payment Procedures

3.03. Company Options

3.04. Company Restricted Stock Awards

3.05. Dissenters’ Rights Shares

3.06. Tax Consequences

ARTICLE IV Representations and Warranties

4.01. Representations and Warranties of the Company

4.02. Representations and Warranties of Parent

ARTICLE V Actions Pending Consummation of Merger

5.01. Forbearances of the Company

5.02. Forbearances of Parent

ARTICLE VI Covenants

6.01. Commercially Reasonable Efforts

6.02. Shareholder Approval

6.03. Registration Statement; Joint Proxy Statement/Prospectus

6.04. Public Announcements

6.05. Access; Information

6.06. Acquisition Proposal

6.07. Takeover Laws

6.08. Certain Policies

6.09. Regulatory Applications

6.10. Employment Matters; Employee Benefits

6.11. Notification of Certain Matters; Disclosure Supplements

6.12. Data Conversion

6.13. Consents

6.14. Insurance Coverage

6.15. Dividends

6.16. Confidentiality

6.17. Regulatory Matters

6.18. Indemnification

6.19. Environmental Assessments

6.20. Litigation and Claims

6.21. Delisting

6.22. Listing

6.23. Board Seats

6.24. Absence of Control

6.25. Tax Treatment

6.26. Treatment of Company Debt

6.27. Estoppel Certificates

ARTICLE VII Conditions to Consummation of the Merger

7.01. Conditions to Each Party’s Obligation to Effect the Merger

7.02. Conditions to Obligation of the Company

7.03. Conditions to Obligation of Parent

ARTICLE VIII Termination

8.01. Termination

8.02. Effect of Termination and Abandonment; Enforcement of Agreement

ARTICLE IX Miscellaneous

9.01. No Survival

9.02. Amendment

9.03. Extension; Waiver

9.04. Counterparts

9.05. Confidential Supervisory Information

9.06. Governing Law; Jurisdiction

F-4

9.07. Waiver of Jury Trial

9.08. Expenses

9.09. Notices

9.10. Entire Understanding

9.11. Assignment; Third-Party Beneficiaries

9.12. Interpretation

9.13. Specific Performance

9.14. Severability

9.15. Delivery by Electronic Transmission

.

EXHIBIT A‑1 Form of Parent Support Agreement

EXHIBIT A‑2 Form of the Company Support Agreement

EXHIBIT B Form of Bank Merger Agreement

F-5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2025 (this “Agreement”), by and between QNB CORP., a Pennsylvania corporation (“Parent”), and THE VICTORY BANCORP, INC., a Pennsylvania corporation (the “Company”).

WITNESSETH

WHEREAS, Parent is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and owns all of the outstanding shares of QNB Bank, Pennsylvania state chartered bank (“QNB Bank”);

WHEREAS, the Company is a registered bank holding company under the BHCA and owns all of the outstanding shares of The Victory Bank, a Pennsylvania state chartered bank (“Victory Bank”);

WHEREAS, the Boards of Directors of Parent and the Company believe that the merger of the Company with and into Parent, followed by the subsidiary bank merger of Victory Bank with and into QNB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of Parent and the Company;

WHEREAS, the Boards of Directors of Parent and the Company have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulation Section 1.368‑2(g);

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, the directors of the Company have entered into support agreements with Parent (the “Parent Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A‑1, pursuant to which each of the directors of the Company have agreed, among other matters, to vote all of the shares of the Company Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the Merger upon the terms and subject to the conditions set forth in the Parent Support Agreement; and

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the directors of Parent have entered into support agreements with the Company (the “Company Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A‑2, pursuant to which each of the directors of Parent have agreed, among other matters, to vote all of the shares of the Parent Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the Merger upon the terms and subject to the conditions set forth in the Company Support Agreement; and

WHEREAS, certain executives of the Company have simultaneously entered into settlement agreements, each dated as of the date of this Agreement, in form and substance acceptable to Parent and the Company; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, representations, warranties and agreements contained herein, Parent and the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and the Company hereby agree as follows:

ARTICLE I

Certain Definitions
1.01.
Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Additional Company Director” has the meaning set forth in Section 6.23.

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Bank Merger” has the meaning set forth in Section 2.05(a).

“Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Bank Merger Certificate” has the meaning set forth in Section 2.05(b).

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the business of the Company and its Subsidiaries, including all proprietary information of or relating to the business and all Personal Information in the possession, custody, or control of the Company and its Subsidiaries, or otherwise held or processed on the Company and its Subsidiaries behalf, respectively.

“Chosen Courts” has the meaning set forth in Section 9.06.

“CIC Payment” has the meaning set forth in Section 6.10(g).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Common Stock” means the shares of common stock, $1.00 par value of the Company.

“Company Directors” has the meaning set forth in Section 6.23.

“Company Disclosure Schedule” has the meaning set forth in Section 4.01.

“Company Equity Incentive Plan” means The Victory Bancorp, Inc. 2021 Omnibus Incentive Plan, as amended June 18, 2024, and The Victory Bancorp, Inc. 2013 Equity Incentive Plan.

“Company Group” has the meaning set forth in Section 4.01(p)(vii).

“Company Meeting” has the meaning set forth in Section 4.01(d)(i).

“Company Non‑Voting Common Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Options” means options to purchase shares of the Company Common Stock issued under the Company Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Recommendation” has the meaning set forth in Section 6.02(b).

“Company Restricted Stock Award” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 4.01(b)(i).

“Company Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Company Territory” means, for purposes of this Agreement, the geographic area comprising the Commonwealth of Pennsylvania.

“Compensation and Benefit Plans” has the meaning set forth in Section 4.01(l)(i).

“Consultants” has the meaning set forth in Section 4.01(l)(i).

“Contract” means any oral or written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and COBRA or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Conversion” has the meaning set forth in Section 6.12.

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Directors” has the meaning set forth in Section 4.01(l)(i).

“Dissenters’ Rights Laws” has the meaning set forth in Section 3.05(a).

“Dissenters’ Rights Shares” has the meaning set forth in Section 3.05(a).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 4.01(l)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, entity or trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB‑Pittsburgh” has the meaning set forth in Section 6.23.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“FINRA” means The Financial Industry Regulatory Authority, Inc.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act,

as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” means 4,608.08, the volume average weighted closing value of the Index during the 20 consecutive trading days immediately preceding the date of this Agreement.

“IRS” has the meaning set forth in Section 4.01(l)(ii).

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property right.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 4.01(d)(i).

“Knowledge” means, with respect to Parent, the Knowledge of any officer of Parent with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Bank Secrecy Act Officer, Chief Lending Officer, Chief Risk Officer, Director of Internal Audit or Compliance Officer, Chief Data Officer and, with respect to the Company, the Knowledge of any officer of the Company and Victory Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Lending Officer, or Compliance Officer. An officer of Parent or the Company shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of such officer’s duties.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Litigation” has the meaning set forth in Section 6.20.

“Loan” or “Loans” means any loans, loan agreements, loan commitments, letters of credit, credit facility, credit enhancements, notes, guarantees, interest bearing assets or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to Parent, or the Company, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, financial or market (including equity, credit and debt markets, as well as changes in interest rates, credit availability and liquidity) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries; (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (E) public disclosure of the execution of this Agreement, or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (F) expenses incurred by the party and its Subsidiaries in connection with the consummation of the transaction contemplated by this Agreement; (G) the occurrence of any natural or man-made disaster; (H) changes in the trading price or trading volume of either party’s common stock; and (I) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); except, with respect to subclauses (A), (B), (C), (D) and (G), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its

Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.01(j)(ii).

“Merger” collectively refers to the Parent Merger and the Bank Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“New Book Entry Statement” has the meaning set forth in Section 3.02(a).

“Next Annual Meeting” has the meaning set forth in Section 6.23.

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“Old Certificates” has the meaning set forth in Section 3.01(b).

“OTC” has the meaning set forth in Section 3.02(b)(v).

“PABCL” means the Pennsylvania Business Corporation Law, Title 15 of the Pennsylvania Consolidated Statutes, as amended, the Pennsylvania Associations Code, as amended, and the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §3.11 et seq., as amended.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“PADOS” means the Pennsylvania Department of State Bureau of Corporations and Charitable Organizations.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the amended and restated bylaws of Parent.

“Parent Common Stock” means shares of common stock, par value $0.625 per share, of Parent.

“Parent Common Stock Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Parent Compensation and Benefit Plans” means any Compensation and Benefit Plan to which Parent, any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes or to which it is a party and has any present or future liability.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.02.

“Parent Equity Incentive Plan” means the QNB Corp. 2025 Equity Incentive Plan.

“Parent Market Price” shall mean the volume average weighted closing sale price of a share of Parent Common Stock on OTC during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Parent Market Value” means, as of the Determination Date, the average of the volume weighted daily closing sales prices of a share of Parent Common Stock as reported on OTC for the ten consecutive trading days immediately preceding the Determination Date.

“Parent Meeting” has the meaning set forth in Section 4.01(d)(i).

“Parent Merger” has the meaning set forth in Section 2.01(a).

“Parent SEC Reports” has the meaning set forth in Section 4.02(f)(ii).

“Parent Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means data or information in any medium that alone or in combination with other information allows the identification of an individual or that that otherwise is personal data, protected health information, or other data regulated under applicable Privacy and Information Security Requirements, including by way of example: name, street address, telephone number, e‑mail address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, or any persistent identifier.

“Privacy and Information Security Requirements” means all (a) applicable laws relating to privacy, information security, or the Processing of Personal Information; (b) all applicable laws concerning the security of the Company’s and its Subsidiaries’ products, services and Systems; (c) all contracts to which the Company’s or its Subsidiaries’ is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or Systems, (d) the Company’s or its Subsidiaries’ internal and posted policies and notices relating to Personal Information and/or the privacy and the security of the Company’s or its Subsidiaries’ products, services, Systems and Business Data, and (e) to the extent applicable, the Payment Card Information Data Security Standards and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Phase I” has the meaning set forth in Section 6.19.

“QNB Bank” has the meaning set forth in the Recitals to this Agreement.

“Registration Statement” has the meaning set forth in Section 4.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 4.01(h)(i).

“Regulatory Order” has the meaning set forth in Section 4.01(h)(i).

“Related Parties” has the meaning set forth in Section 4.01(bb).

“Related Party Agreements” has the meaning set forth in Section 4.01(bb).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Company Vote” has the meaning set forth in Section 4.01(c)(i).

“Requisite Parent Vote” has the meaning set forth in Section 4.02(d)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Systems.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Systems” has the meaning set forth in Section 4.01(y)(ii)(A).

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Takeover Laws” has the meaning set forth in Section 4.01(n).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a taxing authority, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental and unemployment, together with any interest and any penalty, or additional amount imposed by any taxing authority and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any applicable amendment.

“Termination Date” has the meaning set forth in Section 8.01(c).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party Service Provider” shall mean a third party that provides outsourcing or other data or IT-related services for the Company and its Subsidiaries, including any third party that the Company and its Subsidiaries engages to Process Personal Information on behalf of the Company and its Subsidiaries and/or to develop software on behalf of the Company and its Subsidiaries.

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means the Company Stock held by the Company or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Victory Bank” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

The Merger
2.01.
The Parent Merger.
(a)
The Parent Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Parent Merger”), Parent shall survive the Parent Merger and continue to exist as a Pennsylvania corporation (Parent, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of the Company shall cease. At the Effective Time:
(i)
The Parent Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the PABCL;
(ii)
The Parent Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the PABCL;
(iii)
Subject to Section 6.23 of this Agreement, each individual serving as a director of Parent immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Parent Articles and the Parent Bylaws or as otherwise provided by the PABCL or until his or her earlier death, resignation or removal in the manner provided in the Parent Articles or the Parent Bylaws or as otherwise provided by the PABCL; and
(iv)
At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.
(b)
Option to Change Method of Merger. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the Parent Merger and/or the Bank Merger (including the provisions of Article II), if and to the extent Parent deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of the Company Common Stock in exchange for each share of the Company Common Stock, (ii) cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner or (iv) require submission to, or approval of, the Company’s shareholders after the Agreement has been approved by the Company’s shareholders. The parties agree to reflect any such change referred to in the immediately preceding subsections (i) – (iv) in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.02.
(c)
Anti-Dilution. In the event Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to give the Company and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such events; provided, however, that, for purposes of clarification no such adjustment shall be made with regard to Parent Common Stock if Parent issues additional shares of Parent Common Stock and receives fair market value consideration for such shares. In addition, in the event Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Company Common Stock entitled to receive shares of Parent Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.
2.02.
Effectiveness of Parent Merger. At and after the Effective Time, the Parent Merger shall have the effects prescribed in the PABCL.
2.03.
Effective Date and Effective Time. On or (if agreed by the Company and Parent) prior to the Closing Date, Parent and the Company shall cause to be filed the statement of merger with the PADOS. The Parent Merger shall become effective (such date, the “Effective Date”) upon the later to occur of the following: (i) the filing of the statement of merger with the PADOS; or (ii) such later date and time as may be set forth in such statement of merger (such time hereinafter referred to as the “Effective Time”).
2.04.
Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Quakertown, Pennsylvania time, on a date as soon as reasonably practicable to be mutually agreed upon by Parent and the Company, and after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to as the “Closing Date”.
2.05.
The Bank Merger.
(a)
Immediately following the Parent Merger, Victory Bank will merge with and into QNB Bank (the “Bank Merger”). QNB Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Victory Bank shall cease and QNB Bank shall survive and continue to exist as a Pennsylvania state chartered bank. Promptly after the date of this Agreement, QNB Bank and Victory Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”).
(b)
Each of Parent and the Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, the Company shall cause Victory Bank, and Parent shall cause QNB Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (the “Bank Merger Certificate”). The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. The Parent Merger and the Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III

Merger Consideration
3.01.
Conversion of the Company Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Parent, the Company, or the holder of any of shares of the Company Common Stock:

(a)
Subject to Section 3.02 and except as otherwise provided by paragraph (b) of this Section 3.01, each share of the Company Common Stock (other than Treasury Shares and Dissenters’ Rights Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.5500 shares of Parent Common Stock (the “Exchange Ratio” and such shares, the “Merger Consideration”).
(b)
All of the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.01 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of the Company Common Stock) previously representing any such shares of the Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of the Company Common Stock shall be exchanged for shares in book entry form representing whole shares of Parent Common Stock as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02(b), without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of the Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, except to the extent that any such increase is due to the exercise of the Company Options, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(c)
Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

3.02.
Exchange and Payment Procedures.
(a)
Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) evidence of shares in book entry form, representing shares of Parent Common Stock to be issued to holders of the Company Common Stock (collectively, referred to herein as “New Book Entry Statements”), and (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Book Entry Statements and cash described in the foregoing clause (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).
(b)
Exchange Procedures.
(i)
As promptly as practicable after the Effective Time, but in no event later than five (5) calendar days thereafter, the Company shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares, as applicable, which the shares of the Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (1) a New Book Entry Statement representing that number of whole shares of Parent Common Stock to which such holder of the Company Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Parent Common Stock or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.02(b).

(ii)
No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b). After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).
(iii)
For any New Book Entry Statement representing shares of Parent Common Stock that is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Tax required by reason of the issuance of a New Book Entry Statement representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(iv)
After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Book Entry Statements representing shares of Parent Common Stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.
(v)
Notwithstanding anything to the contrary contained herein, no New Book Entry Statements or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Parent Common Stock shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the “OTCQX tier” of the OTC market of the OTC Markets Group, Inc. (“OTC”) (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive full trading days ending two (2) trading days immediately preceding the Closing Date (the “Parent Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to

Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(vi)
Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of the Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of the Company Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(vii)
Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any (A) Merger Consideration payable to a holder of a Company Restricted Stock Award, (B) cash payment in lieu of fractional shares of Parent Common Stock, (C) cash dividends or distributions payable pursuant to this Agreement or (D) any cash amount otherwise payable under this Agreement to any holder of Company Common Stock all amounts required to be deducted and withheld with respect to any such cash payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Parent or the Exchange Agent to the appropriate taxing authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made. Parent shall notify the applicable holder of Company Common Stock promptly upon becoming aware that any such deduction or withholding is required and shall cooperate in good faith with such holder of Company Common Stock to mitigate any such deduction or withholding.
(viii)
In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
(ix)
The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.
3.03.
Company Options.
(a)
At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms of the Company Equity Incentive Plan and the terms of the Stock Option Award Agreement by which such Company Option is evidenced. All rights with respect to shares of the Company Common Stock under the Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of the Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of the Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.
(b)
At the Effective Time, Parent shall assume the Company Equity Incentive Plan. Under the Company Equity Incentive Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Equity Incentive Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of the Company Options that are assumed by Parent pursuant to Section 3.03(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Incentive Plan to a number of shares of the Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of the Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Incentive Plan. In the interest of clarity, the granting of new stock awards under the Company Equity Incentive Plan at or following the Effective Time shall dilute all shareholders of Parent, including all former holders of the Company Common Stock issued Merger Consideration at the Closing, pro rata.

(c)
Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Company Equity Incentive Plan and otherwise) to effectuate the provisions of this Section 3.03 and to ensure that, from and after the Effective Time, holders of the Company Options have no rights with respect thereto other than those specifically provided in this Section 3.03.
(d)
At or prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become subject to the Company Options assumed by Parent pursuant to Section 3.03(a).
3.04.
Company Restricted Stock Awards.
(a)
At the Effective Time, (i) each outstanding restricted stock award (a “Company Restricted Stock Award”) under the Company Equity Incentive Plan and the terms of the Contract by which such Company Restricted Stock Award is evidenced shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Parent Common Stock equal to the number of shares of the Company Common Stock that were subject to such Company Restricted Stock Award immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) calendar days following the Closing Date.
(b)
At or prior to the Effective Time, the Parent Board or a committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Company Restricted Stock Awards as contemplated by this Section 3.04.
3.05.
Dissenters’ Rights Shares.
(a)
Shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenter’s rights in accordance with all applicable laws, including without limitation the provisions of Subchapter D, Section 1571 et seq., of the PABCL (collectively, the “Dissenters’ Rights Laws”), are herein referred to as “Dissenters’ Rights Shares.” Each Dissenters’ Rights Share, the holder of which, as of the Effective Time, has not effectively withdrawn or lost his, her or its dissenter’s rights under the Dissenters’ Rights Laws, shall not be converted into the right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters’ Rights Laws. Each holder of Dissenters’ Rights Shares who becomes entitled to payment for his, her or its shares of Company Common Stock pursuant to the Dissenters’ Rights Laws shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Laws). If any holder of Dissenters’ Rights Shares shall withdraw or lose his, her or its dissenters’ rights under the Dissenters’ Rights Laws, such Dissenters’ Rights Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of this Agreement as if such shares were not Dissenters’ Rights Shares.

(b)
The Company will give Parent (i) prompt notice of any written objections, notices, withdrawals of objections or notices and any other instruments served pursuant to the Dissenters’ Rights Laws and received by the Company, and (ii) the opportunity to direct all negotiations with and proceedings with respect to holders of Dissenters’ Rights Shares. The Company will not, except with the prior written consent of Parent, (A) voluntarily make any payment with respect to any demands for payment under the Dissenters’ Rights Laws or (B) settle or offer to settle any such demands.
3.06.
Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368‑2(g).
ARTICLE IV

Representations and Warranties
4.01.
Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood that (a) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of Section 4.01 shall be deemed to qualify (i) any other section of Section 4.01 specifically referenced or cross-referenced in such disclosure and (ii) any other sections of Section 4.01 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), the Company hereby represents and warrants to Parent as follows:
(a)
Organization, Standing and Authority.
(i)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the FRB under the BHCA. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, Section 4.01(a)(i) of the Company Disclosure Schedule sets forth the foreign jurisdictions in which the Company conducts business.
(ii)
Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Victory Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened. Section 4.01(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.
(b)
Capital Structure of the Company.
(i)
The authorized capital stock of the Company consists of 9,000,000 shares of the Company Common Stock, 1,000,000 shares of the Company’s non‑voting common stock, with $1.00 par value (the “Company Non‑Voting Common Stock”), and 2,000,000 shares of the Company’s preferred stock, with $1.00 par value (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are collectively referred to herein as the “Company Stock.” As of September 22, 2025, there were: (A) 1,996,588 shares of the Company Common Stock issued and outstanding, including 1,468 shares of the Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (B) no shares of Treasury Shares held by the Company or otherwise owned by the Company or its Subsidiaries, and (C) 155,937 shares of the Company Common Stock reserved for issuance pursuant to the Company Equity Incentive Plan (of which, collectively, 153,000 shares are reserved for issuance for outstanding the Company Options). No shares of the Company Non‑Voting Common Stock and the Company Preferred Stock are issued and outstanding or reserved for issuance. As of the date of this Agreement, except as set forth in the second sentence of this Section 4.01(b)(i) and for changes since September 22, 2025 resulting from the exercise, vesting or settlement of any Company Option or Company Restricted Stock Award described in such sentence, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is current on all dividends payable on the outstanding shares of the Company Common Stock. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth in Section 4.01(b)(i) of the Company Disclosure Schedule, as of the date hereof, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than the Company Restricted Stock Awards and the Company Options issued prior to the date of this Agreement as described in this Section 4.01(b)(i), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti‑dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or Contracts by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than the Company Restricted Stock Awards and the Company Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. Except for the Parent Support Agreements, there are no voting trusts, shareholder agreements, proxies or other Contracts in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. No Subsidiary of the Company owns any capital stock of the Company.
(ii)
The Company Options have been granted in compliance in all material respects with the terms of the applicable the Company Equity Incentive Plan and all applicable laws. With respect to each of the Company Options outstanding as of the date hereof, the name of each optionee, the date of each option to purchase the Company Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 4.01(b)(ii) of the Company Disclosure Schedule. The exercise price of each the Company Option is no less than the fair market value of a share of the Company Common Stock determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each the Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.
(iii)
The Company Restricted Stock Awards have been granted in compliance in all material respects with the terms of the applicable the Company Equity Incentive Plan and all applicable laws. With respect to each of the Company Restricted Stock Awards outstanding as of the date hereof, the name of each recipient, the date of each outstanding Company Restricted Stock Award granted, the number of shares the Company Common Stock subject to each such Company Restricted Stock Award and the vesting schedule of each such Company Restricted Stock Award are set forth in Section 4.01(b)(iii) of the Company Disclosure Schedule.
(iv)
Neither the Company nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti‑takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c)
Authority; No Violation.
(i)
The Company has full corporate power and authority to execute and deliver this Agreement and, subject to shareholder approval and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Bank Merger have been duly and validly approved by the Company Board. The Company Board has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval (with the Company Board’s recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of holders of a majority of all votes cast at a meeting of shareholders called therefor (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as sole shareholder of Victory Bank, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(ii)
Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Parent Merger and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Company Articles or the Company Bylaws or (B) assuming that the consents and approvals referred to in Section 4.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any Company Subsidiaries, or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d)
Consents and Regulatory Approvals.
(i)
No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) filing with the SEC and declaration of effectiveness of a registration statement on Form S‑4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings of Parent’s and the Company’s shareholders to be held in connection with the Agreement and the transactions contemplated hereby, including any adjournments or postponements thereof (as it relates to the Company, the “Company Meeting” and, as it relates to Parent, the “Parent Meeting”), (C) obtaining the Requisite Company Vote and the Requisite Parent Vote, (D) the filing of the statement of merger with the PADOS, and filing the Bank Merger Certificate with the Applicable Regulatory Authorities, (E) notice or application to OTC and to FINRA pursuant to Rule 10b-17 of the Exchange Act or otherwise, and any such approvals, and (F) receipt of the approvals set forth in Section 7.01(b).
(ii)
As of the date hereof, the Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(e)
OTC Documents.
(i)
The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Company Common Stock on the “OTCQX tier” of the OTC.
(ii)
Except as set forth in Section 4.01(e)(ii) of the Company Disclosure Schedule, the Company has filed or furnished, as applicable, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company pursuant to the “OTCQX tier” disclosure guidelines of OTC since December 31, 2022 (collectively, the “Company OTC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, the Company OTC Documents complied in all material respects with the applicable requirements of the OTC disclosure guidelines for the Pink Limited Information tier. None of the Company OTC Documents contained at the time they were filed or furnished, or if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)
Financial Statements; Material Adverse Effect; Internal Controls.
(i)
The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company OTC Documents (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the “OTCQX tier” disclosure guidelines of OTC, in all material respects with applicable accounting requirements and with the published rules and regulations of the OTC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)
Neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its audited financial statements for year ended December 31, 2024 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024 and (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)
Since December 31, 2024, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to the Company or any of its Subsidiaries.
(iv)
The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (A) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Since December 31, 2022, neither the Company, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.
(g)
Litigation. Except as set forth in Section 4.01(g) of the Company Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to the Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Parent or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that is or could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company.
(h)
Regulatory Matters.
(i)
Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits

(including, without limitation, the FDIC, the FRB, and the PADOBS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)
Neither the Company nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(i)
Compliance with Laws. The Company, and each of the Company Subsidiaries hold, and have held at all times since December 31, 2022, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to the Company or any of its Subsidiaries.
(j)
Material Contracts; Defaults.
(i)
Except as set forth in the Company Disclosure Schedule listed under Section 4.01(j)(i), neither the Company nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)
any contract involving commitments to others to make capital expenditures or purchase or sales in excess $150,000 in any one case or $300,000 in the aggregate in any period of 12 consecutive months;
(B)
any contract relating to any direct or indirect indebtedness of the Company or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit but excluding all Loans), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $100,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;
(C)
any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(D)
any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)
any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)
any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of the Company’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)
any license agreement, either as licensor or licensee, or any other contract of any type relating to any Intellectual Property, except for license agreements relating to off-the-shelf software or software components pursuant to a non‑negotiable standard form or “shrink wrap” license agreement, providing for the payment by the Company or any of its subsidiaries of more than $100,000 annually;
(H)
any contract with any insider of the Company or any of its Subsidiaries or any arrangement under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)
other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of the Company or any of its Subsidiaries;
(J)
any contract that requires the payment of royalties;
(K)
any contract pursuant to which the Company or any of its Subsidiaries has any obligation to share revenues or profits derived from the Company or any of its Subsidiaries with any other Person;
(L)
any contract between (i) the Company or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of the Company or any of its Subsidiaries, on the other hand, and (ii) the Company or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of the Company or any of its Subsidiaries, on the other hand; and
(M)
any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S‑K of the SEC);
(N)
any other legally binding contract not of the type covered by any of the other items of this Section 4.01(j) involving money or property and having an obligation in excess of $150,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)
“Material Contracts” shall mean those contracts on the Company Disclosure Schedule listed under Section 4.01(j)(i). True, complete and correct copies of all of the Material Contracts have been provided to Parent. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to the Company or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of the Company, as to the other parties to such Material Contracts. Except as disclosed in the Company Disclosure Schedule, the Company and/or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither the Company nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of the Company, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(k)
Brokerage and Finder’s Fees. Except as set forth in Section 4.01(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(l)
Employee Benefit Plans; Employee Matters.
(i)
Section 4.01(l) of the Company Disclosure Schedule contains a complete and accurate list of all salary, commissions, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective (including frozen plans) or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of the Company, any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which the Company, its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to terminate, modify or change any existing

Compensation and Benefit Plan except as contemplated under this Agreement or as required by applicable law. No Compensation and Benefit Plan holds any Company Common Stock.
(ii)
Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or has been adopted on a pre‑approved plan which is the subject of a favorable opinion letter from the IRS on which the plan sponsor of such plan is entitled to rely, and no circumstances exist which are likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of the Company, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject the Company, any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of the Company, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)
Except as set forth in Section 4.01(l) of the Company Disclosure Schedule, none of the Compensation and Benefit Plans are, and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability with respect to any plan that is, (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Compensation and Benefit Plan listed in Section 4.01(l) of the Company Disclosure Schedule has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b) or 430 of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. The Pension Benefit Guaranty Corporation has not instituted, and is not expected to institute, any proceedings to terminate any Compensation and Benefit Plan. No liability under Title IV of ERISA has been, or is expected to be, incurred by the Company, any of its Subsidiaries or any ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan. To the Knowledge of the Company, there is no pending investigation or enforcement action by the U.S. Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. There does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Company or any of its Subsidiaries now or following the Closing.
(iv)
All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which the Company or any of its Subsidiaries was or is a party have been timely made or have been reflected on the Company’s most recent audited financial statements.
(v)
Except for the employment agreements and change in control agreements set forth in Section 4.01(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations to provide post‑employment health or life insurance or other post‑employment death benefits under any Compensation and Benefit Plan, other than benefits mandated by COBRA or similar state law, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by the Company or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ post‑employment health or life insurance or other post‑employment death benefits on a permanent basis.
(vi)
Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non‑United States) Employees, independent contractors or non‑employees.
(vii)
With respect to each Compensation and Benefit Plan, if applicable, the Company has provided to Parent, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments, insurance contracts, including renewal notices, and other funding instruments, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description, wrap document and summaries of material modifications, (F) any notices to or from the IRS, Department of Labor or the Pension Benefit Guaranty Corporation or forms filed with the Pension Benefit Guaranty Corporation (other than for premium payments), (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan, and (K) copies of all material correspondence or other communications with any Governmental Authority.
(viii)
Except as set forth in the Company Disclosure Schedule listed under Section 4.01(l)(viii), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment or benefit (including severance pay, retention bonuses, change in control benefits or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable, or any other obligation pursuant to, under any Compensation and Benefit Plan.
(ix)
Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the benefits or payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)
As a result, directly or indirectly, of the execution of this Agreement or the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment or otherwise provide for any benefit that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(xi)
(i) the Company and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, (ii) neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (iii) there is no unfair labor practice or employment-related complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
(xii)
Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any

Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.
(xiii)
Except as set forth on Section 4.01(l)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(m)
Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company, or any of its Subsidiaries, the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(n)
Takeover Laws. The Company has taken all action required to be taken by the Company in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti‑takeover laws and regulations of the Commonwealth of Pennsylvania including Sections 2541 through 2575 of the PABCL (“Takeover Laws”), and (ii) any applicable provisions of the Company Articles, the Company Bylaws and/or the governing documents of any Company Subsidiary.
(o)
Environmental Matters. To the Company’s Knowledge, neither the conduct, the operation of the Company, or any of its Subsidiaries, nor any condition of any property presently or previously owned, leased, operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien violates, or violated, Environmental Laws in any material respect; to the Company’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them, or any such property, that is reasonably likely to result in any material liability under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice from any Person that the Company, its Subsidiaries, or the operation or condition of any property ever owned, leased, operated, or held as collateral, or in a fiduciary capacity, by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(p)
Tax Matters.
(i)
Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.
(ii)
The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in the Company’s most recent audited financial statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing their Tax Returns. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited financial statements in accordance with GAAP).
(iii)
The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(iv)
Each of the Company and its Subsidiaries has withheld or collected and paid over to the appropriate taxing authorities, or are properly holding for such payment, all material Taxes required by law to be withheld or collected and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.
(v)
Neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect, and no such extension of time has been requested.
(vi)
No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company, or any of its Subsidiaries, is or may be subject to taxation by that jurisdiction.
(vii)
Neither the Company nor any of its Subsidiaries has applied for any ruling from any taxing authority with respect to material Taxes nor entered into a closing agreement (or similar arrangement) with any taxing authority with respect to material Taxes within the past three (3) years that is still in effect.

(viii)
Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the Knowledge of the Company, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.
(ix)
Neither Company nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.
(x)
Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among the Company and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company is or was the common parent corporation (the “Company Group”), or (C) has any liability for the Taxes of any Person (other than members of the Company Group) pursuant to Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign applicable Law) as a transferee or successor, by contract or otherwise (other than any contract, agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax).
(xi)
Neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(xii)
Neither the Company nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(xiii)
There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xiv)
The Company has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(xv)
Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.
(xvi)
Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).

(xvii)
Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable laws) occurring or existing prior to the Closing.
(xviii)
Neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(xix)
The Company operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368‑1(d).
(q)
Risk Management Instruments. Except as set forth in Section 4.01(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(r)
Books and Records. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Company Board and the governing bodies of its Subsidiaries, and committees of the Company Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, the Company Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(s)
Insurance. Section 4.01(s) of the Company Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and the Company and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

(t)
Title to Real Property and Assets.
(i)
Section 4.01(t) of the Company Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Company’s audited financial statements for the year ended December 31, 2024 as being owned by the Company as of December 31, 2024, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by the Company or its Subsidiaries is (I) operated as a nonconforming use under applicable zoning codes, or (II) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority and does not have flood or similar type of insurance.
(ii)
Each lease agreement set forth on Section 4.01(t) of the Company Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by the Company or its Subsidiaries, or to the Knowledge of the Company, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither the Company nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)
The real property owned or leased by the Company or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the Company’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by the Company or its Subsidiaries, as used in the ordinary course, consistent with past practices of the Company and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by the Company or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv)
All leases pursuant to which the Company or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that the Company or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.
(u)
Loans.
(i)
The allowance for credit losses as reflected on the Company’s most recent audited financial statements was, in the reasonable opinion of the Company’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.
(ii)
Each Loan of the Company and the Company Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and the Company Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 4.01(u) of the Company Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $500,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by the Company or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.
(iii)
Each outstanding Loan of the Company and the Company Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(iv)
None of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v)
There are no outstanding Loans made by the Company or any of the Company Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of the Company or the Company Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 4.01(u) of the Company Disclosure Schedule.
(vi)
Neither the Company nor any of the Company Subsidiaries is (A) now nor has it ever been since December 31, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.
(v)
Repurchase Agreements. With respect to all agreements, since December 31, 2022, pursuant to which the Company or its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(w)
Investment Securities Portfolio. All investment securities held by the Company or its Subsidiaries, as reflected in the Company’s most recent audited financial statements, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. The Company and each of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Company’s most recent audited financial statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.
(x)
Intellectual Property; Privacy; Information Security.
(i)
the Company and its Subsidiaries own or has a valid license to use (in each case, free and clear of any Liens other than any permitted Liens) all material Intellectual Property necessary to carry on its business as it is currently conducted. Each of the Company and its Subsidiaries is the owners of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by the Company and its Subsidiaries in connection with its business operations, and each of the Company and its Subsidiaries has the right to convey by sale or license any Intellectual Property so conveyed. Neither the Company nor its Subsidiaries is in default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the rights of the Company and/or its Subsidiaries with respect to Intellectual Property used, sold or licensed by the Company and/or its Subsidiaries in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of the Company, the

conduct of the business of each of the Company and its Subsidiaries and the use of any Intellectual Property by each entity does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to the Company and/or its Subsidiaries in writing that the Company and/or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by the Company or its Subsidiaries in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of each of the Company and its Subsidiaries trademarks will be transferred to Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Parent shall have right and title to such trademarks and trade names.
(ii)
(A) The computer, information technology and data processing systems, facilities and services including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), used by the Company and its Subsidiaries are reasonably sufficient for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (B) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted. Except as set forth in Section 4.01(x)(ii) of the Company Disclosure Schedule, since December 31, 2022, there have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To the Company’s Knowledge, there are no known data security, information security, or other technological vulnerabilities with respect to the Company and its Subsidiaries or with respect to the Systems that could adversely impact their operations or cause a Security Incident. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with best practices in the banking industry in which the Company and its Subsidiaries operate to ensure that the Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of the Company and its Subsidiaries has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Company and its Subsidiaries in all material respects. Each of the Company and its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. The Company and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each of the Company and its Subsidiaries and, to the Company’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in material compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Except as set forth in Section 4.01(x)(ii) of the Company Disclosure Schedule, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by the Company and its Subsidiaries or any other Person. The Company and its Subsidiaries have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each of the Company and its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder.
(iii)
Each of the Company and its Subsidiaries has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each of the Company and its Subsidiaries has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.
(iv)
There is not currently pending or threatened litigation against the Company and its Subsidiaries, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and, except as set forth in Section 4.01(x)(iv) of the Company Disclosure Schedule, there are no facts upon which such litigation could be based.
(v)
Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of the Company, such trade secrets have not been disclosed by the Company and its Subsidiaries to any Person except pursuant to appropriate nondisclosure agreements.
(y)
Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti‑money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti‑money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. The Company is not aware of any facts or circumstances that would cause the Company to believe that any non‑public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause the Company or any of its Subsidiaries to undertake any material remedial action. The Company Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti‑money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti‑money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and the Company (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(z)
CRA Compliance. Neither the Company nor any of its Subsidiaries has received any notice of non‑compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Victory Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither the Company nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause the Company or any of its Subsidiaries to receive notice of non‑compliance with such provisions or cause the CRA rating of any Company Subsidiary to fall below “satisfactory.”
(aa)
Related Party Transactions. Neither the Company nor any of its Subsidiaries has entered into any transactions with any Affiliate of the Company or its Subsidiaries or any Affiliate of any Director or officer of the Company or its Subsidiaries (collectively, the “Related Parties”) required to be disclosed pursuant to Section 404 of Regulation S‑K that have not been so reported. None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, the Company or its Subsidiaries, or (iv) on behalf of the Company or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or its Subsidiaries, is a partner or shareholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 4.01(aa) of the Company Disclosure Schedule contains a complete list of all contracts between the Company, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Parent has given its prior written consent). Victory Bank is not a party to any transaction with any Related Party on other than arm’s-length terms.
(bb)
Prohibited Payments. None of the Company, or the Company Subsidiaries, or to the Knowledge of the Company, any Director, officer, Employee, agent or other Person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt

Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(cc)
Fairness Opinion. The Company Board has received the written opinion of The Kafafian Group, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company shareholders in the Parent Merger is fair to the holders of the Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
(dd)
Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on the Company on a consolidated basis, except as disclosed in the Company’s most recent audited financial statements.
(ee)
Material Adverse Effect. The Company has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2024, that has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
(ff)
Tax Treatment of Merger. As of the date of this Agreement, the Company is not aware of any fact or state of affairs relating to the Company that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code
(gg)
The Company Information. The information provided in writing by the Company relating to the Company and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by the Company, and no statement by the Company in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Parent.

(hh)
No Other Representations or Warranties.
(i)
Except for the representations and warranties made by the Company in this Section 4.01, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and the Company hereby disclaims any such other representations or warranties.
(ii)
 Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Section 4.02 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its representatives.
4.02.
Representations and Warranties of Parent. Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Section 4.02 shall be deemed to qualify (A) any other section of Section 4.02 specifically referenced or cross-referenced in such disclosure and (B) any other sections of Section 4.02 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Parent’s SEC Reports filed with or furnished to the SEC by Parent since December 31, 2024, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non‑specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 4.02(a), 4.02(b), 4.02(d)(ii), 4.02(k) and 4.02(n)), Parent hereby represents and warrants to the Company as follows:
(a)
Organization, Standing and Authority.
(i)
Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the FRB under the BHCA. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(ii)
Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, each Subsidiary of Parent (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of QNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.
(b)
Capital Structure of Parent. The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock. The outstanding Parent Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of September 15, 2025, there were: (A) 3,721,138 shares of the Parent Common Stock issued and outstanding; and (B) 679,875 shares of the Parent Common Stock reserved for issuance pursuant to the Parent Equity Incentive Plan.
(c)
Ownership of the Company Common Stock. As of the date of this Agreement, Parent and its Subsidiaries do not beneficially own any of the outstanding the Company Common Stock.
(d)
Authority; No Violation.
(i)
Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Bank Merger have been duly and validly approved by the Parent Board. The Parent Board has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of holders of a majority of all votes cast at a meeting of shareholders called therefor (the “Requisite Parent Vote”), and the adoption and approval of the Bank Merger Agreement by Parent, as QNB Bank’s sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Parent Common Stock to be issued in the Merger has been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.
(ii)
Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Merger and the Bank Merger, nor Parent’s compliance with any of the terms or provisions hereof, will (A) violate any provision of the Parent Articles or the Parent Bylaws, or (B) assuming that the consents and approvals referred to in Section 4.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(e)
Consents and Regulatory Approvals.
(i)
No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement by the SEC (C) obtaining the Requisite Company Vote and the Requisite Parent Vote, (D) the filing of the statement of merger with the PADOS, and filing the Bank Merger Certificate with the Applicable Regulatory Authorities, (E) notice or application to OTC and to FINRA pursuant to Rule 10b-17 of the Exchange Act or otherwise, and any such approvals, and (F) receipt of the approvals set forth in Section 7.01(b).
(ii)
As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(f)
SEC Reports.
(i)
Parent has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)
An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2022 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(g)
OTC Documents.
(i)
Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Parent Common Stock on the “OTCQX tier” of the OTC.
(ii)
Parent has filed or furnished, as applicable, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by Parent pursuant to the “OTCQX tier” disclosure guidelines of OTC since December 31, 2022 (collectively, the “Parent OTC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, the Parent OTC Documents complied in all material respects with the applicable requirements of the OTC disclosure guidelines for the Pink Limited Information tier. None of the Parent OTC Documents contained at the time they were filed or furnished, or if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)
Financial Statements; Material Adverse Effect; Internal Controls.
(i)
The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in Parent SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Baker Tilly US, LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)
Neither Parent nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10‑Q for period ended June 30, 2025 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2025 and (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)
Since December 31, 2024, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Parent or any of its Subsidiaries.
(iv)
The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (A) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since December 31, 2022, neither Parent, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or its Subsidiaries has engaged in questionable accounting or auditing practices. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company.
(i)
Regulatory Matters.
(i)
Neither Parent nor QNB Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)
Neither Parent nor QNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)
Litigation. Except as has not had, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Parent or QNB Bank, and, to Parent’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Parent.
(k)
Compliance with Laws. Parent and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) hold, and have held at all times since December 31, 2022, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) have not received any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Parent and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Parent or any of its Subsidiaries.
(l)
Brokerage and Finder’s Fees. Except for Performance Trust Capital Partners, LLC, Parent has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)
Takeover Laws. Parent has taken all action required to be taken by Parent in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Parent Articles, the Parent Bylaws and/or the governing documents of QNB Bank.
(n)
Tax Treatment of Merger. As of the date of this Agreement, Parent is not aware of any fact or state of affairs relating to Parent that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
(o)
Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Parent on a consolidated basis, except as disclosed in the financial statements in Parent’s SEC Reports.
(p)
Material Adverse Effect. Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2024, that has had or could reasonably be expected to have a Material Adverse Effect on Parent or any of its Subsidiaries.
(q)
Employee Benefit Plans; Employee Matters.
(i)
Section 4.02(q) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Compensation and Benefit Plans that are currently effective. Neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Parent Compensation and Benefit Plan or to terminate, modify or change any existing Parent Compensation and Benefit Plan except as contemplated under this Agreement or as required by applicable law. No Parent Compensation and Benefit Plan holds any Parent Common Stock.

(ii)
Each Parent Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Parent Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has been adopted on a pre‑approved plan which is the subject of a favorable opinion letter from the IRS on which the plan sponsor of such plan is entitled to rely, and no circumstances exist which are likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of Parent, threatened legal action, suit or claim relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Parent Compensation and Benefit Plan that would reasonably be expected to subject Parent, any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Parent, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Parent Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Parent Compensation and Benefit Plans that are self-insured.
(iii)
Except as set forth in Section 4.02(q)(iii) of the Parent Disclosure Schedule, none of the Parent Compensation and Benefit Plans are, and none of Parent, its Subsidiaries or any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability with respect to any plan that is, (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as set forth in Section 4.02(q)(iii) of the Parent Disclosure Schedule, no Parent Compensation and Benefit Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b) or 430 of the Code, and none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. The Pension Benefit Guaranty Corporation has not instituted, and is not expected to institute, any proceedings to terminate any Parent Compensation and Benefit Plan. No liability under Title IV of ERISA has been, or is expected to be, incurred by Parent, any of its Subsidiaries or any ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Parent Compensation and Benefit Plan. To the Knowledge of Parent, there is no pending investigation or enforcement action by the U.S. Department of Labor, the IRS or any other Governmental Authority with respect to any Parent Compensation and Benefit Plan. There does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Parent or any of its Subsidiaries now or following the Closing.

(iv)
All contributions required to be made under the terms of any Parent Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Parent or any of its Subsidiaries was or is a party have been timely made or have been reflected on Parent’s financial statements included in its Quarterly Report on Form 10‑Q for the quarter ended June 30, 2025.
(v)
Neither Parent nor any of its Subsidiaries has any obligations to provide post‑employment health or life insurance or other post‑employment death benefits under any Parent Compensation and Benefit Plan, other than benefits mandated by COBRA or similar state law, and each such Parent Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Parent or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ post‑employment health or life insurance or other post‑employment death benefits on a permanent basis.
(vi)
Neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintain any Parent Compensation and Benefit Plans covering leased or foreign (i.e., non‑United States) Employees, independent contractors or non‑employees.
(vii)
INTENTIONALLY OMITTED
(viii)
Except as set forth in Section 4.02(q)(viii) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment or benefit (including severance pay, retention bonuses, change in control benefits or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Parent Compensation and Benefit Plan, or (C) result in any material increase in benefits payable, or any other obligation pursuant to, under any Parent Compensation and Benefit Plan.
(ix)
Neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the benefits or payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)
As a result, directly or indirectly, of the execution of this Agreement or the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment or otherwise provide for any benefit that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xi)
(i) Parent and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, (ii) neither Parent nor any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (iii) there is no unfair labor practice or employment-related complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
(xii)
Each Parent Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither Parent nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.
(r)
Labor Matters. Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent, or any of its Subsidiaries, the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened, nor is Parent aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Parent and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(s)
Taxes and Tax Returns.
(i)
Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.
(ii)
The unpaid Taxes of Parent and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in Parent’s financial statements in the Parent’s SEC Reports and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Parent and each of its Subsidiaries in filing their Tax Returns. There are no Liens for Taxes upon the assets of Parent any of its Subsidiaries other than Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in Parent’s audited financial statements in accordance with GAAP).
(iii)
Parent is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Parent or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(iv)
Each of Parent and its Subsidiaries has withheld or collected and paid to the appropriate taxing authorities, or are properly holding for such payment, all material Taxes required by law to be withheld or collected and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.
(v)
No claim has ever been made by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(vi)
Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect, and no such extension of time has been requested.
(vii)
Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the Knowledge of Parent, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.
(viii)
Neither Parent nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years that is still in effect.
(ix)
Neither Parent nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among Parent and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Parent is or was the common parent corporation (the “Parent Group”), or (C) has any liability for the Taxes of any Person (other than members of the Parent Group) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign applicable Law), as a transferee or successor, by contract or otherwise (other than any contract, agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax).
(x)
Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.
(xi)
Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).
(xii)
Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing.
(xiii)
Parent has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(xiv)
Neither Parent nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(xv)
There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Parent or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xvi)
Neither Parent nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(xvii)
Parent operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368‑1(d).

(t)
Loans.
(i)
The allowance for credit losses as reflected on Parent’s financial statements included in its Quarterly Report on Form 10‑Q for the quarter ended June 30, 2025 was, in the reasonable opinion of Parent’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.
(ii)
Each Loan of Parent the Parent Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Parent and the Parent Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
(iii)
Each outstanding Loan of Parent and the Parent Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and the Parent Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(iv)
None of the agreements pursuant to which Parent or any of the Parent Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).
(v)
There are no outstanding Loans made by Parent or any of the Parent Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Parent or the Parent Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(vi)
Neither Parent nor any of the Parent Subsidiaries is (A) now nor has it ever been since December 31, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(u)
Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Parent and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Parent and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.
(v)
Intellectual Property; Privacy; Information Security.
(i)
Parent and its Subsidiaries own or has a valid license to use (in each case, free and clear of any Liens other than any permitted Liens) all material Intellectual Property necessary to carry on its business as it is currently conducted. Each of the and its Subsidiaries is the owners of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by Parent and its Subsidiaries in connection with its business operations, and each of Parent and its Subsidiaries has the right to convey by sale or license any Intellectual Property so conveyed. Neither Parent nor its Subsidiaries is in default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of Parent, threatened, which challenge the rights of Parent and/or its Subsidiaries with respect to Intellectual Property used, sold or licensed by Parent and/or its Subsidiaries in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Parent, the conduct of the business of each of Parent and its Subsidiaries and the use of any Intellectual Property by each entity does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to Parent and/or its Subsidiaries in writing that Parent and/or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by Parent or its Subsidiaries in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of each of Parent and its Subsidiaries trademarks will be transferred to Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Parent shall have right and title to such trademarks and trade names.
(ii)
(A) The Systems used by Parent and its Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and (B) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Parent and its Subsidiaries as currently conducted. There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To Parent’s Knowledge, there are no known data security, information security, or other technological vulnerabilities with respect to Parent and its Subsidiaries or with respect to the Systems that could adversely impact their operations or cause a Security Incident. Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with best practices in the banking industry in which Parent and its Subsidiaries operate to ensure that the Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of Parent and its Subsidiaries has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Parent and its Subsidiaries in all material respects. Each of Parent and its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. Parent and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each of Parent and its Subsidiaries and, to Parent’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in material compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by Parent and its Subsidiaries or any other Person. Parent and its Subsidiaries have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each of Parent and its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder.
(iii)
Each of Parent and its Subsidiaries has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each of Parent and its Subsidiaries has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.
(iv)
There is not currently pending or threatened litigation against Parent and its Subsidiaries, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and there are no facts upon which such litigation could be based.
(v)
Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of Parent, such trade secrets have not been disclosed by Parent and its Subsidiaries to any Person except pursuant to appropriate nondisclosure agreements.
(vi)
Each current or former employee, consultant or contractor of Parent and its Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by Parent and its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of Parent and/or its Subsidiaries, and Parent and/or its Subsidiaries are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for Parent and/or its Subsidiaries vesting all rights in work product created in Parent and its Subsidiaries.
(w)
Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Parent or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti‑money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti‑money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Parent is not aware of any facts or circumstances that would cause Parent to believe that any non‑public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Parent or any of its Subsidiaries to undertake any material remedial action. The Parent Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti‑money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti‑money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Parent (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(x)
CRA Compliance. Neither Parent nor any of its Subsidiaries has received any notice of non‑compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and QNB Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Parent nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Parent or any of its Subsidiaries to receive notice of non‑compliance with such provisions or cause the CRA rating of any Parent Subsidiary to fall below “satisfactory.”
(y)
Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(z)
Fairness Opinion. The Parent Board has received the written opinion of Performance Trust Capital Partners, LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair to Parent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)
Parent Information. The information provided in writing by Parent relating to Parent and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Parent, and no statement by Parent in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to the Company.
(bb)
No Other Representations or Warranties.
(i)
Except for the representations and warranties made by Parent in this Section 4.02, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Parent hereby disclaims any such other representations or warranties.
(ii)
 Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Section 4.01 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its representatives.

ARTICLE V

Actions Pending Consummation of Merger
5.01.
Forbearances of the Company. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.01 of the Company Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.01 shall be deemed to qualify (1) any other subsection of this Section 5.01 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.01 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law or regulation or by any Governmental Authority or as required by an applicable Regulatory Order, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:
(a)
Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon the Company’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)
Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional the Company Common Stock or other capital stock of the Company, except upon the exercise or fulfillment of the Company Options issued and outstanding as of the date of this Agreement pursuant to the Company Equity Incentive Plan in accordance with their present terms, (ii) enter into any agreement, or amend or modify the Company Equity Incentive Plan, except as otherwise set forth in this Agreement, (iii) with respect to the foregoing, permit any additional the Company Common Stock to become subject to new grants of the Company Options, the Company Restricted Stock Awards, other rights or similar stock-based employee rights under the Company Equity Incentive Plan or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)
Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends payable by Subsidiaries of the Company, except for its normal and customary quarterly cash dividend in the amount of $0.0650 per share of the Company Common Stock for each full calendar quarter preceding the Effective Date subject to Section 6.15, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)
Compensation; Employment Agreements. Except as set forth in Section 5.01(d) of the Company Disclosure Schedule, enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of the Company or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof (including any vacant positions as of the date hereof), or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments) that exceed, in the aggregate, 5% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof and consistent with past practices.
(e)
Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to, or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, (iii) other than in the ordinary course, consistent with past practices, with respect to contributions or (iv) pursuant to the regular annual renewal of insurance contracts) any Compensation and Benefit Plan, including the Company Equity Incentive Plan, or any other pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of the Company or any of its Subsidiaries, grant any equity or equity-based awards, or take any action to accelerate the payment of benefits or the vesting or exercisability of any options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)
Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.
(g)
Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice or, in the ordinary course of business, consistent with past practices, purchases of securities incident to the Company’s securities portfolio, subject to Section 5.01(r)) all or any portion of the assets, business, deposits or properties of any other Person.
(h)
Governing Documents. Amend the Company Articles, the Company Bylaws or the organizational and governing documents of the Company’s Subsidiaries.
(i)
Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)
Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to the Company; (iii) enter into any contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by the Company or any Company Subsidiary of $150,000 or more under the contract; or (iv) enter into any contract if the contract, in the aggregate with all contracts entered into by the Company or any Company Subsidiary from and after the date of this Agreement, would result in aggregate required payments by the Company or any Company Subsidiary in excess of $350,000.
(k)
Claims. (i) Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $300,000 or, in the aggregate, not to exceed $750,000, for all such claims, actions or proceedings; and (ii) the Company shall provide written notice to Parent at least five (5) business days before commencing any litigation other than in the ordinary course of business.
(l)
Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)
Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and any other risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)
Borrowings. Other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, use of brokered deposits, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements).
(o)
Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or non‑depository lender an interest in a Loan, except for such credit facilities made to borrowers in the Company Territory which are secured by collateral located in the Company Territory in the ordinary course and consistent with past practices, in each case in excess of $2,000,000.
(p)
Capital Expenditures. Make, or commit to make, any capital expenditures in excess of ten percent (10%) the Company’s capital expenditure budget set forth in Section 5.01(p) of the Company Disclosure Schedule.
(q)
Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); or (ii) except for commitments issued prior to the date of this Agreement which have not yet expired, make or acquire any new Loan or issue a commitment (including a letter of credit) for any new Loan or renew or extend an existing commitment for any Loan, or amend or modify any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (A) Loans for which a commitment to make or acquire was entered into prior to the date of this Agreement; and (B)(i) unsecured Loans or commitments for unsecured Loans less than $250,000 individually, and (ii) secured Loans or commitments for secured Loans less than $2,000,000 individually, and (iii) Loans or commitments for Loans greater than $1,000,000 if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have Loans owed to Victory Bank that is, in the aggregate, less than $5,000,000, in each case, in compliance with the underwriting policies and related Loan policies of Victory Bank in effect as of the date of this Agreement (including pursuant to an exception to such underwriting policies and related Loan Policies of Victory Bank that is reasonable in light of the underwriting of the borrower for such Loan or commitment); provided, however, for any new Loan or commitment (including a letter of credit) for any new Loan or renewal or extension of existing commitments or amendment or modification of any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral) in excess of the limits described in clause (B) hereof, Parent shall have been deemed to have consented to any Loan in excess of such amount if Parent does not object to any such proposed loan in writing within three (3) business days of receipt by Parent of a request by the Company to exceed such limit along with all financial or other data that Parent may reasonably request in order to evaluate such Loan.
(r)
Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements; provided, that nothing herein shall prohibit the Company and its Subsidiaries from maintaining and monitoring its securities portfolio, or purchasing or selling securities in the ordinary course of business consistent with its investment policies.
(s)
Intellectual Property. Except for non‑exclusive licenses and the expiration of Intellectual Property in the ordinary course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of the Company and its Subsidiaries.
(t)
Taxes. Except as required by law or applicable regulatory authority, (i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all material Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any material Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any material Tax election or material Tax accounting method, file any amended material Tax Return, settle any material Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to material Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of material Taxes or file any amended material Tax Return).
(u)
Offices and Facilities. (i) Open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of the Company or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(v)
Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices.

(w)
Foreclosures. With respect to Loans in excess of $300,000, the Company shall not foreclose upon or otherwise cause the Company or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless the Company has reason to believe that such real property may contain any such Hazardous Material.
(x)
Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(y)
Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.01.
5.02.
Forbearances of Parent. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.02 of the Parent Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.02 shall be deemed to qualify (1) any other subsection of this Section 5.02 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.02 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law or regulation or by any Governmental Authority or as required by an applicable Regulatory Order, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to:
(a)
Ordinary Course. Conduct the business of Parent and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Parent’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(b)
Governing Documents. Amend the Parent Articles or the Parent Bylaws in a manner that would (i) materially and adversely affect the economic benefits of the Merger to the holders of the Company Common Stock, (ii) adversely affect the holders of the Company Common Stock relative to other holders of Parent Common Stock or (iii) impede Parent’s ability to consummate the transactions contemplated by this Agreement.
(c)
Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)
Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.
(e)
Other Transactions. Publicly announce or discuss with any Regulatory Authority any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Parent, or any Parent Subsidiary, and any other Person.
(f)
Commitments. Agree to take, make any commitment to take, or adopt any resolutions of Parent Board in support of, any of the actions prohibited by this Section 5.02.
ARTICLE VI

Covenants
6.01.
Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02.
Shareholder Approval.
(a)
Company Shareholder Approval.
(i)
The Company shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Company Vote. The Company shall cooperate and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of the Company. Each member of the Company Board shall have executed and delivered to Parent a Support Agreement concurrently with the execution of this Agreement.
(ii)
Subject to Section 6.06, the Company shall solicit, and use its reasonable best efforts to obtain, the Requisite Company Vote at the Company Meeting. Subject to Section 6.06(d), the Company shall (i) through the Company Board, recommend to its shareholders adoption of this Agreement (the “Company Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. The Company hereby acknowledges its obligation to submit this Agreement to its shareholders at the Company Meeting as provided in this Section 6.02. If requested by Parent, the Company will engage a proxy solicitor, reasonably acceptable to Parent, to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote.
(b)
Parent Shareholder Approval.
(i)
Parent shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Parent Vote. Parent shall cooperate and keep the Company informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of Parent. Each member of the Parent Board shall have executed and delivered to the Company a Support Agreement concurrently with the execution of this Agreement.
(ii)
Subject to the Company’s ongoing compliance with Section 6.06, Parent shall solicit, and use its reasonable best efforts to obtain, the Requisite Parent Vote at the Parent Meeting. Subject to the Company’s ongoing compliance with Section 6.06, Parent shall (i) through the Parent Board, recommend to its shareholders adoption of this Agreement (the “Parent Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. Parent hereby acknowledges its obligation to submit this Agreement to its shareholders at the Parent Meeting as provided in this Section 6.02. If requested by the Company, Parent will engage a proxy solicitor, reasonably acceptable to the Company, to assist in the solicitation of proxies from shareholders relating to the Requisite Parent Vote.
6.03.
Registration Statement; Joint Proxy Statement/Prospectus.
(a)
Upon the execution and delivery of this Agreement, Parent and the Company shall promptly cause the Registration Statement to be prepared and Parent shall cause the Registration Statement to be filed with the SEC. Parent and the Company shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to the Company or Parent is discovered by the Company or Parent, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Parent shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of the Company and Parent (if prior to the meeting of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Parent shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this

Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.
(b)
Parent and the Company each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for distribution to the Company shareholders.
(c)
If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.
6.04.
Public Announcements. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided that either Parent or the Company may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC, OTC or applicable stock exchange on which its securities are listed or Governmental Entity or, with respect to Section 6.06, for statements that are reasonably necessary to confirm its rights under this Agreement with respect to any litigation between the parties.
6.05.
Access; Information.
(a)
Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford Representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including periodic updates of the information provided in Section 4.01(hh). Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is relevant to the Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither the

Company nor Parent, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)
Neither the Company nor Parent shall, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)
In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)
During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.
6.06.
Acquisition Proposal.
(a)
From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, except as provided in Section 6.06(b), the Company shall not, and shall instruct and use its reasonable best efforts to cause its Subsidiaries and the officers, directors, employees, advisors and other agents of the Company and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v)

enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.
(b)
Notwithstanding anything to the contrary in Section 6.06(a), if the Company or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), the Company and its Representatives may, and permit its Subsidiaries and its Subsidiaries’ Representatives to, take any action described in Section 6.06(a)(ii) and participate in negotiations or discussions regarding the foregoing, if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure of the Company Board to take such action would more likely than not cause the Company Board to violate its fiduciary duties to the Company under applicable Law; provided, that the Company receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.
(c)
As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, the Company shall (i) advise Parent in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) promptly provide to Parent a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) keep Parent promptly apprised of any related developments, discussions and negotiations (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. The Company agrees that it shall promptly provide to Parent any information concerning the Company that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Parent.
(d)
Notwithstanding anything herein to the contrary, at any time prior to the Company Meeting, the Company may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (i) from and after the date hereof, the Company has complied with Sections 6.02 and 6.06, and (ii) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Company Board may not effect an Acceptance of Superior Proposal unless:
(i)
the Company shall have received an unsolicited bona fide written Acquisition Proposal and the Company Board shall have concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

(ii)
the Company shall have provided prior written notice to Parent at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);
(iii)
during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
(iv)
the Company Board shall have concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent giving rise to a new five (5) business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e)
Nothing contained in this Agreement shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.
(f)
As used in this Agreement:
(i)
“Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, (i) would, if consummated, result in a transaction (A) that is more favorable to the holders of the Company Common Stock from a financial point of view than the terms of this Agreement considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the transaction beyond or in additional to those specifically contemplated hereby and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement, and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii)
“Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non‑binding, and whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person or Group (in each case other than Parent or any of its Affiliates) relating to an Acquisition Transaction involving the Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 25% or more of the consolidated assets of the Company as reflected on the Company’s consolidated statement of condition prepared in accordance with GAAP.
(iii)
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company by any Person or Group, other than Parent or any of its Affiliates, of 25% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Parent or any of its Affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries.
6.07.
Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08.
Certain Policies. A reasonable time before the Effective Time and subject to the proviso below, the Company shall, upon the request of Parent, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Parent, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Parent acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to the Company that Parent’s representations and warranties, subject to Section 4.02, are true and correct as of such date and that Parent is otherwise in material compliance with this Agreement; provided further, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. The Company’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09.
Regulatory Applications.
(c)
Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Parent to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. Parent agrees that it will consult with the Company with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep the Company apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. The Company shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, the Company shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Parent to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Parent in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(d)
The Company agrees, upon request, to furnish Parent with all information concerning itself, Victory Bank and their other direct and indirect Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Parent or any of its Subsidiaries to any Regulatory Authority. Notwithstanding the foregoing sentence, Parent shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information, or any confidential supervisory information submitted by the Company to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by the Company in relation to such filings; provided, however, that, to the extent any such information is requested or otherwise to be provided in connection with the obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities, Parent and the Company shall work together to provide such information to the Regulatory Authorities.
6.10.
Employment Matters; Employee Benefits.
(a)
All persons who are employees of Victory Bank immediately prior to the Effective Time and whose employment is not specifically terminated by Victory Bank at or prior to Effective Time shall continue as employees of Parent as of the Effective Time (“Continuing

Employees”). For the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee at least the same base salary and wage or commission rate provided by the Company or its Subsidiary immediately prior to the Effective Time. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give the Company’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and the Company’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of the Company or any of its Subsidiaries who become employees of Parent as a result of the Merger shall participate in the employee benefit plans sponsored by Parent for Parent’s similarly-situated employees with credit for their years of service with the Company or its Subsidiaries for participation and vesting purposes under Parent’s applicable plans, or as required by applicable law, including credit for years of service and for seniority under vacation and sick pay plans and programs. No such crediting of service shall operate to duplicate any benefits with respect to the same period of service, and such crediting of service shall not apply with respect to any new Parent employee benefit plans established after the date hereof that do not provide credit to any participant therein for any service accrued prior to such plan’s effective date. Notwithstanding the foregoing, no coverage of any of Continuing Employees or their dependents shall terminate under any Company or Subsidiary health and welfare plans prior to the time such Continuing Employees and their dependents, as applicable, become eligible to participate in the Parent group health plans (including dental and vision), programs and benefits common to all similarly-situated employees of Parent and its subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. In addition, to the extent the Company’s employees participate in Parent’s group health plan (including dental and vision), Parent agrees to use commercially reasonable efforts to waive all restrictions and limitations for pre‑existing conditions under Parent’s group health plan (including dental and vision) and applicable insurance policy (including amending the Parent’s group health plan, as necessary) to provide each employee of the Company and its Subsidiaries with full credit under Parent’s group health plan for the year in which the Closing occurs, for any deductible or co‑payment already incurred by any employee of the Company and its Subsidiaries under the applicable Compensation and Benefit Plan which is a group health plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable Parent’s group health plan.
(b)
In the event (i) Parent terminates the employment (other than for circumstances reasonably constituting cause by reference to the definition “Termination for Cause” in the Parent Equity Incentive Plan) of any Continuing Employee, or (ii) such Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that, except as set forth in Section 6.10(b) of the Company Disclosure Schedule, any work location that is located more than twenty-five (25) miles from the Continuing Employee’s work location as of the Closing Date shall not be deemed “substantially comparable” for purposes of this Section 6.10(b), unless such relocated work location is less than twenty-five (25) miles from the Continuing Employee’s principal place of residence) and pay, with Parent or any of its Subsidiaries, as applicable, then Parent shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ base compensation for each full year of continuous service with the Company, with a minimum severance benefit of four (4) weeks’ base compensation and a maximum severance benefit of thirty-two (32) weeks’ base compensation; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Parent or its successor; or (C) as otherwise agreed between the Company and Parent; provided, however, that Parent’s obligation to pay severance to any Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Parent of a general release of claims in such form and substance as deemed mutually acceptable by Parent and the Company. From and after the Effective Time, Parent shall permit all Continuing Employees whose employment is terminated as of the Effective Time to participate in Parent’s outplacement services plan for employees of Parent and its Subsidiaries, which outplacement services shall be provided for a period of not less than six (6) months following the termination of employment by an outplacement agency selected by Parent. For any Continuing Employee participating in the Company’s group health program at the Effective Time who is entitled to a severance payment pursuant to this Section 6.10(b), such Continuing Employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period. For purposes of this Section 6.10(b), “base compensation” shall have the meaning set forth in Section 6.10(b) of the Company Disclosure Schedule.
(c)
A reasonable time before the Effective Time, but in any event only after the receipt of the last to be obtained of either the Requisite Company Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Company Board shall adopt a resolution (i) approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Company 401(k) Plan”) effective as of a date preceding the Effective Date, and (ii) approving the adoption of any amendments to the Company 401(k) Plan sufficient to terminate the Company 401(k) Plan and to provide for distributions in cash and necessary to comply with all applicable laws. Parent agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Company 401(k) Plan to the Parent 401(k) plan for employees of the Company and its Subsidiaries who continue as employees of Parent and its Subsidiaries after the Effective Time, subject to the provisions of the Parent 401(k) Plan.
(d)
To the extent requested by Parent, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Parent may reasonably require in order to cause the amendment, termination and/or liquidation of any Compensation and Benefit Plan other than the Company 401(k) Plan, on terms that are in accordance with the applicable amendment, termination and/or liquidation provisions of such Compensation and Benefit Plan and in accordance with applicable law and effective prior to the Effective Time. With respect to any such Compensation and Benefit Plan for which the amendment or termination of such plan requires the consent of the participants of such plan, the Company or its appropriate Subsidiary shall use it reasonable best efforts to obtain such consent as necessary to amend or terminate such plan as requested by Parent.
(e)
Within forty-five (45) days after the date hereof, the Company may make offers of retention or stay bonus payments to certain employees of the Company and its Affiliates designated by Parent, in consultation with the Company, pursuant to retention or stay bonus agreements, the forms of which shall be acceptable to Parent; provided, however, that Parent has reviewed and approved the applicable allocation of amounts and list of recipients of such amounts.

(f)
On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.
(g)
Any employee of the Company or any of its Subsidiaries who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (each, a “CIC Payment”) shall not receive any severance benefits as provided in Section 6.10(b) but will receive the CIC Payment to the extent it is required to be paid under such agreement.
(h)
Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Compensation and Benefit Plans; provided, however, Parent may replace such Compensation and Benefit Plans with a similar benefit plan of Parent. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Compensation and Benefit Plans will occur at the Effective Time. With respect to certain employees who are party to change in control or employment agreements with the Company or any of its Subsidiaries, each of whom is named on Section 6.10(h) of the Company Disclosure Schedules, the Company shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to the Company, Parent and such employee, setting forth the method in which his or her rights under the change in control or employment agreement will be settled, which shall include a general release of claims in a form mutually agreed upon by Parent and the Company from any such employee. The Surviving Corporation or a Subsidiary of the Surviving Corporation, as applicable, shall make the payments required under such change in control, employment, settlement or similar agreements.
(i)
Prior to the Closing, the President and Chief Executive Officer of the Company, Parent and QNB Bank shall enter into a mutually acceptable consulting agreement, the form of which is included on Section 6.10(i)(A) of the Parent Disclosure Schedule, and the Chief Financial Officer of the Company, Parent and QNB Bank shall enter into a mutually acceptable consulting agreement, the form of which is included on Section 6.10(i)(B) of the Parent Disclosure Schedule.
(j)
Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of the Company Subsidiaries or Affiliates any right to continue in the employ or service of Parent, any Parent Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, except as set forth in Section 6.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of the Company or any of the Company Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement amends, or will be deemed to amend (or prevent the amendment or termination of) any Compensation and Benefit Plan or any employee benefit plan sponsored, maintained or contributed to by Parent or its Affiliates. Parent and its Affiliates shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any of its employees in its discretion.
(k)
The Company shall take any and all necessary actions to terminate the Supplemental Executive Retirement Agreement by and between The Victory Bank and Joseph Major at or immediately prior to the Effective Time in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder. From and after the Effective Time, such Supplemental Executive Retirement Agreement by and between The Victory Bank and Joseph Major shall be terminated without any further accruals or increased obligations or further contributions by Parent.
6.11.
Notification of Certain Matters; Disclosure Supplements.
(a)
Parent and the Company (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided, however, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.
(b)
If, between the date hereof and the Effective Time, the Company or Victory Bank downgrades any Loan, as part of their internal credit rating, monitoring and review process, to a “Category 5” or lower in accordance with its existing credit scoring policies and procedures, the Company shall notify Parent in writing no later than three (3) business days after such action has been taken, which notice shall describe the action taken and the rationale therefor.
(c)
Parent and the Company shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Parent Disclosure Schedule and the Company Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Parent or the Company (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Parent Disclosure Schedule or the Company Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.
6.12.
Data Conversion. To the extent permitted by applicable law, from and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Parent. The Company agrees to use all commercially reasonable efforts to promptly commence and aid Parent preparations for implementation of the Data Conversion. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.
6.13.
Consents. The Company shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement, which are set forth in Section 6.13 of the Company Disclosure Schedules.
6.14.
Insurance Coverage. The Company shall cause the policies of insurance listed in the Company Disclosure Schedule to remain in effect until the Effective Time.
6.15.
Dividends. In the calendar quarter in which the Closing occurs, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of the Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.
6.16.
Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of the Company and Parent pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of the Company, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of the Company under Section 6.03. The Company and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The Company and Parent agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of the Company or Parent to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, the Company and Parent agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17.
Regulatory Matters. Parent, the Company and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by the Company or any Subsidiary with, or a commitment letter, board resolution or similar submission by the Company or any Subsidiary to, or supervisory letter from any Regulatory Authority to the Company or Subsidiary, to the satisfaction of such Regulatory Authority.
6.18.
Indemnification.
(a)
For a period of six (6) years after the Effective Date, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless, and shall advance expenses as incurred, in each case to the fullest extent such persons are indemnified or held harmless as of the date of this Agreement by the Company pursuant to the PABCL and the Company Articles, the Company Bylaws, or the governing or organizational documents of any Company Subsidiary, each person who is now, or who has been at any time prior to the date hereof, or who becomes after the date hereof but prior to the Effective Time, a director or officer of the Company or a the Company Subsidiary (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that, in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such the Company Indemnified Party is not entitled to indemnification.
(b)
Before the Effective Date, the Company shall procure a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by the Company (“Tail Policy”) to be effective for a period of six (6) years after the Effective Time, on terms no less advantageous than those contained in the Company’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance.

(c)
The obligations of the Surviving Corporation, Parent or the Company under this Section 6.18 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.18 without the prior written consent of the affected the Company Indemnified Party or affected person.
(d)
The provisions of this Section 6.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each the Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.18.
6.19.
Environmental Assessments. The Company hereby agrees to permit Parent to engage, at the expense of Parent, a qualified consultant, mutually agreeable to the Company and Parent, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527‑05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (“Phase I”) or such other lesser standard of review as determined by Parent in its sole discretion, of each parcel of real estate owned by the Company or any Subsidiary, including real estate acquired by Victory Bank, upon foreclosure.
6.20.
Litigation and Claims. Each of Parent and the Company shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.
6.21.
Delisting. The Company shall take, or cause to be taken, all actions necessary to remove the Company Common Stock from quotation on OTC, effective as of the Effective Time.
6.22.
Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on OTC, subject to official notice of issuance, prior to the Effective Time.

6.23.
Board Seats. Prior to the Effective Time, but effective only as of the Effective Time and contingent upon Closing, Parent shall appoint Joseph W. Major, a current member of the Company Board, and one other current member of the Company Board (together with Mr. Major, the “Company Directors”) to the Parent Board to fill a vacancy in Class I and Class III of directors slate, or otherwise increase the size of the board of Parent by two (2) to effectuate the Company Director inclusion in the Class I and Class III of directors slate, subject to fiduciary duties of the Parent Board, with Mr. Major being appointed as a Class I director. Parent shall, subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of Parent’s nominating committee, nominate and recommend the Company Directors, for election at the next applicable annual meeting of the shareholders of Parent following the Effective Time at which such class of the Parent Board is up for election (as applicable, the “Next Annual Meeting”). Additionally, Parent Board shall, subject to Parent’s standard corporate governance practices and the standard director evaluation, selection and nomination process of Parent’s nominating committee, consider, in good faith, adding an additional current member of the Company Board (the “Additional Company Director”) to the Parent Board to fill a vacancy in Class II of directors slate, or otherwise increase the size of the board of Parent by one (1) to effectuate the Additional Company Director inclusion in Class II of directors slate if the Additional Company Director is added. Parent shall, subject to fiduciary duties of the Parent Board, nominate and recommend the Additional Company Director, for election at the Next Annual Meeting. Parent shall (a) cause each of the Company Directors and, if appointed, the Additional Company Director, subject to fiduciary duties of the Parent Board, to serve on the board of directors of QNB Bank so long as such individual serves on the Parent Board, (b) cause each of the Parent Board and the board of directors of QNB Bank to waive any director retirement age or director qualification limitations in any of the organizational or governance documents, policies or procedures of Parent or QNB Bank, as applicable, to effectuate the appointments and renominations set forth in this Section 6.23, (c) solely to the extent Mr. Major is elected to, and serves the entirety of, a second term as a director of the Federal Home Loan Bank of Pittsburgh (the “FHLB‑Pittsburgh”) following the expiration of his current term as a director of the FHLB‑Pittsburgh on December 31, 2025, take all actions necessary to ensure that Mr. Major serves as a director of QNB Bank for the time period required for him to complete two (2) additional consecutive terms as a director of the FHLB‑Pittsburgh, and (d) upon the Effective Time, (1) amend the Parent Bylaws and the bylaws of QNB Bank to establish the position of Vice Chair of the Parent Board and the Board of Directors of QNB Bank and (2) appoint Mr. Major as Vice Chair of the Parent Board and as Chair of the Strategic Planning Committee of the Parent Board and as Vice Chair the board of directors of QNB Bank.
6.24.
Absence of Control. It is the intent of the parties to this Agreement that Parent, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the Company or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.25.
Tax Treatment.
(a)
Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all applicable Tax Returns and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code.
(b)
Each of the Company and Parent shall deliver to the Company’s counsel and Parent’s counsel at such time or times as requested by the Company’s counsel or Parent’s counsel letters signed by an officer of the Company or Parent, as applicable, for the purposes of obtaining (i) the opinion from Parent’s counsel described in Section 7.03(d) and (ii) the opinion from the Company’s counsel described in Section 7.02(c).
(c)
Parent shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Parent Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.03(d). Parent shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(d)
The Company shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.02(c). The Company shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
6.26.
Treatment of Company Debt. Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Parent, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.26 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.
6.27.
Estoppel Certificates. After the receipt of the last to be obtained of either the Requisite Company Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Company shall use commercially reasonably efforts to obtain an estoppel certificate, in such form as is acceptable to Parent, for each lease agreement set forth in Section 4.01(t) of the Company Disclosure Schedule from the applicable counterparty for the benefit of Parent.
ARTICLE VII

Conditions to Consummation of the Merger
7.01.
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company, as the case may be, prior to the Effective Time of each of the following conditions:
(a)
Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the Requisite Company Vote and the Requisite Parent Vote.
(b)
Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Parent Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Parent Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to the Company and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)
No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)
Listing of Parent Common Stock. The Parent Common Stock to be issued in the Parent Merger shall have been authorized for quotation on OTC.
(e)
Effectiveness of Registration Statement and Joint Proxy Statement/Prospectus. The Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
(f)
Tail Policy. The Company shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
7.02.
Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:
(a)
Representations and Warranties. The representations and warranties of Parent set forth in Section 4.02(a), Section 4.02(b), Section 4.02(c), Section 4.02(d), and Section 4.02(k) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section

4.02) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b)
Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by Parent under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
(c)
Tax Opinions. The Company shall have obtained an opinion of Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, a written opinion of Parent’s counsel), in form and substance reasonably acceptable to the parties, dated as of the Effective Date, to the effect that the Parent Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from the Company and Parent, which representations may take the form of written certifications, in each case, in form and substance reasonably satisfactory to counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
7.03.
Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:
(a)
Representations and Warranties. The representations and warranties of the Company set forth in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(k), Section 4.01(r), Section 4.01(t) and Section 4.01(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date),. All other representations and warranties of the Company set forth in this Agreement (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.01) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse

Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
(b)
Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
(c)
Consents. The Company shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Parent’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts as set forth on Section 6.13 of the Company Disclosure Schedules.
(d)
Tax Opinion. Parent shall have obtained an opinion of Stevens & Lee, P.C. (or, if Stevens & Lee, P.C. is unwilling or unable to issue the opinion, a written opinion of the Company’s counsel), in form and substance reasonably acceptable to the parties, dated as of the Effective Date, to the effect that the Parent Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from the Company and Parent, which representations may take the form of written certifications, in each case, in form and substance reasonably satisfactory to counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
(e)
Dissenting Shareholders. The holders of no more than ten percent (10.0%) of the issued and outstanding shares of the Company Common Stock shall have properly exercised dissenters’ rights of appraisal.
ARTICLE VIII

Termination
8.01.
Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote and the Requisite Parent Vote:
(a)
By the mutual written consent of Parent and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)
By either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of the entire board, in the event that there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.03, in the case of a termination by Parent, or Section 7.02, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).
(c)
By either Parent or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, if the Merger shall not have been consummated on or before September 30, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement.
(d)
By either the Company or Parent upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised Parent or the Company to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Bank Merger.
(e)
By either the Company or Parent if:
(i)
the Requisite Company Vote shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e)(i) if the party has breached in any material respect any of its obligations under Sections 6.02, 6.03 and 6.06 of this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Company Vote at the Company Meeting or at any adjournment or postponement thereof; or
(ii)
the Requisite Parent Vote shall not have been obtained at the Parent Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e)(ii) if the party has breached in any material respect any of its obligations under Sections 6.02, 6.03 and 6.06 of this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Parent Vote at the Parent Meeting or at any adjournment or postponement thereof.

(f)
By:
(i)
the Company if (A) the Company Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) the Company has complied in all respects with Section 6.06; or
(ii)
Parent prior to the time the Requisite Company Vote is obtained, if (A) the Company Board shall have failed to include the Company Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or publicly disclosed that it intends to do so, or (B) the Company or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if the Company shall not have paid, and Parent shall not have received, the Termination Fee as required pursuant to Section 8.02(b)(ii).

(g)
By written notice of the Company to Parent if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(i)
the Parent Market Value is less than the Parent Market Price multiplied by 0.80; and
(ii)
the number obtained by dividing the Parent Market Value by the Parent Market Price shall be less than the Index Ratio minus 0.20;

subject, however, to the following three sentences: If the Company elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Parent. During the five business day period commencing with Parent’s receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Parent Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Parent Market Value. If within such five business day period, Parent delivers written notice to the Company that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

(h)
By Company prior to the time the Requisite Parent Vote is obtained, if (i) the Parent Board shall have failed to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Parent Recommendation in a manner adverse to the Company, or publicly disclosed that it intends to do so, or (ii) Parent or the Parent Board has breached its obligations under Section 6.02 in any material respect.

8.02.
Effect of Termination and Abandonment; Enforcement of Agreement.
(e)
Except as provided for in this Section 8.02, in the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.04, Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, and while neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination, in no event shall the Company be required to pay the Termination Fee more than once.
(a)
In the event that:
(i)
(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide written Acquisition Proposal shall have been made known to senior management or the Company Board or has been made directly to the Company shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to the Company, and (1) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(e)(i), or (2) thereafter this Agreement is terminated by Parent pursuant to Section 8.01(b) as a result of a willful breach by the Company; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Parent, by wire transfer of same day funds (to an account designated in writing by Parent), a fee equal to $1,575,000 (the “Termination Fee”); and
(ii)
this Agreement is terminated by the Company or Parent pursuant to Section 8.01(f), then the Company shall pay Parent, by wire transfer of same day funds (to an account designated in writing by Parent), the Termination Fee no later than two (2) business days after the termination of this Agreement.
(b)
If this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b), other than in the circumstances set forth in Section 8.02(b) hereof, as a result of the other party’s willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in the Agreement, then the breaching party shall pay to the non‑breaching party on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by the non‑breaching party in connection with the transactions contemplated by this Agreement (as itemized by the non‑breaching party), up to $500,000, as agreed upon liquidated damages.
(c)
Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee, and, in order to obtain the payment Parent commences a suit which results in a judgment against the Company for payment of any such amount, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if the Company fails to pay the Termination Fee, then the Company shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Parent in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.
ARTICLE IX

Miscellaneous
9.01.
No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.18 and for those other obligations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.02.
Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote and the Requisite Parent Vote; provided, however, that after the receipt of the Requisite Company Vote and the Requisite Parent Vote, there may not be, without further approval of such shareholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.03.
Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Company Vote or the Requisite Parent Vote, there may not be, without further approval of such shareholders of the Company or the Parent, as the case may be, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04.
Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.05.
Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.06.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Philadelphia County, Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.09.
9.07.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.
9.08.
Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to: The Victory Bancorp, Inc.

542 N. Lewis Road

Limerick, Pennsylvania 19468

Attention: Joseph W. Major, Chairman

Email: jmajor@victorybank.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20004
Attention: Christina M. Gattuso, Esquire

Stephen F. Donahoe, Esquire
Email: cgattuso@ktslaw.com

sdonahoe@ktslaw.com

If to Parent, to: QNB Corp.

320 West Broad Street

P.O. Box 9005

Quakertown, Pennsylvania 18951

Attention: David W. Freeman, Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603
Attention: David W. Swartz, Esquire
Sunjeet S. Gill, Esquire
Email: David.Swartz@stevenslee.com
Sunjeet.Gill@stevenslee.com

9.10.
Entire Understanding. This Agreement, the Bank Merger Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).
9.11.
Assignment; Third-Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.18, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12.
Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
9.13.
Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15.
Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE VICTORY BANCORP, INC.

By: /s/ Joseph W. Major

Name: Joseph W. Major

Title: Chairman, President and

Chief Executive Officer

QNB CORP.

By: /s/ David W. Freeman

Name: David W. Freeman

Title: President/CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE VICTORY BANCORP, INC.

By: /s/ Joseph W. Major

Name: Joseph W. Major

Title: Chairman, President and

Chief Executive Officer

QNB CORP.

By: /s/ David W. Freeman

Name: David W. Freeman

Title: President/CEO

Exhibit A-1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of September 23, 2025 (this “Agreement”), is by and between QNB Corp., a Pennsylvania corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of The Victory Bancorp, Inc., a Pennsylvania corporation (the “Company”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) the Company will merge with and into Parent (the “Merger”), with Parent being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, and has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below the Shareholder's signature on the signature page hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Shareholder after the execution of this Agreement that the Shareholder has the sole right to dispose of and the sole right to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, for the purposes of this Agreement “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act;

WHEREAS, receiving the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors of the Company enter into separate, substantially identical support agreements with Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. Until the Termination Time (as defined below), at any Company Meeting, however called, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, the Shareholder will:

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the Company Meeting, if (x) as of the time for which the Company Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (y) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of the Company by the Company Board concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Company Articles and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement in any material respect or in any representation or warranty of the Company in the Merger Agreement becoming untrue or incorrect in any material respect.

(b) Restrictions on Transfers. Until the earlier of the receipt of the Requisite Company Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (i) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (ii) for bona fidee state planning purposes to the Shareholder’s (a) Affiliates or (b) immediate family members (each, a “Permitted Transferee”), (iii) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien or (iv) in connection with a disqualifying disposition of incentive Company Options or to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of a Company Restricted Stock Award or Company Option held by Shareholder; provided that, in the case of the foregoing subclauses (i) and (ii) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to Parent a joinder to this Agreement (in form and substance reasonably satisfactory to Parent); provided, further, that, in the case of the foregoing subclause (ii) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder's Shares.

(c) Transfer of Voting Rights. Until the earlier of the receipt of the Requisite Company Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder, and that the Shareholder has the sole right to dispose of and the sole right to vote, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. (e) No Inconsistent Agreements. Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Power and Authority; Consents. The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder's properties or assets are bound, or any Law to which the Shareholder or the Shareholder's property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to Parent in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v) Ownership of Shares. Except for (x) restrictions in favor of Parent pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by Parent of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(vii) Reliance. The Shareholder understands that Parent is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.

(b) Support Covenants.

(i) From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) Until the earlier of the receipt of the Requisite Company Vote or the Termination Time (as defined below), the Shareholder shall promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.

(iii) The Shareholder authorizes the Company and Parent to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder's identity, ownership of the Shares and obligations and agreements herein.

(iv) The Shareholder shall comply with Section 6.06(a) of the Merger Agreement. Section 6.06(a) of the Merger Agreement is incorporated by reference herein mutatis mutandis.

(v) If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

(c) Fiduciary Duties. The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of the Company (or a Subsidiary of the Company).

Section 3. Further Assurances. At the request of Parent and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4. Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.

Section 5. Miscellaneous.

(a) Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (iii) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except Parent may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent (provided that Parent shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. Each party agrees that (A) Parent would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for Parent with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which Parent may be entitled at law, in equity, contract or tort or otherwise, Parent shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to Parent seeking an injunction or the granting of any such remedies on the basis that Parent has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys' fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

(j) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii)

waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(m).

(n) Waiver of Appraisal Rights. To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) Interpretation. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”

(q) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

QNB CORP.

By:
Name: David W. Freeman
Title: Chief Executive Officer

QNB Corp.
320 West Broad Street
P.O. Box 9005
Quakertown, Pennsylvania 18951
Attention: David W. Freeman, Chief Executive Officer
Email:

With copies to:

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603
Attention: David W. Swartz, Esquire
Sunjeet S. Gill, Esquire
Email: David.Swartz@stevenslee.com
Sunjeet.Gill@stevenslee.com

[QNB Corp. Signature Page to Support Agreement]

SHAREHOLDER

Name:

Number of shares of Company Common Stock:

Address:

Email:

With copies to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20004
Attention: Christina M. Gattuso, Esquire
 Stephen F. Donahoe, Esquire
Email: cgattuso@ ktslaw.com
 sdonahoe@ktslaw.com

[Company Shareholder Signature Page to Support Agreement]

Exhibit A-2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of September 23, 2025 (this "Agreement"), is by and between The Victory Bancorp, Inc., a Pennsylvania corporation (the "Company"), and the undersigned shareholder (the "Shareholder") of QNB Corp., a Pennsylvania corporation ("Parent"). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) the Company will merge with and into Parent (the "Merger"), with Parent being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.00 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, and has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, $0.625 par value per share, of Parent ("Parent Common Stock") set forth below the Shareholder's signature on the signature page hereto (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by the Shareholder after the execution of this Agreement that the Shareholder has the sole right to dispose of and the sole right to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by Parent that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the "Shares"; provided that, for the purposes of this Agreement "beneficially own" or "beneficial ownership" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act;

WHEREAS, receiving the Requisite Parent Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors of Parent enter into separate, substantially identical support agreements with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Parent's shareholders, however called, and on every action or approval by written consent of the shareholders of Parent with respect to any of the following matters, the Shareholder will: (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the Parent Meeting, if (x) as of the time for which the Parent Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting or (y) on the date of the Parent Meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of Parent by the Parent Board concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Parent Articles and the Parent Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Parent in the Merger Agreement in any material respect or in any representation or warranty of Parent in the Merger Agreement becoming untrue or incorrect in any material respect.

(b) Restrictions on Transfers. Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a "Transfer"), any Shares, other than a Transfer of Shares (i) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (ii) for bona fidee state planning purposes to the Shareholder's (a) Affiliates or (b) immediate family members (each, a "Permitted Transferee"), (iii) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien or (iv) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of Parent restricted stock awards or option awards granted pursuant to the Parent Equity Incentive Plan; provided that, in the case of the foregoing subclauses (i)and (ii) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to the Company a joinder to this Agreement (in form and substance reasonably satisfactory to the Company); provided, further, that, in the case of the foregoing subclause (ii) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request Parent to notify Parent's transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder's Shares.

(c) Transfer of Voting Rights. Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.

(d) Acquired Shares. Any Shares or other voting securities of Parent with respect to which beneficial ownership is acquired by the Shareholder, and that the Shareholder has the sole right to dispose of and the sole right to vote, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Parent, if any, after the execution hereof (in each case, a "Share Acquisition") shall automatically become subject to the terms of this Agreement and shall become "Shares" for all purposes hereof.

(e) No Inconsistent Agreements. Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to the Company as follows:

(i) Power and Authority; Consents. The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder's properties or assets are bound, or any Law to which the Shareholder or the Shareholder's property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to the Company in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a "Lien"), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v) Ownership of Shares. Except for (x) restrictions in favor of the Company pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder's rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder's signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by the Company of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(vii) Reliance. The Shareholder understands that the Company is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.

(b) Support Covenants.

(i) From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall promptly notify the Company of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.

(iii) The Shareholder authorizes Parent and the Company to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder's identity, ownership of the Shares and obligations and agreements herein.

(iv) If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

(c) Fiduciary Duties. The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of Parent (or a Subsidiary of Parent).

Section 3. Further Assurances. At the request of the Company and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4. Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the "Termination Time"); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.

Section 5. Miscellaneous.

(a) Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that no "error message" or other notification of non-delivery is generated) or (iii) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party's signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except the Company may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of the Company (provided that the Company shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, "group" (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. Each party agrees that (A) the Company would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for the Company with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which the Company may be entitled at law, in equity, contract or tort or otherwise, the Company shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to the Company seeking an injunction or the granting of any such remedies on the basis that the Company has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys' fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

(j) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the "Chosen Courts"), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(m).

(n) Waiver of Appraisal Rights. To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) Interpretation. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," and "hereunder" and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term "party" means a party to this Agreement irrespective of whether such term is followed by the words "hereto" or "to this Agreement."

(q) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" or ".jpg" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" or ".jpg" format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" or ".jpg" format data file as a defense to the formation of a contract, and each party forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

THE VICTORY BANCORP, INC.

By:
Name: Joseph W. Major
 Title: Chairman

The Victory Bancorp, Inc.
542 N. Lewis Road
Limerick, Pennsylvania 19468
Attention: Joseph W. Major, Chairman
Email: jmajor@victorybank.com

With copies to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20004
Attention: Christina M. Gattuso, Esquire
 Stephen F. Donahoe, Esquire
Email: cgattuso@ ktslaw.com
 sdonahoe@ktslaw.com

SHAREHOLDER

Name:

Number of shares of Parent Common Stock:

Address:

Email:

With copies to:

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603
Attention: David W. Swartz, Esquire
 Sunjeet S. Gill, Esquire
Email: David.Swartz@stevenslee.com
 Sunjeet.Gill@stevenslee.com

Exhibit B

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 23, 2025, is entered into by and between QNB Bank, a Pennsylvania state-chartered bank (“QNB Bank”) headquartered in Quakertown, Pennsylvania, and The Victory Bank, a Pennsylvania state-chartered bank (“Victory Bank”) headquartered in Limerick, Pennsylvania. QNB Bank and Victory Bank are each sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, QNB Corp., a Pennsylvania corporation and registered bank holding company (“QNB”), is the owner of all of the outstanding capital stock of QNB Bank;

WHEREAS, The Victory Bancorp, Inc., a Pennsylvania corporation and registered bank holding company (“Victory”), is the owner of all of the outstanding capital stock of Victory Bank;

WHEREAS, QNB and Victory have entered into an Agreement and Plan of Merger, dated as of September 23, 2025 (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Victory will merge with and into QNB, with QNB continuing as the surviving corporation (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, QNB will be the direct owner of all of the outstanding capital stock of both of QNB Bank and Victory Bank;

WHEREAS, immediately following the consummation of the Merger, QNB Bank and Victory Bank intend to, and QNB and Victory intend that such Parties, with the approval of the Pennsylvania Department of Banking and Securities (the “PDOBS”) and the Federal Deposit Insurance Corporation (the “FDIC”), and any other applicable regulatory agency, effect a merger pursuant to which Victory Bank will merge with and into QNB Bank, with QNB Bank continuing as the resulting institution (the “Bank Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 1602 and other applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g); and

WHEREAS, the Parties’ respective boards of directors have approved this Agreement and the Bank Merger, and QNB, as the sole shareholder of QNB Bank, and Victory, as the sole shareholder of Victory Bank, have each approved this Agreement and the Bank Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

(a)
The Bank Merger. At the Effective Time (as defined below), in accordance with the applicable provisions of the Banking Code, (a) the Bank Merger shall occur, (b) the separate existence of Victory Bank shall cease and (c) QNB Bank shall continue (i) as the resulting institution in such Bank Merger (the “Resulting Institution”) and (ii) its existence under the laws of the Commonwealth of Pennsylvania. The name of the Resulting Institution shall be “QNB Bank.” It is intended that, for U.S. federal income tax purposes, the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).
(b)
Filings; Effective Time. Prior to the Effective Time, QNB Bank and Victory Bank shall execute such articles of merger and such other documents, instruments, and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the Banking Code, the Bank Merger shall be effective at such time specified in the certification issued by the PDOBS (the “Bank Merger Notice”) (such date and time, the “Effective Time”).
(c)
Effect of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and the applicable provisions of the Banking Code. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of QNB Bank and Victory Bank shall vest in the Resulting Institution, and all debts, liabilities and duties of QNB Bank and Victory Bank shall become the debts, liabilities, and duties of the Resulting Institution. The home office of the Resulting Institution shall be 15 North Third Street, Quakertown, Pennsylvania 18951.
(d)
Business of the Resulting Institution. At the Effective Time, the Resulting Institution shall be considered the same business and corporate entity as QNB Bank and Victory Bank with all the rights, powers, and duties of each of QNB Bank and Victory Bank; provided, however, that the Resulting Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Resulting Institution by the Banking Code or other applicable law.
(e)
Conditions Precedent. The obligation of each Party to effect the Bank Merger is subject to the satisfaction or, if permitted by applicable law, written waiver, of the following conditions: (a) the consummation of the Merger prior to the Effective Time; (b) the receipt of all necessary authorizations and approvals from the PDOBS, the FDIC, and any other applicable regulatory agency required to consummate the Bank Merger, and the expiration of all statutory waiting periods in respect thereof; and (c) there shall not be in effect any temporary restraining order, preliminary or permanent injunction, or other judgment, order, or decree, issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity (that remains in effect) that, in any case, prohibits or makes illegal the consummation of the Bank Merger.

(f)
Termination. This Agreement shall automatically terminate and the Bank Merger shall be abandoned at any time prior to the Effective Time if the Merger Agreement is terminated in accordance with its terms.
(g)
Articles of Incorporation and Bylaws. As of the Effective Time, the articles of incorporation and bylaws, as amended, of QNB Bank, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Resulting Institution until thereafter amended in accordance with their respective terms and applicable law.
(h)
Directors and Officers. Following the Effective Time, the directors and officers of the Resulting Institution shall be as set forth below, with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office:

[INSERT LIST OF DIRECTORS AND OFFICERS OF RESULTING INSTITUTION.]

(i)
Effect on Capital Stock of Victory Bank. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Bank Merger and without any action on the part of QNB Bank, Victory Bank or QNB (then, the direct sole shareholder of Victory Bank), all of the capital stock of Victory Bank issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. Victory hereby waives any dissenters’ rights that it may have pursuant to the Banking Code by virtue of its ownership of all the shares of capital stock of Victory Bank.
(j)
Effect on Capital Stock of QNB Bank. Each share of capital stock of QNB Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, fully paid and nonassessable capital stock of the Resulting Institution. From and after the Effective Time, each certificate, if any, evidencing ownership of shares of the capital stock of QNB Bank issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Resulting Institution.
(k)
Further Assurances. On and after the date of this Agreement and until the Effective Time, each Party will (a) execute and deliver all such further instruments and papers, (b) provide such records and information, and (c) take such further action, in each case, as may be necessary, appropriate or advisable to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.
(l)
Assignment and Binding Effect. Neither Party may assign its respective rights or obligations under this Agreement without the prior written consent of the other Party.
(m)
Complete Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.

(n)
Modifications and Waivers. This Agreement may not be modified except in a writing duly executed by the Parties. No provision of this Agreement may be waived, unless in a writing duly executed by the Party against whom enforcement of such waiver is sought.
(o)
Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
(p)
Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.
(q)
Governing Law; Waiver of Jury Trial. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(r)
Headings; Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Any gender includes other genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(s)
Mutual Drafting. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

QNB BANK

By:

Name: David W. Freeman

Title: President and Chief Executive Officer

THE VICTORY BANK

By:

Name: Joesph W. Major

Title: Chairman, President and Chief Executive Officer

ANNEX B

September 23, 2025

Board of Directors

The Victory Bancorp, Inc.

548 North Lewis Road

Limerick, PA 19468

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of The Victory Bancorp, Inc. (“Victory”) Common Stock, of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Victory into QNB Corp. (“QNB”) Agreement and Plan of Merger dated as of September 23, 2025 by and between QNB Corp. and The Victory Bancorp, Inc. (the “Agreement”). As provided for in the Agreement and subject to the terms, conditions and limitations set forth in the Agreement, holders of shares of Victory common stock (“Victory Common Stock”) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.5500 shares of QNB Common Stock for each share of Victory Common Stock they own and cash for fractional shares (the “Merger Consideration”). The ratio of 0.5500 of a share of QNB Common Stock for one share of Victory Common Stock is referred to herein as the “Exchange Ratio.” Defined terms in this fairness opinion letter shall have the same meaning as in the Agreement, unless otherwise noted. The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement also provides that, immediately following the Merger, QNB shall cause Victory Bank, a wholly-owned subsidiary of Victory, to merge with and into QNB Bank, a wholly-owned subsidiary of QNB (the “Bank Merger”).

The Kafafian Group, Inc. (“TKG”, “we”, “us” and “our”) acted as exclusive financial advisor to Victory for this Merger and not as an advisor to or agent of any other person or party. As part of our financial advisory business, we are regularly engaged in the valuation of businesses operating in the financial services industry and their securities in connection with mergers and acquisitions, and valuations for other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit and process improvement;

and various other financial advisory services. TKG’s principals have advised on over one hundred whole bank transactions with an aggregate transaction value in excess of $8.0 billion.

TKG has received a portion of its fee for work completed, will receive a fee upon rendering this fairness opinion and a success fee that is contingent upon the successful completion of the Merger. Victory has also agreed to indemnify TKG against certain claims and liabilities arising out of TKG’s engagement and to reimburse TKG for out-of-pocket expenses incurred in connection with TKG’s engagement. TKG’s fee for rendering this fairness opinion is not contingent upon any conclusion that TKG may reach or upon completion of the Merger. Outside of our engagement by Victory as exclusive financial advisor on the Merger, TKG has also provided investment banking services and consulting services to Victory in the two years preceding the date hereof. In the two years preceding the date hereof TKG has not provided any services to QNB.

In connection with this fairness opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Victory and QNB and bearing upon the Merger, including among other things, the following:

i.
an executable copy of the Agreement, dated September 23, 2025;

ii.
audited financials for 2022, 2023 and 2024, and unaudited quarterly financial statements for March 31, 2025 and June 30, 2025, furnished to us by Victory management.

iii.
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years 2022, 2023 and 2024 of QNB;

iv.
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of QNB;

v.
certain publicly available regulatory filings of Victory and QNB, and their respective subsidiaries, including, as applicable, the reports on FR Y-9SP (semiannual for Victory) and Form FR Y-9C and Form FR Y-9LP (quarterly for QNB) and the quarterly call reports required to be filed with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025;

vi.
certain other interim reports and other communications of Victory and QNB to their shareholders; and

vii.
other financial information concerning the businesses and operations of Victory and QNB furnished to us by Victory and QNB or which we were otherwise directed to use for purposes of our analyses;

Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following:

i.
the historical and current financial position and results of operations of Victory and QNB;

ii.
the assets and liabilities of Victory and QNB;

iii.
the publicly reported historical price and trading activity for Victory Common Stock and QNB Common Stock, including a comparison of certain stock trading information for Victory Common Stock and QNB Common Stock, relative to certain stock indices as well as to publicly available information for certain other companies the securities of which are publicly traded and are considered to be comparable to Victory and QNB;

iv.
a comparison of certain financial information for Victory and QNB relative to banking institutions considered comparable to Victory and QNB for which information is publicly available;

v.
the financial terms of certain recent business combinations in the banking industry that are considered to be similar to that of the Merger, for which information is publicly available;

vi.
financial projections and related assumptions furnished to us by Victory and QNB.

vii.
the pro forma financial impact of the Merger on QNB based on certain assumptions relating to transaction expenses, acquisition accounting adjustments, anticipated cost savings and other operating assumptions as provided by the management of QNB and used and relied upon by us at the direction of Victory management.

viii.
other such information, studies, analyses and investigations and financial, economic and market criteria as considered relevant.

As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions as of the date hereof and the information made available to TKG through the respective dates thereof, its experience in similar transactions, as well as its experience in and knowledge of the banking industry and reviewed and considered, among other things deemed relevant by TKG. In addition, TKG notes that there is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the current interest rate environment. These factors introduce extraordinary uncertainty and unusual volatility, and actual results may vary significantly from those set forth in any projections or analyses considered. TKG’s opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available through the date hereof, and TKG does not have any obligation to update, revise, or reaffirm this opinion for events or circumstances arising after the date hereof.

TKG does not express an opinion as to such information, or the assumptions on which such information is based. TKG has also assumed that there has been no material change in the composition of loans or deposits, financial condition, results of operations, business or prospects for either Victory or QNB since the date of the most recent financial statements made available to TKG and that Victory and QNB would remain as going concerns for all periods relevant to TKG’s analyses. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

TKG also discussed with certain members of the management of Victory the business, financial condition, results of operations and prospects of Victory and held similar discussions with certain members of the management of QNB regarding the business, financial condition, results of operations and prospects of QNB. In addition, we have considered the results of the efforts undertaken by Victory from discussions with third parties regarding a potential transaction with Victory.

In performing its review and arriving at our opinion, TKG relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by TKG from public sources, that was provided to TKG by Victory, QNB or their respective representatives or that was otherwise reviewed by TKG and as such, TKG has assumed such accuracy and completeness for purposes of rendering this fairness opinion without any independent verification or investigation. TKG has further relied on the assurances of the respective managements of Victory and QNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. TKG has not been asked to and has not undertaken an independent verification of any of such information and TKG does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, TKG assumes that the Merger is, in all respects, lawful under applicable law as of the date hereof.

TKG has assumed: (i) that QNB will provide the Merger Consideration in accordance with the terms of the Agreement and all applicable laws and regulations, (ii) in all respects material to its analyses that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived, (iii) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement and, (iv) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Victory or QNB.

TKG did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Victory or QNB, nor has TKG been furnished with any such evaluations or appraisals. TKG does not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of Victory or QNB nor did TKG make an independent evaluation of the adequacy of the allowance for credit losses of Victory or QNB, or the combined entity after the Merger and TKG has not reviewed individual credit files relating to Victory or QNB. TKG has assumed, with Victory’s consent, that the respective allowances for credit losses for both Victory and QNB are currently adequate to cover such losses and will be adequate on a combined basis for QNB with Victory and after application of certain acquisition accounting adjustments.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holder of Victory Common Stock. TKG expresses no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, no opinion as to the trading values of Victory’s Common Stock or QNB’s Common Stock at any time or what the value of or trading volume of QNB’s Common Stock may be once it is received by the holders of Victory Common Stock. Nothing in TKG’s fairness opinion is to be construed as constituting tax advice or a recommendation to take any tax position, nor does TKG’s fairness opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Victory has obtained such advice as it deemed necessary from qualified professionals including whether or not each of the Merger and the Bank Merger would qualify as a tax-free reorganization for United States federal income tax purposes. TKG does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Agreement, or any class of such persons, relative to the compensation to be received by the holders of Victory’s Common Stock in the Merger.

TKG’s fairness opinion is for the benefit of Victory’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of Victory of how it should vote on the Merger. TKG’s fairness opinion is directed to the Board of Directors of Victory in connection with its consideration of the Agreement and the Merger. TKG’s fairness opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Victory Common Stock and does not address the underlying business decision of Victory to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Victory, or the effect of any other transaction in which Victory might engage. This fairness opinion should not be construed as creating any fiduciary duty on the part of TKG to any party or person, or any duties whatsoever to the holders of Victory’s Common Stock.

This fairness opinion has been approved by TKG’s fairness opinion committee. This fairness opinion shall not be reproduced or summarized without TKG’s prior written consent; provided, however, TKG will provide its consent for the fairness opinion to be included in regulatory or securities filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Exchange Ratio in the Merger, as defined herein and described in the Agreement is fair, from a financial point of view, to the holders of Victory Common Stock.

Very truly yours,

The Kafafian Group, Inc.

ANNEX C

PERFORMANCE TRUST

CAPITAL PARTNERS

September 23, 2025

Board of Directors
QNB Corp.

15 North Third Street
Quakertown, PA 18951

Members of the Board of Directors:

We understand that QNB Corp. (the “Company”) and The Victory Bancorp, Inc. (the “Seller”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 23, 2025 (the “Agreement”). The Agreement provides, among other things, that the Seller will be merged with and into the Company followed by the subsidiary bank merger of The Victory Bank with and into QNB Bank (the “Transaction”) and each share of common stock, par value $1.00 per share, of the Seller will be converted into the right to receive 0.5500 shares (the “Exchange Ratio”) of common stock, par value $0.625 per share (“Company Common Stock”), of the Company. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested that Performance Trust Capital Partners, LLC (“Performance Trust”) provide an opinion to the Board of Directors of the Company as to whether the consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

For purposes of the opinion set forth herein, we have:

(1)
Reviewed the draft Agreement and certain related documents;
(2)
Reviewed certain publicly available business and financial information relating to the Company and the Seller, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;
(3)
Reviewed certain other business, financial and operating information relating to the Company and the Seller provided by management of the Company and the Seller, including financial forecasts for the Company prepared by the management of the Company (the “Company Projections”) and financial forecasts for the Seller prepared by the management of the Seller, as approved or adjusted by the management of the Company (the “Seller Projections”);
(4)
Reviewed certain estimates of cost savings and other synergies anticipated by the management of the Company (and approved for our use by the management of the Company) to result from the Transaction (the “Synergies Estimates”);
(5)
Discussed the past and current operations, financial condition, and the prospects of the Company and the Seller with senior executives of the Company, including discussions regarding the proposed Transaction;
(6)
Reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;
(7)
Reviewed certain financial data of Company and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and
(8)
Considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Seller and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Seller Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Seller as

PERFORMANCE TRUST

CAPITAL PARTNERS

financial instruments (including bank loans and other obligations) of the Company, the Seller or any other company that may be involved in the Transaction, or any related derivative instruments.

This opinion has been approved by a committee of Performance Trust in accordance with our customary practice. This opinion is for the information of the Board of Directors (in its capacity as such) of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder or any other person as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Performance Trust Capital Partners, LLC

Performance Trust Capital Partners, LLC

ANNEX D

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

Cross References. Subchapter D is referred to in sections 102, 317, 321, 329, 333, 343, 353, 363, 1103, 1105, 1906, 1913, 1932, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.

§ 1571. Application and effect of subchapter.

(a) General rule.--Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.--

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares of the class or series are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles, except that the articles may limit or eliminate dissenters rights for a class or series of shares entitled to a preference. If a limitation or elimination is added by amendment, the limitation or elimination shall not apply to shares that are outstanding on the effective date of the amendment or that are issuable pursuant to a conversion, exchange or other right exercisable on the effective date of the amendment.

(g) Computation of beneficial ownership.--For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.--See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015; Nov. 3, 2022, P.L.1791, No.122, eff. 60 days)

2022 Amendment. Act 122 amended subsecs. (b)(1) intro. par. and (f).

2014 Amendment. Act 172 amended subsecs. (a), (b), (c) and (h).

2001 Amendment. Act 34 amended subsecs. (a) and (b), amended and relettered subsec. (g) to subsec. (h) and added present subsec. (g).

1990 Amendment. Act 198 amended subsecs. (a), (b) and (e), relettered subsec. (f) to subsec. (g) and added present subsec. (f).

Cross References. Section 1571 is referred to in sections 317, 1103, 2537 of this title.

§ § 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

"Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

"Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

"Shareholder." A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)

2001 Amendment. Act 34 amended the defs. of "corporation" and "dissenter" and added the def. of "shareholder."

Cross References. Section 1572 is referred to in sections 321, 1571 of this title.

§ § 1573. Record and beneficial holders and owners.

(a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(Dec. 18, 1992, P.L.1333, No.169, eff. 60 days)

1992 Amendment. Act 169 amended subsec. (a).

§ § 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ § 1575. Notice to demand payment.

(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

(July 9, 2013, P.L.476, No.67, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

2014 Amendment. Act 172 amended subsecs. (a) intro par. and (b).

Cross References. Section 1575 is referred to in sections 1576, 1577, 1579, 2512 of this title.

§ § 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section

1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsec. (a).

§ § 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation's estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsecs. (c) and (d).

Cross References. Section 1577 is referred to in sections 1576, 1578, 2512 of this title.

§ § 1578. Estimate by dissenter of fair value of shares.

(a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsec. (b).

Cross References. Section 1578 is referred to in sections 1579, 1580 of this title.

§ § 1579. Valuation proceedings generally.

(a) General rule.--Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Cross References. Section 1579 is referred to in section 1580 of this title.

§ § 1580. Costs and expenses of valuation proceedings.

(a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness.

Our bylaws generally provide for (1) indemnification of our directors, officers, employees, and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit 2.1	—

Agreement and Plan of Merger, dated as of September 23, 2025, by and between QNB Corp. and The Victory Bancorp, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant's Report on Form 8-K, SEC File No. 0-17706, filed with the Commission on September 23, 2025)

Exhibit 3.1	—

Articles of Incorporation of QNB Corp., as amended (Incorporated by reference to Exhibit 3(i) of Registrant's Annual Report on Form 10-K, SEC File No. 0-17706, filed with the Commission on March 13, 2015)

Exhibit 3.2	—	By-Laws of QNB Corp., as amended January 26, 2021 (Incorporated by reference to Exhibit 3.1 of the Registrant's Report on Form 8-K, SEC File No. 0-17706, filed with the Commission on January 27, 2021)
Exhibit 4.1	—	Description of Capital Securities of QNB Corp. (Incorporated by reference to Exhibit 4.1 of Registrant's Annual Report on Form 10-K, SEC File No. 0-17706, filed with the Commission on March 11, 2021)
Exhibit 5.1	—	Legal Opinion of Stevens & Lee, P.C.
Exhibit 8.1	—	Tax Opinion of Stevens & Lee, P.C.
Exhibit 8.2	—	Tax Opinion of Kilpatrick Townsend & Stockton LLP
Exhibit 21.1	—	Subsidiaries of QNB Corp.(Incorporated by reference to Exhibit 21.1 of Registrant's Annual Report on Form 10-K, SEC File No. 0-17706, filed with the Commission on March 18, 2025)
Exhibit 23.1	—	Consent of Baker Tilly US, LLP
Exhibit 23.2	—	Consent of Crowe LLP
Exhibit 23.3	—	Consent of BDO USA, P.C.

Exhibit 23.4	—	Consent of Stevens & Lee, P.C. (continued in Exhibits 5.1 and 8.1)
Exhibit 23.5	—	Consent of Kilpatrick Townsend & Stockton LLP (continued in Exhibit 8.2)
Exhibit 24	—	Power of Attorney (included on signature page)
Exhibit 99.1	—	Form of Proxy to be used by Holders of Shares of QNB Common Stock at the QNB Corp. Special Meeting
Exhibit 99.2	—	Form of Proxy to be used by Holders of Shares of Victory Common Stock at The Victory Bancorp, Inc. Special Meeting
Exhibit 99.3	—	Consent of Joseph W. Major to be named as a director of QNB Corp.
Exhibit 99.4	—	Consent of Performance Trust Capital Partners, LLC
Exhibit 99.5	—	Consent of The Kafafian Group, Inc.
Exhibit 107	—	Filing Fee Table

* To be filed by amendment

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Annex B (with respect to Victory) and Annex C (with respect to QNB) to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Quakertown, Commonwealth of Pennsylvania on December 18, 2025.

QNB CORP.

By:	/s/ David W. Freeman
David W. Freeman
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Freeman, Jeffrey Lehocky, and Mary E. Liddle, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Freeman	President and Chief Executive Officer (Principal Executive Officer) and Director	December 18, 2025
David W. Freeman

/s/ Jeffrey Lehocky	Executive Vice President and Chief Financial	December 18, 2025
Jeffrey Lehocky	Officer (Principal Financial Officer)

/s/ Mary E. Liddle	Senior Vice President, Chief Accounting Officer	December 18, 2025
Mary E. Liddle	(Principal Accounting Officer)

/s/ Randy S. Bimes	Director, Chairman	December 18, 2025
Randy S. Bimes

/s/ Autumn R. Bayles	Director	December 18, 2025
Autumn R. Bayles

/s/ Laurie A. Bergman	Director	December 18, 2025
Laurie A. Bergman

/s/ Kenneth F. Brown, Jr.	Director	December 18, 2025
Kenneth F. Brown, Jr.

/s/ Gerald E. Gorski	Director	December 18, 2025
Gerald E. Gorski

/s/ Jennifer L. Mann	Director	December 18, 2025
Jennifer L. Mann

/s/ Ranajoy Ray-Chaudhuri	Director	December 18, 2025
Ranajoy Ray-Chaudhuri

/s/ W. Randall Stauffer	Director	December 18, 2025
W. Randall Stauffer

/s/ Scott R. Stevenson	Director	December 18, 2025
Scott R. Stevenson